   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1998

                                                      REGISTRATION NO. 333-43415
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            LASER POWER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          3827                         95-3423358
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                             12777 HIGH BLUFF DRIVE
                              SAN DIEGO, CA 92130
                                 (619) 755-0700
          (ADDRESS, TELEPHONE NUMBER, OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            GLENN H. SHERMAN, PH.D.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            LASER POWER CORPORATION
                             12777 HIGH BLUFF DRIVE
                              SAN DIEGO, CA 92130
                                 (619) 755-0700
             (NAME, ADDRESS, TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             D. BRADLEY PECK, ESQ.                             MARK R. HIGH, ESQ.
         ALEXANDER A. FITZPATRICK, ESQ.                      DICKINSON WRIGHT PLLC
              ADAM C. LENAIN, ESQ.                      500 WOODWARD AVENUE, SUITE 4000
               COOLEY GODWARD LLP                            DETROIT, MI 48226-3425
        4365 EXECUTIVE DRIVE, SUITE 1100                         (313) 223-3500
              SAN DIEGO, CA 92121
                 (619) 550-6000

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and after the effective time of the proposed Merger described in this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                                      PROPOSED MAXIMUM
                                                     PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF                AMOUNT TO BE    OFFERING PRICE      OFFERING       REGISTRATION
SECURITIES TO BE REGISTERED          REGISTERED(1)     PER SHARE(2)        PRICE             FEE
-------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.....    2,805,588          $1.37          $3,843,656       $1,134(3)
=======================================================================================================

(1) Based on an estimate of the maximum number of shares of Registrant's Common Stock, including shares issuable upon exercise of options, which may be issued to the securityholders of EMI Acquisition Corp. ("EMI") pursuant to the merger described herein, as determined in accordance with the procedures described in the Agreement and Plan of Reorganization, as amended, which is attached hereto as Appendix A and in the Prospectus/Joint Proxy Statement. For purposes of adjusting the "Exchange Ratio," it was assumed that the "Average Price Per Share" of the Registrant's Common Stock will be $4.50.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, on the basis of a book value per share of $3.39 of EMI Common Stock (1,066,332 shares) on September 30, 1997, divided by an applicable multiple of 2.468133 to determine an equivalent share price.

(3) The registration fee has been paid in full prior to this Amendment.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                            LASER POWER CORPORATION
                             12777 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                               FEBRUARY 13, 1998

Dear Fellow Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Laser Power Corporation, a Delaware corporation ("Laser Power"), which will be held on February 26, 1998 at 9:00 o'clock a.m., local time, at Laser Power's offices at 12777 High Bluff Drive, San Diego, California.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Reorganization, dated December 23, 1997, as amended February 9, 1998 (the "Merger Agreement"), among Laser Power, LPC Acquisition Subsidiary, Inc., a newly formed, wholly owned California subsidiary of Laser Power ("Laser Power Sub"), EMI Acquisition Corp., a California corporation ("EMI"), and certain shareholders of EMI and (ii) approve the merger (the "Merger") of Laser Power Sub with and into EMI, pursuant to which, among other things, Laser Power Sub will cease to exist and EMI will survive as a wholly owned subsidiary of Laser Power (collectively, the "Merger Proposal"). As a result of the Merger, each outstanding share of EMI Common Stock (other than any shares of Common Stock owned by Laser Power, EMI, Laser Power Sub or any direct or indirect wholly owned subsidiary of Laser Power or
EMI) will be converted into the right to receive 1.8511 shares of Laser Power Common Stock (the "Exchange Ratio"), subject to adjustment as described in the Prospectus/Joint Proxy Statement. In addition, as a result of the Merger, options to acquire Laser Power Common Stock will be substituted for outstanding options to acquire EMI Common Stock, based upon the Exchange Ratio), as adjusted. If the requisite approval of the stockholders of Laser Power and the shareholders of EMI is received and other conditions to the Merger are satisfied or waived, the Merger is expected to be consummated on or before February 27, 1998.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders and a Prospectus/Joint Proxy Statement relating to the actions to be taken by Laser Power stockholders at the Special Meeting. The Prospectus/Joint Proxy Statement more fully describes the proposed Merger and the other proposals submitted hereby and includes information about Laser Power and EMI. I urge you to read the Prospectus/Joint Proxy Statement carefully.

     After careful consideration, your Board of Directors has unanimously approved the Merger Agreement and the transactions provided for therein and has concluded that these proposals are in the best interests of Laser Power and its stockholders. In addition, in connection with its approval of the proposed Merger, the Board of Directors has received a written opinion from its financial advisor, Fredericks, Shields & Co. LLC ("FSC"), to the effect that the Exchange Ratio is fair, from a financial point of view, to the stockholders of Laser Power. A copy of FSC's written opinion, which sets forth a description of the assumptions made, matters considered and limits of FSC's review, is attached to the accompanying Prospectus/Joint Proxy Statement as Appendix B, and Laser Power stockholders are urged to read carefully the opinion in its entirety. Your Board of Directors has unanimously recommended that the stockholders of Laser Power approve the Merger Proposal.

     Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Laser Power Common Stock.

     I urge you to vote FOR approval of the Merger Proposal. On behalf of your Board of Directors, thank you for your support.

                                          Sincerely,

                                          /s/ GLENN H. SHERMAN
                                          Glenn H. Sherman
                                          Chairman of the Board
                                          and Chief Executive Officer

                            LASER POWER CORPORATION
                             12777 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 26, 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Laser Power Corporation, a Delaware corporation ("Laser Power"), will be held on February 26, 1998 at 9:00 o'clock a.m., local time, at Laser Power's offices at 12777 High Bluff Drive, San Diego, California.

     The special meeting is for the following purposes:

          1. To consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Reorganization, dated December 23, 1997, as amended February 9, 1998 (the "Merger Agreement"), among Laser Power, LPC Acquisition Subsidiary, Inc., a newly formed, wholly owned California subsidiary of Laser Power ("Laser Power Sub"), EMI Acquisition Corp., a California corporation ("EMI") and certain shareholders of EMI and (ii) approve the merger of Laser Power Sub with and into EMI, pursuant to which, among other things, Laser Power Sub will cease to exist and EMI will survive as a wholly owned subsidiary of Laser Power (the "Merger"). As a result of the Merger, each outstanding share of EMI Common Stock (other than any shares of EMI Common Stock owned by Laser Power, EMI, Laser Power Sub or any direct or indirect wholly owned subsidiary of Laser Power or
     EMI) will be converted into the right to receive 1.8511 shares of Laser Power Common Stock (the "Exchange Ratio"), subject to adjustment as described in the Prospectus/Joint Proxy Statement. In addition, as a result of the Merger, options to acquire Laser Power Common Stock will be substituted for outstanding options to acquire EMI Common Stock, based upon the Exchange Ratio, as adjusted

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Prospectus/Joint Proxy Statement accompanying this Notice.

     THE BOARD OF DIRECTORS OF LASER POWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS DESCRIBED ABOVE.

     Only holders of record of Laser Power Common Stock at the close of business on January 30, 1998 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ PAUL P. WICKMAN, JR.

                                          Paul P. Wickman, Jr.
                                          Senior Vice President, Chief
                                          Financial Officer and Secretary

San Diego, California
February 13, 1998

                             EMI ACQUISITION CORP.
                               36570 BRIGGS ROAD
                        MURRIETA, CALIFORNIA 92563-2347

                               FEBRUARY 13, 1998

Dear Fellow Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of EMI Acquisition Corp., a California corporation ("EMI"), which will be held on February 26, 1998 at 8:30 a.m., local time, at EMI's offices at 36570 Briggs Road, Murrieta, California.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Reorganization, dated December 23, 1997, as amended February 9, 1998 (the "Merger Agreement"), among EMI, Laser Power Corporation, a Delaware corporation ("Laser Power"), LPC Acquisition Subsidiary, Inc., a newly formed, wholly owned California subsidiary of Laser Power ("Laser Power Sub") and certain shareholders of EMI and (ii) approve the merger (the "Merger") of Laser Power Sub with and into EMI, pursuant to which, among other things, Laser Power Sub will cease to exist and EMI will survive as a wholly owned subsidiary of Laser Power (collectively, the "Merger Proposal"). As a result of the Merger, each outstanding share of EMI Common Stock (other than any shares of EMI Common Stock owned by Laser Power, EMI, Laser Power Sub or any direct or indirect wholly owned subsidiary of Laser Power or EMI) will be converted into the right to receive 1.8511 shares of Laser Power Common Stock (the "Exchange Ratio"), subject to adjustment as described in the Prospectus/Joint Proxy Statement. In addition, as a result of the Merger, options to acquire Laser Power Common Stock will be substituted for outstanding options to acquire EMI Common Stock, based upon the Exchange Ratio, as adjusted. If the requisite approval of the stockholders of Laser Power and the shareholders of EMI is received and other conditions to the Merger are satisfied or waived, the Merger is expected to be consummated on or before February 27, 1998.

     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING PROSPECTUS/JOINT PROXY STATEMENT AND THE APPENDICES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.

     The Board of Directors of EMI has carefully considered the terms and conditions of the proposed Merger.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, EMI AND THE EMI SHAREHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT EMI SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of EMI Common Stock. Certain executive officers and directors of EMI owning in the aggregate approximately 45.4% of the outstanding EMI Common Stock have each agreed to vote or direct the vote of all EMI Common Stock over which they have voting power or control in favor of the Merger Agreement and the Merger.

     In view of the importance of the action to be taken at this Special Meeting of EMI shareholders, we urge you to review carefully the accompanying Notice of Special Meeting of Shareholders and the Prospectus/ Joint Proxy Statement, including the appendices thereto, which also include information on Laser Power and EMI. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                          Sincerely,

                                          /s/ DICK SHARMAN

                                          Dick Sharman
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                             EMI ACQUISITION CORP.
                               36570 BRIGGS ROAD
                        MURRIETA, CALIFORNIA 92563-2347

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 26, 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of EMI Acquisition Corp., a California corporation ("EMI"), will be held on February 26, 1998, at 8:30 a.m., local time, at EMI's offices at 36570 Briggs Road, Murrieta, California.

     The Special Meeting is for the following purposes:

          1. To consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Reorganization dated December 23, 1997, as amended February 9, 1998 (the "Merger Agreement"), among EMI, Laser Power Corporation, a Delaware corporation ("Laser Power"), LPC Acquisition Subsidiary, Inc., a newly formed, wholly owned California subsidiary of Laser Power ("Laser Power Sub") and certain shareholders of EMI and (ii) approve the merger of Laser Power Sub with and into EMI (the "Merger"), pursuant to which, among other things, Laser Power Sub will cease to exist and EMI will survive as a wholly owned subsidiary of Laser Power. As a result of the Merger, each outstanding share of EMI Common Stock (other than shares of EMI Common Stock owned by Laser Power, EMI, Laser Power Sub or any direct or indirect wholly owned subsidiary of Laser Power or EMI) will be converted into the right to receive 1.8511 shares of Laser Power Common Stock (the "Exchange Ratio"), subject to adjustment as described in the Prospectus/Joint Proxy Statement. In addition, as a result of the Merger, options to acquire Laser Power Common Stock will be substituted for options to acquire EMI Common Stock, based upon the Exchange Ratio, as adjusted.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Prospectus/Joint Proxy Statement accompanying this Notice.

     Holders of EMI Common Stock may be entitled to dissenters' rights with respect to the proposed Merger by complying with Chapter 13 of the California General Corporation Law (the "California Law"). See "The Merger and Related Transactions -- Dissenters' Rights of EMI Shareholders" and Appendix C to this Prospectus/Joint Proxy Statement which sets forth Chapter 13 of the California Law.

     THE BOARD OF DIRECTORS OF EMI UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS DESCRIBED ABOVE.

     Only the holders of record of EMI Common Stock at the close of business on January 30, 1998 are entitled to notice of, and will be entitled to vote at, the Special Meeting or at any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ PILAR P. GARCIA
                                          Pilar P. Garcia
                                          Secretary
Murrieta, California
February 13, 1998

Prospectus


                                2,805,588 Shares


                            LASER POWER CORPORATION

                                   PROSPECTUS
                                  Common Stock
                            ------------------------


                            LASER POWER CORPORATION

                                      AND
                             EMI ACQUISITION CORP.
                             JOINT PROXY STATEMENT


     On February 6, 1998, the last sale price of the Common Stock as reported by the Nasdaq National Market was $5.375 per share. See "Market Price Data." Laser Power Common Stock is listed on the Nasdaq National Market under the symbol "LPWR."


     This Prospectus/Joint Proxy Statement is being furnished to the stockholders of Laser Power Corporation, a Delaware corporation ("Laser Power"), on behalf of the Laser Power Board of Directors (the "Laser Power Board") for use at the Special Meeting of Stockholders of Laser Power to be held on February 26, 1998 at 9:00 o'clock a.m., local time, at Laser Power's offices at 12777 High Bluff Drive, San Diego, California, and at any adjournments or postponements thereof (the "Laser Power Meeting").

     This Prospectus/Joint Proxy Statement is also being furnished to the shareholders of EMI Acquisition Corp., a California corporation ("EMI"), on behalf of the EMI Board of Directors (the "EMI Board") for use at the Special Meeting of Shareholders of EMI to be held on February 26, 1998 at 8:30 a.m., local time, at EMI's offices at 36570 Briggs Road, Murrieta, California, and at any adjournments or postponements thereof (the "EMI Meeting").
                            ------------------------

     THE SHARES OF LASER POWER COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON HAS BEEN AUTHORIZED BY LASER POWER OR EMI TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LASER POWER, EMI OR ANY OTHER PERSON. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/JOINT PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                                                        (continued on next page)
                            ------------------------


    THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT IS FEBRUARY 13, 1998.

(Continued from Cover)

     The Laser Power Meeting and the EMI Meeting are being called in connection with the proposed merger of LPC Acquisition Subsidiary, Inc., a newly formed, wholly owned California subsidiary of Laser Power ("Laser Power Sub"), with and into EMI (the "Merger"), pursuant to an Agreement and Plan of Reorganization, dated December 23, 1997, as amended February 9, 1998 (the "Merger Agreement") among Laser Power, Laser Power Sub, EMI and certain shareholders of EMI. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (i) Laser Power Sub will cease to exist and EMI will survive as a wholly owned subsidiary of Laser Power, and (ii) each outstanding share of EMI Common Stock will be converted into the right to receive 1.8511 shares of Laser Power Common Stock (the "Exchange Ratio"), subject to adjustment as described herein. In addition, as a result of the Merger, options to acquire Laser Power Common Stock will be substituted for outstanding options to acquire EMI Common Stock, based upon the Exchange Ratio, as adjusted. In the event that the average closing price per share of Laser Power Common Stock for each of the three trading days immediately preceding the trading day two days immediately prior to the date of the Laser Power Meeting (the "Average Price Per Share") is less than $6.00 per share, then the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a fraction the numerator of which shall be equal to $6.00 and the denominator of which shall be the Average Price Per Share (the "Exchange Ratio Adjustment"). Such an Exchange Ratio Adjustment will result in an increased amount of Laser Power Common Stock to be issued to each EMI shareholder in the Merger. Stockholders of Laser Power and shareholders of EMI are encouraged to obtain current market quotations for Laser Power Common Stock prior to their respective Special Meetings. The closing price of Laser Power Common Stock on February 6, 1998 was $5.375. See "The Merger and Related Transactions -- Exchange Ratio Adjustment."

     Holders of EMI Common Stock may be entitled to dissenters' rights with respect to the proposed Merger by complying with Chapter 13 of the California General Corporation Law (the "California Law"). See "The Merger and Related Transactions -- Dissenters' Rights of EMI Shareholders" and Appendix C to this Prospectus/Joint Proxy Statement which sets forth Chapter 13 of the California Law.

     This Prospectus/Joint Proxy Statement also constitutes the Prospectus of Laser Power with respect to the shares of Laser Power Common Stock to be issued in the Merger in exchange for outstanding shares of EMI Common Stock. Based upon the capitalization of EMI as of the close of business on the Record Date and on an adjusted Exchange Ratio of 2.066344 (assuming an Average Price Per Share of $5.375), an aggregate of approximately 2,256,199 shares of Laser Power Common Stock (the "Merger Consideration") will be issued in the Merger, and Laser Power will substitute options to acquire approximately 92,665 additional shares of Laser Power Common Stock for outstanding options to purchase EMI Common Stock.

     If the requisite approvals of the stockholders of Laser Power and the shareholders of EMI are received and other conditions to the Merger are satisfied or waived, the Merger is expected to be consummated on or before February 27, 1998 (the "Closing").

     All information contained or incorporated by reference in this Prospectus/Joint Proxy Statement relating to Laser Power or Laser Power Sub has been supplied by Laser Power, and all information contained in this Prospectus/Joint Proxy Statement relating to EMI and its wholly owned subsidiaries, Exotic Materials, Inc., a California corporation ("Exotic"), and EMI International, Inc., a U.S. Virgin Islands corporation ("EMII"), has been supplied by EMI.

     This Prospectus/Joint Proxy Statement is first being mailed to stockholders of Laser Power and shareholders of EMI on or about February 13, 1998.


     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROSPECTUS/JOINT PROXY STATEMENT. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS OF LASER POWER AND SHAREHOLDERS OF EMI ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROSPECTUS/JOINT PROXY STATEMENT IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS," BEGINNING ON PAGE 19.


                            ------------------------

                             AVAILABLE INFORMATION

     Laser Power is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

     Under the rules and regulations of the Commission, the solicitation of proxies from shareholders of EMI to approve the Merger constitutes an offering of the Laser Power Common Stock to be issued in connection with the Merger. Accordingly, Laser Power has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering (as amended from time to time, the "Registration Statement"). This Prospectus/Joint Proxy Statement constitutes the prospectus of Laser Power that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Prospectus/Joint Proxy Statement in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

     Statements made in this Prospectus/Joint Proxy Statement concerning the contents of any contract or other document accurately describe the material provisions of such contract or other document but are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    3
SUMMARY...............................................................................    5
RISK FACTORS..........................................................................   19
THE LASER POWER MEETING...............................................................   27
THE EMI MEETING.......................................................................   29
THE MERGER AND RELATED TRANSACTIONS...................................................   30
  Effects of the Merger...............................................................   30
  Background of the Merger............................................................   32
  Reasons for the Merger..............................................................   32
  Laser Power Board Recommendation....................................................   34
  EMI Board Recommendation............................................................   34
  Opinion of Fredericks, Shields & Co. LLC............................................   34
  Merger Agreement....................................................................   37
  Related Agreements; Interests of Certain Persons in the Merger......................   40
  Regulatory Matters..................................................................   41
  Certain Federal Income Tax Matters..................................................   41
  Accounting Treatment................................................................   43
  Dissenters' Rights of EMI Shareholders..............................................   43
  Merger Expenses and Fees and Other Costs............................................   44
  Affiliates' Restrictions on Sale of Laser Power Common Stock........................   45
  Treatment of Employee Equity Benefit Plans..........................................   45
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..........................   46
LASER POWER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   50
LASER POWER BUSINESS..................................................................   55
LASER POWER MANAGEMENT................................................................   66
LASER POWER PRINCIPAL STOCKHOLDERS....................................................   75
EMI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   78
EMI BUSINESS..........................................................................   81
EMI MANAGEMENT........................................................................   82
EMI PRINCIPAL SHAREHOLDERS............................................................   84
DESCRIPTION OF LASER POWER CAPITAL STOCK..............................................   85
COMPARISON OF RIGHTS OF LASER POWER STOCKHOLDERS AND EMI SHAREHOLDERS.................   87
EXPERTS...............................................................................   94
LEGAL MATTERS.........................................................................   94
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1


THE FOLLOWING APPENDICES ALSO CONSTITUTE PART OF THIS PROSPECTUS/JOINT PROXY
STATEMENT:

A -- Agreement and Plan of Reorganization, as amended

B -- Opinion of Fredericks, Shields & Co., LLC, as amended

C -- Chapter 13 of the California General Corporation Law

     This Prospectus/Joint Proxy Statement contains registered trademarks and trademarks of Laser Power, EMI and other companies.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus/Joint Proxy Statement. The summary does not contain a complete description of the terms of the Merger and is qualified in its entirety by reference to the full text of this Prospectus/Joint Proxy Statement and the Appendices hereto. Stockholders of Laser Power and shareholders of EMI are urged to read this Prospectus/Joint Proxy Statement and the Appendices in their entirety.

     Except for the historical information contained herein, the discussion in this Prospectus/Joint Proxy Statement contains forward-looking statements that involve risks and uncertainties. Laser Power's, EMI's and the combined company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors" and elsewhere in this Prospectus/Joint Proxy Statement and in the information and documents annexed hereto or incorporated herein by reference.

GENERAL

     This Prospectus/Joint Proxy Statement is being provided to stockholders of Laser Power and shareholders of EMI in connection with the proposed Merger of Laser Power Sub with and into EMI, pursuant to which Laser Power Sub will cease to exist and EMI will survive the Merger as a wholly owned subsidiary of Laser Power. The Merger will be effected pursuant to the Merger Agreement, a copy of which is attached hereto as Appendix A.

THE PARTIES

  Laser Power

     Laser Power designs, manufactures and markets high performance lasers and laser optics for industrial, medical and military applications. Laser Power was incorporated in California in August 1979 and reincorporated in Delaware in July 1983. Unless otherwise indicated, "Laser Power" refers to Laser Power Corporation, a Delaware corporation, and its subsidiaries. Laser Power's executive offices are located at 12777 High Bluff Drive, San Diego, California 92130. Its telephone number is (619) 755-0700. See "Laser Power Business" for a more detailed description of Laser Power's business. See "Risk Factors" for a discussion of the risks associated with the ownership of Laser Power Common Stock, including risks related to the Merger.

  Laser Power Sub

     Laser Power Sub was incorporated in California in November 1997 for the sole purpose of effecting the Merger. It is a wholly owned subsidiary of Laser Power and has no material assets or liabilities and has not engaged in any activities except in connection with the proposed Merger. Laser Power Sub's executive offices are located at 12777 High Bluff Drive, San Diego, California 92130. Its telephone number is (619) 755-0700.

  EMI

     EMI, through its operating subsidiary Exotic Materials, Inc. (doing business as Exotic Electro-Optics), designs and manufactures a wide variety of infrared window assemblies, missile domes and other optical elements primarily for the defense market. EMI was incorporated in California in June 1993. EMI's executive offices are located at 36570 Briggs Road, Murrieta, California. Its telephone number is (909) 926-2994. See "EMI Business" for a more detailed description of EMI's business.

MEETINGS OF LASER POWER STOCKHOLDERS AND EMI SHAREHOLDERS

  Date, Time and Place

     The Laser Power Meeting will be held on February 26, 1998 at 9:00 o'clock a.m., local time, at Laser Power's offices at 12777 High Bluff Drive, San Diego, California.

     The EMI Meeting will be held on February 26, 1998 at 8:30 a.m., local time, at EMI's offices at 36570 Briggs Road, Murrieta, California.

  Purposes of the Meetings

     Laser Power Meeting. At the Laser Power Meeting, stockholders of Laser Power will be asked to consider and vote upon proposals to (i) approve and adopt the Merger Agreement, a copy of which is attached hereto as Appendix A and (ii) approve the Merger (collectively referred to herein as the "Merger Proposal").

     EMI Meeting. At the EMI Meeting, shareholders of EMI will be asked to consider and vote upon the Merger Proposal.

  Record Date; Shares Entitled to Vote

     Laser Power. Only holders of record of Laser Power Common Stock at the close of business on January 30, 1998 (the "Laser Power Record Date") are entitled to notice of and to vote at the Laser Power Meeting. At the close of business on the Laser Power Record Date, there were outstanding and entitled to vote 6,101,854 shares of Laser Power Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the Laser Power Meeting.

     EMI. Only holders of record of EMI Common Stock at the close of business on January 30, 1998 (the "EMI Record Date;" the Laser Power Record Date and the EMI Record Date are sometimes referred to herein as the "Record Date") are entitled to notice of and to vote at the EMI Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 1,091,880 shares of EMI Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the EMI Meeting.

  Vote Required

     Laser Power. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Laser Power Common Stock outstanding on the Record Date and entitled to vote on the Merger Proposal. As a group, all executive officers and directors of Laser Power and their respective affiliates beneficially owned 2,917,185 shares, or approximately 47.8%, of the Laser Power Common Stock outstanding as of the Record Date.

     EMI. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of EMI Common Stock outstanding on the Record Date and entitled to vote on the Merger Proposal. As a group, all executive officers and directors of EMI and their respective affiliates beneficially owned 495,670 shares, or approximately 45.4%, of the EMI Common Stock outstanding as of the Record Date. Each of the executive officers and directors of EMI has agreed to vote or direct the vote of all EMI Common Stock over which they have voting power or control in favor of the Merger Agreement and the Merger. See "The Merger and Related Transactions -- Merger Agreement."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     The Laser Power Board. The Laser Power Board has approved the Merger Agreement and the Merger and has determined that the Merger is in the best interests of Laser Power and its stockholders. The Laser Power Board has unanimously recommended approval of the Merger Proposal by the Laser Power stockholders. The primary factors considered and relied upon by the Laser Power Board in reaching its recommendation are described below under "The Merger and Related Transactions -- Reasons for the Merger."

     The EMI Board. The EMI Board has approved the Merger Agreement and the Merger and has determined that the Merger is in the best interests of EMI and its shareholders. The EMI Board has unanimously recommended approval of the Merger Proposal by the EMI shareholders. The primary factors considered and relied upon by the EMI Board in reaching its recommendation are described below under "The Merger and Related Transactions -- Reasons for the Merger."

RISK FACTORS

     See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the businesses of Laser Power and EMI.

OPINION OF LASER POWER'S FINANCIAL ADVISOR

     Fredericks, Shields & Co. LLC ("FSC") has acted as financial advisor to Laser Power in connection with the Merger. As part of its role as financial advisor to Laser Power, FSC was engaged to render its opinion as to the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of Laser Power. The full text of the opinion of FSC, which sets forth the assumptions made, matters considered and limitations on the review undertaken by FSC, is attached as Appendix B to this Prospectus/Joint Proxy Statement. Laser Power stockholders are urged to read the opinion in its entirety. See "The Merger and Related Transactions -- Opinion of Fredericks, Shields & Co. LLC."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the EMI Board with respect to the Merger Proposal, holders of EMI Common Stock should be aware that members of the EMI Board and the executive officers of EMI have certain interests in the Merger that are in addition to the interests of the holders of EMI Common Stock generally. In particular, certain employees of EMI will enter into noncompetition agreements with Laser Power, and as a condition to consummation of the Merger, Dick Sharman and Robert P. Perkins will be elected as directors of Laser Power. The members of the EMI Board, including the outside directors, were aware of these interests and took such interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in the Merger," "-- Background of the Merger," and "-- Merger Agreement."

REGULATORY MATTERS

     Other than compliance with the federal securities laws and applicable securities and "blue sky" laws of the various states, Laser Power and EMI are not aware of any governmental or regulatory approvals required for consummation of the Merger.

CERTAIN FEDERAL INCOME TAX MATTERS

     The Merger is expected to be a tax-free reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that no gain or loss will be recognized by the EMI shareholders on the exchange of EMI Common Stock for Laser Power Common Stock, except to the extent that EMI shareholders receive cash in lieu of fractional shares or for exercising dissenters' rights. Neither EMI nor Laser Power will obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. As a condition to each of Laser Power's and EMI's obligations to consummate the Merger, Laser Power and EMI will receive an opinion at the Closing from their respective legal counsel to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes. EMI shareholders and Laser Power stockholders are urged to consult their own tax advisors regarding the tax consequences of the Merger. See "The Merger and Related Transactions -- Certain Federal Income Tax Matters."

ACCOUNTING TREATMENT

     The Merger is intended to be treated as a pooling-of-interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt by Laser Power of letters from Laser Power's independent auditors and from EMI's independent auditors dated the date of the closing of the Merger to the effect that pooling-of-interests accounting for the Merger is appropriate. See "The Merger and Related Transactions -- Accounting Treatment" and "-- Merger Agreement -- Conditions to the Merger."

DISSENTERS' RIGHTS OF EMI SHAREHOLDERS

     If the Merger Agreement is approved by the required vote of EMI shareholders and is not abandoned or terminated, the holders of EMI Common Stock may be entitled to exercise dissenters' rights, pursuant to Chapter 13 of the California Law, a copy of which is attached hereto as Appendix C, with respect to shares voted in opposition to the Merger. IF FIVE PERCENT (5%) OR MORE OF THE OUTSTANDING SHARES OF EMI COMMON STOCK BECOME OR HAVE THE RIGHT TO BECOME ENTITLED TO EXERCISE DISSENTERS' RIGHTS, THEN LASER POWER WILL NOT BE OBLIGATED TO CONSUMMATE THE MERGER. See "The Merger and Related
Transactions -- Dissenters' Rights of EMI Shareholders."

NO APPRAISAL RIGHTS OF LASER POWER STOCKHOLDERS

     The stockholders of Laser Power are not entitled to appraisal rights in connection with the Merger under the Delaware General Corporation Law (the "Delaware Law").

THE MERGER


     Terms of the Merger; Exchange Ratio. As a result of the Merger, EMI will become a wholly owned subsidiary of Laser Power and each outstanding share of EMI Common Stock (other than any shares of EMI Common Stock owned by Laser Power, EMI, Laser Power Sub or any direct or indirect wholly owned subsidiary of Laser Power or EMI) will be converted into the right to receive 1.8511 shares of Laser Power Common Stock (the "Exchange Ratio"), subject to adjustment as described herein. Based on an assumed Average Price Per Share, as defined herein, of $5.375 (the closing price per share of Laser Power Common Stock on February 6, 1998) the dollar value per share of EMI Common Stock would be approximately $11.11. Cash will be paid in lieu of issuing fractional shares. In the event that the average closing price per share of Laser Power Common Stock for each of the three trading days immediately preceding the trading day two days immediately prior to the date of the Laser Power Meeting (the "Average Price Per Share") is less than $6.00 per share, then the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a fraction the numerator of which shall be $6.00 and the denominator of which shall be the Average Price Per Share (the "Exchange Ratio Adjustment"). Such an Exchange Ratio Adjustment will result in an increased amount of Laser Power Common Stock to be issued to each EMI shareholder in the Merger. Stockholders of Laser Power and shareholders of EMI are encouraged to obtain current market quotations for Laser Power Common Stock prior to their respective Special Meetings. See "The Merger and Related Transactions -- Exchange Ratio Adjustment."


     Based upon the capitalization of EMI as of the close of business on the Record Date and on an adjusted Exchange Ratio of 2.066344 (assuming an Average Price Per Share of $5.375), an aggregate of approximately 2,256,199 shares of Laser Power Common Stock (the "Merger Consideration") will be issued in the Merger, and Laser Power will substitute options to acquire approximately 92,665 additional shares of Laser Power Common Stock for outstanding options to acquire EMI Common Stock. In no event will shareholders of EMI receive less than approximately 2,021,178 shares of Laser Power Common Stock and options to purchase approximately 82,996 shares of Laser Power Common Stock in the Merger. See "The Merger and Related Transactions -- Effects of the Merger -- Conversion of Shares."

     Other Effects of the Merger. The Merger will be consummated promptly after the approval by the Laser Power stockholders and the EMI shareholders of the Merger Proposal and the satisfaction or waiver of the other conditions to consummation of the Merger (the "Closing Date"). The Merger will become effective on the date that a certificate of merger is duly filed with the California Secretary of State (the "Effective Time"). At the Effective Time, Laser Power Sub will merge with and into EMI, with the result that EMI will be the surviving corporation in the Merger and a wholly owned subsidiary of Laser Power (the "Surviving Subsidiary"). The shareholders of EMI will become stockholders of Laser Power (as described below), and their rights will be governed by Laser Power's Restated Certificate of Incorporation (the "Laser Power Certificate"), the Bylaws of Laser Power (the "Laser Power Bylaws") and the Delaware Law. See "The

Merger and Related Transactions -- Effects of the Merger" and "Comparison of Rights of Laser Power Stockholders and EMI Shareholders."

     Exchange of EMI Stock Certificates. Promptly after the Effective Time, Laser Power, acting through American Securities Transfer & Trust, Inc. as its exchange agent (the "Exchange Agent"), will deliver to each EMI shareholder of record, as of the Effective Time, a letter of transmittal with instructions to be used in surrendering the certificates which represented shares of EMI Common Stock in exchange for certificates representing shares of Laser Power Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF EMI COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT, AND THEN ONLY IN ACCORDANCE WITH THE TERMS OF SUCH LETTER OF TRANSMITTAL. See "The Merger and Related Transactions -- Effects of the Merger -- Conversion of Shares."

     EMI Options; Stock Purchase Plan. At the Effective Time, Laser Power will substitute an option (a "Laser Power Exchange Option") to purchase that number of shares of Laser Power Common Stock equal to the number of shares of EMI Common Stock issuable immediately prior to the Effective Time upon exercise of each unexpired and unexercised option under stock option plans in effect on the date of the Merger Agreement which has been granted to current or former directors, officers, employees, consultants or independent contractors of EMI by EMI (each, an "EMI Option") (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, as adjusted by the Exchange Ratio Adjustment, with an exercise price per share equal to the exercise price per share which existed under the corresponding EMI Option divided by the Exchange Ratio, as adjusted by the Exchange Ratio Adjustment. As of the Record Date, 44,845 shares of EMI Common Stock were issuable upon the exercise of outstanding EMI Options, which options will be substituted by Laser Power Exchange Options to acquire approximately 92,665 shares of Laser Power Common Stock at the Effective Time based on an adjusted exchange ratio of 2.066344 (assuming an Average Price Per Share of $5.375). The weighted average exercise price per share of all EMI Options outstanding as of the Record Date is approximately $1.79 per share. Following the Merger the weighted average exercise price per share of all Laser Power Exchange Options, assuming an adjusted exchange ratio of 2.066344, will be approximately $.87 per share. The unvested portion of each EMI Option will continue to vest as a Laser Power Exchange Option upon the same schedule as the corresponding EMI Option. To the extent any EMI Options are exercised from the date of the Merger Agreement to the Effective Time, the issued EMI Common Stock will be converted at the Exchange Ratio, as adjusted by the Exchange Ratio Adjustment.

     Immediately prior to the Effective Time, EMI will terminate the EMI Employee Stock Purchase Plan. On or prior to the Record Date, all amounts that had been withheld but not yet applied to purchase shares of EMI Common Stock pursuant to such plan were applied to purchase the number of shares of EMI Common Stock available under the Employee Stock Purchase Plan, and such shares (together with cash in lieu of fractional shares) were distributed to the participating employees pursuant to the terms of such plan.

     Promptly, and in any event within 30 days, following the Effective Time, Laser Power will file on Form S-8 a post-effective amendment to the Registration Statement to register shares of Laser Power Common Stock issuable as a result of the exercise of Laser Power Exchange Options. See "The Merger and Related Transactions -- Treatment of Employee Equity Benefit Plans."

     Stock Ownership Following the Merger. Based upon the capitalization of EMI as of the close of business on the Record Date and an adjusted exchange ratio of
2.066344 (assuming an Average Price Per Share of $5.375), an aggregate of approximately 2,256,199 shares of Laser Power Common Stock will be issued to EMI shareholders in the Merger and Laser Power will substitute options to acquire up to approximately 92,665 additional shares of Laser Power Common Stock for outstanding options to acquire EMI Common Stock. Based upon the number of shares of Laser Power Common Stock issued and outstanding as of the Record Date, and after giving effect to the issuance of Laser Power Common Stock as described in the previous sentence and the exercise of all options to purchase EMI Common Stock assumed by Laser Power, the former holders of EMI Common Stock and options to purchase EMI Common Stock would hold, and have voting power with respect to, approximately 27.8% of Laser Power's total issued and outstanding shares assuming exercise of all Laser Power options substituted for EMI options in the Merger. The foregoing numbers of shares and percentages are subject to change to reflect any changes in the capitalization of either Laser Power or EMI, or the change of the Average Price Per Share of Laser Power Common Stock, subsequent to the dates indicated and prior to the Effective Time. There can be no assurance as to the actual capitalization of Laser Power or EMI as of the Effective Time or of Laser Power at any time following the Effective Time, nor can there be any assurance as to the actual price per share of Laser Power Common Stock prior to or at the Effective Time of the Merger or of Laser Power Common Stock at any time following the Effective Time of the Merger.


     Board of Directors; Management Following the Merger. There will be no change in the current Laser Power Board and officers of Laser Power as a result of the Merger, except that Dick Sharman, the current Chairman of the Board, President and Chief Executive Officer of EMI, and Robert P. Perkins, the current Chief Financial Officer of EMI, will each become a director of Laser Power, as a condition to the Closing. At the Effective Time, the officers of EMI (as the Surviving Subsidiary) will be Glenn H. Sherman and Paul P. Wickman, Jr., and the sole director of EMI will be Glenn H. Sherman. See "The Merger and Related Transactions -- Effects of the Merger."


     Covenants. Pursuant to the Merger Agreement, EMI has agreed (on behalf of itself and each of its direct and indirect majority-owned subsidiaries) that, until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, subject to certain exceptions, and except to the extent that Laser Power consents in writing, each will conduct its business and operations in the ordinary course and in accordance with past practices and in compliance with all applicable laws and regulations and the requirements of all applicable material contracts; preserve intact its current business organization; keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and others with which it has business relationships; use all reasonable efforts to keep in full force all of its existing insurance policies; and provide all material notices, assurances and support required by any material contract to which it is a party. In addition, subject to certain exceptions, EMI has agreed that, without the prior written consent of Laser Power, it will not perform or engage in certain activities in the conduct of its business and the businesses of its subsidiaries. See "The Merger and Related Transactions -- Merger Agreement -- Representations and Covenants."

     No Solicitation. Pursuant to the Merger Agreement, EMI has agreed that it will not (i) solicit any alternate acquisition proposal, (ii) participate in any discussions or negotiations with any other parties with respect to an alternate acquisition proposal, or (iii) provide any non-public information concerning EMI to any other parties in connection with any alternate acquisition proposal. See "The Merger and Related Transactions -- Merger Agreement -- No Solicitation; Break-Up Fee."

     Conditions to the Merger. Consummation of the Merger is subject to certain conditions, including (i) declaration by the Commission of the effectiveness of the Registration Statement, (ii) approval of the Merger Proposal by the Laser Power stockholders and the EMI shareholders, (iii) absence of any material legal proceeding relating to the Merger, (iv) receipt by Laser Power and EMI of legal opinions that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, (v) receipt by Laser Power of letters dated the Closing Date from the independent accountants of Laser Power and of EMI to the effect that such accountants concur with Laser Power's management's conclusion that no conditions exist that would preclude Laser Power from accounting for the Merger as a pooling-of-interests, (vi) subject to certain materiality thresholds, the accuracy of the representations and warranties made by each party in the Merger Agreement, (vii) subject to certain materiality thresholds, performance of all covenants required by the Merger Agreement, and (viii) execution of the noncompetition agreements. In addition, Laser Power's obligation to consummate the Merger is further conditioned upon, among other things, (i) the receipt of resignations of each officer and director of EMI,
(ii) the holders of less than 5% of the outstanding shares of EMI Common Stock having asserted or being entitled to assert dissenters' rights under the California Law; (iii) the receipt by the Laser Power Board of the written opinion of FSC to the effect that the consideration to be received by the shareholders of EMI is fair, from a financial point of view, to the stockholders of Laser Power; and (iv) the receipt by Laser Power of a comfort letter (and bring down letter) to be issued by

McGladrey and Pullen, LLP. See "The Merger and Related Transactions -- Merger Agreement -- Conditions to the Merger."

     Termination; Break-Up Fees. The Merger Agreement may be terminated by Laser Power in the event the Average Price Per Share is less than $6.00; provided that Laser Power reimburse EMI for expenses incurred in connection with the Merger not to exceed $275,000. The Merger Agreement may also be terminated by either party under certain other circumstances. Laser Power and EMI have agreed that, if the Merger is not consummated under certain limited circumstances involving a competing offer, EMI will pay to Laser Power a sum of $400,000. See "The Merger and Related Transactions -- Merger Agreement -- Termination; Termination Fee," and "-- No Solicitation; Break-Up Fee."

     No Indemnity. The Merger Agreement provides that the representations and warranties do not survive the Closing Date.

     Shareholder Agreements. Concurrently with the execution of the Merger Agreement, certain executive officers and directors of EMI owning in the aggregate approximately 45.4% of the outstanding EMI Common Stock entered into shareholder agreements with Laser Power (each a "Shareholder Agreement" and, collectively, the "Shareholder Agreements"). Pursuant to the Shareholder Agreements, each of such persons agreed to vote or direct the vote of all EMI Common Stock over which such person has voting power or control in favor of the Merger Agreement and the Merger. See "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in the Merger -- Shareholder Agreements."

     Affiliate Agreements. Each of the members of the EMI Board of Directors and certain officers of EMI have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of EMI Common Stock held by them prior to the Merger and the shares of Laser Power Common Stock to be received by them in the Merger so as to comply with the requirements of applicable federal securities laws and to help ensure that the Merger will be treated as a pooling-of-interests for accounting and financial reporting purposes. See "The Merger and Related
Transactions -- Related Agreements; Interests of Certain Persons in the
Merger -- Affiliate Agreements."

     Noncompetition Agreements. It is a condition to the Merger that, on the Closing Date, each of Dick Sharman and Robert N. Haro enter into a Noncompetition Agreement with Laser Power, which agreements shall become effective promptly after the effectiveness of the Merger. See "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in the Merger -- Noncompetition Agreements."

     Merger Expenses and Fees and Other Costs. All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if the Merger is consummated, the shareholders of EMI shall indemnify Laser Power and EMI from any costs or expenses incurred by EMI in excess of $275,000. See "The Merger and Related Transactions -- Merger Expenses and Fees and Other Costs."

     Laser Power and EMI estimate that they will incur direct transaction and integration costs of approximately $1 million associated with the Merger. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger, expected in the quarter ending March 31, 1998. See "Unaudited Pro Forma Combined Condensed Financial Information" and "Risk Factors -- Integration of Operations."

MARKET PRICE DATA

     Laser Power's Common Stock was first traded on June 19, 1997 on the Nasdaq National Market under the symbol LPWR. The following table sets forth, for the periods indicated, the high and low sales prices per share of Laser Power Common Stock as reported on the Nasdaq National Market:


                             QUARTERLY PERIOD                          HIGH       LOW
        -----------------------------------------------------------    -----     -----
        Fiscal year ended August 31, 1997:
          Fourth quarter (from June 19, 1997)......................    $7 7/16   $5 1/2
        One month ended September 30, 1997.........................    $7 7/8    $6 1/2
        Fiscal year ending September 30, 1998:
          First quarter............................................    $9 3/4    $5 3/8
          Second quarter (through February 6, 1998)................    $8 7/8    $4 5/16


     As of the Record Date, there were approximately 171 stockholders of record of Laser Power Common Stock, as shown on the stock records of Laser Power.

     No market for EMI Common Stock currently exists. As of the Record Date, there were approximately 69 shareholders of record of EMI Common Stock, as shown on the stock records of EMI.

     Neither Laser Power nor EMI has ever paid any cash dividends on its capital stock. Laser Power anticipates that, for the foreseeable future, it will continue to retain any earnings for use in the operation of its business.

     On October 29, 1997, the last full trading day prior to the public announcement of the execution and delivery of the letter of intent relating to the Merger Agreement, the closing price on Nasdaq for Laser Power Common Stock was $8.50 per share. As of the Record Date, the closing price on Nasdaq for Laser Power Common Stock was $4.94. There can be no assurance as to the actual price of Laser Power Common Stock prior to or at the Effective Time of the Merger or of Laser Power Common Stock at any time following the Effective Time of the Merger. Stockholders of Laser Power and shareholders of EMI are encouraged to obtain current market quotations for Laser Power Common Stock prior to their respective Special Meeting. See "-- Comparative Per Share Data" and "Risk Factors."

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data set forth below with respect to Laser Power's consolidated statements of operations for each of the five years in the period ended August 31, 1997, and with respect to Laser Power's consolidated balance sheets at August 31, 1993, 1994, 1995, 1996 and 1997, are derived from the audited consolidated financial statements of Laser Power. The Consolidated Statements of Operations Data for the three months ended November 30, 1996 and December 31, 1997 and the Consolidated Balance Sheet Data as of December 31, 1997 are derived from the unaudited financial statements of the Company. The results of operations for the three months ended December 31, 1997 are not necessarily indicative of the results for the full year or future periods. The unaudited financial statements have been prepared on a basis consistent with the Company's audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that management believed necessary for a fair presentation of the Company's financial position and results of operations for such periods.

     The consolidated statements of operations data for EMI for the years ended December 31, 1995 and 1996 and the consolidated balance sheets data of EMI as of December 31, 1995 and 1996 are derived from EMI's audited consolidated financial statements. The consolidated statements of operations data for EMI for the period June 10 to December 31, 1993, the year ended December 31, 1994, and for the nine months ended September 30, 1996 and 1997 and the consolidated balance sheets data for EMI as of December 31, 1993 and 1994 and September 30, 1997, are derived from the unaudited consolidated financial statements of EMI. The results of operations of EMI for the nine months ended September 30, 1997, are not necessarily indicative of the results of operations for the full year or future periods. The unaudited consolidated financial statements of EMI have been prepared on a basis consistent with EMI's audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that management believed necessary for a fair presentation of EMI's financial position and results of operations for such periods.

     The data set forth below are qualified by reference to, and should be read in conjunction with, the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes related thereto included elsewhere in this Prospectus/Joint Proxy Statement.

                 LASER POWER SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                           THREE MONTHS ENDED
                                                 YEARS ENDED AUGUST 31,                ---------------------------
                                     -----------------------------------------------   NOVEMBER 30,   DECEMBER 31,
                                      1993      1994      1995      1996     1997(2)       1996         1997(2)
                                     -------   -------   -------   -------   -------   ------------   ------------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues:
  Product sales....................  $ 8,720   $10,158   $11,859   $15,194   $17,197     $  4,060        $4,334
  Contract research and
    development....................      963     1,727     2,714     3,713     6,156        1,562         1,399
                                     -------   -------   -------   -------   -------       ------        ------
         Total revenues............    9,683    11,885    14,573    18,907    23,353        5,622         5,733
Costs and expenses:
  Cost of product sales............    5,392     6,550     7,994     9,888    11,882        2,730         3,335
  Contract research and
    development....................      766     1,308     2,059     2,942     4,849        1,315         1,105
  Internal research and
    development....................    1,184     1,568     2,857     2,689     1,027          200           628
  Selling, general and
    administrative.................    2,971     3,204     3,583     4,306     4,526        1,169         1,438
                                     -------   -------   -------   -------   -------       ------        ------
         Total costs and
           expenses................   10,313    12,630    16,493    19,825    22,284        5,414         6,506
                                     -------   -------   -------   -------   -------       ------        ------
Income (loss) from operations......     (630)     (745)   (1,920)     (918)    1,069          208          (773)
Interest expense, net..............      186       268       326       300       275           67            28
                                     -------   -------   -------   -------   -------       ------        ------
Income (loss) before income
  taxes............................     (816)   (1,013)   (2,246)   (1,218)      794          141          (801)
Income taxes.......................       --        --        23        13        40           12             8
                                     -------   -------   -------   -------   -------       ------        ------
Net income (loss)..................  $  (816)  $(1,013)  $(2,269)  $(1,231)  $   754     $    129        $ (809)
                                     =======   =======   =======   =======   =======       ======        ======
Basic earnings (loss) per
  share(1).........................  $ (0.27)  $ (0.32)  $ (0.64)  $ (0.31)  $  0.17     $   0.03        $(0.13)
Diluted earnings (loss) per
  share(1).........................  $ (0.27)  $ (0.32)  $ (0.64)  $ (0.31)  $  0.15     $   0.03        $(0.13)
Average common shares outstanding:
  Basic............................    2,987     3,168     3,525     4,011     4,551        4,193         6,101
  Diluted..........................    2,987     3,168     3,525     4,011     5,129        4,644         6,101

                                                       AUGUST 31,
                                     -----------------------------------------------   DECEMBER 31,
                                      1993      1994      1995      1996      1997         1997
                                     -------   -------   -------   -------   -------   ------------
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents..........  $   109   $   394   $   257   $   298   $ 6,304     $  2,960
Working capital....................    1,745     1,723     2,311     2,838    10,476        8,132
Total assets.......................    7,899     9,444    10,207    11,194    21,186       19,809
Long-term debt, net of current
  portion..........................      943     1,049       802       559     1,171        1,072
Subordinated convertible
  debentures.......................    1,660     1,660     1,660     1,660     1,660        1,660
Total stockholders' equity.........    3,234     3,787     4,670     5,320    14,065       12,954

---------------

(1) The income (loss) per share information was computed applying the requirements of recently effective Statement of Financial Accounting Standards No. 128 and SEC Staff Accounting Bulletins No. 98. See Note 1 of Notes to Consolidated Financial Statements for a description of the computation of net income (loss) per share and the number of shares used in the per share calculation.

(2) In December 1997, the Company's Board of Directors approved a change in the fiscal year end from August 31 to September 30. For the month ended September 30, 1997, the Company recorded a net loss of $302,000 on revenues of $1,753,000. Total assets of the Company were $21.0 million at September 30, 1997.

                     EMI SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        NINE MONTHS
                                                                                           ENDED
                                            JUNE 10 TO    YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                           DECEMBER 31,   -------------------------   ----------------
                                               1993        1994     1995     1996      1996      1997
                                           ------------   ------   ------   -------   -------   ------
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Net sales................................    $  4,095     $6,664   $7,281   $10,595   $ 7,473   $9,076
Cost of goods sold.......................       2,994      4,976    5,450     7,588     5,268    5,753
                                              -------     ------   ------   -------    ------   ------
  Gross profit...........................       1,101      1,688    1,831     3,007     2,205    3,323
Operating expenses:
  Engineering, research and
     development.........................          28        285      238       171       116      267
  Selling, general and administrative....         563        967    1,048     1,253       962    1,368
  Provision for bonus....................          36         --       --       135       103      314
                                              -------     ------   ------   -------    ------   ------
  Total operating expenses...............         627      1,252    1,286     1,559     1,181    1,949
                                              -------     ------   ------   -------    ------   ------
Earnings from operations.................         474        436      545     1,448     1,024    1,374
Other income (expense):
  Interest and other income..............          10         72       87        36        26       53
  Interest expense.......................        (112)      (196)    (200)     (189)     (143)    (149)
                                              -------     ------   ------   -------    ------   ------
Earnings before income taxes.............         372        312      432     1,295       907    1,278
Provision for income taxes...............          --         --       --        (9)       (5)    (141)
                                              -------     ------   ------   -------    ------   ------
Earnings before extraordinary item.......         372        312      432     1,286       902    1,137
Gain on early extinguishment of
  liability..............................          --         --       --       119       119       --
                                              -------     ------   ------   -------    ------   ------
Net earnings.............................    $    372     $  312   $  432   $ 1,405   $ 1,021   $1,137
                                              =======     ======   ======   =======    ======   ======
PER SHARE DATA(1):
Net earnings.............................    $    372     $  312   $  432   $ 1,405   $ 1,021   $1,137
Less net earnings allocated to increase
  in temporary shareholders' equity......          --         80      343     1,342       929      950
                                              -------     ------   ------   -------    ------   ------
Net earnings applicable to nonredeemable
  common and common equivalent shares....    $    372     $  232   $   89   $    63   $    92   $  187
                                              =======     ======   ======   =======    ======   ======
Average common and common equivalent
  shares outstanding.....................           3        890    1,058     1,126     1,119    1,135
Less average redeemable common and common
  equivalent shares......................          --        876      991     1,073     1,060    1,118
                                              -------     ------   ------   -------    ------   ------
Average nonredeemable common and common
  equivalent shares......................           3         14       66        53        59       17
                                              =======     ======   ======   =======    ======   ======
Net earnings per nonredeemable share:
  Earnings (loss) before extraordinary
     item................................    $ 124.07     $16.19   $ 1.34   $ (1.06)  $ (0.46)  $11.24
  Extraordinary item.....................          --         --       --      2.24      2.01       --
                                              -------     ------   ------   -------    ------   ------
  Net earnings...........................    $ 124.07     $16.19   $ 1.34   $  1.18   $  1.55   $11.24
                                              =======     ======   ======   =======    ======   ======

                                                         DECEMBER 31,                  SEPTEMBER 30,
                                           ----------------------------------------         1997
                                               1993        1994     1995     1996     ----------------
                                           ------------   ------   ------   -------
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents................    $    737     $  784   $  577   $ 1,210       $1,949
Working capital..........................       2,521      2,196    2,404     3,579        4,310
Total assets.............................       3,216      3,875    4,432     6,371        7,887
Long-term liabilities, net of current
  portion................................       2,129      2,106    2,121     2,081        2,059
Shareholders' Equity:
  Temporary shareholders' equity.........          --         83      445     1,845        2,673
  Other shareholders' equity.............         372        605      693       757          944

---------------

(1) See Note A of Notes to Consolidated Financial Statements for a description of the computation of net earnings and the number of shares used in the per share calculation.

                SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The selected pro forma combined financial data is derived from the unaudited pro forma combined condensed financial statements, which give effect to the Merger as a pooling-of-interests, and should be read in conjunction with, and are qualified by reference to, such pro forma statements and the notes thereto included elsewhere in this Prospectus/Joint Proxy Statement. For purposes of the unaudited pro forma operating data, Laser Power's consolidated financial statements for the three fiscal years ended August 31, 1997 and the three months ended November 30, 1996 and December 31, 1997 have been combined with the consolidated financial statements of EMI for the fiscal years ended December 31, 1995 and 1996, the twelve months ended September 30, 1997 and the three months ended December 31, 1996 and 1997, respectively. For purposes of the unaudited pro forma combined balance sheet data, Laser Power's consolidated financial data at December 31, 1997 has been combined with EMI's consolidated financial data at December 31, 1997. No dividends have been declared or paid on Laser Power Common Stock or EMI Common Stock.

     The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods indicated, nor is it necessarily indicative of future financial position or results of operations.

                                                                                      THREE MONTHS ENDED
                                                       YEARS ENDED AUGUST 31,     --------------------------
                                                     ---------------------------  NOVEMBER 30,  DECEMBER 31,
                                                      1995      1996      1997        1996          1997
                                                     -------   -------   -------  ------------  ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
Net revenues.......................................  $21,854   $29,502   $35,552     $8,745        $9,177
Cost of revenues...................................   15,503    20,418    24,805      6,348         6,801
                                                     -------   -------   -------     ------        ------
Gross profit.......................................    6,351     9,084    10,747      2,397         2,376
Operating expenses:
  Research and development.........................    3,095     2,860     1,348        252           695
  Selling, general and administrative..............    4,631     5,694     6,531      1,533         2,038
                                                     -------   -------   -------     ------        ------
Income (loss) from operations......................   (1,375)      530     2,868        612          (357)
Interest and other income (expense), net...........     (439)     (453)     (408)      (104)          (41)
                                                     -------   -------   -------     ------        ------
Income (loss) before income taxes..................   (1,814)       77     2,460        508          (398)
Provision for income taxes.........................      (23)      (22)     (185)       (21)          (88)
                                                     -------   -------   -------     ------        ------
Income (loss) before extraordinary item(1).........  $(1,837)  $    55   $ 2,275     $  487        $ (486)
                                                     =======   =======   =======     ======        ======
Earnings per share data(2):
  Income (loss) before extraordinary item --
    Basic(1).......................................  $ (0.33)  $ 0.01    $  0.33     $ 0.08        $(0.06)
  Income (loss) before extraordinary item --
    Diluted(1).....................................  $ (0.33)  $  0.01   $  0.30     $ 0.07        $(0.06)
  Average shares outstanding -- Basic..............    5,560     6,201     6,817      6,460         8,332
  Average shares outstanding -- Diluted............    5,560     6,423     7,576      7,008         8,332
                                                     =======   =======   =======     ======        ======

                                                                                           DECEMBER 31,
                                                                                               1997
                                                                                           ------------
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash and cash equivalents................................................................    $  6,100
Working capital..........................................................................      12,298
Total assets.............................................................................      29,609
Long-term obligations, net of current portion(3).........................................       4,776
Stockholders' equity.....................................................................      15,926

---------------

(1) In 1996, EMI realized an extraordinary gain from the early repayment of certain long-term liabilities.

(2) The shares used in per share computations include all of the Common Stock outstanding of EMI, converted into Laser Power Common Stock at an assumed adjusted exchange ratio of 2.066344, since upon consummation of the Merger there would no longer be any Temporary Redeemable Common Stock of EMI. The income (loss) per share information was computed applying the requirements of recently effective Statement of Financial Accounting Standards No. 128 and SEC Staff Accounting Bulletin No. 98. See Note 1 of Notes to Consolidated Financial Statements of Laser Power Corporation.

(3) The proforma combined balance sheet assumes that the note payable by EMI to Vitec Group, plc would be replaced by debt with similar interest and repayment provisions when the note is paid off subsequent to the Effective Time.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Laser Power and EMI and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis of accounting assuming the Merger has been effected for all periods presented. This data should be read in conjunction with the selected historical financial data, the unaudited pro forma combined condensed financial data and the separate historical consolidated financial statements of Laser Power and EMI, and notes thereto included elsewhere in this Prospectus/Joint Proxy Statement. The pro forma combined financial data is not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods indicated nor is such data necessarily indicative of future financial condition or results of operations. For purposes of the comparative per share data, Laser Power's financial data for the years ended August 31, 1995, 1996 and 1997 and the three months ended November 30, 1996 and December 31, 1997 have been combined with EMI's financial data for the years ended December 31, 1995 and 1996 and September 30, 1997 and three months ended December 31, 1996 and 1997, respectively.

                                                                               THREE MONTHS ENDED
                                              YEARS ENDED AUGUST 31,      ----------------------------
                                            --------------------------    NOVEMBER 30,    DECEMBER 31,
                                             1995      1996      1997         1996            1997
                                            ------    ------    ------    ------------    ------------
HISTORICAL -- LASER POWER:
  Net income (loss) per Basic share......   $(0.64)   $(0.31)   $ 0.17       $ 0.03          $(0.13)
  Net income (loss) per Diluted share....   $(0.64)   $(0.31)   $ 0.15       $ 0.03          $(0.13)
  Book value per share(1)................   $ 1.21    $ 1.27    $ 2.31       $ 1.80          $ 2.12
HISTORICAL -- EMI:
  Income before extraordinary item(2)....   $ 0.41    $ 1.14    $ 1.35       $ 0.31          $ 0.29
  Book value per share(1)................   $ 1.13    $ 2.36    $ 3.39       $ 2.36          $ 3.67
PRO FORMA COMBINED PER LASER POWER
  SHARE(5):
  Income (loss) before extraordinary item
     per Basic share.....................   $(0.33)   $ 0.01    $ 0.33       $ 0.08          $(0.06)
  Income (loss) before extraordinary item
     per Diluted share...................   $(0.33)   $ 0.01    $ 0.30       $ 0.07          $(0.06)
  Book value per share(1)(3).............   $ 0.98    $ 1.22    $ 2.01       $ 1.52          $ 1.91
EQUIVALENT PRO FORMA COMBINED PER EMI
  SHARE(3)(4)(5):
  Income (loss) before extraordinary item
     per Basic share.....................   $(0.68)   $ 0.02    $ 0.69       $ 0.16          $(0.12)
  Income (loss) before extraordinary item
     per Diluted share...................   $(0.68)   $ 0.02    $ 0.62       $ 0.l4          $(0.12)
  Book value per share(1)................   $ 2.02    $ 2.53    $ 4.15       $ 3.13          $ 3.95

---------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of Common Stock outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Laser Power Common Stock outstanding at the end of each period.

(2) Computed on a basis as if the redemption obligation on all shares and stock options outstanding was terminated as of the beginning of the respective periods. The Merger Agreement requires that this feature be terminated upon consummation of the Merger.

(3) Laser Power and EMI estimate they will incur transaction-related costs of approximately $1 million associated with the Merger, including estimated costs associated with integrating the two companies, which will be charged to operations upon consummation of the Merger. The Pro Forma Combined Book Value Per Share data give effect to estimated costs of $1 million, as if such costs and charge had been incurred as of December 31, 1997. These costs and charges are not included in the pro forma income per share data. See "Unaudited Pro Forma Combined Condensed Financial Information" and accompanying notes thereto.

(4) The equivalent EMI pro forma per share amounts are calculated by dividing the Laser Power combined pro forma per share amounts by an assumed adjusted exchange ratio of 2.066344.

(5) The shares used in per share computations include all of the Common Stock outstanding of EMI converted into Laser Power Common Stock at an assumed adjusted exchange ratio of 2.066344, since upon consummation of the Merger there would no longer be any Temporary Redeemable Common Stock of EMI. The income (loss) per share information was computed applying the requirements of recently effective Statement of Financial Accounting Standards No. 128 and SEC Staff Accounting Bulletin No. 98. See Note 1 of Notes to Consolidated Financial Statements of Laser Power Corporation.

                                  RISK FACTORS

     The following risk factors should be considered by holders of Laser Power and EMI Common Stock in evaluating whether to approve the Merger Proposal. These factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus/Joint Proxy Statement.

     The discussion in this Prospectus/Joint Proxy Statement contains forward-looking statements that involve risks and uncertainties. Laser Power's, EMI's and the combined company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the sections entitled "Laser Power Management's Discussion and Analysis of Financial Condition and Results of Operations," "Laser Power Business," "EMI Management's Discussion and Analysis of Financial Condition and Results of Operations" and "EMI Business," as well as those discussed elsewhere in this Prospectus/Joint Proxy Statement.

INTEGRATION OF OPERATIONS

     If the combined company is to realize the anticipated benefits of the Merger, the operations of the two companies must be integrated and combined efficiently. The process of rationalizing management services, administrative organizations, facilities, management information systems, employee compensation and benefits and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the combined company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may distract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce the short-term earnings of the combined company. Subsequent to the Merger, Laser Power expects to incur a charge of approximately $1 million, to reflect the transaction and integration costs expected to result from the combination of the two companies. This amount is a preliminary estimate only. There can be no assurance that Laser Power will not incur additional charges in the current quarter and subsequent quarters to reflect costs associated with the Merger.

FLUCTUATION IN QUARTERLY PERFORMANCE

     Laser Power has experienced and expects to continue to experience significant fluctuations in its quarterly results. The combined company may incur significant losses in the future due to product design, development, manufacturing and marketing expenditures, especially in connection with the combined company's microlasers and microlaser based products. If significant variations were to occur between forecasts and actual orders with respect to the combined company's business, the combined company may not be able to reduce its expenses proportionately and in a timely manner, and operating results could be adversely affected. Such variations have occurred in the past to Laser Power and could occur again in the future as a result of increases in development expenditures for proposed new products, product introductions by competitors, changes in customer ordering patterns and other factors. In addition, the combined company's ability to fill orders in a timely and responsive manner will be dependent upon maintaining adequate manufacturing capacity and significant inventories of raw material and finished optics for replacement orders. Laser Power has experienced capacity constraints in the past which have resulted in delays in order fulfillment and reduced gross margins. Future delays in order fulfillment could lead to declines in product sales. If product sales or prices were to decline substantially, inventory writedowns could occur. Price reductions or increases in material costs could also have an adverse effect on the combined company's business, financial condition and results of operations. EMI's business consists of both a small number of large contracts which are awarded on an irregular schedule, and a large number of small contracts which are spread over the year. The timing of awarding large contracts could cause significant fluctuations in the combined company's operating results. In addition, the combined company's quarterly performance may be adversely affected by continuing consolidation in the defense industry and the resultant impact on EMI's historical customers and their procurement activities.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT

     As a result of substantial investments in research and development, Laser Power has incurred operating losses in fiscal years prior to fiscal 1997 and for the three months ended December 31, 1997 and, at December 31, 1997, had an accumulated deficit of $5.6 million. The development, sales, marketing and support of new products will require continued substantial expenditures for the foreseeable future, which could result in additional operating losses for the combined company. Laser Power has funded a substantial portion of its product development efforts through development contracts. Any failure by the combined company to maintain its external funding sources could result in future operating losses. There can be no assurance that the combined company will maintain its external funding sources or remain profitable in the future or that present capital and any funds provided by operations will be sufficient to fund the combined company's future capital requirements.

DILUTION

     Based on an assumed exchange ratio of 2.066344, existing stockholders of Laser Power would experience dilution of $0.16 per share in the net tangible book value per share of Laser Power Common Stock as of December 31, 1997. The stockholders of Laser Power could experience greater dilution, as much as $0.24 per share assuming an Average Price Per Share of $4.50 and a corresponding exchange ratio of 2.468133. The stockholders of Laser Power will incur additional dilution to the extent the Laser Power options to be substituted for EMI options in the Merger are exercised.

COMPETITION

     In each of the markets that Laser Power or EMI serves, the combined company will face competition from established companies, many of which have substantially greater financial, engineering, research, development, manufacturing, sales, marketing, service and support resources, including greater name recognition, a larger installed base of products and long-standing customer relationships. In addition, some of EMI's competitors are customers of EMI which might have the ability to perform or obtain the capability to perform projects which are presently being performed for them by EMI. There can be no assurance that the combined company will be able to compete successfully in its markets in the future, that the combined company will be able to maintain EMI's existing or obtain additional contracts for projects at favorable rates, that the combined company will be able to make the technological advances necessary to maintain its competitive position or that its new products will receive market acceptance. In addition, there can be no assurance that technological changes or development efforts by the combined company's competitors will not render the combined company's products or technologies obsolete or uncompetitive.

DEPENDENCE ON SOLE AND LIMITED SOURCE SUPPLIERS

     Certain materials used in the manufacture of Laser Power and EMI's products are currently obtained from single or limited source suppliers. Laser Power and EMI purchase all of their zinc selenide and zinc sulfide (critical raw materials used in the manufacture of their products) from Morton International, Inc. ("Morton"). In addition, Laser Power believes that Cerac Incorporated ("Cerac"), from which Laser Power and EMI purchase all of their thorium fluoride for use in low absorption thin film coatings, is the sole source for high quality thorium fluoride. EMI also relies upon Revtek, Inc. ("Revtek") as an outside processor for the application of conductive grids on missile domes. Any interruption or cessation of supply by Morton, Cerac or Revtek would have a material adverse effect on the combined company's business, financial condition and results of operations. Laser Power does not have long term or volume purchase agreements with its suppliers, and there can be no assurance that materials and components needed by the combined company will be available in the quantities required, if at all.

DEVELOPMENT RISKS RELATING TO MICROLASER TECHNOLOGIES

     Laser Power has devoted substantial resources to developing its microlasers and future microlaser based products. To date, sales of Laser Power's microlasers have been limited to low level production quantities. Other microlasers and microlaser based products are still in the early stages of development. There can be no assurance that the combined company's microlasers will be successfully designed into customers' products or that such microlasers will achieve widespread market acceptance. There can also be no assurance that the combined company will successfully develop additional microlaser or microlaser based products or that any of the combined company's products under development will achieve commercial sales volumes. Laser Power believes that it will be necessary to continue to reduce the cost of manufacturing and to broaden the variety of wavelengths provided by its microlasers to achieve commercial acceptance. If the combined company is unable to successfully gain market acceptance of its microlasers and microlaser based products, the combined company's business, operating results and financial condition will be materially and adversely affected.

DEPENDENCE ON NEW PRODUCTS AND PROCESSES

     To meet its strategic objectives, the combined company must continue to develop, manufacture and market new products, develop new processes and improve its existing processes. As a result, Laser Power expects the combined company to continue to make significant investments in research and development and to consider from time to time the strategic acquisition of businesses, products, or technologies complementary to the combined company's businesses. The success of the combined company in developing, introducing and selling new and enhanced products depends upon a variety of factors, including product selection, timely and efficient completion of product design and development, timely and efficient implementation of manufacturing and assembly processes, effective sales and marketing and product performance in the field. There can be no assurance that the combined company will be able to develop and introduce new products or enhancements to existing products and processes in a manner that satisfies customer needs or achieves market acceptance. The failure to do so would have a material adverse effect on the combined company's business, financial condition and results of operations.

LIMITED MICROLASER MANUFACTURING EXPERIENCE; SCALE-UP RISK

     Laser Power has no experience in producing microlasers other than in low level production quantities. Laser Power's microlasers are assembled from component parts at its San Diego facility. Laser Power purchases component parts for its microlasers, including laser crystals, nonlinear crystals and diode lasers, from various sources around the world. However, none of Laser Power's suppliers of microlaser component parts has experience in supplying components with Laser Power's specifications at increased volumes. Laser Power does not have long term or volume purchase agreements with any of its suppliers and currently purchases components on a purchase order basis. There can be no assurance that these suppliers will be able to provide components to the combined company in the quantities, with the quality or at the prices necessary for production quantities of Laser Power's microlaser products and products under development. Laser Power is increasing its manufacturing capacity to polish and coat crystals and to perform the required complex assembly steps. Such an increase in its manufacturing capacity will require significant scale-up expenditures and additions to the combined company's facilities. In the event that the combined company is unable to locate sufficient sources of microlaser component parts, or is unable to expand its manufacturing capacity to produce microlasers and microlaser based products, the combined company will not be able to manufacture its products on commercially reasonable terms, if at all, which would have a material adverse effect on the combined company's business, financial condition and results of operations.

LIMITED MICROLASER SALES, MARKETING AND DISTRIBUTION EXPERIENCE

     Laser Power has only limited experience marketing and selling its microlasers, and does not have experience marketing and selling such products in commercial quantities. The combined company intends to sell microlasers and microlaser based products through a direct sales force in North America and a direct sales force and distributors in Europe. In Asia, the combined company intends to sell microlasers and microlaser based products primarily through agreements with distributors or representatives, although Laser Power has not entered into any such agreements or arrangements to date. To the extent that Laser Power (or the combined company) enters into distribution or representation arrangements for the sale of its microlasers and microlaser based products, the combined company will be dependent upon the efforts of third parties. There can be no assurance that the combined company will be able to build a direct sales force or marketing organization for microlasers or microlaser based products, that establishing such a direct sales force or marketing organization will be cost effective, or that the combined company's sales and marketing efforts will be successful. There can be no assurance that Laser Power (or the combined company) will be able to enter into agreements with distributors or representation arrangements on a timely basis, if at all, or that such distributors or representatives will devote adequate resources to selling the combined company's microlasers and microlaser based products. Failure to build an effective sales and marketing organization or to establish effective distribution or representation arrangements for the combined company's microlaser products would have a material adverse effect on the combined company's business, financial condition and results of operations.

DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS

     The combined company's success will depend in large part on its ability, and the ability of its licensees and licensors, to obtain patents for its technologies and any products resulting from the application of such technologies, to defend such patents once obtained and to maintain trade secrets, both in the United States and in foreign countries. The commercial success of the combined company will also depend upon avoiding the infringement of patents issued to others and maintaining the technology licenses upon which certain of its current products are, or any future products might be, based.

     Laser Power owns certain U.S. patents and has filed additional patent applications in the United States and foreign jurisdictions. There can be no assurance that other patents will be issued to the combined company or its licensors as a result of pending or future patent applications or that, if issued, such patents will contain claims sufficiently broad to afford protection against competitors with similar technology. Although the combined company may file additional patent applications outside the United States, Laser Power believes that obtaining foreign patents may be more difficult than obtaining U.S. patents because of differences in patent laws and believes the protection provided by foreign patents, if obtained, and any other foreign intellectual property protection may be weaker than that provided in the United States. There can be no assurance that any patents issued to the combined company, or for which it has license rights, will not be challenged, narrowed, invalidated or circumvented, or that the rights granted under such patents will provide competitive advantages to the combined company. Litigation, which could result in substantial cost to the combined company, may be necessary to enforce its patent and license rights, to enforce or defend an infringement claim, or to determine the scope and validity of others' proprietary rights. Some of Laser Power's competitors have, or are affiliated with companies having, substantially greater resources than the combined company, and such competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than the combined company. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on the combined company's business, financial condition and results of operations. If others file patent applications that claim technology also claimed by the combined company, the combined company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of invention, or opposition proceedings in a foreign patent office, either of which could result in substantial cost to the combined company, even if the outcome is favorable to the combined company. An adverse outcome could subject the combined company to significant liabilities to third parties and require the combined company to cease using the technology or to license disputed rights from third parties, which licenses may not be available at reasonable cost, if at all.

     Laser Power has acquired a license to a Stanford University owned patent covering certain technology used in Laser Power's blue microlaser from ATx Telecom Systems, Inc. ("ATx Telecom"). Laser Power has received a letter from a competitor claiming that Laser Power's license was transferred improperly by Stanford and ATx Telecom. While Laser Power believes that such license was properly transferred, there can be no assurance that its license would not be challenged. In such an event, there can be no assurance that the combined company would be able to obtain a replacement license on favorable terms, if at all. Failure to obtain such a license would result in a material adverse effect to the combined company's business, financial condition and results of operations.

     Laser Power is aware of patents held by other laser companies that may relate to Laser Power's microlaser technology. Laser Power does not believe it infringes any valid claims of such laser companies' patents or believes that it has adequate design-arounds if it is held to be infringing. Nevertheless, for certain cost or strategic reasons, Laser Power believes it may be advantageous to enter into license agreements with such laser companies. Laser Power is currently negotiating to obtain licenses from such parties for certain technology covered by such patents. However, there can be no assurance that Laser Power or the combined company will obtain the licenses on favorable terms, if at all. If it is determined that the patents held by these other laser companies do cover the combined company's technology, the inability to obtain licenses for such technology could have a material adverse effect on the combined company's business, financial condition and results of operations.

     Laser Power has developed certain of its proprietary technology pursuant to development contracts, including contracts with federal government agencies. Under standard provisions in government contracts, the government may retain certain rights in technology developed under such contracts. In addition, Laser Power has granted significant rights to the other parties under such contracts. Laser Power's strategy is to continue to develop a significant portion of its proprietary technology pursuant to funding received from development contracts. There can be no assurance that the combined company will be able to continue to obtain funding for the development of its proprietary technology, or that, if received, the combined company will obtain rights to such technology sufficient to permit it to develop and market new products or to prevent third parties from using such technology to compete with the combined company.

     In addition to patent protection, Laser Power also relies on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to expand and bolster its competitive position. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, Laser Power requires employees, consultants and certain collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with Laser Power. These agreements are intended to enable Laser Power to protect its proprietary information by controlling the disclosure and use of technology to which it has rights and provide for ownership by Laser Power of proprietary technology developed at Laser Power or with Laser Power's resources. There can be no assurance, however, that these agreements will provide meaningful protection for the combined company's trade secrets or other confidential information in the event of unauthorized use or disclosure of such information or that adequate remedies would exist in the event of such unauthorized use or disclosure. The loss or exposure of trade secrets possessed by the combined company could have a material adverse effect on the combined company's business, financial condition and results of operations.

     Laser Power's academic collaborators have certain rights to publish data and information in which Laser Power has rights. There is considerable pressure on academic institutions to publish discoveries in the high technology and physics fields. There can be no assurance that such publication would not adversely affect the combined company's ability to obtain patent protection for certain technologies in which it may have a commercial interest.

EXPOSURE TO GOVERNMENT MARKETS

     Approximately 90% of EMI's revenues are derived from customers in the defense industry. These customers in turn generally contract with a governmental entity, typically the U.S. government. Many times, governmental programs are subject to funding approval and can be modified or terminated with no warning upon the determination of a legislative or administrative body. The loss or failure to obtain certain contracts could have a material adverse effect on the combined company's business, financial condition and operating results. In addition, the loss of a major government customer, or any significant reduction or delay in orders by such customer, would have a material adverse effect on the combined company's business, financial condition and operating results.

DEPENDENCE ON SMALL CUSTOMER BASE

     EMI sells a significant portion of its products to a small number of customers. The number of EMI's customers has contracted in recent years as a result of the continuing consolidation of defense industry contractors. In fiscal 1995 and 1996 and the twelve months ended September 30, 1997, Lockheed Martin Corporation represented over 50% of EMI's revenues. If the financial condition and operations of this or any other significant customer deteriorated substantially, or if any significant customer determined to withdraw its projects from EMI, the combined company's business, financial condition and operating results would be adversely affected.

FUTURE CAPITAL REQUIREMENTS

     Although Laser Power believes that the combined company's existing cash balances, cash flow from operations and available lines of credit will be sufficient to meet the combined company's capital requirements for at least the next twelve months, the combined company may seek additional equity or debt financing to compete effectively in the markets it serves. The timing and amount of the combined company's capital requirements cannot be precisely determined at this time and will depend on a number of factors, including the demand for the combined company's products and products under development. There can be no assurance that such additional financing will be available when needed, or, if available, will be on terms satisfactory to the combined company. If additional funds are raised by issuing equity securities, further dilution to the then existing stockholders will result.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     International sales accounted for approximately 45%, 44%, 47%, 48% and 50% of Laser Power's total revenues in the fiscal years ended August 31, 1995, 1996 and 1997, and the three months ended November 30, 1996 and December 31, 1997, respectively, and Laser Power expects that international sales will continue to account for a substantial portion of total revenues of the combined company. The combined company may continue to expand its operations outside of the United States and enter additional international markets, each of which will require significant management attention and financial resources. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other trade barriers, political and economic instability in foreign markets, difficulties in staffing and management and integration of foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, currency fluctuations and potentially adverse tax consequences. Since substantially all of Laser Power's foreign sales are denominated in U.S. dollars, the combined company's products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar. The combined company's business and operating results may also be materially and adversely affected by lower sales levels which typically occur during the summer months and the calendar year end in Europe and certain other overseas markets. The sales of many of Laser Power's OEM customers are dependent on international sales, which increases the combined company's exposure to the risks associated with international sales.

ENVIRONMENTAL, HEALTH AND SAFETY CONCERNS

     Laser Power and EMI are subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of hazardous materials used in connection with the manufacture of their respective products. Both the governmental regulations and the costs associated with complying with such regulations are subject to change in the future. There can be no assurance that any such change will not have a material adverse effect on the combined company's business, financial condition and results of operations. Laser Power and EMI make investments in protective equipment, and continually review and monitor process controls, manufacturing procedures and training to minimize the risks to employees, surrounding communities and the environment due to the presence and handling of such hazardous materials. The failure to properly handle such materials could lead to harmful exposure to employees or to the improper discharge of hazardous materials. Since neither Laser Power nor EMI carries environmental impairment insurance, such a failure could result in a material adverse effect on the combined company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The combined company will be highly dependent upon the experience and continuing services of certain scientists, engineers and production and management personnel. Competition for the services of these personnel is intense, and there can be no assurance that the combined company will be able to retain or attract the personnel necessary for its success. The loss of the services of the combined company's key personnel would have a material adverse effect on the combined company's business, financial condition and results of operations.

CONTROL BY EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATED ENTITIES

     Upon completion of the merger, the combined company's executive officers and directors and their affiliated entities will, in the aggregate, beneficially own approximately 49.6% of the outstanding shares of Laser Power's Common Stock. As a result, these stockholders will be able to exercise effective control over matters requiring stockholder approval, including the election of directors, mergers, consolidations and sales of all or substantially all of the assets of EMI. This control may prevent or discourage tender offers for Laser Power's Common Stock unless the terms are approved by such stockholders.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of Laser Power's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws, including the inability of stockholders to effect actions by written consent or to remove directors without cause, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the combined company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Laser Power's Common Stock. Certain provisions of the Restated Certificate will allow the combined company to issue Preferred Stock without any vote or further action by the stockholders. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the combined company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Restated Certificate limits, to the maximum extent permitted by the Delaware General Corporation Law ("Delaware Law"), the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. Laser Power's Bylaws provide that it shall indemnify its executive officers and directors and may indemnify its other officers, employees and agents to the fullest extent permitted by law. Laser Power has entered into indemnification agreements with its directors and certain officers containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the combined company, among other things, to indemnify such officers and directors against certain liabilities arising by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Laser Power has purchased directors' and officers' liability insurance in the amount of $5 million of coverage; however, there can be no assurance that the combined company will be able to obtain such liability insurance in the future.

ADDITIONAL SHARES TO BE ISSUED BY LASER POWER; SHARES ELIGIBLE FOR FUTURE SALE

     As a result of the Merger, it is anticipated that Laser Power will issue up to 2,256,199 shares of Laser Power Common Stock. In general, those shares will be eligible for sale in the public market following the Merger, subject to certain volume and other resale limitations for affiliates of EMI or Laser Power, pursuant to Rules 144 and 145 under the Securities Act and to agreements not to sell to the extent required to cause the Merger to be accounted for as a pooling-of-interests. An aggregate of approximately 1,024,224 of the shares issued in the Merger will be beneficially owned by persons who may be deemed to be affiliates of EMI or Laser Power and, therefore, subject to such limitations. The sale of a significant number of the foregoing shares may cause substantial fluctuations in the market price of Laser Power Common Stock. See "The Merger and Related Transactions -- Related
Agreements -- Affiliate Agreements."

VOLATILITY OF STOCK PRICE

     Until June 1997, there had been no public market for Laser Power Common Stock, and there can be no assurance that an active public market for Laser Power Common Stock will develop or be sustained. The trading price of Laser Power Common Stock has been in the past, and will continue to be, subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by the combined company or its competitors, general conditions in the combined company's industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to that of Laser Power and that have been unrelated to the operating performance of those companies. These market fluctuations may materially and adversely affect the market price of Laser Power Common Stock. Following Laser Power's initial public offering of Laser Power Common Stock, Nasdaq informed Laser Power that it had revised its initial listing criteria for inclusion on the Nasdaq National Market and that such revised criteria were to be applied retroactively. In accordance with procedures established by Nasdaq, Laser Power appeared at a hearing before a Nasdaq Listing Qualifications Panel (the "Panel") on January 15, 1998. On January 27, 1998, the Panel issued its decision that Laser Power be granted continued listing on the Nasdaq National Market. The Panel's decision may be reviewed by the Nasdaq Listing and Hearing Review Committee (the "Review Committee") within 45 days following the Panel's decision.

                            THE LASER POWER MEETING

DATE, TIME AND PLACE OF MEETING

     The Laser Power Meeting will be held on February 26, 1998 at 9:00 a.m., local time, at 12777 High Bluff Drive, San Diego, California. Laser Power intends to deliver this Prospectus/Joint Proxy Statement on or about February 13, 1998, to all Laser Power stockholders entitled to vote at the Laser Power Meeting.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Laser Power Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Laser Power Meeting. As of the close of business on the Record Date, there were 6,101,854 shares of Laser Power Common Stock outstanding and entitled to vote, held of record by 171 stockholders. Each Laser Power stockholder is entitled to one vote for each share of Laser Power Common Stock held as of the Record Date.

VOTING OF PROXIES

     The Laser Power proxy accompanying this Prospectus/Joint Proxy Statement is solicited on behalf of the Laser Power Board for use at the Laser Power Meeting and at any adjournment or postponement thereof. Laser Power stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Laser Power Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Proposal and the other proposals submitted to the Laser Power stockholders, each as recommended by the Laser Power Board, as indicated herein. The Laser Power Board is not currently aware of any business to be brought before the Laser Power Meeting other than the specific proposals referred to in this Prospectus/Joint Proxy Statement and specified in the accompanying notice of the Laser Power Meeting. As to any other business that may properly come before the Laser Power Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

REVOCABILITY OF PROXIES

     A Laser Power stockholder who has given a proxy may revoke it at any time before it is exercised at the Laser Power Meeting by (i) delivering to the Secretary of Laser Power (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Laser Power Meeting or (iii) attending the Laser Power Meeting and voting in person (although attendance at the Laser Power Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED

     Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Laser Power Common Stock outstanding on the Record Date. As a group, all executive officers and directors of Laser Power and their respective affiliates beneficially owned 2,917,185 shares, or approximately 47.8%, of the Laser Power Common Stock outstanding as of the Record Date, and all such executive officers and directors intend to vote their respective shares of Laser Power Common Stock outstanding as of the Record Date in favor of the Merger Proposal.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The presence, in person or by proxy, of a majority of the shares of Laser Power Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Laser Power Meeting. Abstentions and broker non-votes will each be included in determining whether a quorum is present. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will not be counted for any purpose in determining whether any of the proposals have been approved.

SOLICITATION OF PROXIES AND EXPENSES

     Laser Power will bear the costs of solicitation of votes from its stockholders. Laser Power has engaged the firm of American Securities Transfer & Trust, Inc. to assist it in the distribution of proxies and has agreed to pay American Securities Transfer & Trust, Inc. a fee of $1,000 plus expenses for its services. Copies of the solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Laser Power Common Stock beneficially owned by others to forward to such beneficial owners. Laser Power may reimburse persons representing beneficial owners of Laser Power Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by directors, officers or other employees of Laser Power and by American Securities Transfer & Trust, Inc. No additional compensation will be paid to directors, officers and other regular employees for such services.

LASER POWER BOARD RECOMMENDATION

     THE LASER POWER BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF LASER POWER AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

                                THE EMI MEETING

DATE, TIME AND PLACE OF MEETING

     The EMI Meeting will be held on February 26, 1998 at 8:30 a.m., local time, at EMI's offices at 36570 Briggs Road, Murrieta, California. EMI intends to deliver this Prospectus/Joint Proxy Statement on or about February 13, 1998, to all EMI shareholders entitled to vote at the EMI Meeting.

RECORD DATE AND OUTSTANDING SHARES

     Only shareholders of record of EMI Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the EMI Meeting. As of the Record Date, there were 1,091,880 shares of EMI Common Stock outstanding and entitled to vote, held of record by 69 shareholders. Each EMI shareholder is entitled to one vote for each share of EMI Common Stock held as of the Record Date.

SHAREHOLDER VOTE REQUIRED

     The presence, in person or by proxy, of a majority of the shares of EMI Common Stock outstanding on the Record Date is necessary to constitute a quorum at the EMI Meeting.

     Approval of the Merger and the Merger Agreement requires the affirmative vote of holders of a majority of the shares of EMI Common Stock outstanding on the Record Date. Each record holder of EMI Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the shareholders at the Special Meeting.

     As a group, all directors and executive officers of EMI and their respective affiliates beneficially owned 495,670 shares, or approximately 45.4%, of the EMI Common Stock outstanding as of the Record Date. Concurrently with the execution of the Merger Agreement, such directors and executive officers of EMI have each signed a Shareholder Agreement obligating them to vote in favor of the Merger and the Merger Agreement.

EXPENSES

     EMI will bear the costs of solicitation of votes from its shareholders.

DISSENTERS' RIGHTS

     Shareholders of record of EMI Common Stock may under certain circumstances, and by following procedures prescribed by the California Law, exercise dissenters' rights and receive cash for their respective shares of EMI Common Stock. The failure of any dissenting shareholder of EMI to follow the appropriate procedures may result in the termination or waiver of such rights. See "The Merger and Related Transaction -- Dissenters' Rights of EMI Shareholders" and Appendix C to this Prospectus/Joint Proxy Statement.

EMI BOARD RECOMMENDATION

     THE EMI BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF EMI AND ITS SHAREHOLDERS AND THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

                      THE MERGER AND RELATED TRANSACTIONS

     This section of the Prospectus/Joint Proxy Statement describes certain aspects of the proposed Merger. The Merger Agreement provides for the merger of Laser Power Sub, a newly formed, wholly owned California subsidiary of Laser Power, with and into EMI. The discussion in this Prospectus/Joint Proxy Statement of the Merger and the description of the principal terms of the Merger Agreement are accurate in all material respects but do not purport to be complete and are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Prospectus/Joint Proxy Statement as Appendix A and incorporated herein by reference. All Laser Power stockholders and EMI shareholders are urged to read the Merger Agreement in its entirety.

EFFECTS OF THE MERGER

  General

     The Merger will be consummated promptly following approval of the Merger Proposal by the Laser Power stockholders and EMI shareholders and the satisfaction or waiver of all other conditions to consummation of the Merger. The Merger will become effective on the date the Certificate of Merger is duly filed with the California Secretary of State (the "Effective Time"). At the Effective Time, Laser Power Sub will merge with and into EMI, with the result that EMI will be the Surviving Subsidiary in the Merger and will be wholly owned by Laser Power. As described below, the shareholders of EMI will become stockholders of Laser Power, and their rights will be governed by the Laser Power Certificate, the Laser Power Bylaws and the Delaware Law. See "Comparison of Rights of Laser Power Stockholders and EMI Shareholders." The Articles of Incorporation and the Bylaws of Laser Power Sub shall be those of the Surviving Corporation.

     There will be no change in the current Laser Power Board and officers of Laser Power as a result of the Merger, except that Dick Sharman and Robert P. Perkins will be elected to the Laser Power Board, as a condition to consummation of the Merger. At the Effective Time, the officers of EMI (as the Surviving Subsidiary) will be Glenn H. Sherman and Paul P. Wickman, Jr. and the sole director of EMI will be Glenn H. Sherman.

  Operations of the Combined Company Following the Merger

     If the combined company is to realize the anticipated benefits of the Merger, the operations of the two companies must be integrated and combined efficiently. The process of rationalizing management services, administrative organizations, facilities, management information systems, employee compensation and benefits and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the combined company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce the short-term earnings of the combined company. Subsequent to the Merger, Laser Power expects to incur a charge of approximately $1 million, to reflect the combination of the two companies, including transaction and integration costs. This amount is a preliminary estimate only. There can be no assurance that Laser Power will not incur additional charges in the current quarter and subsequent quarters to reflect costs associated with the Merger.

  Conversion of Shares

     Exchange Ratio. At the Effective Time, each outstanding share of EMI Common Stock (other than any shares of EMI Common Stock owned by Laser Power, Laser Power Sub or any direct or indirect wholly owned subsidiary of Laser Power and other than dissenting EMI shares) will be converted into the right to receive 1.8511 shares of Laser Power Common Stock (the "Exchange Ratio"), subject to the Exchange Ratio Adjustment described below. Each share of EMI Common Stock owned by Laser Power, Laser Power Sub or any direct or indirect wholly owned subsidiary of Laser Power immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof.

     Based upon the capitalization of EMI as of the close of business on the Record Date and an adjusted exchange ratio of 2.066344 (assuming an Average Price Per Share of $5.375) an aggregate of approximately 2,256,199 shares of Laser Power Common Stock (the "Merger Consideration") will be issued in the Merger, and Laser Power will substitute options to acquire approximately 92,665 additional shares of Laser Power Common Stock for all outstanding EMI options.

     Immediately prior to the Effective Time, EMI will terminate the EMI Employee Stock Purchase Plan. On or prior to the Record Date, all amounts that had been withheld but not yet applied to purchase shares of EMI Common Stock pursuant to such plan were applied to purchase the number of shares of EMI Common Stock available under the Employee Stock Purchase Plan, and such shares (together with cash in lieu of fractional shares) were distributed to the participating employees pursuant to the terms of such plan. See "-- Treatment of Employee Equity Benefit Plans."

     Each share of Common Stock, $.001 par value per share, of Laser Power Sub issued and outstanding as of the Effective Time will be converted into one validly issued, fully paid and nonassessable share of Common Stock, without par value, of the Surviving Subsidiary. Each certificate evidencing ownership of shares of Laser Power Sub Common Stock will evidence ownership of such shares of capital stock of the Surviving Subsidiary.

     Promptly after the Effective Time, Laser Power, acting through the Exchange Agent, will deliver to each EMI shareholder of record, as of the Effective Time, a letter of transmittal with instructions to be used in surrendering the certificates which represented shares of EMI Common Stock in exchange for certificates representing shares of Laser Power Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF EMI COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT, AND THEN ONLY IN ACCORDANCE WITH THE TERMS OF SUCH LETTER OF TRANSMITTAL.

     Exchange Ratio Adjustment. In the event that the average closing price per share of Laser Power Common Stock for each of the three trading days immediately preceding the trading day two days immediately prior to the date of the Laser Power Meeting (the "Average Price Per Share") is less than $6.00 per share, then the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a fraction the numerator of which shall be $6.00 and the denominator of which shall be Average Price Per Share (the "Exchange Ratio Adjustment"). Such an Exchange Ratio Adjustment will result in an increased amount of Laser Power Common Stock to be issued to each EMI shareholder in the Merger. Stockholders of Laser Power and shareholders of EMI are encouraged to obtain current market quotations for Laser Power Common Stock prior to their respective Special Meetings. The closing price of Laser Power Common Stock on February 6, 1998 was $5.375. In addition, the Exchange Ratio will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Laser Power Common Stock or EMI Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Laser Power Common Stock or EMI Common Stock occurring or having a record date on or after the date of the Merger Agreement and prior to the Effective Time.

     Fractional Shares. No fractional shares of Laser Power Common Stock will be issued in the Merger. Instead, each EMI shareholder who would otherwise be entitled to receive a fraction of a share of Laser Power Common Stock will receive an amount in cash (without interest) determined by multiplying such fraction by the closing price of Laser Power Common Stock as reported on the Nasdaq National Market on the last trading date immediately preceding the Effective Time. Laser Power intends to use its current cash resources to fund the payments for fractional shares.

BACKGROUND OF THE MERGER

     Laser Power initially expressed interest in a possible transaction in August 1997, when Laser Power's Chairman contacted EMI's Chairman to discuss a possible business combination. On August 7, 1997, Laser Power and EMI entered into a mutual Proprietary Information Nondisclosure Agreement governing the terms upon which information regarding the entities would be shared. On or about August 13, 1997, EMI delivered a copy of its Confidential Offering Memorandum to Laser Power. On or about August 27, 1997, Laser Power sent a preliminary indication of interest letter to EMI expressing its desire to discuss further a possible transaction. The managements of Laser Power and EMI continued to communicate regarding a possible combination. On October 2, 1997 representatives of Laser Power and EMI met to further discuss the terms upon which a merger transaction might occur. Negotiations with respect to the terms of the proposed transaction were conducted on October 16, 1997. On October 18, 1997, the Board of Directors of Laser Power met and authorized the negotiation and execution of a letter of intent providing for a merger transaction between Laser Power and EMI. On October 29, 1997, Laser Power and EMI executed a letter of intent and issued a joint press release announcing the proposed Merger. The parties continued to discuss and negotiate the final terms of the transaction documents. Following execution of the letter of intent, both Laser Power and EMI performed due diligence investigations of the other entity. By early December 1997, the parties were able to frame a transaction acceptable to the respective Boards of Directors of Laser Power and EMI, and on December 6, 1997 and December 4, 1997, respectively, the Boards of Laser Power and EMI approved the Merger Agreement and the Merger. On December 23, 1997, the parties executed the definitive Merger Agreement and issued a joint press release announcing the execution of the Merger Agreement. On February 9, 1998, the parties executed an amendment to the definitive Merger Agreement.

REASONS FOR THE MERGER

  Laser Power's Reasons for the Merger

     The Laser Power Board believes that the following are reasons for stockholders of Laser Power to vote FOR approval and adoption of the Merger Agreement and approval of the Merger:

     - The increase in customer base from EMI may provide the combined company with a "critical mass" necessary to maintain and increase its market share in the laser optics industry.

     - The Merger represents a strategic opportunity to diversify Laser Power's product and services offering and to create a larger supplier of such products and services.

     - The combined company may be able to achieve certain operating efficiencies as a result of the Merger.

     - The Merger may result in increased earnings per share for the combined company.

     In the course of its deliberations, the Laser Power Board reviewed with management a number of other factors relevant to the Merger, including, among other things: (i) information concerning Laser Power's and EMI's respective businesses, prospects, financial performance, financial condition, operations and new product lines; (ii) the presentation made by FSC to the Laser Power Board and their opinion rendered in connection therewith (see "-- Opinion of Fredericks, Shields & Co. LLC"); (iii) an analysis of the respective contributions to revenues, operating profits and net profits of the combined company; (iv) the compatibility of the managements of Laser Power and EMI; (v) alternatives for growth in the markets served by Laser Power and EMI; and (vi) reports from management and legal advisors on the results of Laser Power's due diligence investigation of EMI.

     The Laser Power Board also considered a variety of potentially negative factors concerning the Merger, including (i) the risk that the combined company might not achieve revenue equal to the sum of the separate companies' anticipated revenue; (ii) the risk that the combined company might not achieve sufficient operating efficiencies to ensure that the Merger would not have a negative effect on Laser Power's earnings per share; (iii) the charges expected to be incurred in connection with the Merger, including transaction costs and costs of integrating the businesses of the companies, to be reflected in a charge of approximately $1 million (see "Unaudited Pro Forma Combined Condensed Financial Information"); (iv) the risk that the combined company's ability to increase or maintain revenue might be diminished by intensified competition among providers of similar or related services; (v) the risk that other benefits sought to be obtained by the Merger would not be obtained; and (vi) other risks described above under "Risk Factors."

     Based on the factors described above, the Laser Power Board determined that the Merger is fair to and in the best interests of Laser Power and its stockholders, approved the Merger Agreement and the transactions contemplated by the Merger Agreement and recommended that the stockholders of Laser Power vote for adoption of the Merger Agreement.

     The foregoing discussion of the information and factors considered is not intended to be exhaustive but is believed to include the material factors considered by the Laser Power Board. In reaching a determination whether to approve the Merger, in view of the wide variety of factors considered, the Laser Power Board did not find it practical to quantify or otherwise attempt to assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

  EMI's Reasons for the Merger

     The EMI Board believes that the following are reasons for shareholders of EMI to vote FOR approval and adoption of the Merger Agreement and approval of the Merger:

     - The Merger may provide EMI shareholders with a greater degree of liquidity and the ability to optimize opportunities to obtain a fair market value for their investment in EMI at a market price, and to diversify the investments of the EMI shareholders beyond the shares of the surviving company.

     - The Merger may provide the ability to diversify the business of EMI by associating with a business which has different product and market characteristics than those of EMI.

     - The Merger may provide EMI with the opportunity to more fully utilize its facility and other assets, which have not historically been operating at full capacity, thereby spreading its fixed cost burden over a larger business base which would allow EMI to increase its profitability, become more competitive or both.

     In the course of its deliberations, the EMI Board reviewed with management a number of other factors relevant to the Merger, including, among other matters: (i) information concerning Laser Power's and EMI's respective business, prospects, financial performances, financial condition, operations, and new products; (ii) an analysis of the respective contributions to revenues, operating profits, and net profits of the combined company; (iii) the compatibility of the managements and other personnel of EMI and Laser Power; and
(iv) alternatives for growth in the markets served by EMI.

     The EMI Board also considered a variety of potentially negative factors concerning the Merger, including, among other things, (i) the risk that the combined company might not achieve revenue equal to the sum of the separate companies' combined revenue; (ii) the risk that the combined company might not achieve sufficient operating efficiencies to ensure that the Merger would not have a negative effect on the combined company's earnings per share; (iii) the risk that the combined company may not have the ability to efficiently develop profitable new products or introduce its products into new markets; (iv) the short history of Laser Power as a publicly traded company; and (v) other risks described above under "Risk Factors."

     Based on the factors described above, the EMI Board determined that the Merger is fair to and in the best interests of EMI and its shareholders, approved the Merger Agreement and the various transactions contemplated by the Merger Agreement, and recommended that the shareholders of EMI vote to adopt the Merger Agreement.

     The foregoing discussion of the information and factors considered is not intended to be exhaustive but is believed to include the material factors considered by the EMI Board. In reaching a determination whether to approve the Merger, in view of the wide variety of factors considered, the EMI Board did not find it practical to quantify or otherwise attempt to assign any relative or specific weights to the foregoing factors, and the individual directors may have given different weights to different factors.

LASER POWER BOARD RECOMMENDATION

     THE LASER POWER BOARD HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF LASER POWER AND ITS STOCKHOLDERS AND HAS RECOMMENDED A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

EMI BOARD RECOMMENDATION

     THE EMI BOARD HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTEREST OF EMI AND ITS SHAREHOLDERS AND HAS RECOMMENDED A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

OPINION OF FREDERICKS, SHIELDS & CO. LLC

     The following description of the opinion and presentation of FSC contains forward-looking information. Without limiting the generality of the foregoing, the projections and forecasts furnished to FSC were prepared by the respective managements of Laser Power and EMI. Laser Power does not publicly disclose internal management projections of the type provided to FSC in connection with its analyses of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the opinions.


     Laser Power retained FSC to act as its financial advisor and, in connection with the Merger, to render an opinion to the Laser Power Board as to whether the Merger Consideration to be paid to the shareholders of EMI is fair, from a financial point of view, to the stockholders of Laser Power. On December 6, 1998 FSC rendered its written opinion to the Laser Power Board that, as of such date and based upon and subject to certain considerations and assumptions, the Merger Consideration to be paid to the shareholders of EMI as specified in the Merger Agreement was fair, from a financial point of view, to the stockholders of Laser Power; that opinion was revised and updated on February 9, 1998. References herein to the "FSC Opinion" or similar references refer to the written opinion of FSC dated December 6, 1997 and the amended opinion dated February 9, 1998. The full text of the FSC Opinion, which sets forth the assumptions made, matters considered and scope and limitations of the review undertaken and procedures followed by FSC in rendering its opinion, is attached to this Prospectus/Joint Proxy Statement as Appendix B hereto and is incorporated herein by reference. THE FOLLOWING DESCRIPTION OF THE FSC OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. LASER POWER STOCKHOLDERS ARE URGED TO READ CAREFULLY THE OPINION OF FSC IN ITS ENTIRETY. NO LIMITATIONS WERE IMPOSED BY LASER POWER ON FSC WITH RESPECT TO THE INVESTIGATIONS MADE OR PROCEDURES FOLLOWED IN RENDERING THIS OPINION.



     In conducting its analysis and arriving at its opinion, FSC reviewed and analyzed, among other things: (i) the Merger Agreement and the specific terms of the Merger; (ii) unaudited condensed financial summaries of EMI for the years ending December 31, 1994 through December 31, 1996 and nine-month unaudited financial statements of EMI for the period ending September 30, 1997; (iii) certain financial and operating information regarding the business, operations and prospects of EMI, including forecasts and projections, provided to FSC by the managements of EMI and Laser Power; (iv) audited financial statements of Laser Power for the years ending August 31, 1995 through August 31, 1997; (v) unaudited financial statements of Laser Power for the quarter ended December 31, 1997; (vi) certain financial and operating information regarding the business, operations and prospects of Laser Power, including forecasts and projections, provided to FSC by the management of Laser Power; (vii) a comparison of the historical and projected financial results and financial condition of EMI with those of other companies and businesses that FSC deemed relevant; (viii) a comparison of the historical and projected financial results and financial condition of Laser Power with those of other companies and businesses that FSC deemed relevant; and (ix) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that FSC deemed relevant. In addition, in arriving at its opinion, FSC also held discussions with EMI's and Laser Power's management concerning their businesses, operations, assets, financial conditions and prospects, including the prospects of Laser Power after the Merger has been consummated. FSC also undertook such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, although FSC visited certain properties and facilities of Laser Power and EMI, FSC did not make, obtain or assume any responsibility for any independent evaluation or appraisal of such properties and facilities or of the assets and liabilities (contingent or otherwise) of Laser Power or EMI. FSC assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by it in arriving at its opinion and did not attempt independently to verify, or undertake any obligation to verify, such information. FSC further relied upon the assurances of the managements of EMI and Laser Power that they were not aware of any facts that would make such information inaccurate or misleading. In addition, FSC assumed that the forecasts and projections provided to FSC and Laser Power represented the best currently available estimates and judgment of EMI's and Laser Power's managements as to the future financial condition and results of operations of EMI and Laser Power, respectively, and assumed that such forecasts and projections had been reasonably prepared based on such currently available estimates and judgments. FSC assumed no responsibility for and expressed no view as to such forecasts and projections or the assumptions on which they are based. FSC further assumed, with the consent of Laser Power, that the Merger will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, as amended, and that, for accounting purposes, the Merger will be accounted for as a pooling-of-interests. FSC also assumed that the Merger described in the Merger Agreement would be consummated on the terms set forth therein, without waiver of any of such terms.

     FSC also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. FSC noted that its opinion was necessarily based upon conditions as they currently existed and that could be evaluated on the date of its opinion.

     FSC did not express any view as to what the value of Laser Power's stock will be when issued to EMI shareholders pursuant to the Merger, or the price at which Laser Power's stock will trade prior to or subsequent to the closing of the Merger. FSC's opinion is for the benefit and use of the Laser Power Board in its consideration of the Merger. The opinion does not constitute a recommendation of the Merger over any alternative transactions that may be available to Laser Power and does not address the underlying business decision of the Laser Power Board to proceed with or effect the Merger. Furthermore, the opinion does not constitute a recommendation by FSC to any stockholder to vote in favor of the Merger.

     The following is a brief summary of the financial analyses utilized by FSC in rendering its opinion. Such summary does not purport to be a complete description of all of the analyses performed by, or all the factors considered by, FSC in connection with its opinion.

     Analysis of Selected Publicly Traded Companies -- Using publicly available information, FSC compared certain financial information and operating statistics of EMI with similar financial information and operating statistics of APA Optics, Inc., Coherent, Inc., Laser Power, Newport Corporation, Optical Coating Laboratory, Inc., Precision Optics Corporation, Inc., II-VI Incorporated and Tinsley Laboratories, Inc. (collectively referred to herein as the "EMI Comparables"). Such information and operating statistics included, among other things, certain historical profitability margins, certain historical and projected growth rates, market values of equity, total enterprise values and implied multiples of historical and estimated revenues, earnings before taxes, interest, depreciation and amortization ("EBITDA") and earnings per share. Among other things, this analysis indicated that the implied multiples for the EMI Comparables were as follows: a) total market capitalization as a multiple of trailing twelve months revenues ranged from 0.8x to 22.8x, with a median of 1.5x and an average of 4.4x; b) total market capitalization as a multiple of trailing twelve months EBITDA ranged from 6.4x to 342.4x, with a median of 9.0x and an average of 57.8x; c) total market capitalization as a multiple of estimated calendar 1997 earnings per share ranged from 12.6x to 47.5x, with a median of 20.2x and an average of 23.1x; and d) total market capitalization as a multiple of estimated 1998 earnings per share ranged from 10.8x to 25.4x with a median of 15.9x and an average of 16.7x. All implied financial multiples were based on closing market prices on December 5, 1997.

     FSC updated the analysis of selected publicly traded companies as of closing of markets on February 9, 1998. Among other things, this analysis indicated that the implied multiples for the EMI Comparables were as follows:
(a) total market capitalization as a multiple of trailing twelve months revenues ranged from 0.7x to 20.4x, with a median of 1.4x and an average of 4.3x; (b) total market capitalization as a multiple of trailing twelve months EBITDA ranged from 5.5x to 306.1x, with a median of 9.2x and an average of 58.9x; (c) total market capitalization as a multiple of estimated calendar 1997 earnings per share ranged from 16.2x to 35.8x, with a median of 24.2x and an average of 23.6x; and (d) total market capitalization as a multiple of estimated 1998 earnings per share ranged from 13.2x to 20.7x with a median of 15.5x and an average of 16.9x. All implied financial multiples were based on closing market prices on February 9, 1998.


     Analysis of Selected Acquisitions -- FSC reviewed ten selected merger and acquisition transactions deemed relevant by FSC. Among other things, FSC analyzed the purchase price, estimated trailing twelve month revenues and the estimated trailing twelve month earnings based on certain public information for each of the selected acquisitions. This analysis indicated that the implied financial multiples of the selected acquisitions were as follows: a) total purchase price as a multiple of the trailing twelve months revenues ranged from 0.9x to 2.3x, with a median of 1.2x and an average of 1.5x; and b) total purchase price as a multiple of the trailing twelve months earnings ranged from 5.9x to 30.0x, with a median of 13.3x and an average of 16.8x.

     Pro Forma Merger Analysis -- FSC analyzed certain pro forma financial effects resulting from the Merger, including the impact of the Merger on Laser Power's projected earnings per share for calendar year 1998. Based on the estimates of the respective managements of EMI and Laser Power and the Exchange Ratio, and assuming that the Merger was treated as a pooling-of-interests for accounting purposes, the results of the pro forma merger analysis suggested that, in the absence of any potential operating synergies that may result from the Merger, and excluding the effects on earnings per share of the transaction and integration costs expected to result from the combination of the two companies, the Merger will be accretive to Laser Power's earnings per share in calendar year 1998. The actual results achieved by the combined company could vary from projected results and the variations could be material.

     FSC believes that its analyses must be considered in the aggregate, and that selecting portions of its analyses or the factors considered by it without considering all factors and analyses considered by FSC could create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, FSC did not attribute any particular weight to any one analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. In its analyses, FSC made numerous implicit assumptions about industry and general economic conditions, and other matters, many of which are beyond the control of Laser Power or EMI. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Laser Power, EMI, FSC or any other person assumes responsibility for their accuracy.

     FSC is an investment banking firm engaged in, among other things, the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. FSC previously served as a consultant to Laser Power during its initial public offering of Common Stock in 1997.

     Pursuant to the terms of an engagement letter, Laser Power has paid FSC an aggregate of $20,000 for services provided to Laser Power in connection with the Merger, of which the total represents the fee for rendering its opinion. Laser Power also has agreed to reimburse FSC for its out-of-pocket expenses, including reasonable fees and expenses for its legal counsel, and to indemnify FSC and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by FSC under the engagement letter. The terms of the fee arrangement with FSC were negotiated at arm's length between Laser Power's management and FSC.

MERGER AGREEMENT

  Representations and Covenants

     Under the Merger Agreement, EMI has made a number of representations, including representations regarding the organization and capital structure of EMI, its operations, financial condition, tax matters, material contracts, employees, benefits plans, litigation and claims, compliance with laws, environmental matters, properties, intellectual property, disclosure, transactions with affiliates and other matters, including its authority to enter into the Merger Agreement and to consummate the Merger. Under the Merger Agreement, Laser Power has also made a number of representations, including representations regarding the organization and capital structure of Laser Power and its affiliates, their operations, filings with the Commission, financial statements, disclosure, Common Stock to be issued and other matters, including the authority of Laser Power and Laser Power Sub to enter into the Merger Agreement and to consummate the Merger.

     Laser Power and EMI have agreed in the Merger Agreement to (i) use reasonable best efforts to perform and fulfill all conditions and obligations under the Merger Agreement; (ii) use reasonable best efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the Merger; (iii) file with any governmental agencies or departments all notices, reports and other documents required by law with respect to the Merger Agreement and the Merger; and (iv) seek the approval of the Merger Agreement and the Merger by their stockholders and shareholders, respectively. Further, each of Laser Power and EMI has agreed to (i) promptly notify the other of certain changes or the occurrence of any event that causes the representations or warranties made by the relevant representing party in the Merger Agreement to be incomplete or inaccurate in any material respect; (ii) promptly notify the other of any material breach by the other of any relevant representation, warranty or covenant; and (iii) promptly notify the other of any event, condition, fact or circumstance that would make unlikely or impossible the timely satisfaction of the conditions to the obligations of the other party to consummate the Merger.

     EMI and the certain shareholders of EMI have each covenanted that, until the consummation of the Merger or the termination of the Merger Agreement, they will not take certain actions relating to the operation of EMI without the consent of Laser Power. EMI and certain shareholders of EMI have also agreed that neither they nor any of their affiliates will solicit, initiate, encourage, negotiate, provide information for or otherwise cooperate in any way with or facilitate any of the following: (i) any merger or consolidation of EMI with any person other than Laser Power or Laser Power Sub; (ii) any sale of all or a material portion of the business or assets of EMI to any person other than Laser Power or Laser Power Sub; or (iii) the issuance, disposition or acquisition of any capital stock or other equity security of EMI.

     EMI has further agreed, among other things: (i) to use reasonable best efforts to preserve intact its business organization, to keep available the services of its present officers and employees and to maintain the goodwill of all suppliers, customers and others having business relations with it; (ii) to permit Laser Power and its authorized representatives to have reasonable access to all of its personnel, assets, records, tax returns, contracts and documents and to furnish to Laser Power such financial and other information, and all copies, as Laser Power may from time to time reasonably request; (iii) to deliver to Laser Power on the Closing Date the resignations of all directors and officers of EMI; (iv) to conduct its business and operations in the ordinary course and in substantially the same manner as prior to the execution of the Merger Agreement; (v) not to declare an dividend, issue any capital stock, amend its articles of incorporation or bylaws, or form a subsidiary or acquire an interest in another entity; and (vi) to deliver to Laser Power or cause its counsel or accountants to deliver to Laser Power certain closing documents referred to in the Merger Agreement.

     Under the Merger Agreement, Laser Power has also agreed: (i) to provide certain access to documents and information previously publicly filed or disclosed and make available its executive officers to answer questions of EMI relating to Laser Power's business; and (ii) to deliver certain closing documents referred to in the Merger Agreement.

  Conditions to the Merger

     In addition to the requirement that the Merger Proposal be approved by the requisite votes of the stockholders of Laser Power and shareholders of EMI, the obligations of Laser Power and EMI to consummate the Merger are subject to the satisfaction of a number of other conditions, including, among other things, (i) the accuracy, in all material respects, of the representations and warranties made by the other party as of the Closing Date, except for any inaccuracies which, individually and taken as a whole, have not had a material adverse effect on such party; (ii) the performance, in all material respects, by the other party of its covenants; (iii) the receipt of certain legal opinions; (iv) the receipt by the parties of all governmental approvals, consents, authorizations or modifications as may be required to permit the performance in compliance with applicable law by the parties of their respective obligations under the Merger Agreement and the consummation of the Merger; (v) the receipt by the parties from their respective counsel of an opinion to the effect that the Merger will constitute a reorganization within the meaning of 368(a)(2)(E) of the Code; and
(vi) the absence of any order by any court or governmental agency to enjoin or otherwise prevent the consummation of the Merger Agreement or the Merger.


     Laser Power's obligations to consummate the Merger are further conditioned upon, among other things, (i) the receipt of a letter from Ernst & Young LLP, Laser Power's independent auditors, relating to the applicability of pooling-of-interests accounting treatment to the Merger; (ii) the receipt of a letter from McGladrey & Pullen, LLP, EMI's independent auditors, relating to the applicability of pooling-of-interests accounting treatment with respect to EMI;
(iii) the receipt of resignations of each director and officer of EMI; (iv) the holders of less than 5% of the outstanding shares of EMI Common Stock having asserted or being entitled to assert dissenters' rights under the California Law; (v) the execution of noncompetition agreements with certain shareholders and officers of EMI, and other agreements and certificates; (vi) the receipt by the Laser Power Board of the written opinion of FSC to the effect that the consideration to be received by the shareholders of EMI is fair, from a financial point of view, to the stockholders of Laser Power; (vii) the receipt by Laser Power of a comfort letter (and bring down letter) to be issued by McGladrey & Pullen, LLP to provide independent verification of certain financial information provided by EMI; and (viii) the execution and delivery to Laser Power of certain other documents, including the Related Agreements. See
"-- Related Agreements; Interests of Certain Persons in the Merger."


     At any time at or prior to the Closing Date, Laser Power or EMI, without approval of the stockholders of Laser Power or the shareholders of EMI, may waive compliance with any of the agreements or conditions contained in the Merger Agreement to be performed by the other party.

  Termination; Termination Fee

     At any time prior to the Effective Time, the Merger Agreement may be terminated as follows: (i) by mutual consent of all of the parties; (ii) by Laser Power if there has been a material breach by EMI of any covenant, representation or warranty contained in the Merger Agreement, Laser Power has notified EMI in writing of the existence of such breach, and EMI has failed to cure such breach within ten days after receiving such notice; (iii) by EMI if there has been a material breach by Laser Power of a covenant, representation or warranty contained in the Merger Agreement, EMI has notified Laser Power in writing of the existence of such breach, and Laser Power has failed to cure such breach within ten days after receiving such notice; (iv) by either Laser Power or EMI if there should be a non-appealable order of a federal or state court in effect preventing consummation of the Merger, or there shall be any action taken or any statutes, rules, regulations or orders enacted, promulgated, issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; (v) by either Laser Power or EMI if, upon a vote at a duly held meeting of stockholders or shareholders, respectively, or any adjournment thereof, any required approval of holders of Laser Power and EMI capital stock shall not have been obtained; (vi) by Laser Power if at any time prior to approval of the Merger Proposal by the EMI shareholders (a) the EMI Board of Directors fails to recommend, or for any reason withdraws or amends or modifies in a manner adverse to Laser Power, its unanimous recommendation in favor of the Merger or approval of the Merger Agreement; (b) EMI fails to include in this Prospectus/Joint Proxy Statement the unanimous recommendation of the EMI Board of Directors in favor of approval of the Merger Agreement and the Merger; (c) the EMI Board of Directors fails to reaffirm its unanimous recommendation in favor of approval of the Merger Agreement and the Merger within five business days after Laser Power requests in writing that such recommendation be reaffirmed; (d) the EMI Board of Directors approves, endorses or recommends any acquisition proposal other than the Merger;
(e) EMI shall have entered into any letter of intent or similar document or any contract relating to any other acquisition proposal; (f) EMI shall have failed to hold the EMI Shareholder Meeting as promptly as practicable and in any event within 45 days after the S-4 Registration Statement is declared effective under the Act; (g) a tender or exchange offer relating to securities of EMI commences and EMI fails to send to the EMI shareholders, within five business days after the commencement of such tender or exchange offer, a statement disclosing that EMI recommends rejection of such tender or exchange offer; or (h) an acquisition proposal is publicly announced, and EMI (1) fails to issue a press release announcing its opposition to such acquisition proposal within five business days after such acquisition proposal is announced or (2) otherwise fails to actively oppose such acquisition proposal; (vii) by Laser Power if the Average Price Per Share is less than $6.00 and Laser Power reimburses EMI for expenses incurred in connection with the Merger up to a maximum of $275,000 or (viii) by either Laser Power or EMI if the respective conditions of the other party have not been satisfied by March 31, 1998. In the event Laser Power elects to terminate the Merger Agreement in accordance with clause (vi) above, EMI shall pay to Laser Power an amount equal to $400,000.

     At any time prior to the Closing Date, Laser Power, Laser Power Sub or EMI may extend the time for the performance of any of the obligations or other acts of Laser Power, Laser Power Sub or EMI.

  Amendment

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of Laser Power, EMI and certain shareholders of EMI.

  Resale by Affiliates

     Although the shares of Laser Power Common Stock to be issued pursuant to the Merger will have been registered under the Securities Act, any shareholder of EMI receiving such stock who is an affiliate of EMI at the time of the EMI Meeting (as "affiliate" is defined for purposes of Rule 145) will be subject to the resale restrictions pursuant to Rule 145. See "The Merger and Related Transactions -- Affiliates' Restrictions on Sale of Laser Power Common Stock."

  No Indemnity

     The Merger Agreement provides that the representations and warranties do not survive the Closing Date.

  No Solicitation; Break-Up Fee

     Under the terms of the Merger Agreement, EMI has agreed that, until the Effective Time, it will not directly or indirectly, and will not authorize or permit any subsidiary of EMI or any of its or its subsidiaries' officers, directors, employees, agents, attorneys, accountants, advisors or representatives directly or indirectly to, (i) solicit, encourage or cooperate in any way with any Acquisition Proposal (as defined below); (ii) furnish any information regarding EMI or any of its subsidiaries to any person or entity in connection with or in response to an Acquisition Proposal; or (iii) engage in discussions or negotiations with any person or entity with respect to any Acquisition Proposal. An "Acquisition Proposal" means any offer, proposal or inquiry (other than from Laser Power) contemplating or otherwise relating to (a) any merger or consolidation of EMI or its subsidiaries, (b) any sale of assets of EMI or any of its subsidiaries (other than sales of inventory in the ordinary course of business), (c) any equity or debt investment (other than on terms approved by Laser Power) in EMI or any of EMI's subsidiaries, or (d) any purchase of outstanding securities of EMI or any of EMI's subsidiaries by any person.

     Notwithstanding the foregoing, but subject to the restrictions on the conduct of EMI's business described above, prior to the approval of the Merger Proposal by the EMI shareholders, to the extent the EMI Board determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, EMI may withdraw, amend or modify its recommendation in favor of the

Merger Proposal if an unsolicited, bona fide written offer by a third party to purchase more than 50% of the outstanding EMI Common Stock is made on terms that the EMI Board reasonably determines, based upon the written advice of EMI's financial advisor, to be more favorable to the EMI shareholders than the Merger Proposal. In the event the EMI Board withdraws, amends or modifies its recommendation of the Merger Proposal and the Merger Proposal is not approved by the EMI shareholders, then EMI will pay to Laser Power a sum of $400,000.

RELATED AGREEMENTS; INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Affiliate Agreements

     To help ensure that the Merger will be accounted for as a pooling-of-interests, EMI affiliates (as defined for purposes of Rule 145) will enter into agreements that prohibit such persons from disposing of their shares of Laser Power Common Stock (except for certain de minimis transfers permitted in pooling-of-interests transactions) until Laser Power publicly releases its first report of financial statements including the combined financial results of EMI and Laser Power for a period of at least 30 days of "combined operations," as defined by the Securities and Exchange Commission. Such affiliates will also agree not to sell, pledge or otherwise transfer such shares except in compliance with Rule 145 or under certain other limited circumstances.

  Noncompetition Agreements

     On the Closing Date, each of Dick Sharman and Robert N. Haro will enter into a noncompetition agreement with Laser Power, under which they will agree for a period of 18 months following the Effective Time not to, directly or indirectly, own, manage, operate or control, or become engaged, directly or indirectly, as a director, officer, employee, partner, principal, agent, or representative of or consultant to, any business, enterprise, firm or person engaged in direct competition with Laser Power's, EMI's, Exotic's or EMII's current businesses or to solicit any employees or customers of Laser Power, EMI, Exotic or EMII, except for participation solely as a passive investor in up to 5% of the publicly traded equity securities of any such business, enterprise or firm.

  Shareholder Agreements

     Concurrently with the execution of the Merger Agreement, certain shareholders of EMI entered into Shareholder Agreements with Laser Power pursuant to which such shareholders agreed that prior to the earlier of the date on which the Merger Agreement is terminated or the Effective Time, such shareholder:

          (a) will not sell, contract to sell, pledge, grant any options to purchase or otherwise dispose of or transfer any share of EMI Common Stock held by such person (unless the other party to such transfer shall have executed a counterpart to the Shareholder Agreement and agreed to hold the EMI Common Stock subject to the terms and conditions of the Shareholder Agreement);

          (b) will vote his EMI Common Stock to approve the Merger Agreement and the Merger; and

          (c) will not, directly or indirectly, solicit, encourage, negotiate, provide information for, or otherwise cooperate in any way with, assist or facilitate any merger or consolidation with, any sale of assets to, any equity or debt investment in EMI by, or purchase of EMI securities by any entity other than Laser Power or Laser Power Sub.

  Election of Directors

     As a condition to the Merger, Dick Sharman and Robert P. Perkins shall be elected to the Board of Directors of Laser Power.

REGULATORY MATTERS

     Other than compliance with the federal securities laws and applicable securities and "blue sky" laws of the various states, Laser Power and EMI are not aware of any governmental or regulatory approvals required for consummation of the Merger.

CERTAIN FEDERAL INCOME TAX MATTERS

     The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of EMI Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Laser Power, the Laser Power stockholders, EMI or EMI's shareholders, as described herein.

     EMI shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular EMI shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are non-United States persons, who acquired their shares in connection with the EMI Stock Option Plan or in other compensatory transactions or who hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger).

     Neither Laser Power nor EMI has requested, or will request, a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger. As a condition to consummation of the Merger, Cooley Godward LLP ("Cooley Godward"), counsel to Laser Power, and Dickinson Wright PLLC ("Dickinson Wright"), counsel to EMI, will each render an opinion (the "Tax Opinions") to Laser Power and the EMI shareholders, respectively, that the Merger will constitute a tax-free reorganization under
Section 368(a)(2)(E) of the Code (a "Reorganization"). The Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of Laser Power, EMI, Laser Power Sub and the shareholders of EMI, including representations in certain certificates delivered or to be delivered by the Closing Date to counsel by the respective managements of Laser Power, EMI and Laser Power Sub and the shareholders of EMI. See "-- Related Agreements; Interests of Certain Persons in the
Merger -- Affiliate Agreements." Moreover, the Tax Opinions will not be binding on the IRS nor preclude the IRS from adopting a contrary position. The discussion below assumes that the Merger will qualify as a Reorganization, based upon the Tax Opinions. The tax description set forth below has been prepared and reviewed by Cooley Godward and reviewed by Dickinson Wright, and in their opinion, to the extent such description relates to statements of law, it is correct in all material respects.

     Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a Reorganization, the following federal income tax consequences should, under currently applicable law, result:

     - No gain or loss will be recognized for federal income tax purposes by the holders of EMI Common Stock upon the receipt of Laser Power Common Stock solely in exchange for such EMI Common Stock in the Merger (except to the extent that cash is received in lieu of fractional shares).

     - The aggregate tax basis of the Laser Power Common Stock so received by EMI shareholders in the Merger (including any fractional shares of Laser Power Common Stock not actually received) will be the same as the aggregate tax basis of the EMI Common Stock surrendered in exchange therefor.

     - The holding period of the Laser Power Common Stock so received by each EMI shareholder in the Merger will include the period for which the EMI Common Stock surrendered in exchange therefor was considered to be held, provided that the EMI Common Stock so surrendered is held as a capital asset at the Effective Time of the Merger.

     - Cash payments received by holders of EMI Common Stock in lieu of fractional shares will be treated as if such fractional shares of Laser Power Common Stock had been issued in the Merger and then redeemed by Laser Power. An EMI shareholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis allocated to such fractional share. The gain or loss should be capital gain or loss, provided that each such fractional share of Laser Power Common Stock was held as a capital asset at the Effective Time of the Merger.

     - A holder of EMI Common Stock who exercises dissenters' rights with respect to a share of EMI Common Stock and receives a cash payment for such share generally should recognize capital gain or loss (if such share was held as a capital asset at the Effective Time of the Merger) measured by the difference between the shareholder's basis in such share and the amount of cash received, provided that such payment is not "essentially equivalent to a dividend" within the meaning of Section 302 of the Code. A sale of shares pursuant to an exercise of dissenters' rights generally will not be "essentially equivalent to a dividend" if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of capital stock of Laser Power (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger.

     One key assumption to the Merger's qualifying as a reorganization is that the "continuity of interest" requirement will be satisfied in the Merger. In order for this requirement to be met, shareholders of EMI must not, pursuant to a plan or intent existing at or prior to the Effective Time of the Merger, dispose of so much of (i) their EMI Common Stock in anticipation of the Merger, plus (ii) the Laser Power Common Stock received in the Merger (collectively, the "Planned Dispositions") such that the EMI shareholders, as a group, would no longer have a "significant equity interest" in the EMI business being conducted by Laser Power after the Merger. EMI shareholders will generally be regarded as having a significant equity interest as long as the Laser Power Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a "substantial portion" of the entire consideration received by the EMI shareholders in the Merger. This requirement is frequently referred to as the "continuity of interest" requirement. If the continuity of interest requirement is not satisfied, the Merger would not be treated as a Reorganization. The law is unclear as to what constitutes a "significant equity interest" or a "substantial portion." The IRS ruling guidelines require a minimum of 50% continuity (although such guidelines do not purport to represent the applicable substantive law). The Merger Agreement and the Continuity of Interest Certificates contemplate that the 50% standard will be applied. No assurance, however, can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger will not be treated as a Reorganization.

     A successful IRS challenge to the Reorganization status of the Merger may result in significant adverse tax consequences to the EMI shareholders. An EMI shareholder would recognize gain or loss with respect to each share of EMI Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Laser Power Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Laser Power Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger is consummated.

     Recent United States tax legislation reduced to 20% the maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months. In addition, gain on most capital assets held by an individual for more than one year but not more than 18 months is subject to tax at a maximum rate of 28%.

     Even if the Merger qualifies as a Reorganization, a recipient of Laser Power Common Stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the EMI Common Stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that a EMI shareholder were treated as receiving (directly or indirectly) consideration other than Laser

Power Common Stock in exchange for such shareholder's EMI Common Stock, gain or loss would have to be recognized.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, HOLDERS OF EMI COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting purposes. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Laser Power and EMI are carried forward to the combined operations of the surviving corporation at their recorded amounts. No recognition of goodwill in the combination is required of either party to the Merger.

     To support the treatment of the Merger as a pooling-of-interests, the affiliates of EMI will enter into agreements imposing certain resale limitations on their stock. It is a condition to Laser Power's obligation to consummate the Merger that, among other things, Laser Power receive letters from Ernst & Young LLP and McGladrey & Pullen, LLP relating to the applicability of pooling-of-interests accounting treatment with respect to the Merger.

DISSENTERS' RIGHTS OF EMI SHAREHOLDERS

     THE FOLLOWING SUMMARY OF DISSENTERS' RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CALIFORNIA LAW, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS APPENDIX C.

     FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA LAW MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. AN EMI SHAREHOLDER WHO FAILS TO SIGN AND RETURN A PROXY CARD DISAPPROVING AND WITHHOLDING AUTHORIZATION FOR THE MERGER OR TO ATTEND THE EMI MEETING AND VOTE HIS OR HER SHARES AGAINST THE MERGER WILL NOT HAVE A RIGHT TO EXERCISE DISSENTERS' RIGHTS. AN EMI SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS' RIGHTS MUST ALSO SUBMIT A WRITTEN DEMAND FOR PAYMENT TO EMI BEFORE THE DATE OF THE EMI MEETING.

     Under Chapter 13 of the California Law, each EMI shareholder as of the Record Date who votes against the Merger and who submits a written demand for payment to EMI prior to the date of the EMI Meeting is entitled to receive payment of the fair value of all or any portion of such holder's shares of EMI Common Stock owned by such holder if the Merger is consummated. The fair value of such shares is determined as of October 29, 1997, the last day before the first announcement of the terms of the Merger. Any EMI shareholder who elects to perfect such holder's dissenters' rights and demands payment of the fair value of such holder's shares must strictly comply with Chapter 13 of the California Law. The following summary does not purport to be complete and is qualified in its entirety by reference to Chapter 13 of the California Law, the text of which is attached hereto as Appendix C and is incorporated herein by reference. Any holder of shares of EMI Common Stock considering demanding dissenters' rights is advised to consult legal counsel. Dissenters' rights will not be available unless and until the Merger (or a similar business combination) is consummated. To perfect the right to dissent and receive the fair value of such holder's shares, an EMI shareholder must vote against the Merger.

     Prior to the date set for approval of the Merger, each EMI shareholder who elects to exercise his or her dissenters' rights must make a written demand upon EMI for the purchase of his or her EMI shares. The EMI shareholder's demand must state the number and class of shares held of record by the EMI shareholder which the EMI shareholder demands that EMI purchase, as well as a statement by the EMI shareholder as to what such holder claims the fair market value of such shares was as of the day prior to the announcement of the Merger. The statement of fair market value constitutes an offer by the EMI shareholder to sell the shares at such price. Voting against the Merger shall not constitute such written demand.

     Within ten days after the date of approval of the Merger, EMI will mail to each EMI shareholder who did not vote in favor of the Merger notice (the "EMI Notice") of the approval of the Merger by the EMI shareholders, accompanied by a copy of Sections 1300 through 1304 of the California Law. The EMI Notice shall also state the price determined by EMI to be the fair market value of shares of EMI Common Stock with respect to which dissenters' rights are properly exercised under the California Law ("Laser Power Dissenting Shares") and a brief description of the procedure to be followed by a shareholder who elects to dissent.

     Within the 30-day period following the mailing of the EMI Notice, the dissenting shareholder must submit to EMI for endorsement certificates for any shares which the EMI shareholder demands that EMI purchase. If EMI and the EMI shareholder agree upon the price of the EMI Dissenting Shares, the dissenting EMI shareholder is entitled to the agreed price with interest at the legal rate on judgments from the date of such agreement. Payment must be made within 30 days of the later of the date of the agreement between the EMI shareholder and EMI or the date the contractual conditions to the Merger are satisfied or waived.

     If EMI and the EMI shareholder cannot agree as to the fair market value or as to the fact that such shares are EMI Dissenting Shares, such EMI shareholder may file within six months of the date of mailing of the EMI Notice a complaint with the California Superior Court for the County of San Diego demanding judicial determination of such matters. EMI will then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six-month period, the EMI shareholder's rights as a dissenter are lost.

     EMI Dissenting Shares lose their status as such if (i) EMI abandons the Merger; (ii) the shares are transferred prior to submission for endorsement or are surrendered for conversion into shares of another class in accordance with the Articles of Incorporation; (iii) the EMI shareholder and EMI do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date that the EMI Notice was mailed; or (iv) the dissenting EMI shareholder withdraws, with the consent of EMI, his or her demand for purchase of such shares.

     If demands for payment are made with respect to 5% or more of the outstanding shares of EMI Common Stock, then Laser Power will not be obligated to consummate the Merger. Further, purchase by EMI of 5% or more of the outstanding EMI Common Stock could prevent the Merger from being accounted for as a pooling-of-interests. The receipt of letters from Ernst & Young LLP and McGladrey & Pullen, LLP relating to the applicability of pooling-of-interests accounting for the Merger is a condition to Laser Power's obligation to consummate the Merger. See "-- Merger Agreement."

MERGER EXPENSES AND FEES AND OTHER COSTS

     All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if the Merger is consummated, the shareholders of EMI shall indemnify Laser Power and EMI from any costs or expenses incurred by EMI in excess of $275,000. See "-- Merger Agreement -- Related Agreements; Interests of Certain Persons in the Merger."

     Laser Power has paid to FSC an aggregate of $20,000 in connection with rendering its fairness opinion and has agreed to reimburse FSC for reasonable out-of-pocket expenses incurred by FSC in rendering services to Laser Power in connection with the Merger. Laser Power has also agreed to indemnify FSC against certain claims and liabilities, including certain claims arising under the federal securities laws.

     Laser Power estimates that it will incur transaction and integration costs of approximately $1 million associated with the Merger. These nonrecurring costs will be charged to operations upon consummation of the Merger. See "Unaudited Pro Forma Combined Condensed Financial Information" and "Risk Factors -- Integration of Operations."

AFFILIATES' RESTRICTIONS ON SALE OF LASER POWER COMMON STOCK

     The shares of Laser Power Common Stock to be issued pursuant to the Merger and the Merger Agreement will have been registered under the Securities Act pursuant to the Registration Statement, thereby allowing such shares to be traded without restriction by all former holders of EMI Common Stock who (i) are not deemed to be affiliates of EMI at the time of the EMI Meeting (as "affiliates" is defined for purposes of Rule 145) and (ii) who do not become affiliates of Laser Power after the Merger. The directors of EMI, certain officers and significant shareholders of EMI may be deemed to be affiliates of EMI at the time of the EMI Meeting. Dick Sharman and Robert P. Perkins will become directors and possible affiliates of Laser Power after the Merger. See "EMI Management."

     The directors of EMI, and certain officers and significant shareholders of EMI will enter into agreements not to make public sales of any Laser Power Common Stock received upon conversion of EMI Common Stock in the Merger prior to the date Laser Power shall have publicly released financial results for a period that includes at least 30 days of combined operations of EMI and Laser Power (unless otherwise permitted by certain de minimis exceptions relating to pooling-of-interests transactions), and thereafter not to make any sale of Laser Power Common Stock received upon conversion of EMI Common Stock in the Merger, except in compliance with Rule 145 or under certain other limited circumstances. See "-- Related Agreements; Interests of Certain Persons in the
Merger -- Affiliate Agreements." In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of Laser Power Common Stock and also on the number of shares of Laser Power Common Stock that such affiliates and others (including persons with whom the affiliates act in concert) may sell within any three-month period. Rule 145 will not generally preclude sales by affiliates. These Rule 145 restrictions will generally apply for a period of at least one year after the Effective Time (or longer if the person remains or becomes an affiliate of Laser Power).

TREATMENT OF EMPLOYEE EQUITY BENEFIT PLANS

     Stock Options. As of the Effective Time, Laser Power will substitute options to purchase Laser Power Common Stock for each outstanding EMI Option, whether or not exercisable, to purchase EMI Common Stock. From and after the Effective Time, (i) the number of shares of Laser Power Common Stock subject to each Laser Power Exchange Option shall be equal to the number of shares of EMI Common Stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, as adjusted by the Exchange Ratio Adjustment, rounding down to the nearest whole share; (ii) the per share exercise price under each Laser Power Exchange Option shall be adjusted by dividing the per share exercise price under such option by the Exchange Ratio, as adjusted by the Exchange Ratio Adjustment and rounding up to the nearest cent; and (iii) any restriction on the exercise of any such option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of each such option shall otherwise remain unchanged.

     Form S-8 Filing. Laser Power has agreed to file with the Commission on Form S-8, promptly following the Effective Time, a post-effective amendment to the Registration Statement to register shares of Laser Power Common Stock issuable as the result of the substitution of the EMI Options.

     Employee Stock Purchase Plan. Immediately prior to the Effective Time, EMI will terminate the EMI Employee Stock Purchase Plan. On or prior to the Record Date, all amounts that had been withheld but not yet applied to purchase shares of EMI Common Stock pursuant to such plan were applied to purchase the number of shares of EMI Common Stock available under the Employee Stock Purchase Plan, and such shares (together with cash in lieu of fractional shares) were distributed to the participating employees pursuant to the terms of such plan.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements give effect to the Merger of Laser Power and EMI accounted for using the pooling-of-interests method of accounting. These pro forma financial statements are presented for illustrative purposes only and therefore are not necessarily indicative of the operating results or financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position which may occur in the future.

     A pro forma combined condensed balance sheet is provided as of December 31, 1997, giving effect to the Merger as though it had been consummated on that date. Pro forma combined condensed statements of operations are provided for the years ended August 31, 1995, 1996 and 1997 and the three months ended November 30, 1996 and December 31, 1997, giving effect to the Merger as though it had occurred at the beginning of the earliest period presented. For purposes of the unaudited pro forma statements of operations, Laser Power's consolidated financial statements for the three fiscal years ended August 31, 1997 and the three months ended November 30, 1996 and December 31, 1997, have been combined with the consolidated financial statements of EMI for the fiscal years ended December 31, 1995 and 1996, the twelve months ended September 30, 1997 and the three months ended December 31, 1996 and 1997, respectively. For purposes of the unaudited pro forma balance sheet, Laser Power's consolidated balance sheet at December 31, 1997 has been combined with EMI's consolidated balance sheet at December 31, 1997.

     The pro forma combined condensed statements of operations for each of the three years in the period ended August 31, 1997 and the three months ended November 30, 1996 and December 31, 1997, are derived from the audited and unaudited historical consolidated financial statements of Laser Power and the audited and unaudited historical consolidated financial statements of EMI and should be read in conjunction with Laser Power's historical consolidated financial statements, "Laser Power Management's Discussion and Analysis of Financial Condition and Results of Operations," EMI's historical consolidated financial statements and "EMI Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus/Joint Proxy Statement. The pro forma combined condensed financial statements of EMI have been prepared on the same basis as the historical information from the audited and unaudited financial statements of EMI. In the opinion of Laser Power's and EMI's management, the unaudited financial statements mentioned above include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                                PRO
                                                                                 PRO FORMA     FORMA
                                                         LASER POWER    EMI     ADJUSTMENTS   COMBINED
                                                         -----------   ------   -----------   -------
Current assets:
  Cash and cash equivalents............................    $ 2,960     $3,150     $    --     $ 6,110
  Accounts receivable, net.............................      4,255      2,345          --       6,600
  Inventories, net.....................................      4,533      2,214          --       6,747
  Other current assets.................................        297        239          --         536
                                                           -------     ------     -------     -------
          Total current assets.........................     12,045      7,948          --      19,993
Property and equipment, net............................      6,519      1,849          --       8,368
Intangible and other assets, net.......................      1,245          3          --       1,248
                                                           -------     ------     -------     -------
          Total assets.................................    $19,809     $9,800     $    --     $29,609
                                                           =======     ======     =======     =======
Current liabilities:
  Accounts payable.....................................    $ 2,305     $  852     $    --     $ 3,157
  Accrued compensation and related expenses............        581        903          --       1,484
  Other current liabilities............................        678      1,954       1,000       3,632
  Current portion of long-term debt....................        349         74          --         423
                                                           -------     ------     -------     -------
          Total current liabilities....................      3,913      3,783                   8,696
Deferred rent..........................................        211         --          --         211
Long-term debt(3)......................................      1,072      2,044          --       3,116
Subordinated convertible debentures....................      1,660         --          --       1,660
Total stockholders' equity.............................     12,953      3,973      (1,000)     15,926
                                                           -------     ------     -------     -------
          Total liabilities and stockholders' equity...    $19,809     $9,800     $    --     $29,609
                                                           =======     ======     =======     =======

---------------

(1) The above combined condensed balance sheets combine Laser Power's unaudited consolidated balance sheet as of December 31, 1997 with the unaudited consolidated balance sheet of EMI as of December 31, 1997.

(2) The pro forma adjustment relates to transaction and integration costs estimated to be approximately $1 million. The estimated costs are preliminary and subject to revision upon consummation of the Merger.

(3) The pro forma combined balance sheet assumes that the note payable by EMI to Vitec Group, plc would be replaced by debt with similar interest and repayment provisions in the event that the note was paid off subsequent to the Effective Time.

      See Notes to Unaudited Pro Forma Combined Condensed Balance Sheets.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               THREE MONTHS ENDED
                                               YEARS ENDED AUGUST 31,      ---------------------------
                                             ---------------------------   NOVEMBER 30,   DECEMBER 31,
                                              1995     1996(1)   1997(1)       1996           1997
                                             -------   -------   -------   ------------   ------------
Net revenues...............................  $21,854   $29,502   $35,552      $8,745         $9,177
Cost of revenues...........................   15,503    20,418    24,805       6,348          6,801
                                             -------   -------   -------      ------         ------
Gross profit...............................    6,351     9,084    10,747       2,397          2,376
Operating expenses:
  Research and development.................    3,095     2,860     1,348         252            695
  Selling, general and administrative......    4,631     5,694     6,531       1,533          2,038
                                             -------   -------   -------      ------         ------
Income (loss) from operations..............   (1,375)      530     2,868         612           (357)
Interest and other income (expense), net...     (439)     (453)     (408)       (104)           (41)
                                             -------   -------   -------      ------         ------
Income (loss) before income taxes..........   (1,814)       77     2,460         508           (398)
Provision for income taxes.................      (23)      (22)     (185)        (21)           (88)
                                             -------   -------   -------      ------         ------
Income (loss) before extraordinary
  item(2)..................................  $(1,837)  $    55   $ 2,275      $  487         $ (486)
                                             =======   =======   =======      ======         ======
Earnings per share data(3):
  Income (loss) before extraordinary item
     per Basic Share.......................  $ (0.33)  $  0.01   $  0.33      $ 0.08         $ 0.06
                                             =======   =======   =======      ======         ======
  Income (loss) before extraordinary item
     per Diluted Share.....................  $ (0.33)  $  0.01   $  0.30      $ 0.07         $(0.06)
                                             =======   =======   =======      ======         ======
  Shares used in Basic per share
     computations..........................    5,560     6,201     6,817       6,460          8,332
                                             =======   =======   =======      ======         ======
  Shares used in Diluted per share
     computations..........................    5,560     6,423     7,576       7,008          8,332
                                             =======   =======   =======      ======         ======

---------------

(1) The above combined condensed statements of operations combine the audited consolidated statements of operations of Laser Power for the years ended August 31, 1995, 1996 and 1997 and the unaudited consolidated statements of operations for the three months ended November 30, 1996 and December 31, 1997 with EMI's audited consolidated statements of operations for the years ended December 31, 1995 and 1996, the unaudited consolidated statement of operations for the year ended September 30, 1997 and the unaudited consolidated statements of operations for the three months ended December 31, 1996 and 1997, respectively. The consolidated results of operations of EMI for the three months ended December 31, 1996 were utilized in both the 1996 and 1997 periods above. Summarized information for the three months ended December 31, 1996 is as follows (in thousands):

        Net revenues......................................................    $3,122
        Operating expenses................................................    $2,697
        Income before extraordinary item..................................    $  384

(2) In 1996, EMI realized an extraordinary gain from the early repayment of certain long-term liabilities.

(3) The shares used in per share computations include all of the Common Stock outstanding of EMI converted into Laser Power Common Stock at an assumed adjusted exchange ratio of 2.066344, since upon consummation of the Merger there would no longer be any Temporary Redeemable Common Stock of EMI. The income (loss) per share information was computed applying the requirements of recently effective Statement of Financial Accounting Standard No. 128 and SEC Staff Accounting Bulletin No. 98. See Note 1 of Notes to Consolidated Financial Statements of Laser Power Corporation.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     1. The unaudited pro forma combined condensed financial statements of Laser Power and EMI give retroactive effect to the Merger using the pooling-of-interests method of accounting, and, as a result, the unaudited pro forma combined condensed balance sheets and statements of operations are presented as if the combining companies had been combined for all periods presented. The unaudited pro forma combined condensed financial statements will become the historical financial statements of Laser Power upon issuance of financial statements for a period that includes the Merger date. The unaudited pro forma combined condensed financial statements assume an adjusted exchange ratio and the issuance of 2.066344 fully paid and nonassessable shares of Laser Power Common Stock for each share of EMI Common Stock to effect the Merger. The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of Laser Power and EMI included in this Prospectus/Joint Proxy Statement.

     2. The unaudited pro forma data are presented for informational purposes only and do not give effect to any synergies that may occur due to the combining of Laser Power and EMI's existing operations. Laser Power expects to incur charges currently estimated to be approximately $1,000,000 to reflect costs associated with combining the operations of the two companies and transaction fees and costs incident to the Merger.
This charge is reflected in the unaudited pro forma combined condensed balance sheet but is not included in the unaudited pro forma combined condensed statement of operations.

     3. The accounting policies of the separate companies are currently being studied from a conformity perspective. The impact of conforming accounting policies, if any, is not presently estimable.

              LASER POWER MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties. Laser Power's and the combined company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "Laser Power Business," as well as those discussed elsewhere in this Prospectus/ Joint Proxy Statement.

RESULTS OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTHS ENDED NOVEMBER 30, 1996

  Revenues

     For the three months ended December 31, 1997, product sales were $4,334,000 compared to $4,060,000 for the three months ended November 30, 1996, an increase of $274,000 or 7%. Contract research and development revenues were $1,399,000 compared to $1,562,000, a decrease of $163,000 or 10%. The increase in product sales was due primarily to sales of microlaser products, for which there were no sales in the prior year. The decrease in contract research and development revenues was primarily due to a lower level of funding for development of commercial microlaser display technology.

     A number of factors will determine whether Laser Power will be able to sustain or increase the current level of product sales, including price competition in laser optics markets, uncertainties in foreign markets and currency exchange rates, the ability to successfully complete introduction of automation and new manufacturing flow processes for laser optics manufacturing, and the ability to successfully increase manufacture and sale of microlaser products. For the remainder of fiscal 1998, contract research and development revenues are expected to be lower than the prior year because of the lower level of funding for commercial microlaser display development

  Gross Profit

     For the three months ended December 31, 1997 compared to the three months ended November 30, 1996, gross profit on product sales was $999,000 compared to $1,330,000, a decrease of $331,000 or 25%. Gross profit on research and development revenues was $294,000 compared to $247,000, an increase of $47,000 or 19%. Gross margin on product sales was 23% compared to 33% in the prior year. The decrease in gross margin was due primarily to inefficiencies in laser optics manufacturing resulting from introduction of automation and new products and processes, and to expansion of manufacturing facilities. To a lesser extent, gross margins were negatively effected by price competition and changes in product mix in laser optics sales and to manufacturing start-up costs of Laser Power's new microlaser products. Gross margin on contract research and development revenues was 21% compared to 16% in the prior year. The increase in gross margin was due to the higher negotiated gross margin on commercial microlaser display development.

     The ability of Laser Power to increase gross margin on product sales is dependent on successful implementation of new laser optics manufacturing processes, achieving manufacturing efficiencies sufficient to offset the effect of future price competition in laser optics markets, and achieving sufficient growth in microlaser product sales to permit more efficient manufacturing.

  Internal Research and Development Expense

     Internal research and development expenses were $628,000 for the three months ended December 31, 1997 compared to $200,000 for the three months ended November 30, 1996, an increase of $428,000 or 214%. The increase was due to increased microlaser research and development activities for both existing and new products, and to development of microlaser manufacturing processes. Laser Power expects that internal research and development expense will remain at current levels for the remainder of fiscal 1998.

  Selling, General and Administrative Expense

     Selling, general and administrative expenses were $1,438,000 for the three months ended December 31, 1997 compared to $1,169,000 for the three months ended November 30, 1996, an increase of $269,000 or 23%. The increase is due to the additional expense related to Laser Power becoming publicly held in June 1997 and to increased sales and marketing expense for microlaser products. Selling, general and administrative expenses are not expected to increase significantly as a percentage of sales in future periods.

  Interest Expense

     Net interest expense was $28,000 for the three months ended December 31, 1997 compared to $67,000 for the three months ended November 30, 1996, an decrease of $39,000 or 58%. The decrease was due primarily to retirement of debt and investment of cash from proceeds of Laser Power's initial public offering. In the near-term, interest expense is expected to increase as Laser Power continues to invest cash in working capital and capital equipment, supplemented by additional secured borrowings.

  Income Taxes

     Income taxes were $8,000 for the three months ended December 31, 1997 compared to $12,000 for the three months ended November 30, 1996, a decrease of $4,000 or 33%. The decrease was due to the operating loss incurred in fiscal 1998. In the past, Laser Power's effective tax rate has been reduced substantially by the utilization of federal and state tax net operating loss carryforwards. The future availability of carryforwards may be limited by the application of rules relating to a change in control as a result of the completion of the initial public offering in June 1997 and the proposed acquisition of EMI Acquisition Corp.

  Liquidity and Capital Resources

     Laser Power completed the initial public offering in June 1997, raising approximately $8 million, net of offering costs. Prior to the initial public offering, Laser Power satisfied its liquidity requirements primarily from cash generated from operating activities and the net proceeds of private sales of preferred and common stock and, to a lesser extent, from issuance of subordinated debentures and capital equipment leasing and bank debt.

     Cash used in operating activities was $1,828,000 for the three months ended December 31, 1997 compared to cash provided by operating activities of $321,000 for the three months ended November 30, 1996, a reduction in cash of $2,149,000. The primary reasons for the change were the operating losses sustained for the month of September 1997 and the three months ended December 31, 1997, and an increase in inventory for additional quantities of raw materials for laser optics and for planned increases in microlaser product sales.

     Cash used in investing activities was $1,373,000 for the three months ended December 31, 1997 compared to $473,000 for the three months ended November 30, 1996, an increase of $900,000. The increase is primarily due to additions to plant and equipment to increase capacity and automation for manufacture of optics products and to enable manufacturing of microlaser products.

     Cash used in financing activities was $90,000 for the three months ended December 31, 1997 compared to $69,000 for the three months ended November 30, 1996, an increase of $21,000. The increase was due to higher debt payments resulting from conversion of a capital equipment line of credit to a term loan in August 1997. As of January 31, 1998, Laser Power has no advances on its $2,000,000 bank working capital line of credit.

     Laser Power believes that its current cash balance together with other sources of liquidity and anticipated cash provided by operations will satisfy its cash requirements for at least the next twelve months.

FISCAL YEAR ENDED AUGUST 31, 1997 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1996

  Revenues

     For the fiscal year ended August 31, 1997, product sales were $17.2 million compared to $15.2 million for fiscal 1996, an increase of $2.0 million or 13%. Contract research and development revenues were $6.2 million for fiscal 1997 compared to $3.7 million for fiscal 1996, an increase of $2.5 million or 66%. The increase in product sales was due primarily to increased demand for laser optics for new lasers and as replacement parts in installed lasers. Initial shipments of microlasers were not significant. The increase in contract research and development revenues was primarily due to work performed on a commercial microlaser display development contract that began in July 1996.

     Laser Power's ability to increase product sales for fiscal 1998 will depend on maintaining increased orders for products, integrating into operations additional manufacturing equipment purchased and facilities leased during fiscal 1997, hiring and training new employees for its expanded facility in Mexico and increasing shipments of microlasers for medical and other applications. Contract research and development revenues are expected to decrease in fiscal 1998 due to lower levels of funding for commercial microlaser display development.

  Gross Profit

     Gross profit on product sales was $5.3 million in fiscal 1997 and fiscal 1996. Gross profit on research and development revenues was $1.3 million in fiscal 1997 compared to $771,000 in fiscal 1996, an increase of $536,000 or 69%. Gross margin on product sales was 31% in fiscal 1997 compared to 35% in fiscal 1996. The decrease in gross margin was due to manufacturing start-up costs of Laser Power's new microlaser products, and for optics products, to manufacturing inefficiencies related to capacity constraints and facility expansion to accommodate increased volume of orders and, to a lesser extent, reduced average selling prices for optics in certain markets. Gross margin on contract research and development revenues was 21% for both fiscal 1997 and fiscal 1996.

  Internal Research and Development Expense

     Internal research and development expenses were $1.0 million in fiscal 1997 compared to $2.7 million in fiscal 1996, a decrease of $1.7 million or 62%. The decrease was due to the transition of funding for certain microlaser development efforts from internal sources to contract sources. Laser Power expects to increase funding for internal research and development of both microlaser and laser optics products in future periods. The extent of increased internal funding will depend in part on Laser Power's ability to maintain adequate levels of contract research and development funding.

  Selling, General and Administrative Expense

     Selling, general and administrative expenses were $4.5 million in fiscal 1997 compared to $4.3 million in fiscal 1996, an increase of $220,000 or 5%. These expenses have decreased as a percentage of revenues as absolute spending has increased at a slower rate than the growth in revenues. Selling, general and administrative expenses are not expected to decrease further as a percentage of revenues in the near-term due to planned increases in selling expenses for microlaser products and to the additional expenses attributed to Laser Power becoming publicly held in June 1997.

  Interest Expense

     Net interest expense was $275,000 in fiscal 1997 compared to $300,000 in fiscal 1996, a decrease of $25,000 or 8%. The decrease was due primarily to income from investment of the net proceeds of Laser Power's initial public offering, partially offset by increased borrowings for capital investments. In the near-term, interest expense is expected to be lower due to repayment of certain debt and income from investment of cash balances.

  Income Taxes

     Income taxes were $40,000 in fiscal 1997 compared to $13,000 in fiscal 1996, an increase of $27,000 or 201%. The increase was due to increased taxable income. Laser Power's effective tax rate in fiscal 1997 was reduced substantially by the utilization of federal and state tax net operating loss carryforwards. The future availability of carryforwards may be limited by the application of rules relating to a change in control as a result of the completion of the initial public offering in August 1997.

FISCAL YEAR ENDED AUGUST 31, 1996 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1995

  Revenues

     Product sales were $15.2 million in fiscal 1996 compared to $11.9 million in fiscal 1995, an increase of $3.3 million or 28%. Contract research and development revenues were $3.7 million in fiscal 1996 compared to $2.7 million in fiscal 1995, an increase of $1.0 million or 37%. The increase in product sales was due to increased acceptance of Laser Power's OEM customers' lower power lasers for certain industrial and medical applications and increased worldwide demand for laser optics for new high power lasers and as replacement parts in installed lasers. The increase in contract research and development revenues was due to the increased number and average size of contracts awarded to Laser Power.

  Gross Profit

     Gross profit on product sales was $5.3 million in fiscal 1996 compared to $3.9 million in fiscal 1995, an increase of $1.4 million or 37%. Gross profit on contract research and development revenues was $771,000 in fiscal 1996 compared to $655,000 in fiscal 1995, an increase of $116,000 or 18%. Gross margin on product sales increased to 35% in fiscal 1996 from 33% in fiscal 1995. The increase in gross margin was primarily due to improved manufacturing efficiencies resulting from higher manufacturing volume and from increased production in Mexico. Gross margin on contract research and development revenues decreased to 21% in fiscal 1996 from 24% in fiscal 1995. The decrease was primarily due to a cost-sharing contract that supplemented internal funding of technology development for microlasers and microlaser based projection displays.

  Internal Research And Development Expense

     Internal research and development expenses were $2.7 million in fiscal 1996 compared to $2.9 million in fiscal 1995, a decrease of $168,000 or 6%. The decrease is due to the transition during the fourth quarter of fiscal 1996 from internal funding to contract funding for certain microlaser development activities.

  Selling, General and Administrative Expense

     Selling, general and administrative expenses were $4.3 million in fiscal 1996 compared to $3.6 million in fiscal 1995, an increase of $724,000 or 20%, due primarily to the addition of personnel necessary to support the growth in product sales and the anticipated production of microlasers and to a lesser extent company-wide bonus accruals; no bonuses were accrued in 1995. These expenses decreased as a percentage of revenues as absolute spending increased at a slower rate than the growth in revenues.

  Income Taxes

     Income taxes were $13,000 in fiscal 1996 compared to $23,000 in fiscal 1995, a decrease of $10,000 or 43% which was due to lower taxable income for state income and alternative minimum tax calculations.

LIQUIDITY AND CAPITAL RESOURCES

     Laser Power completed its initial public offering in August 1997, raising approximately $8.1 million, net of offering costs. Prior to the initial public offering, Laser Power satisfied its liquidity requirements primarily from cash generated from operating activities and the net proceeds of private sales of preferred and common stock and, to a lesser extent, from issuance of subordinated debentures and capital equipment leasing and bank debt.

     Cash provided by operating activities was $441,000 in fiscal 1997 compared to cash used in operating activities of $714,000 and $1.8 million in fiscal 1996 and 1995, respectively. The primary reason for the increase was the transition of certain microlaser research and development activities from internal funding to contract funding which resulted in increased operating income, and to a lesser extent, increased operating income from sales of optics.

     Cash used in investing activities was $3.1 million in fiscal 1997, compared to $923,000 and $905,000 in fiscal 1996 and 1995, respectively. The increase is primarily due to additions to plant and equipment to increase capacity and automation for manufacture of optics products and to enable manufacturing of microlaser products.

     Cash provided by financing activities was $8.6 million in fiscal 1997 compared to $1.7 million and $2.6 million for fiscal 1996 and 1995, respectively. For fiscal 1997, the primary source of financing was the initial public offering. For fiscal 1996 and 1995, the primary source of financing was the private sale of preferred stock. On August 1, 1997, a $1.3 million capital equipment line of credit converted to a five-year term loan. Laser Power had no amount outstanding under its bank line of credit at October 31, 1997.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries to represent years. For example, the year "1997" would be represented by "97". These systems and products will need to be able to accept four digit entries to distinguish years beginning with 2000 from prior years. As a result, systems and products that do not accept four digit year entries will need to be upgraded or replaced to comply with such "Year 2000" requirements. Laser Power believes that its internal systems are Year 2000 compliant or will be replaced in connection with previously planned upgrades to information systems prior to the need to comply with Year 2000 requirements. However, many of Laser Power's customers may be affected by Year 2000 issues that require that they expend significant resources to modify or replace their existing systems, which may result in such clients having reduced funds to purchase Laser Power's products.

                              LASER POWER BUSINESS

     Laser Power designs, manufactures and markets high performance lasers and laser optics for industrial, medical and military applications. Laser Power's optics products are sold to laser system OEMs and end users as original and replacement components in high power CO(2) and other lasers. Laser Power's proprietary miniature solid state lasers ("microlasers") are designed for use in certain medical, telecommunications, projection display and other applications.

     Laser Power's customers use high power CO(2) lasers in a variety of industrial processing applications, such as sheet metal cutting, automobile body welding, surface hardening for engine components and scribing and drilling delicate ceramic circuits. Laser Power also sells high performance laser optics to medical equipment OEMs for lower power CO(2) lasers used in certain therapeutic and cosmetic procedures, including surgery and skin wrinkle removal. In addition, Laser Power has developed very low absorption thin film coatings for optics for laser anti-missile systems. Laser Power's core competencies lie in its surface finishings and thin film coatings, which are key elements involved in all high performance laser optics. Laser Power believes that its expertise in these areas provides it with a significant competitive advantage. Substantially all of Laser Power's product revenues to date are attributable to the sale of laser optics products for lasers used in the industrial processing and medical industries.

     Laser Power also conducts contract research in the development and applications of advanced solid state lasers. Sponsors of contract research include various agencies and departments of the U.S. government, as well as commercial entities.

     Laser Power has leveraged its expertise in thin film coatings, surface finishing and solid state lasers to develop proprietary miniature solid state lasers that are excited or "pumped" by diode lasers. These microlasers have significant size advantages and are generally 100 times more energy efficient than conventional gas and solid state lasers. Further, they have longer estimated lifetimes than conventional lamp pumped solid state and gas lasers. Laser Power shipped the first microlaser evaluation units in March 1997 and has begun deliveries of microlasers to a medical equipment OEM to replace gas lasers in dermatology systems. Laser Power believes that microlasers can replace other lasers in additional medical equipment and in other applications such as laser light shows and as pump sources for other solid state lasers. Laser Power is also developing microlasers for telecommunications and projection display applications.

INDUSTRY AND MARKET OVERVIEW

     The use of lasers in industrial and medical applications continues to grow and to expand into new areas. High power CO(2) lasers are widely used in industrial applications, such as welding automobile bodies, scribing delicate ceramic circuits and sheet metal cutting. CO(2) lasers offer greater quality, speed, flexibility and automation than conventional cutting and welding technologies. Lower power CO(2) lasers and argon-ion and solid state lasers are used in various medical procedures, including surgical, dermatology and ophthalmology applications. Surgical laser procedures reduce blood loss and post-operative pain compared to other procedures.

     The precision optics which collect, form, reflect and transmit the laser beam are crucial to a laser's function. In gas lasers, the lasing medium is encased in a tube with precision optics at either end. These internal optics may direct the beam from one tube to another, may turn the beam back on itself to further energize the lasing medium or may allow part of the beam to exit the tube while turning the rest of the beam back on itself. Conventional solid state lasers are similar except that the tube is replaced by a laser crystal rod. In addition to the internal optics, a number of external precision optics may be used to deliver the beam for its intended application. These external optics may include mirrors, beam splitters, focusing lenses and other special function optics. The number of optics used in a laser system can be as many as 15 in a high power CO(2) laser system. Since optics wear and become contaminated during operation, they must be replaced routinely. Sales of optics as replacement parts represent the majority of the optics market.

     Lasers employing a semiconductor medium (diode lasers) are used in printers, compact disk players and telecommunications equipment. Diode lasers can also be used to excite or "pump" solid state lasers. Solid

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state lasers, which employ crystals as the lasing medium and are energized by light from lamps, are used in various industrial, medical and biotechnology applications. Recently, laser engineers have developed small, highly efficient solid state lasers that are energized by diode lasers (diode pumped solid state lasers or "DPSSLs"). Because of their small size and high efficiency, DPSSLs may address many of the applications currently served by other lasers and may create new applications. Microlasers are miniature DPSSLs.

     Laser Power believes that because of their small size and high efficiency, microlasers may replace gas, semiconductor and other solid state lasers in many applications as well as enable new applications. For example, Laser Power's microlasers are being used or evaluated as replacements for argon (gas) and solid-state lasers in dermatology and ophthalmology applications and for laser light shows. Microlasers may also be used as replacements for semiconductor lasers and laser/amplifier combinations in broadband communications applications such as cable television ("CATV") and dense wavelength division multiplexing ("DWDM"). Finally, Laser Power believes that microlasers may enable the development of commercial solid state laser projection systems for use in flight simulators, large meeting venues, video walls and, ultimately, electronic cinema.

PRODUCTS AND PRODUCTS UNDER DEVELOPMENT

  High Performance Laser Optics Products

     Laser Power produces optics, including total reflectors, output couplers, beam splitters and lenses, for use in high power industrial, medical, scientific and military lasers. Laser Power's expertise in the area of surface finishing and, in particular, thin film coatings, is critical to producing high performance laser optics. In general, the performance of an optic is primarily dependent on the quality of the thin film coating. Thin film coatings include various reflective coatings for mirrors and transmissive and partially transmissive coatings for lenses, beam splitters and output couplers. Laser Power believes that the high quality of its thin film coatings and its commitment to customer service enhance its reputation as a supplier of high power and technically advanced laser optics.

     CO(2) Optics. Reliable operation of high power CO(2) lasers requires high quality, low absorption optics. Laser Power supplies substantially all types of optics used in CO(2) lasers and laser systems. Such optics fall broadly into two categories: transmissive zinc selenide and reflective metal optics.

     Zinc selenide is the substrate material of choice for high power CO(2) laser transmissive optics such as lenses, output couplers and beam splitters because of its low absorption of laser energy. Generally, zinc selenide optics with low absorption thin film coatings are able to handle up to three kilowatts of power. As laser power increases to the multi-kilowatt range, reflective metal optics replace transmissive optics in certain applications.

     Reflective metal optics (such as folding mirrors, phase shifting mirrors, beam bending mirrors and focusing mirrors) utilize a metal substrate, such as copper. Metal optics are fabricated by conventional polishing or single-point diamond turning, a process which involves cutting by gem quality diamonds to create a mirror finish. Laser Power is a leader in the use of single-point diamond turning methods to produce both standard metal optics and those with complicated surfaces such as aspheres, parabolas and hyperbolas, which are used with higher power CO(2) lasers. Laser Power's fabrication and thin film coating technologies have earned Laser Power a reputation as a leading manufacturer of zinc selenide and metal optics.

     Laser Power supplies optics to high power CO(2) laser and laser system manufacturers and to the aftermarket as replacement parts. Because CO(2) laser optics wear or become contaminated, every new laser installed increases the market for replacement optics. In order to meet this growing aftermarket demand, Laser Power provides same day shipment of critical replacement optics for most high power CO(2) lasers.

     Other Laser Optics. In addition to CO(2) laser optics, Laser Power provides optics for a variety of lasers operating at different wavelengths. For example, Laser Power has used coating technology developed in support of various military defensive laser weapons programs to become a leading supplier of optics used in Erbium:YAG lasers. These solid state lasers are used in various medical applications such as surgery and skin resurfacing.

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

     Military Products. Working with Lockheed Martin Corporation and TRW, Inc., Laser Power has developed thin film coatings utilized in ongoing U.S. government programs to develop laser weapons for missile defense. Laser Power has developed very low absorption thin film coatings for uncooled optics, which are critical to a space-based laser for defense against long range ballistic missiles. By using uncooled optics, the weight of the laser system is reduced by approximately one-half, allowing the laser to be boosted into orbit using one rocket instead of two. Laser Power continues to develop these coatings for Lockheed Martin. Laser Power has also developed coatings for TRW for use in ground-based lasers to defend against short-range missiles. In addition, Laser Power has supplied coatings for uncooled optics to TRW for an airborne laser defense system for use against shorter range battlefield theater ballistic missiles.

     The technology used to produce coatings for these weapons-grade lasers is derived from technology used by Laser Power for CO(2) laser optics. Laser Power believes that participation in these military programs fosters continued improvement in its optics technology and that these improvements provide a significant competitive advantage.

PRODUCTS UNDER DEVELOPMENT

  Optics Products

     At laser power levels above three kilowatts, zinc selenide loses its ability to resist distortion and is often replaced by more expensive, beam quality limiting solutions such as aspheric metal optics or aerodynamic windows. However, Laser Power's Turbo-Cooled technology enables zinc selenide optics to function efficiently even at power levels in excess of 10 kilowatts. In addition, Laser Power's MP-5 technology enhances the performance of zinc selenide optics because it absorbs 25%-50% less laser energy than many commercial thin film coatings. Because of its Turbo-Cooled and MP-5 technologies, Laser Power believes it will continue to be a leading supplier in CO(2) laser optics as the industrial CO(2) laser industry continues to use higher laser power.

     Turbo-Cooled refers to Laser Power's patented cooling design for optical assemblies. Turbo-Cooled optical assemblies incorporate transmissive zinc selenide optics that operate with less distortion of the laser beam and at much higher power levels than conventionally cooled optics. Laser Power has also developed laser output couplers, focusing systems and beam integrators using this technology.

     MP-5 refers to Laser Power's new class of proprietary low absorption coatings to replace thorium fluoride based thin film coatings for CO(2) laser optics. Thorium fluoride, a low-level radioactive material, is used by virtually every manufacturer of high performance CO(2) laser optics. MP-5 coatings absorb significantly less laser energy than thorium fluoride based coatings and are non-radioactive. Low absorption reduces optic heating caused by the laser beam. Optic heating causes the beam quality to deteriorate. In addition, MP-5 technology will not require the expense of handling, storage and disposal of low-level radioactive wastes associated with thorium fluoride. Laser Power has filed a patent application to seek protection for the MP-5 technology. Laser Power believes that optics manufactured with MP-5 coatings will gain market share and command premium pricing in certain markets. Laser Power released MP-5 products for commercial sale in the fourth quarter of fiscal 1997.

  Microlaser Based Products

     Laser Power has developed microlasers, which are miniature DPSSLs. The miniaturization is accomplished by reducing the size of the solid state material to millimeter or sub-millimeter dimensions and replacing end mirrors with complex thin film coatings applied to the polished ends of the laser crystals. Microlasers have significant size advantages over gas and other lasers in areas such as medicine, biotechnology and projection displays. In addition, microlasers are generally 100 times more energy efficient than gas lasers because they consume less electricity in creating their optical output and require less cooling. Microlasers also have longer estimated lifetimes than gas lasers. To date, revenues from sales of Laser Power's microlaser products have been insignificant.

     Green and Blue Microlasers. Laser Power's green microlaser has size and energy efficiency advantages over gas lasers used in certain medical applications. Laser Power began shipments of green microlasers for

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dermatology applications in fiscal 1997 and anticipates selling its green microlaser for use in ophthalmology applications in fiscal 1998.

     Laser Power believes its 0.5 watt blue microlaser is the only high power all solid state compact blue laser in existence. This laser has a number of applications in which it can successfully replace argon-ion lasers, such as certain dentistry, biomedical, dermatology and printing applications.

     Laser Power has developed prototype projectors using its green and blue microlasers with commercially available red diode lasers to produce high quality images with color quality equaling color movie film. Laser Power believes that its high resolution projector produces higher resolution and more colors than commercially available liquid crystal projectors. In addition, Laser Power believes that it can produce microlaser based projectors that are smaller than conventional projectors. Further, microlaser light sources have longer estimated lifetimes compared to conventional light sources. Laser Power expects that microlaser based projectors may provide advantages in a number of applications, including entertainment displays, flight simulators, process and system control room displays, portable large venue projectors, video walls and electronic cinema.

     Laser Power has been awarded several U.S. government contracts to develop advanced multi-beam, direct write microlaser projector technology, for which Laser Power retains commercial rights. Such direct write technology will impress video information directly on the microlaser beams. The beam will write the image directly onto a screen similar to the way an electron beam writes a television image, except that multiple lines will be written simultaneously, which may enable super high resolution up to 5,000 by 4,000 pixels. Laser Power has been issued a U.S. patent covering such technology and has filed applications seeking additional patent protection. Since the beam from red diode lasers is not suitable for use in direct write projection systems, Laser Power is developing a red microlaser as a replacement. There can be no assurance that Laser Power will be able to complete development of a red microlaser, or if it is unable to develop such a microlaser, that it will be able to acquire the rights to a suitable red laser technology at a commercially reasonable cost, if at all. If development of direct write technology can be completed, Laser Power believes that such technology may be the best method to produce super high resolution images required by electronic cinema.

     In addition, Laser Power has a collaborative arrangement with Laser-Display-Technologic KG ("LDT"), a joint venture between Daimler-Benz AG and Schneider Rundfunkwerke AG to develop microlasers for a conventional single beam direct write laser based projection display system. Such systems have been commercially available using gas lasers for approximately the past 20 years at very high prices ($200,000 to $500,000). LDT is developing technology which, when available, and when combined with Laser Power's microlasers, will enable compact high resolution projectors to be built with the ultimate aim of producing high volume, low cost home entertainment systems.

     1550 nm Microlaser. Distributed feedback ("DFB") diode lasers emitting at 1550 nm wavelength are used in the telecommunications industry to transmit signals through fiber optic cables. Such lasers are gaining widespread acceptance in upgrades and new installations of CATV and other telecommunications systems worldwide. Microlasers generally create less signal noise and are capable of generating higher power than DFB lasers. As a result, CATV fiber optic systems employing 1550 nm microlasers will not require amplification to the same extent as DFB lasers and will deliver a higher quality, lower noise signal to the receiver. Laser Power believes that, if successfully developed, the high output power of a 1550 nm microlaser could reduce or eliminate the requirement for erbium-doped fiber amplifiers ("EDFAs") which are needed to increase the power of existing DFB lasers in CATV head-end and point-to-point transmitters. Laser Power expects to sell its 1550 nm high power microlaser for substantially less than the typical DFB laser EDFA combination, providing an impetus for industry adoption of its 1550 nm microlaser.

     Dense wavelength division multiplexing allows multiple laser beams with different wavelengths to be launched into a single optical fiber. DWDM has been rapidly embraced by long-haul carriers for digital transmission because of significant cost and time savings overlaying additional fiber optic cable. In addition, the Regional Bell Operating Companies ("RBOCs") and CATV operators are beginning to use DWDM

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increasingly as the technology advances, cost of equipment decreases and digital transmission becomes more popular for local traffic.

     The wavelengths used for DWDM must be precisely controlled. DFB laser manufacturers are not able to control their semiconductor processes to the level required to produce precise wavelength devices on demand and therefore must go through a selection process to find devices with the desired wavelengths. Precise temperature control with active feedback is required to keep the wavelength constant over the lifetime of the device. Laser Power's 1550 nm microlaser under development is expected to be capable of being adjusted to any wavelength over the entire DWDM band. The wavelength could be controlled with a low-cost, passive optical element, and all devices could be manufactured identically, with the desired wavelength selected with an adjustment of the passive optic element. Laser Power believes these characteristics will provide significant advantages for its 1550 nm microlaser under development in the DWDM market.

STRATEGY

     Laser Power's strategy is to expand its current precision optics business and to leverage its core expertise in high performance laser optics, low absorption thin film coatings and solid state lasers to become a world leader in the manufacture, marketing and sale of microlasers and microlaser based products. Key aspects of Laser Power's strategy include:

  Continue to Grow High Performance CO(2) Laser Optics Business

     Laser Power's core competencies in the design and manufacture of high performance laser optics, including its polishing and diamond turning processes and thin film coatings have made Laser Power one of the leading suppliers of such components, especially for high power CO(2) lasers. Laser Power's strategy is to continually improve quality and customer service costs and to introduce new products, such as Laser Power's MP-5 coatings and Turbo-Cooled optics. See "-- Products and Products under Development." Laser Power expects the high power CO(2) laser segment to continue to grow and power levels to continue to rise. To meet the increasing demand for optics for high power lasers, Laser Power will continue to enhance its Turbo-Cooled and diamond turned metal optics technologies. Laser Power believes it is well positioned to meet more stringent requirements for optics used in higher power CO(2) lasers because of its proprietary and state-of-the-art technologies.

  Expand Markets for High Performance Optics Products

     Laser Power believes that its technologies have applications in markets not currently served by Laser Power. Laser Power plans to use its technology base developed for CO(2) laser optics and microlaser crystal polishing and coating to produce certain optics for neodymium:YAG lasers and visible lasers. Laser Power also plans to enter other non-CO(2) infrared markets using CO(2) coatings.

  Increase Margins on Optics Products

     Laser Power has a multifaceted strategy to reduce costs and increase margins on its optics products. To reduce costs, Laser Power plans to increase automation which will reduce labor costs and improve yields on certain manufacturing processes. Laser Power also plans to transfer additional labor-intensive operations to its facility in Mexico. To increase margins, Laser Power plans to intensify its sales efforts on higher margin products and to serve high-performance, high-margin niches in such markets as the emerging high power neodymium:YAG laser market.

  Market Microlasers for Existing Industrial and Medical Applications

     Laser Power intends to exploit the superior size and energy efficiency characteristics of its microlasers to replace existing gas and solid state lasers currently utilized in certain medical, industrial and other applications. Laser Power is shipping green microlasers for use in medical, industrial and entertainment applications. Laser Power expects to ship green and other microlasers for additional applications in fiscal 1998.

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  Develop and Market Microlasers for CATV and Telecommunications Applications

     Laser Power is developing a high power, low noise 1550 nm microlaser that it believes will provide substantial performance and cost advantages over certain existing CATV transmission systems that are based on 1550 nm DFB lasers and EDFAs. In addition, the ability to adjust and maintain the microlaser's wavelength at any point over the entire EDFA wavelength acceptance band will provide advantages over existing lasers used in digital CATV and DWDM telecommunications applications. Laser Power expects to ship evaluation units of its first 1550 nm laser product in the second quarter of fiscal 1998 and to ship production units in the third quarter of fiscal 1998.

  Develop and Market Microlasers for High End Projection Display Applications

     Laser Power has developed blue and green microlasers and is developing a red microlaser, all of which can be arrayed together as the light source for a high end display projector. Laser Power believes that microlaser based projectors will have significant performance and size advantages over existing high end lamp based and CRT based projectors.

  Supplement Product Development Activities Through Contract Funding

     Laser Power will opportunistically secure research contracts that will enhance and advance its products under development. Laser Power has spent approximately $11.8 million on microlaser development and related display technology programs, substantially all of which was paid for through joint ventures with strategic partners such as the U.S. government, Proxima and LDT. See "-- Research and Development."

  Expand Capabilities Through Strategic Alliances and Acquisitions

     Through alliances with other companies, Laser Power has enhanced its high performance laser optics technologies, broadened its research activities and developed its microlaser technology. Laser Power believes that similar relationships with leading companies in the medical equipment, high end projection display and telecommunications industries will facilitate its entry into those markets. In addition, Laser Power will continue to acquire technologies or other companies that complement its current technologies.

SALES AND MARKETING

     As of December 31, 1997, Laser Power employed 17 persons in sales and marketing at sales offices in the United States and Belgium. Laser Power promotes its optics and intends to promote its microlaser based products to OEM and end user customers through a multi-faceted program which includes trade journal advertising, catalog distribution, direct mail promotion, field sales presentations, technical seminars, trade show exhibits and direct telemarketing. Laser Power sells its optics products through its direct sales force in the U.S. and Belgium and through its distributors in the rest of the world. Laser Power intends to sell its microlaser based products in North America, Europe and Asia through a direct sales force and distributors.

RESEARCH AND DEVELOPMENT

     Laser Power believes that its future success depends in large part on its ability to complete products under development, to continue to enhance its existing products and to develop new products. As of December 31, 1997, Laser Power had 46 employees performing research and development in the United States and Belgium. Laser Power spent $4.9 million ($2.9 million of which was funded internally), $5.6 million ($2.7 million of which was funded internally), $5.9 million ($1.0 million of which was funded internally), $1.5 million ($0.2 million of which was funded internally) and $1.7 million ($0.6 million of which was funded internally) during fiscal years 1995, 1996, 1997, and in the three months ended November 30, 1996 and December 31, 1997, respectively, on research and development. The sources of such funds were contracts with customers and strategic partners as well as internal Laser Power funds.

     Laser Power continues to develop its 1550 nm microlaser for broadband communications and its red microlaser for projection display applications. Also, Laser Power continues laser projection display development under several U.S. government and commercial research contracts. Laser Power intends to strengthen its

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competitive position for all microlaser applications by developing higher power microlasers and lower cost component and sub-assembly designs. In addition, Laser Power is developing proprietary automated manufacturing processes for its optics manufacturing to lower costs and provide a more flexible manufacturing environment.

     The successful completion of development activities and the transition to manufacture and sale of any resultant products is dependent on a number of factors, including determination of demand and appropriate product design, length of development period, development of appropriate manufacturing processes, product performance and sales and marketing. There can be no assurance that the 1550 nm and red microlasers or any of the other products or improvements under development will be successfully developed, or that new products developed by Laser Power will be commercially available or achieve market acceptance. See "-- Products Under Development" and "Risk
Factors -- Development Risks Relating to Microlaser Technologies."

MANUFACTURING

     Laser Power manufactures high performance laser optics, microlasers and related components. Some materials and components are available only from single suppliers.

     Laser Power manufactures optics at its San Diego and Mexico facilities. Thorium fluoride and zinc selenide are important to the manufacture of optics. Laser Power purchases all of its thorium fluoride for use in its low absorption thin film coating processes from Cerac Incorporated, which Laser Power believes is the sole source for high quality thorium fluoride. Any interruption or cessation of supply by Cerac would have a material adverse effect on Laser Power's business, financial condition and results of operations.

     In the case of zinc selenide, a critical raw material in a significant percentage of Laser Power's optics products, Laser Power currently relies exclusively on one supplier, the Advanced Materials Division of Morton International, Inc. To date, Laser Power has not experienced any material difficulties in the quantity or the quality of the zinc selenide delivered. If any such problem arises in the future, Laser Power would have to seek an alternate supplier. However, there can be no assurance that Laser Power would be able to secure sufficient inventory of zinc selenide to produce sufficient product to meet its customers' needs. A transition to alternate arrangements would involve additional costs and delays in production.

     The manufacture of optics is capital intensive and involves complex and unique manufacturing processes. Future manufacturing capacity requirements may require substantial investment in equipment and facilities. See "Risk
Factors -- Fluctuation in Quarterly Performance" and "-- Dependence on New Products and Processes."

     Laser Power's microlasers are assembled from component parts at Laser Power's San Diego facility. Laser Power purchases component parts for its microlasers, including laser crystals, nonlinear crystals, and semiconductor diode lasers, from various sources around the world. Laser Power believes its suppliers can supply the components in the quantities, with the quality and at the prices required by Laser Power for volume production of microlasers for medical, dental, telecommunications, industrial, display and other general applications of Laser Power's microlaser products and products under development. However, none of Laser Power's suppliers of microlaser component parts has experience in supplying these components with Laser Power's specifications at the increased volumes that Laser Power needs to achieve its growth goals. In addition, certain future applications require substantially lower cost components. Laser Power does not have long term or volume purchase agreements with any of its suppliers and currently purchases components on a purchase order basis. See "Risk Factors -- Limited Microlaser Manufacturing Experience; Scale-Up Risk."

     Moreover, Laser Power has no experience in producing microlasers other than in low level production quantities. Laser Power is increasing its manufacturing capability to polish and coat volume quantities of microlaser and nonlinear crystals and to perform the required complex assembly steps. Such an increase in its manufacturing capabilities will require significant scale-up expenditures and additions to Laser Power's facilities. See "Risk Factors -- Limited Microlaser Manufacturing Experience; Scale-Up Risk."

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PATENTS AND PROPRIETARY RIGHTS

     As of October 31, 1997, Laser Power's patent portfolio included four patents issued by the U.S. Patent and Trademark Office ("USPTO") and one patent granted by the European Patent Office (the "EPO"), subsequently filed in five European countries. Laser Power has received Notices of Allowability on four of its patent applications pending with the USPTO and has eight other patent applications pending. Two patent applications have been filed in several foreign jurisdictions and Laser Power has been granted licenses to two patent applications owned by Proxima and filed with the USPTO. One of Laser Power's U.S. patents, issued in November 1996, covers certain aspects of Laser Power's blue microlaser technology and another, issued in July 1996, covers Laser Power's direct write concept and other aspects of display technology associated with microlasers. One of Laser Power's U.S. patents, issued in July 1992, covers basic technology behind Laser Power's Turbo-Cooled optic products; Laser Power's patent granted by the EPO in April 1993 covers this same technology. Many of Laser Power's pending patent applications relate to microlaser technology. The two pending U.S. patent applications licensed from Proxima cover certain aspects of microlaser display technology. One pending application relates to the MP-5 coating technology.

     Because of lesser protection afforded by and the high cost of pursuing patents in certain foreign jurisdictions, Laser Power has elected not to seek patent protection for certain of its inventions covered by its U.S. patents in foreign jurisdictions. Nevertheless, Laser Power intends to selectively pursue foreign patent filings where the cost of and protection afforded by such patents, if issued, are justified. However, Laser Power in general believes that, in certain cases, obtaining foreign patents may be much less useful than obtaining domestic patents because of differences in patent laws and costs of patent enforcement, and further believes that the protection provided by foreign patents, if obtained, and any other foreign intellectual property protection may be weaker than that provided domestically.

     Laser Power's continued success will depend in part on its ability to obtain patent protection for its products and processes, and to operate without infringing the proprietary rights of third parties. There can be no assurance that patent applications filed by Laser Power will result in patents being issued, that the claims of such patents will offer significant protection of Laser Power's technology, or that any patents issued to or licensed by Laser Power will not be challenged, narrowed, invalidated or circumvented. Laser Power may also be subject to legal proceedings that result in the revocation of patent rights previously owned by or licensed to Laser Power, as a result of which Laser Power may be required to obtain licenses from others to continue to develop, test or commercialize its products. There can be no assurance that Laser Power will be able to obtain such licenses on acceptable terms, if at all.

     In addition, there may be pending or issued patents held by parties not affiliated with Laser Power that relate to technology utilized by Laser Power. As a result, Laser Power may need to acquire licenses to, assert infringement of, or contest the validity of, such patents or other similar patents which may be issued. Laser Power could incur substantial costs in defending itself against patent infringement claims, interference proceedings, opposition proceedings or other challenges to its patent rights made by third parties, or in bringing such proceedings or enforcing any patent rights of its own.

     The patent positions of laser optic, laser component and laser manufacturing companies, including Laser Power, are generally uncertain and involve complex legal and factual questions. As a result, these industries have a history of patent litigation and will likely continue to have patent litigation concerning laser technologies. A number of laser optic, laser component and laser manufacturing companies maintain and continue to develop patent positions that could prevent Laser Power from using technology covered by these patents. The commercial success of Laser Power depends in part on not infringing patents. Any action against Laser Power or its collaborative partners claiming damages or seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting Laser Power to potential liability for damages, require Laser Power or its collaborative partners to obtain a license to continue to develop, manufacture or market the affected products and processes. There can be no assurances that Laser Power or its collaborative partners would prevail in any such action or that any license (including licenses proposed by third parties) required would be made available on commercially acceptable terms, if at all. If Laser Power becomes involved in such litigation, it could consume a substantial portion of Laser Power's managerial and

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financial resources, which could have a material adverse effect on Laser Power's business, financial condition and results of operations.

     Laser Power has acquired a license to a Stanford University owned patent covering certain technology used in Laser Power's blue microlaser from ATx Telecom Systems, Inc. Laser Power has received a letter from a competitor claiming that Laser Power's license was transferred improperly by Stanford and ATx Telecom. While Laser Power believes that such license was properly transferred, there can be no assurance that Laser Power's license would not be challenged. In such an event, there can be no assurance that Laser Power would be able to obtain a replacement license on favorable terms, if at all. Failure to obtain such a license could result in a material adverse effect to Laser Power's business, financial condition and results of operations.

     Laser Power is aware of patents held by other laser companies that may relate to Laser Power's microlaser technology. Laser Power does not believe it infringes any valid claims of such laser companies' patents or believes that it has adequate design-arounds if it is held to be infringing. Nevertheless, for certain cost or strategic reasons, Laser Power believes it may be advantageous to enter into license agreements with such laser companies. Laser Power is currently negotiating to obtain licenses from such parties for certain technology covered by such patents. However, there can be no assurance that Laser Power will obtain the licenses on favorable terms, if at all. If it is determined that the patents held by these other laser companies do cover Laser Power's technology, Laser Power's inability to obtain licenses for such technology could have a material adverse effect on Laser Power's business, financial condition and results of operations.

     Laser Power has developed certain of its proprietary technology pursuant to development contracts, including contracts with federal government agencies. Under standard provisions in government contracts, the government may retain certain rights in technology developed under such contracts. In addition, Laser Power has granted significant rights to the other parties under such contracts. Laser Power's strategy is to continue to develop a significant portion of its proprietary technology pursuant to funding received from development contracts. There can be no assurance that Laser Power will be able to continue to obtain funding for the development of its proprietary technology, or that, if received, Laser Power will obtain rights to such technology sufficient to permit Laser Power to develop and market new products or to prevent third parties from using such technology to compete with Laser Power.

     In addition to patent protection, Laser Power also relies on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to expand and bolster its competitive position. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, Laser Power requires employees, consultants and certain collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with Laser Power. These agreements are intended to enable Laser Power to protect its proprietary information by controlling the disclosure and use of technology to which it has rights and provide for ownership by Laser Power of proprietary technology developed at Laser Power or with Laser Power's resources. There can be no assurance, however, that these agreements will provide meaningful protection for Laser Power's trade secrets or other confidential information in the event of unauthorized use or disclosure of such information or that adequate remedies would exist in the event of such unauthorized use or disclosure. The loss or exposure of trade secrets possessed by Laser Power could have a material adverse effect on Laser Power's business, financial condition and results of operations.

     Laser Power's academic collaborators have certain rights to publish data and information in which Laser Power has rights. There is considerable pressure on academic institutions to publish discoveries in the high technology and physics fields. There can be no assurance that such publication would not adversely affect Laser Power's ability to obtain patent protection for certain technologies in which it may have a commercial interest.

COMPETITION

     The industries in which Laser Power sells its products are highly competitive. Laser Power's competitive position depends upon a number of factors, including the price and performance of its products, the level of customer service, the quality of its manufacturing processes, the compatibility of its products with existing laser systems and Laser Power's ability to participate in the growth of emerging technologies, such as microlasers and their application to industries already served by gas and solid state lasers. In the optics market, Laser Power primarily competes with II-VI, Inc., Coherent, Inc. and Sumitomo Electric Industries, Ltd. II-VI produces its own supply of zinc selenide. Laser Power uses zinc selenide as the substrate for 40% to 50% of the CO(2) laser optics sold by Laser Power and purchases this raw material from Morton.

     With regard to Laser Power's microlaser based products and products under development, Laser Power faces competition from gas, solid state and DFB laser manufacturers who already service the various markets the microlasers are intended to address as well as from lamp manufacturers who are developing lamps with extended lives for projection display. Competitive factors in the market for microlaser applications include price, product performance and reliability, strong customer support and service, customer relationships and the breadth of product line. In these markets, Laser Power faces competition from companies that have substantially greater financial, engineering, research, development, manufacturing, marketing, service and support resources, greater name recognition than Laser Power and long-standing customer relationships. Specifically, Laser Power believes that its main competitors for its products and products under development will be Spectra-Physics Lasers, Inc., Coherent, Uniphase Corporation, Lightwave Electronics Corporation, LiCONiX, Light Solutions Corporation, Omnichrome Corporation and Edinburgh Instruments Ltd. With respect to 1550 nm microlasers and microlaser transmitters for supply to OEMs, Laser Power believes its competitors will include Harmonic Lightwaves, Inc., Ortel Corporation, Synchronous Group, Inc., Uniphase Corporation, SDL, Inc., ATx Telecom, Scientific-Atlanta, Inc., Fujitsu Compound Semiconductor, Inc., Lucent Technologies Inc. and NORTEL, Ltd. Other broadband communications equipment suppliers as well as other laser companies who may develop microlaser based products which compete directly with Laser Power's microlaser based products may also enter this market.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     Laser Power uses or generates certain hazardous substances in its research and manufacturing facilities. Laser Power believes that its handling and disposal of such substances is in material compliance with applicable local, state and federal environmental, safety and health regulations at each operating location. Laser Power invests substantially in proper protective equipment, process controls and specialized training to minimize risks to employees, surrounding communities and the environment due to the presence and handling of such hazardous substances. Laser Power conducts monthly workplace monitoring regarding such substances. When exposure problems or potential problems have been indicated, corrective actions have been implemented and reoccurrence has been minimal or non-existent. Laser Power does not carry environmental impairment insurance.

     Laser Power uses a low-level radioactive material called thorium fluoride to manufacture low absorption thin film coatings. The use, storage and disposal of this material is governed by the State of California which last inspected and licensed Laser Power's facilities and procedures in February 1996. All thorium fluoride bearing by-products are collected and stored on site at Laser Power until California develops a low-level radioactive waste storage capability. Laser Power's non-radioactive coating, MP-5, will provide superior performance to certain thorium fluoride coated optics and lessen the environmental hazards associated with the special use, storage and handling of this low-level radioactive substance.

     The generation, use, collection, storage and disposal of all other hazardous by-products resulting from Laser Power's manufacturing of its products and research and development of new products, such as suspended solids containing heavy metals or airborne particulates, are believed by Laser Power to be in material compliance with local, state and federal regulations. Laser Power believes that it possesses all of the permits and licenses required for operation. Although Laser Power is not aware of any material environmental, safety and health problems in its properties or processes, there can be no assurance that problems will not develop in the future which would have a material adverse effect on Laser Power.

BACKLOG

     With the exception of military contracts, most customer orders for optics are from stock or for deliveries within one to two months. As a result, backlog of optics orders is typically two to three times monthly sales and was $4.6 million at December 31, 1997. Backlog of research contracts fluctuates based on the timing of contract awards and was $2.4 million at December 31, 1997. Backlog of microlaser orders is expected to reflect the longer-term commitments of OEM customers. At December 31, 1997, microlaser backlog was $851,000, consisting of development funding and initial orders for its microlaser products.

EMPLOYEES

     As of December 31, 1997, Laser Power had 195 full time and 6 part time employees in the United States and 43 full time employees in its foreign subsidiaries. Of Laser Power's United States employees, 14 were engaged in marketing, sales and related customer-support services, 42 in research and development and 140 in operations, administration and finance. None of Laser Power's employees is represented by a labor union or covered by a collective bargaining agreement. Laser Power has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

     Laser Power's main facility and headquarters, approximately 45,000 square feet, is located in San Diego, California. This facility is leased through December 31, 2001 and may be purchased pursuant to an option which may be exercised at the expiration of the lease with a purchase price equal to the prevailing market value of the property. Laser Power also leases facilities in Plymouth, Michigan, Tijuana, Mexico and Ghent, Belgium, consisting of approximately 1,000, 4,600 and 3,900 square feet, respectively. The lease on the Michigan facility is month to month and the leases on the Mexico and Belgium facilities expire in September 1998 and December 1999, respectively. Laser Power believes that its leased properties are adequately covered by insurance. Laser Power believes that following expansion of its manufacturing, research and office space, Laser Power's facilities will be adequate for its current and projected needs and that additional space will be available as needed.

LEGAL PROCEEDINGS

     Laser Power is not currently a party to any litigation.

                             LASER POWER MANAGEMENT
EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Laser Power are as follows:

               NAME                   AGE                            POSITION
----------------------------------    ---     -------------------------------------------------------
Glenn H. Sherman, Ph.D............    54      Chairman of the Board and Chief Executive Officer
Douglas H. Tanimoto, Ph.D.........    57      President, Laser Power Research Division, and Director
Dean T. Hodges, Ph.D..............    53      President, Laser Power Microlasers Division
Paul P. Wickman, Jr...............    48      Senior Vice President and Chief Financial Officer
William G. Fredrick(1)............    57      Director
Robert G. Klimasewski.............    54      Director
Richard C. Laird(2)...............    51      Director
Kenneth E. Olson(1)(2)............    61      Director
John C. Stiska(1)(2)..............    55      Director

---------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Glenn H. Sherman, Ph.D., the founder of Laser Power, has served as Chairman of the Board and Chief Executive Officer of Laser Power since 1979. From 1972 to 1979, Dr. Sherman served as a director and Vice President of II-VI, Inc., an electro-optical component manufacturer. Dr. Sherman received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of Illinois at Urbana.

     Douglas H. Tanimoto, Ph.D. has served as the President of the Laser Power Research Division since 1988 and has served as a director of Laser Power since 1984. Dr. Tanimoto served as the President of the Laser Power Optics Division from 1986 to 1988. Dr. Tanimoto received a B.A. from the University of California, Berkeley and an M.S. and Ph.D. in Physics from the University of Oregon.

     Dean T. Hodges, Ph.D. has served as President of the Laser Power Microlasers Division since March 1996. Dr. Hodges served as President of the Laser Power Optics Division from March 1994 to March 1996. From 1984 to March 1994, Dr. Hodges served as Senior Vice President of Newport Corporation, a manufacturer of instruments for the laser and optics industries. Dr. Hodges received a B.S. in mathematics and physics from Humboldt State College and a Ph.D. in Applied Physics from Cornell University.

     Paul P. Wickman, Jr. has served as Senior Vice President and Chief Financial Officer of Laser Power since September 1992. From 1983 to 1992, he served as Group Vice President, Finance, and Controller of The Titan Corporation, a diversified high technology company. Mr. Wickman received a B.S. in Accounting from San Diego State University and is a Certified Public Accountant.

     William G. Fredrick has served as a director of Laser Power since 1980. Mr. Fredrick is the founder and President of Laser Mechanisms, Inc., a laser device and accessory manufacturer, since 1980, and Oxid Corporation, a laser device and accessory manufacturer, since 1986. Mr. Fredrick received a B.S. in Engineering Physics from the University of Michigan.

     Robert G. Klimasewski has served as a director of Laser Power since 1980. Mr. Klimasewski has been the President and Chief Executive Officer of Transmation, Inc., an electronic instrumentation manufacturer, since 1994. In 1972, Mr. Klimasewski founded Burleigh Instruments, Inc., a scientific instrument and laser manufacturer, and has been Vice Chairman of Burleigh Instruments since 1972. Mr. Klimasewski is also a director of Transmation and Burleigh Instruments. Mr. Klimasewski received a B.S. and M.S. in Optical Engineering from the University of Rochester.

     Richard C. Laird has served as a director of Laser Power since 1987. Mr. Laird is Executive Vice President and a director of Union Miniere Inc., a producer of cobalt powder and sales organization for metals refined by related companies in Europe, where he has been employed since 1980. Mr. Laird received a B.S. in Metallurgical Engineering from Michigan Technological University.

     Kenneth E. Olson has served as a director of Laser Power since October 1994. Mr. Olson is Chairman of Board, acting President and Chief Executive Officer of Proxima. Mr. Olson previously served as President and Chief Executive Officer of Proxima from December 1990 to January 1996. Mr. Olson is a director of Proxima, Lidak Pharmaceuticals and Applied Digital Access, Inc. Mr. Olson received an M.B.A. from Pepperdine University.

     John C. Stiska has served as a director of Laser Power since April 1987. Mr. Stiska served as outside legal counsel to Laser Power from 1983 to 1990. In February 1996, Mr. Stiska joined QUALCOMM Incorporated as Corporate Senior Vice President and has served as General Manager of the Technology Applications Division since January 1997. From 1990 to January 1996, Mr. Stiska served as President and Chief Executive Officer of Triton Group Ltd., an operating-holding company that emerged in 1993 from the Chapter 11 bankruptcy proceedings of Triton Group Ltd. and Intermark, Inc. Mr. Stiska is a director of Jaymark, Inc. and SpectraNet Interactive, Inc. Mr. Stiska received a B.B.A. and J.D. from the University of Wisconsin.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee consists of Messrs. Laird, Olson and Stiska. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by Laser Power's independent auditors and reviews and evaluates Laser Power's audit and control functions.

     The Compensation Committee consists of Messrs. Fredrick, Olson and Stiska. The Compensation Committee makes recommendations regarding Laser Power's 1997 Plan and Employee Stock Purchase Plan as well as decisions concerning salaries and incentive compensation for employees and consultants of Laser Power.

DIRECTOR COMPENSATION

     Laser Power's non-employee directors receive $1,000 per meeting and $500 per committee meeting as payment for their services as a member of the Board of Directors. In fiscal 1997, the total compensation paid to non-employee directors was $51,800. Non-employee directors are also reimbursed for reasonable out-of-pocket expenses in connection with attendance at Board and committee meetings. In December 1996, Laser Power issued warrants to purchase up to 20,000 shares of Laser Power's Common Stock to Union Miniere Inc. and warrants to purchase up to 6,666 shares of Laser Power's Common Stock to each of John Stiska, Kenneth Olson, Siegfried Meder (a former director), Robert Klimasewski and William Fredrick at an exercise price of $4.50 per share. Such warrants expire in December 2006 except for the warrants granted to Mr. Meder, all of which expired in July 1997 following his resignation from the Board. Union Miniere Inc.'s warrant may be exercised in whole or in part at any time by the holder as long as at least one representative of the holder remains a member of the Board of Directors. In addition, entities affiliated with certain of the directors have, from time to time, entered into transactions with Laser Power. See "-- Stock Option Plans" and "-- Certain Transactions."

     Each director of Laser Power may receive stock option grants under the 1997 Equity Incentive Plan (the "1997 Plan"). To date, no options have been granted to any director under the 1997 Plan.

EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal years ended August 31, 1997 and 1996, compensation awarded or paid to, or earned by, Laser Power's Chief Executive Officer and the four other most highly compensated executive officers of Laser Power who earned in excess of $100,000 in salary and bonus (collectively, the "Named Executive Officers") for services rendered Laser Power during fiscal 1997:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                       ANNUAL        COMPENSATION
                                                  COMPENSATION(1)     SECURITIES
                                                  ----------------    UNDERLYING        ALL OTHER
     NAME AND PRINCIPAL POSITION    FISCAL YEAR   SALARY($) BONUS($)   OPTIONS      COMPENSATION($)(2)
    ------------------------------  -----------   -------   ------   ------------   ------------------
    Glenn H. Sherman, Ph.D........      1997      184,771   23,500      26,666            25,872
      Chairman of the Board and         1996      170,600   25,000      10,000            25,704
      Chief Executive Officer
    Douglas H. Tanimoto, Ph.D.....      1997      149,904   14,000          --            19,208
      President, Laser Power            1996      145,500   14,500       6,666            19,930
      Research Division,
      and Director
    Dean T. Hodges, Ph.D..........      1997      144,904   10,000          --            11,728
      President, Laser Power            1996      140,500   24,000       6,666            15,225
      Microlasers Division
    Richard P. Scherer(3).........      1997      147,164   15,000          --             8,820
      President, Laser Power            1996      139,000   18,000       6,666            12,300
      Optics Division
    Paul P. Wickman, Jr...........      1997      119,808   15,000      26,666            11,585
      Senior Vice President, Chief      1996      110,400   16,000       6,666            14,104
      Financial Officer and
      Secretary

---------------

(1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of Laser Power and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) Includes premium payments made by Laser Power for split dollar life insurance policies that are owned by Named Executive Officers. The policy owners have assigned to Laser Power the proceeds from termination of the policies or from payment of death benefits in an amount equal to the lesser of the cash surrender value or the cumulative payments made by Laser Power on their behalf. The insurance premium payments (i) in fiscal 1996 amounted to $23,400, $17,400, $14,800, $12,300 and $11,600 and (ii) in fiscal 1997 amounted to $22,036, $15,521, $9,903, $8,820 and $7,954 for Messrs. Sherman,
    Tanimoto, Hodges, Scherer and Wickman, respectively. Also includes 401(k) Plan employer matching contributions (i) in fiscal 1996 of $2,304, $2,530, $425, $0 and $2,504 and (ii) in fiscal 1997 of $3,836, $3,687, $1,825, $0 and $3,631 for Messrs. Sherman, Tanimoto, Hodges, Scherer and Wickman, respectively.

(3) Mr. Scherer was named a division officer of Laser Power effective January 31, 1998 and is no longer an executive officer.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended August 31, 1997 to each of the Named Executive Officers:

                                                                                              POTENTIAL
                                                                                           REALIZABLE VALUE
                                                                                              AT ASSUMED
                                                                                                ANNUAL
                                                    INDIVIDUAL GRANTS                       RATES OF STOCK
                                 -------------------------------------------------------        PRICE
                                 NUMBER OF      PERCENTAGE OF                                APPRECIATION
                                 SECURITIES     TOTAL OPTIONS                                 FOR OPTION
                                 UNDERLYING      GRANTED TO       EXERCISE OR                  TERM(3)
                                  OPTIONS       EMPLOYEES IN      BASE PRICE    EXPIRATION ----------------
             NAME                GRANTED(1)   FISCAL YEAR(%)(2)    ($/SHARE)      DATE     5% ($)   10% ($)
-------------------------------  ----------   -----------------   -----------   --------   ------   -------
Glenn H. Sherman...............    26,666              6.4            4.50      12/07/06   75,465   191,195
Douglas H. Tanimoto............        --               --              --            --       --        --
Dean T. Hodges.................        --               --              --            --       --        --
Richard P. Scherer(4)..........        --               --              --            --       --        --
Paul P. Wickman, Jr............    26,666              6.4            4.50      12/07/06   75,465   191,195

---------------

(1) Options become exercisable over a five-year period with 20% vesting each anniversary from the date of grant. The options will fully vest upon a change of control, as defined in Laser Power's option plans, unless the acquiring company assumes the options or substitutes similar options. The term of the options is ten years.

(2) Based on options to purchase 415,975 shares granted to employees in fiscal 1996, including to the Named Executive Officers.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect Laser Power's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of Laser Power Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(4) Mr. Scherer was named a division officer of Laser Power effective January 31, 1998 and is no longer an executive officer.

AGGREGATED FISCAL YEAR-END OPTION EXERCISES AND OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers during the fiscal year ended August 31, 1997 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of August 31, 1997:

                                                                    NUMBER OF                     VALUE OF
                                                              SECURITIES UNDERLYING              UNEXERCISED
                                                                   UNEXERCISED                  IN-THE-MONEY
                             SHARES                                OPTIONS AT                    OPTIONS AT
                           ACQUIRED ON                       AUGUST 31, 1997 (#)(1)         AUGUST 31, 1997($)(2)
                            EXERCISE          VALUE        ---------------------------   ---------------------------
          NAME                 (#)        REALIZED ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  -----------   ---------------   -----------   -------------   -----------   -------------
Glenn H. Sherman.........       --              --            68,666         34,666        297,414         99,665
Douglas H. Tanimoto......       --              --           201,333          5,333        878,832         15,332
Dean T. Hodges...........       --              --           121,333         85,333        348,837        245,332
Richard P. Scherer(3)....       --              --           161,333         45,333        703,832        190,332
Paul P. Wickman, Jr......       --              --            41,330         58,667        158,820        178,670

---------------

(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of Laser Power's Common Stock.

(2) Based on the fair market value of the Common Stock as of August 31, 1997. Amounts reflected are based on the fair market value minus the exercise price and do not indicate that the optionee sold such stock.

(3) Includes warrants to purchase 200,000 shares issued in September 1992 in payment for services rendered as a consultant. Mr. Scherer was named a division officer of Laser Power effective January 31, 1998 and is no longer an executive officer.

STOCK OPTION PLANS

     The 1997 Plan was adopted by the Board of Directors in March 1997. Under the 1997 Plan, 1,000,000 shares of Laser Power's Common Stock are reserved for issuance pursuant to the exercise of stock awards granted to employees, directors and consultants. The 1997 Plan provides for the grant of both incentive and nonstatutory stock options, as well as stock bonuses, the right to purchase restricted stock and stock appreciation rights. The 1997 Plan was adopted to provide a means by which selected officers and employees of and consultants to Laser Power and its affiliates could be given an opportunity to purchase stock in Laser Power, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of Laser Power. Options granted under the 1997 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1997 Plan typically vest over a four-year period with 25% vesting one year from the date of grant and 1/48 of the remaining shares vesting monthly thereafter. Shares covered by options granted in the future under the 1997 Plan may be subject to different vesting terms. Options to purchase 12,332 shares of Laser Power Common Stock under the 1997 Plan were outstanding as of August 31, 1997.

     Laser Power's 1993 Stock Option Plan (the "1993 Plan") was adopted by the Board of Directors in September 1993. The 1993 Plan provided for the grant of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants of Laser Power and its affiliates. The 1993 Plan has been terminated by the Board of Directors, and no additional options will be granted thereunder. Options to purchase 539,303 shares of Laser Power Common Stock under the 1993 Plan were outstanding as of August 31, 1997, and these options continue to vest until they terminate in accordance with their terms.

     Laser Power's Second Amended and Restated 1981 Stock Option Plan (the "1981 Plan") was adopted by the Board of Directors in September 1980, and was subsequently amended in April 1986 and October 1990. The 1981 Plan provided for the grant of incentive stock options under the Code and nonstatutory stock options to employees of Laser Power. The 1981 Plan has been terminated by the Board of Directors, and no additional options will be granted thereunder. Options to purchase 400,991 shares of Laser Power Common Stock under the 1981 Plan were outstanding as of August 31, 1997, and these options continue to vest until they terminate in accordance with their terms.

EMPLOYEE STOCK PURCHASE PLAN

     The Laser Power Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") in March 1997. The Purchase Plan provides a means by which employees of Laser Power (and any subsidiary of Laser Power designated by the Board of Directors to participate in the Purchase Plan) may purchase Common Stock through payroll deductions. The purpose of the Purchase Plan is to assist Laser Power in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of Laser Power. The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each such offering is of six months' duration. Eligible employees become participants in the Purchase Plan by delivering to Laser Power, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' earnings paid during the purchase period for such offering. The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lesser of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering, or (b) 85% of the fair market value of a share of Common Stock on the last day of the purchase period. The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the purchase period, a participant may reduce or terminate his or her payroll deductions.

401(k) PLAN

     In September 1988, the Laser Power Board of Directors adopted a tax qualified employee savings and retirement plan covering Laser Power's employees, as amended and restated effective January 1, 1997 (the "401(k) Plan"). Pursuant to the 401(k) Plan, eligible employees, including officers, of Laser Power may elect to reduce their current compensation by up to the lesser of 16% of such compensation or the statutorily prescribed annual limit ($9,500 in 1997) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides for Laser Power matching contributions of 50% of the employee's contributions to a maximum of 6% of the employee's compensation and for discretionary profit-sharing contributions. Employees become 20% vested in Laser Power's matching contributions after two years of service, and increase their vested percentages by an additional 20% for each year of service thereafter. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Laser Power will be deductible by Laser Power when made. The trustees under the 401(k) Plan are Glenn H. Sherman and Paul P. Wickman, Jr. The trustees, working with the plan sponsor, Reliastar, at the discretion of each participant, invest the 401(k) Plan employee salary deferrals and Laser Power contributions in selected investment options.

EMPLOYMENT AGREEMENTS

     Laser Power has entered into employment agreements with the following executive officers: (1) Glenn Sherman, Ph.D., Chairman of the Board and Chief Executive Officer, (2) Dean Hodges, Ph.D., President, Laser Power Microlasers Division, (3) Douglas Tanimoto, Ph.D., President, Laser Power Research Division, and (4) Paul Wickman, Jr., Senior Vice President, Chief Financial Officer and Secretary. Pursuant to such employment agreements, Messrs. Sherman, Hodges, Tanimoto and Wickman receive annual salaries of $185,000, $145,000, $150,000 and $120,000, respectively. Annual bonuses are determined by the Board of Directors. The term of each employment agreement is three years and may be extended by mutual written consent. Each employment agreement also provides that if employment is terminated for cause or the employee voluntarily resigns, the employee shall receive only the salary payments earned prior to the date of termination. If employment is terminated without cause, the employee will receive consulting fees equal to his base salary times the number of months equal to the number of years he would have been employed at the next anniversary date of his employment. As consideration for the consulting fees, the employee will provide consulting services on an as needed basis. In addition, during the term of employment, and for as long as the employee is receiving consulting fees, the employee will not, subject to certain limitations, compete with Laser Power.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Laser Power's Bylaws provide that Laser Power will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law as in effect from time to time. Laser Power is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Laser Power pursuant to the foregoing provisions, or otherwise, Laser Power has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. Laser Power has entered into indemnification agreements with each of its directors and certain of its officers. Laser Power has obtained directors' and officers' liability insurance in the amount of $5 million of coverage.

     In addition, the Laser Power Certificate provides that directors of Laser Power shall not be personally liable to Laser Power or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to Laser Power or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives any improper personal benefit. The Restated Certificate also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Laser Power's directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The Restated Certificate does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

     Laser Power's executive compensation program is administered by the Board of Directors (the "Board") and the Compensation Committee (the "Compensation Committee") of the Board. The Compensation Committee is appointed by the Board and is comprised of three non-employee directors.

     Overall Compensation Policy. The Board believes that in order for Laser Power to succeed it must be able to attract and retain qualified executives. The objectives of the Board in determining the type and amount of executive officer compensation are to provide a compensation package consisting of a base salary, bonus, and long term incentives in the form of stock options that allows Laser Power to attract and retain talented executive officers and to align their interests with those of stockholders.

     Base Salary. During fiscal 1997, the base salaries for the executive officers were intended to be competitive with salaries of similar executive positions in comparable companies in Laser Power's industry. Annual adjustments in base salaries are made effective at the beginning of the fiscal year for which they are intended to apply and therefore reflect in large part the prior year's business and individual performance achievements. The Chief Executive Officer's base salary for fiscal 1997 was determined in this manner to be $185,000. See "-- Summary Compensation Table."

     Bonus. Annual incentive bonuses are intended to reflect the Board's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of Laser Power, as well as the individual contribution of each officer. Accordingly, the executive officers of Laser Power, including the Chief Executive Officer, participate in an annual executive incentive bonus plan ("Incentive Plan") which provides for cash bonuses based upon Laser Power's overall financial performance and the achievement of certain specified levels of profitability and certain other financial and non-financial objectives and milestones for the fiscal year. Awards are made by the Board upon receiving the Compensation Committee's recommendations. The Compensation Committee annually establishes targeted profitability levels for the ensuing fiscal year in conjunction with Laser Power's annual operating plan. Upon the achievement of various increasing levels of profitability above the minimum target level and based on the timing and the degree to which certain other financial and non-financial objectives and milestones are met or exceeded, the Compensation Committee may choose to increase bonuses accrued to the Incentive Plan. The purpose of the Incentive Plan is to reward and reinforce executive management's commitment to achieve levels of profitability and return consistent with increasing stockholder value.

     Cash bonuses earned under the Incentive Plan are paid each year upon completion of Laser Power's annual audit of the results of operations for the previous fiscal year by Laser Power's independent auditors.

     Long Term Incentives. The final portion of the executive officers' compensation during fiscal 1997 consisted of incentive stock options as listed under "Option Grants in Last Fiscal Year." It is this award that Laser Power has utilized to provide long term incentives.

---------------

    1The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

     Chief Executive Officer Compensation. During fiscal 1997, Dr. Glenn H. Sherman, Chief Executive Officer and Chairman of the Board of Laser Power, was eligible to participate in the same executive compensation plans as were available to other executive officers of Laser Power. Based on the performance of Laser Power in fiscal 1996 and the Board's assessment of Dr. Sherman's ongoing personal performance in the position of Chief Executive Officer, Dr. Sherman received a salary increase during fiscal 1997. Among the factors considered by the Board in its consideration of Dr. Sherman's performance were improvement in operating performance of Laser Power, progress in development of Laser Power's technologies and product lines and the further strengthening of Laser Power's infrastructure.

     Dr. Sherman's annual incentive bonus award was earned under the Incentive Plan and was based substantially on the operating performance of Laser Power for fiscal 1996. On that basis, Dr. Sherman received an annual incentive bonus award of $25,000.

     Dr. Sherman was granted stock options under the 1997 Plan for 26,666 shares of Common Stock in December 1996, at an option price of $4.50 per share.

     Laser Power entered into an employment agreement and a consulting agreement with Dr. Sherman in April 1997. The Employment Agreement provides for an employment term of three years and for an annual salary of $185,000, subject to increases and additional bonuses as determined by the Board of Directors. The employment agreement may be terminated without cause by either party upon 12 months notice, and terminated for cause under certain circumstances. The consulting agreement requires Dr. Sherman to perform certain consulting services on an as needed basis following termination of his employment for up to the number of months equal to the number of years he would have been employed at the next anniversary date of his employment if such employment is terminated for any reason other than his death or disability, provided that Laser Power may elect not to engage Dr. Sherman as a consultant if Laser Power has terminated him for cause. In his capacity as a consultant, Dr. Sherman is entitled to compensation in the amount of his annual base salary at the time his employment terminates. The employment agreement and consulting agreement expire in April 2007.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code limits Laser Power to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. At this time, the amount of compensation (as defined for Code Section 162(m) purposes) paid to Laser Power's executive officers does not exceed the $1 million pay limit and will most likely not be affected by the statute and regulations in the near future. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The Compensation Committee has determined that stock options granted under the 1997 Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based competition."
                                          William G. Fredrick
                                          Robert G. Klimasewski
                                          Richard C. Laird
                                          Kenneth E. Olson
                                          Glenn H. Sherman
                                          John C. Stiska
                                          Douglas H. Tanimoto

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     The Compensation Committee consists of Messrs. Fredrick, Olson and Stiska. Neither Dr. Sherman nor Dr. Tanimoto participated in deliberations of the Laser Power Board of Directors concerning executive officer compensation. No member of the Compensation Committee was at any time an officer or employee of Laser Power or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Laser Power's Board of Directors or compensation committee other than Mr. Fredrick who is a director of Laser Mechanisms, Inc., Mr. Olson who is a director of Proxima

Corporation and Mr. Laird who is Executive Vice President and a director of Union Miniere. "See Certain Transactions."

CERTAIN TRANSACTIONS

     In November 1987, Union Miniere, s.a. purchased the Debentures in the aggregate principal amount of $1,660,000 from Laser Power. The Debentures are currently held by Union Miniere Inc. The Debentures bear interest at a rate which is equal to Wells Fargo Bank's prime rate plus 1%; provided, however, that the rate of interest shall in no event be less than 5 1/2% per annum nor higher than the lesser of 11 1/2% per annum or the maximum rate then permitted by law. Laser Power has paid interest on the Debentures semi-annually. The Debentures were originally convertible into Common Stock at $3.00 per share and were due and payable on October 30, 1992. The original due date was extended to October 30, 1997. Union Miniere Inc. desired to postpone the conversion and/or repayment of the Debentures and in March and June 1997, Laser Power entered into a letter agreement and definitive agreements with Union Miniere Inc. to extend the maturity date of the Debentures to November 2, 2000 and to increase the conversion price to $4.625 per share, as adjusted in accordance with such agreements. As a result, 358,918 shares of Common Stock are now issuable upon conversion of the Debentures. In addition, Union Miniere Inc. was granted certain registration rights covering all shares of Common Stock now owned by it or acquired by it upon conversion of the Debentures and exercise of its warrants, including the right to request that Laser Power register the resale of such shares no earlier than one year after the closing of Laser Power's initial public offering. In December 1996, Laser Power issued warrants to purchase 20,000 shares of Common Stock at an exercise price of $4.50 per share to Union Miniere Inc. in connection with the service of certain directors of Laser Power. See "Management -- Director Compensation," and "Description of Laser Power Capital Stock -- Debentures."

     On September 1, 1991, Laser Power acquired substantially all of the assets of Burleigh Northwest Optical, Inc. In consideration for the assets acquired, Laser Power executed a secured promissory note in the amount of $150,000 payable to Burleigh Instruments, Inc., an entity of which Robert G. Klimasewski is an officer, director and stockholder. The note bears interest at 8.25% per annum and is payable in 120 equal monthly installments. As of December 31, 1997, the outstanding balance on such note was $70,000.

     In May 1993, Proxima purchased 83,333 shares of Common Stock from Laser Power for $250,000. In January 1994, Laser Power entered into a Stock Purchase Agreement with Proxima, pursuant to which Proxima has purchased shares of Series A Preferred Stock for an aggregate purchase price of $6.4 million. The Series A Preferred Stock could be converted into Common Stock at an effective price of $6.00 per share. However, under certain circumstances, the effective conversion price could be reduced to $3.00 per share. In March and June 1997, to ensure the exchange of the Series A Preferred Stock for Common Stock, Laser Power entered into a letter agreement and definitive agreements with Proxima, pursuant to which Proxima exchanged the Series A Preferred Stock for 1,193,252 shares of Common Stock (a fixed conversion price of $5.40 per share) immediately prior to the completion of Laser Power's initial public offering. In addition, Proxima was granted certain registration rights covering all shares of Common Stock now owned by it or acquired by it in exchange for the Series A Preferred Stock, including the right to request that Laser Power register the resale of such shares no earlier than one year after the closing of the initial public offering. In July 1996, Proxima stated that it had written down a majority of its investment in Laser Power because the microlaser technology developed by Laser Power will initially be suited for the higher cost specialty projector markets that will not be served by Proxima's products.

     Laser Power purchases a number of products for resale from Laser Mechanisms, Inc. ("LMI"). William G. Fredrick, Jr., a director of Laser Power, is the founder, president and sole stockholder of LMI. In addition, LMI purchases laser optics from Laser Power. LMI's sales to Laser Power in fiscal 1997 and the first three months of fiscal 1998 were $726,000 and $157,000, respectively. Laser Power's sales to LMI in fiscal 1997 and the first three months of fiscal 1998 were $385,000 and $61,000, respectively. Laser Power believes that such transactions between Laser Power and LMI are on terms as favorable to Laser Power as such terms would have been if negotiated between Laser Power and unaffiliated persons.

                       LASER POWER PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of November 30, 1997, by (i) each person who is known by Laser Power to own beneficially more that 5% of Laser Power's outstanding Common Stock, (ii) each executive officer named in the Summary Compensation Table, (iii) each of Laser Power's directors, (iv) each of Laser Power's directors after the Merger, and (v) all directors and executive officers as a group prior to, and after, the Merger. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Laser Power Common Stock shown as beneficially owned by them, subject to community property laws where applicable.


                                                                                         PERCENTAGE
                                                                                        BENEFICIALLY
                                                            SHARES BENEFICIALLY           OWNED(1)
                       DIRECTORS,                                OWNED(1)           --------------------
                   EXECUTIVE OFFICERS                       -------------------     PRIOR TO      AFTER
                  AND 5% STOCKHOLDERS                             NUMBER             MERGER       MERGER
                 ----------------------                     -------------------     ---------     ------
Proxima Corporation.....................................              1,276,585        20.9%       15.3%
  9440 Carroll Park
  San Diego, CA 92121-2298
Union Miniere Inc.(2)...................................                914,713        14.5        10.4
  13847 West Virginia Dr.
  Lakewood, CO 80228
Glenn H. Sherman, Ph.D.(3)..............................                637,748        10.3         7.6
  Laser Power Corporation
  12777 High Bluff Road
  San Diego, CA 92130
Wellington Management Company, LLP......................                437,000         7.2         5.2
  75 State Street
  Boston, MA 02109
William G. Fredrick, Jr.(4).............................                372,122         6.1         4.4
  Laser Mechanisms, Inc.
  P.O. Box 2064
  Southfield, MI 48037
Kopp Investment Advisors, Inc. (5)......................                345,000         5.7         4.1
  7701 France Avenue South, Suite 500
  Edina, MN 55435
Douglas H. Tanimoto, Ph.D.(6)...........................                285,266         4.5         3.4
Dean T. Hodges, Ph.D.(7)................................                122,666         2.0         1.4
Richard P. Scherer(8)...................................                202,666         3.2         2.4
Paul P. Wickman, Jr.(9).................................                 56,674           *           *
Robert G. Klimasewski(10)...............................                 69,491         1.1           *
Richard C. Laird(11)....................................                  4,465           *           *
Kenneth E. Olson(12)....................................                 25,798           *           *
John C. Stiska(13)......................................                126,564         2.1         1.5
Robert P. Perkins(14)...................................                230,023         N/A         2.7
Dick Sharman(15)........................................                437,364         N/A         5.2
All directors and executive officers as a group
  (11 persons) prior to Merger(16)......................              4,134,758        56.5         N/A
  (13 persons) after Merger(17).........................              4,802,145         N/A        49.6


---------------

  *  Represents beneficial ownership of less than 1%.

 (1) Except as otherwise set forth herein, this table is based upon information supplied by executive officers, directors and principal stockholders and the National Association of Securities Dealers, Inc. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, Laser Power believes that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership prior to the Merger is based on 6,101,854 shares of Common Stock outstanding as of November 30, 1997. Percentage of beneficial ownership after the Merger is based on 6,101,854 shares of Common stock outstanding as of November 30, 1997 plus 2,256,199 shares of Laser Power Common Stock to be issued in the Merger.


 (2) Includes 358,918 shares issuable upon conversion of the debentures and 70,000 shares subject to warrants exercisable within 60 days of November 30, 1997. Union Miniere, s.a., a Belgium public company, owns approximately 75% of the shares of Union Miniere Inc. Sogem, s.a. owns the remaining shares of Union Miniere Inc. Union Miniere, s.a. owns virtually all the shares of Sogem, s.a.

 (3) Includes 82 shares held by Inamaria Sherman, wife of Dr. Sherman, 1,333 shares held by Martina Sherman, daughter of Dr. Sherman, and 75,999 shares subject to options exercisable within 60 days of November 30, 1997. Does not include 150 shares held by Inamaria Sherman, for the benefit of Margoth Klein, Mrs. Sherman's mother.

 (4) Includes 10,666 shares held of record by Laser Mechanisms, Inc., of which Mr. Fredrick is the President, and 23,332 shares subject to warrants exercisable within 60 days of November 30, 1997.


 (5) Based on a Schedule 13G filed by Kopp Investment Advisors, Inc. ("Kopp")
     (a) Kopp beneficially owned such shares as of December 31, 1997; (b) Kopp is a wholly owned subsidiary of Kopp Holding Company, a Minnesota corporation; and (c) Leroy C. Kopp owns 100% of the outstanding capital stock of Kopp Holding Company



 (6) Includes 202,666 shares subject to options exercisable within 60 days of November 30, 1997.



 (7) Includes 122,666 shares subject to options exercisable within 60 days of November 30, 1997.



 (8) Includes 2,666 shares subject to options exercisable within 60 days of November 30, 1997 and 200,000 shares subject to a warrant exercisable within 60 days of November 30, 1997.



 (9) Includes 51,330 shares subject to options exercisable within 60 days of November 30, 1997.



(10) Includes 23,332 shares subject to warrants exercisable within 60 days of November 30, 1997.



(11) Does not include 914,713 shares beneficially owned by Union Miniere Inc. Mr. Laird, a director of Laser Power, is Executive Vice President and a director of Union Miniere Inc.



(12) Includes 23,332 shares subject to warrants exercisable within 60 days of November 30, 1997. Does not include 1,276,585 shares held by Proxima Corporation, of which Mr. Olson is Chairman of the Board and acting President and Chief Executive Officer.



(13) Includes 23,332 shares subject to warrants exercisable within 60 days of November 30, 1997.



(14) Represents shares of Laser Power Common Stock beneficially owned after the merger based upon an assumed adjusted exchange ratio of 2.066344 shares of Laser Power Common Stock for each share of EMI Common Stock, assuming an Average Price Per Share of $5.375. Includes 1,000 shares of EMI Common Stock which are owned in joint tenancy with Mr. Perkins wife, and 19,800 shares of EMI Common Stock which are subject to the vesting terms of the EMI Acquisition Corp. Stock Distribution Plan and which have been converted into Laser Power Common Stock assuming an adjusted exchange ratio of 2.066344.



(15) Represents shares of Laser Power Common Stock beneficially owned after the merger based upon an assumed adjusted exchange ratio of 2.066344 shares of Laser Power Common Stock for each share of EMI Common Stock, assuming an Average Price Per Share of $5.375. Includes 1,000 shares of EMI Common Stock which are owned in joint tenancy with Mr. Sharman's wife, and 39,870 shares of EMI Common Stock which are subject to the vesting terms of the EMI Acquisition Corp. Stock Distribution

     Plan and which have been converted into Laser Power Common Stock assuming an adjusted exchange ratio of 2.066344.


(16) Includes 495,327 shares issuable upon exercise of options exercisable within 60 days of November 30, 1997, and 363,328 shares issuable upon exercise of warrants exercisable within 60 days of November 30, 1997. Also includes 1,276,585 shares held by Proxima Corporation, of which Mr. Olson is Chairman of the Board and acting President and Chief Executive Officer; Mr. Olson disclaims beneficial ownership of such shares. Also includes 485,795 shares held by Union Miniere Inc. and 358,918 shares issuable upon conversion of the Debentures held by Union Miniere Inc., of which Mr. Laird is the Executive Vice President and a director. Mr. Laird disclaims beneficial ownership of such shares.



(17) Includes 618,625 shares issuable upon exercise of options exercisable within 60 days of November 30, 1997, and 363,328 shares issuable upon exercise of warrants exercisable within 60 days of November 30, 1997. Also includes 1,276,585 shares held by Proxima Corporation, of which Mr. Olson is Chairman of the Board and acting President and Chief Executive Officer; Mr. Olson disclaims beneficial ownership of such shares. Also includes 485,795 shares held by Union Miniere Inc. and 358,918 shares issuable upon conversion of the Debentures held by Union Miniere Inc., of which Mr. Laird is the Executive Vice President and a director. Mr. Laird disclaims beneficial ownership of such shares.

                  EMI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties. EMI's and the combined company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" as well as those discussed elsewhere in this Prospectus/Joint Proxy Statement.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Net sales for the first nine months of 1997 increased by $1.6 million or 21% over the first nine months of 1996. The higher sales resulted from volume increases principally related to increases in sales to foreign customers. The higher foreign sales resulted from shipments to a United Kingdom customer ($1.1 million) and a South Korean customer ($750,000). Shipments to the United Kingdom customer will continue through the first half of calendar year 1998. Future orders from the South Korean customer are expected in calendar year 1998. Net sales of EMI's missile dome product line were approximately the same in each period with higher unit volume offsetting a slight unit pricing reduction.

     The gross margin percentage increased from 29.5% for the first nine months of 1996 to 36.6% in the first nine months of 1997. The higher gross margin percentage resulted from a decrease in adverse manufacturing variances and scrap (12% of net sales in 1996 compared to 8% of net sales in 1997) and lower manufacturing overhead rate resulting from the sales volume increase. Manufacturing variances and scrap represents the difference between the actual cost of manufacturing and standard or planned costs of manufacturing. Manufacturing overhead rate represents the amount of total manufacturing overhead expenses as a percentage of manufacturing direct labor.

     Engineering, research and development for the first nine months of 1997 increased by $151,000 over the comparable 1996 period. The increase resulted from EMI's participation with a customer in a new window development program that was partially funded by EMI. This development program was completed in the third quarter of 1997.

     Selling, general and administrative expenses increased from 13.0% of net sales for the first nine months of 1996 to 15.1% of net sales in 1997. The increase resulted for a higher level of sales personnel staffing in 1997 as compared to 1996 and a $45,000 litigation settlement.

     The provision for bonus increased by $211,000 in the first nine months of 1997 over the comparable 1996 period. The increase results from the higher level of profitability.

     Interest and other income increased by $27,000, which resulted from increased interest earnings arising from the higher level of EMI's average cash and cash equivalents. Interest expense was relatively flat which reflects the relatively constant average debt outstanding.

     The provision for income taxes increased from $5,000 for the first nine months of 1996 to $141,000 for the first nine months of 1997. The increase reflects the exhaustion of EMI's net operating loss carryforwards during 1997. Such carryforwards were available to fully offset taxable income in 1996 (except for alternative minimum taxes) while such remaining carryforwards were insufficient to fully offset 1997 taxable income. EMI expects that its effective income tax rate will substantially increase from historical levels in the fourth quarter of 1997 and beyond because of the exhaustion of EMI's tax basis operating loss carryforwards.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net sales for the year ended December 31, 1996 increased by $3.3 million or 46% over the year ended December 31, 1995. The higher sales resulted from an increase in both volume and pricing. Approximately $460,000 of the increase in net sales resulted from higher prices which was principally driven by higher raw material market prices. The balance of the increase resulted from increased volume. Approximately

$1,463,000 of the volume increase resulted from increases in the sales of missile domes which represented an increase of 187% from the 1995 level for this product line.

     The gross margin percentage increased from 25.1% in 1995 to 28.4% in 1996. The higher gross margin percentage resulted from a decrease in manufacturing variances and scrap (17% of net sales in 1995 to 12% of net sales in 1996) which was partially offset by a slight increase in manufacturing overhead rates in 1996 over 1995. The increase in overhead rate resulted from higher levels of depreciation arising from EMI's higher level of capital expenditures and an increase in EMI's retirement plan contribution.

     Engineering, research and development decreased by $67,000 in 1996 as compared to 1995 as more of this department's effort was spent in direct support of the manufacturing operations and the resultant classification of those expenses as part of cost of goods sold.

     Selling, general and administrative expenses increased by $205,000, but declined as a percentage of net sales from 14.6% of net sales in 1995 to 12.0% of net sales in 1996. The increase in cost was associated with the higher sales level.

     The provision for bonus expense in 1996 amounted to $135,000 compared to no provision in 1995. The 1996 bonus resulted from the higher profitability level experience by EMI in 1996 while profitability levels required to record a bonus provision were not achieved in 1995.

     Interest and other income declined by $51,000 from 1995 to 1996. The decline resulted from a decline in other income which was realized in 1995 but was not present in 1996.

     Interest expense declined by $11,000 which reflects the lower level of average debt outstanding in 1996 compared to 1995.

     The provision for income taxes for both 1995 and 1996 reflects the utilization of EMI's net operating loss carryforwards and the resultant reduction in EMI's net deferred tax asset valuation reserve related to such utilization. The provision for 1996 reflects the alternate minimum tax liability.

LIQUIDITY AND CAPITAL RESOURCES

     Since incorporation, the majority of EMI's operations have been financed from internally generated funds. Cash flow from operating activities approximated $860,000 in 1996 and $1.3 million for the first nine months of 1997. EMI's operating activities before working capital requirements generated approximately $1.4 million and $1.3 million, for the respective periods. Approximately $540,000 in 1996 was invested in net working capital to support the higher sales level of EMI. No significant net working capital investment has been required in 1997. Capital expenditures increased from $263,000 in 1996 to $411,000 for the first nine months of 1997. The additional investment is required to support the higher sales activity of EMI. After all other financing activities, EMI added $633,000 in 1996 and $739,000 in 1997 to its existing cash balances.

     In addition to available cash balances ($1.9 million at September 30, 1997), EMI has available a $400,000 revolving line of credit under which no borrowings were outstanding at September 30, 1997.

     During the fourth quarter of 1997, EMI expects to expend approximately $575,000 for new capital equipment which it currently plans to finance from available cash balances. EMI also expects to exercise its option to purchase from its landlord the land and building it currently leases and uses as its manufacturing and office facility. The purchase option is at the facility's current fair market value which EMI estimates at approximately $2.1 to $2.2 million. EMI expects to finance substantially all of the purchase price with a first mortgage to be provided by EMI's existing commercial bank.

     In order to provide a source of liquidity to its shareholders, EMI has provisions in each of the Stock Distribution, Stock Option and Stock Purchase Plans (the "Plans") that provide that each shareholder must first offer to EMI any shares of common stock that were acquired under any of the Plans and EMI must make an offer to purchase such shares. The shareholder may accept or reject EMI's offer and, if rejected, is free to resell the shares to any other qualified purchaser provided that the shares are sold at a price higher than that offered by EMI. Because of the existence of this repurchase obligation, the outstanding common shares which were issued under the Plans (all outstanding shares except 3,000) and vested stock options (for which shares could be acquired upon exercise) have been reported as temporary shareholders' equity at the repurchase price in existence at the respective balance sheet dates. Under the terms of these Plans, EMI has repurchased 32,902, 39,215 and 73,545 shares of common stock for 1995, 1996 and 1997, respectively, for cash at an aggregate price of $2,660, $8,007 and $186,816, respectively. Except for the repurchases of unvested shares under the Stock Distribution Plan, EMI's repurchase obligation under the Plans is not required to be a cash offer. Although all EMI repurchase offers to date have been in the form of a cash offer and EMI expects to continue to make its repurchase offers on a cash basis, to the extent that such an offer or offers would materially affect its liquidity position, EMI may elect to make such offers on a deferred payment basis. Upon consummation of the merger with Laser Power, the repurchase obligation under the Plans will be terminated. As of September 30, 1997, the fair value established by the Board of Directors was $2.86 per share.

OTHER DATA

     EMI does not believe that general inflation has had a material impact on its operations or financial results. EMI has recently experienced an increase in wage inflation due to the tightened labor markets. EMI has been able to offset most of this increase with improved productivity and operating efficiencies. EMI has also experienced large price movements (both increases and decreases) in the purchase cost of germanium, one of its principal raw materials. EMI has historically protected itself from these large price movements by having repricing provisions in its quotes which adjust all quotes to current market cost for germanium at the date of acceptance of an order by EMI, and by active trading in and stockpiling of germanium sufficient to protect its operating margins from price fluctuations subsequent to acceptance of an order.

     The Financial Accounting Standards Board has issued a number of new accounting and disclosure standards, none of which is expected to have a material impact on EMI's operations or financial results. EMI has also begun a review of its computer operations to determine the impact, if any, on EMI's software of "Year 2000" compliance. While such review is still in a preliminary stage, it appears that some re-programming of its computer software will be required, the cost of which is not expected to be significant.

                                  EMI BUSINESS

     EMI, through its operating subsidiary Exotic Materials, Inc. (doing business as Exotic Electro-Optics, "Exotic"), designs and manufactures a variety of infrared windows, window assemblies, missile domes and other optical elements primarily for the defense market. Exotic's customers include both the U.S. Government and large U.S. defense contractors. Exotic ships approximately 25,000 optical elements per year, which range in price from approximately $100 to $100,000 per element.

     Exotic's windows and window assemblies are incorporated into a number of U.S. military infrared systems in ground vehicles, helicopters and fixed wing aircraft. Significant U.S. government programs that Exotic has participated in have included the U.S. Air Force B-52 electronic viewing system; U.S. Army AH-64 Apache pilot's night vision system and target acquisition and designation system; U.S. Air Force/USN F-16/F-15/F-14 low-altitude navigation and targeting infrared system; and forward looking infrared systems for the U.S. Army's M1A1 Abrams main battle tank, Bradley fighting vehicle, and the air defense and anti tank system. Exotic has participated in the production phases of these programs and continues to participate in the repair, refurbishment and replacement of these systems that are currently in the field.

     In addition to Exotic's window programs, Exotic also manufactures missile domes for the U.S. Army's Javelin program (a shoulder launched infrared anti-tank missile) and is currently in the development or pre-production phase on a number of other U.S. Army and U.S. Air Force missile dome programs.

     Exotic possess capabilities in growing crystal material for germanium windows and optics, material fabrication for virtually all infrared and visible materials, thin film coating capability and sub-systems assembly capability. The materials fabrication capability includes CNC machining and high-speed generating and polishing capability. The thin film coating capability includes both physical vapor deposition and plasma assisted chemical vapor deposition coating chambers.

                                 EMI MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of EMI following the Closing Date will be as follows:

                                                                                  SERVED AS OFFICER
                                                                                   OF LASER POWER
               NAME             AGE               POSITION WITH EMI                     SINCE
    --------------------------  ---     --------------------------------------    -----------------
    Glenn H. Sherman..........  54      Director and Chief Executive Officer             1979
    Paul P. Wickman, Jr.......  48      Secretary and Treasurer                          1992

     See "Laser Power Management -- Executive Officers and Directors" for Messrs. Sherman's and Wickman's biographical information.

     The executive officers and directors of EMI who will be executive officers or directors of Laser Power following the Closing Date are as follows:

                                                                                    SERVED AS OFFICER
                 NAME               AGE          POSITION WITH LASER POWER            OF EMI SINCE
    ------------------------------  ---     ------------------------------------    -----------------
    Dick Sharman..................  63      Director                                       1993
    Robert P. Perkins.............  45      Director                                       1993
    Thomas J. Brawley.............  56      President of Exotic Materials, Inc.            1997

     Dick Sharman has served as Chairman of the Board, President and Chief Executive Officer of EMI since June 1993, and has served as Chairman of the Board of Exotic since 1988 and served as President and Chief Executive Officer of Exotic from 1988 until June 1996, and again from June 1997 until November 1997. Mr. Sharman received an A.A. in Electronics from Orange Coast College.

     Robert P. Perkins has been a private investor and self-employed business consultant since 1991. Mr. Perkins has served as a director of Exotic since 1991 and of EMI since June 1993, and has also served as Vice President & Chief Financial Officer of both EMI and Exotic since June 1993. Mr. Perkins received a B.S. in Administration from The University of Michigan and is a Certified Public Accountant.

     Thomas J. Brawley has served as President of Exotic since November 1997 and a director of EMI and Exotic since December 1997. From July 1990 to September 1997, Mr. Brawley was employed by Optical Coating Laboratories, Inc., serving as Operations Manager, Commercial Products Division from July 1990 to May 1992, as Director of Sales and Marketing, Commercial Products Division from May 1992 to August 1995, as Director, Asian Business Ventures from August 1995 to December 1996 and as Marketing Manager, Asian Business Ventures from December 1996 to September 1997. Mr. Brawley received a B.A. from San Diego State University and an M.B.A. from San Jose State University.

EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal year ended December 31, 1997, compensation awarded or paid to, or earned by, those directors and executive officers of EMI who will be executive officers or directors of Laser Power following the Closing Date who earned in excess of $100,000 in salary and bonus for services rendered to EMI during the fiscal year ended December 31, 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                        ALL OTHER
           NAME AND PRINCIPAL POSITION          FISCAL YEAR   SALARY($)   BONUS($)   COMPENSATION($)
    ------------------------------------------  -----------   ---------   --------   ---------------
    Dick Sharman..............................      1997       195,362     65,672         25,221(1)
      Director                                      1996       162,714     22,274         20,497(2)
    Robert P. Perkins.........................      1997             0    134,691         21,081(3)
      Director

---------------

(1) Includes a $950 matching contribution to EMI's 401(k) Plan, a $8,002 profit-sharing contribution to EMI's 401(k) Plan, $3,771 in insurance premiums paid with respect to term life and long-term disability insurance and an automobile allowance of $12,498.

(2) Includes a $950 matching contribution to EMI's 401(k) Plan, a $5,842 profit-sharing contribution to EMI's 401(k) Plan and a car allowance of $13,704.

(3) Includes a $1,081 profit-sharing contribution to EMI's 401(k) Plan, and $20,000 in a quarterly fee paid for serving as a director. Excludes $16,000 paid to Mr. Perkins as an independent contractor for providing administrative services to EMI's 401(k) Plan and Employee Stock Purchase Plan.

EMPLOYMENT AGREEMENTS

     Exotic has an employment agreement with Dick Sharman pursuant to which Mr. Sharman is employed as a "Senior Executive" of Exotic. A "Senior Executive" is defined as an employee who is, has been, or is eligible to be a member of the Board of Directors of Exotic. The agreement is for a term through the date which Mr. Sharman reaches the age of 65, unless earlier terminated pursuant to its provisions, for a salary of $199,200 per annum, plus certain other benefits. The agreement can be earlier terminated by Exotic under certain conditions. Under the terms of the agreement, Mr. Sharman has assigned to Exotic any rights he may have in any ideas, designs, or inventions, together with all patents, which he has developed or may develop during the course of his employment with Exotic. In addition, Mr. Sharman has agreed that he will not disclose or use any confidential information of Exotic during his employment with Exotic or thereafter.

     Exotic also has an employment agreement with Mr. Brawley, pursuant to which Mr. Brawley is employed as the President of Exotic. The agreement is without any definite term, and can be terminated at any time by either party, with or without cause. The agreement provides for a salary of $165,000 per annum, plus certain other benefits. If Exotic terminates Mr. Brawley without cause on or before the first anniversary of the agreement, Mr. Brawley shall be entitled to an amount equal to three times his monthly salary at the time of termination; if Exotic terminates Mr. Brawley without cause after the first anniversary of the agreement, Mr. Brawley shall be entitled to an amount equal to six times his monthly salary at the time of termination. In the agreement, Mr. Brawley has assigned to Exotic any rights he may have in any ideas, designs, or inventions, together with all patents, which he has developed or may develop during the course of his employment with Exotic. In addition, Mr. Brawley has agreed that he will not disclose or use any confidential information of Exotic during his employment with Exotic or thereafter.

     Salaries of Mr. Sharman and Mr. Brawley are subject to increases and the payment of bonuses upon annual review by the Board of Directors of Exotic, but there is no formula governing the award of increases or bonuses.

                           EMI PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of EMI Common Stock as of November 30, 1997, by (i) each person who is known by EMI to own beneficially more than 5% of EMI's outstanding Common Stock, (ii) each executive officer of EMI, (iii) each of EMI's directors, and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of EMI Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

             DIRECTORS,           SHARES OF EMI STOCK        PERCENT OF EMI         SHARES OF LASER POWER
         EXECUTIVE OFFICERS       BENEFICIALLY OWNED    STOCK BENEFICIALLY OWNED   STOCK BENEFICIALLY OWNED
        AND 5% STOCKHOLDERS       PRIOR TO THE MERGER    PRIOR TO THE MERGER(1)      AFTER THE MERGER(2)
    ----------------------------  -------------------   ------------------------   ------------------------
    Dick Sharman(3).............        211,661                   19.6%                      437,164
      36570 Briggs Road
      Murrieta, CA 92563
    Robert N. Haro(4)...........        128,041                   11.8                       264,576
      36570 Briggs Road.
      Murrieta, CA 92563
    Robert P. Perkins(5)........        111,319                   10.3                       230,023
      36570 Briggs Road
      Murrieta, CA 92563
    Robert N. Donadio...........         21,318                    2.0                        44,050
      36570 Briggs Road
      Murrieta, CA 92563
    Richard Twedt(6)............         23,331                    2.1                        48,209
      36570 Briggs Road
      Murrieta, CA 92563
    All directors and executive
      officers as a group
      (6 persons)...............        495,670                   45.8                     1,024,224

---------------

 *  Represents beneficial ownership of less than 1%.

(1) Based on 1,082,965 shares of EMI Common Stock outstanding as of November 30, 1997.

(2) Assumes no transactions in shares of Laser Power Common Stock or EMI Common Stock between November 30, 1997 and the Effective Date. Reflects an adjusted exchange ratio of 2.066344 shares of Laser Power Common Stock for each share of EMI Common Stock, assuming an Average Price Per Share of $5.375.

(3) Includes 1,000 shares which are owned in joint tenancy with Mr. Sharman's wife, and 39,870 shares which are subject to the vesting terms of the EMI Acquisition Corp. Stock Distribution Plan.

(4) Includes 1,000 shares which are owned in joint tenancy with Mr. Haro's wife, and 24,849 shares which are subject to the vesting terms of the EMI Acquisition Corp. Stock Distribution Plan.

(5) Includes 1,000 shares which are owned in joint tenancy with Mr. Perkins' wife, and 19,800 shares which are subject to the vesting terms of the EMI Acquisition Corp. Stock Distribution Plan.

(6) Includes 22,121 shares which are owned in joint tenancy with Mr. Twedt's wife, and 1,210 shares held in an individual retirement account by Bank of Commerce for the benefit of Mr. Twedt.

                    DESCRIPTION OF LASER POWER CAPITAL STOCK

     The authorized capital stock of Laser Power consists of 15,000,000 shares of Common Stock, $0.001 par value, and 3,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

     As of January 30, 1998, there were 6,101,854 shares of Common Stock outstanding held of record by approximately 171 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Laser Power, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive, conversion, subscription or other such rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be sold in this offering will be fully paid and nonassessable.

PREFERRED STOCK

     Under the Laser Power Certificate, the Board of Directors has the authority to issue up to 3,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted to or imposed upon such Preferred Stock, including dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue additional Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of Laser Power. Laser Power has no present plan to issue any shares of Preferred Stock.

DEBENTURES

     Union Miniere Inc. is the holder of debentures in the aggregate principal amount of $1,660,000 from Laser Power (the "Debentures"). The Debentures bear interest at a rate which is equal to Wells Fargo Bank's prime rate plus 1%; provided, however, that the rate of interest shall in no event be less than 5 1/2% per annum nor higher than the lesser of 11 1/2% per annum or the maximum rate then permitted by law. The Debentures are subordinate to all bank debt, limit the aggregate amount of debt Laser Power can incur, require that Laser Power maintain minimum tangible net worth levels (which vary with the number of outstanding shares) and require that Laser Power maintain an average annual cash flow coverage ratio of 1:1. The Debentures also provide that Laser Power may declare dividends only if it meets a minimum average cash flow coverage ratio of 2-to-1. The Debentures were originally due and payable on October 30, 1992, which maturity date was extended to October 30, 1997. In March and June 1997, Laser Power entered into a letter agreement and definitive agreements with Union Miniere Inc. to extend the maturity date of the Debentures to November 2, 2000 and to adjust the conversion price to $4.625 per share. As a result, 358,918 shares of Common Stock are now issuable upon conversion of the Debentures. See "Laser Power Management -- Certain Transactions."

WARRANTS

     As of December 31, 1997, there were warrants outstanding to purchase an aggregate of 548,328 shares of Common Stock at a weighted average exercise price of $4.53 per share.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Laser Power is governed by the provisions of Section 203 of the Delaware Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in control of Laser Power.

     The Laser Power Certificate and Bylaws also require that action required or permitted to be taken by stockholders of Laser Power must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing in lieu of meeting. In addition, special meetings of the stockholders of Laser Power may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer of Laser Power or by the holders of shares entitled to cast not less than 50% of the votes at such meeting. The Laser Power Certificate also specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Laser Power.

TRANSFER AGENT AND REGISTRAR

     American Securities Transfer & Trust, Inc. has been appointed as the transfer agent and registrar for Laser Power's Common Stock.

     COMPARISON OF RIGHTS OF LASER POWER STOCKHOLDERS AND EMI SHAREHOLDERS

     The rights of Laser Power stockholders are governed by Laser Power's Certificate of Incorporation (the "Laser Power Certificate"), its Bylaws (the "Laser Power Bylaws") and the Delaware Law. The rights of EMI shareholders are currently governed by EMI's Articles of Incorporation (the "EMI Articles"), its Bylaws (the "EMI Bylaws") and the California Law. Upon consummation of the Merger, EMI shareholders will become stockholders of Laser Power with their rights as stockholders governed by the Delaware Law, the Laser Power Certificate and the Laser Power Bylaws.

     The following is a summary of certain similarities and differences between the rights of Laser Power stockholders and EMI shareholders under the foregoing governing documents and applicable law. This summary does not purport to be a complete statement of such similarities and differences. The identification of specific similarities and differences is not meant to indicate that other equally or more significant similarities and differences do not exist. Such similarities and differences can be examined in full by reference to the Delaware Law, the California Law and the respective corporate documents of Laser Power and EMI.

     Capital Stock. The authorized capital stock of Laser Power consists of 15,000,000 shares of Laser Power Common Stock, $.001 par value, of which 6,101,854 shares were issued and outstanding on November 30, 1997, and 3,000,000 shares of Preferred Stock (the "Laser Power Preferred Stock"), issuable in such series and with such rights, powers and privileges as the Laser Power Board shall determine. Laser Power currently has no shares of Preferred Stock outstanding and has no present plan to issue any shares of Laser Power Preferred Stock. The authorized capital stock of EMI consists of 3,000,000 shares of Common Stock, no par value, of which 1,082,965 shares were issued and outstanding on November 30, 1997.

     Stock Repurchase Rights. Almost all of the outstanding Common Stock of EMI was acquired under one of three stock benefit plans established by EMI. The three plans are the Stock Distribution Plan, the Stock Option Plan, and the Employee Stock Purchase Plan (collectively, the "EMI Plans"). EMI shareholders who have received or purchased EMI stock through participating in the Stock Distribution Plan or Employee Stock Purchase Plan or through exercising an option to purchase stock granted under the Stock Option Plan currently have rights under the EMI Plans, if they wish, to sell their stock back to EMI at the then-current price established by EMI's Board of Directors. These rights were provided to EMI shareholders because EMI stock is not readily tradable. Given that the Laser Power Common Stock to be issued pursuant to the Merger will have been registered under the Securities Act, and therefore freely tradable by persons who are not affiliates of EMI or Laser Power, these stock repurchase rights will no longer be necessary after the Merger. Therefore, EMI has amended the EMI Plans to eliminate the repurchase provisions, effective only upon the Merger being completed, and is separately requesting each EMI shareholder who has obtained EMI Common Stock under the EMI Plans to consent to these amendments and waive any rights he or she may have to exercise these repurchase rights. If the Merger is completed and the EMI shareholders waive their repurchase rights, EMI shareholders who receive Laser Power Common Stock will not be entitled to sell their Laser Power Common Stock back to Laser Power.

     Amendment of Bylaws. Under the Delaware Law, bylaws may be amended by stockholders entitled to vote; however, a corporation may confer the power to amend bylaws upon the directors. The fact that such power has been so conferred upon the directors does not divest the stockholders of their power to amend the bylaws. The Laser Power Certificate states that the Laser Power Bylaws may be amended by the affirmative vote of at least 66 2/3% of the outstanding stock entitled to vote thereon or by the Laser Power Board. Under the California Law and the EMI Bylaws, the EMI Bylaws may be amended or repealed either by the EMI Board or by the holders of a majority in interest of the outstanding shares of EMI, except that the EMI Board shall not make or alter any bylaw specifying a fixed number of directors or the maximum or minimum number of directors; however, an amendment reducing the minimum number of directors to less than five cannot be adopted if votes cast against its adoption are equal to or more than 16 2/3% of the outstanding shares entitled to vote thereon.

     Amendment of Laser Power Certificate and EMI Articles. The Delaware Law provides that approval of a majority of the outstanding stock entitled to vote thereon is required to amend a certificate of incorporation. The Laser Power Certificate provides that an amendment of certain provisions must be approved by the affirmative vote of at least 66 2/3% of all of the outstanding stock entitled to vote thereon. Under the California Law, a corporation's articles of incorporation may be amended by the approval of a majority of the outstanding shares.

     Special Meetings of Stockholders and Shareholders. Under the Delaware Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Laser Power Certificate permits a special meeting to be called for any purpose or purposes by (i) the Chairman of the Laser Power Board, (ii) the Chief Executive Officer, (iii) the Laser Power Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Laser Power Board for adoption) or (iv) by the holders of the shares entitled to cast not less than 50% of the votes at the meeting.

     Under the California Law and the EMI Bylaws, a special meeting of shareholders may be called by the board of directors, the chairman of the board of directors, the president or the holders of shares entitled to cast not less than 10% of the votes of such meetings.

     Actions by Written Consent of Stockholders or Shareholders. Under the Delaware Law, unless otherwise provided in the Laser Power Certificate, any action which may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if written consents setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stock entitled to vote thereon were present and voted. However, the Laser Power Certificate provides that no action shall be taken by the stockholders by written consent.

     Under the California Law, shareholders may execute an action by written consent in lieu of a shareholder meeting. The EMI Bylaws provide that any action which may be taken at a meeting of shareholders may be taken without a meeting and without prior notice if written consents setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The EMI Bylaws provide further that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors; provided, however, that any vacancy on the EMI Board may be filled by written consent of a majority of the outstanding shares entitled to vote for the election of directors.

     Size of the Board of Directors. The Delaware Law provides that the board of directors of a Delaware corporation shall consist of one or more members. The number of directors may be fixed by, or in the manner provided in, the corporation's bylaws unless the certificate of incorporation fixes the number of directors. The Laser Power Certificate requires that the number of directors shall be fixed exclusively by one or more resolutions by the Board of Directors. The number of directors of Laser Power is currently fixed at seven.

     The California Law allows the number of persons constituting the board of directors to be fixed by the bylaws or the articles of incorporation, or permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the board of directors. The California Law further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one. The EMI Bylaws currently provide that the authorized number of directors of EMI shall not be less than a minimum of four nor more than a maximum of seven; the number of directors presently authorized is six.

     Classification of Board of Directors. The Delaware Law permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The California Law generally requires that directors be elected annually but does permit a "classified" board of directors if the corporation is "listed." A listed corporation is defined under the California Law as one which (i) is listed on the NYSE or American Stock Exchange or (ii) with a class of securities designated as a national market system security on and by the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if the corporation has at least 800 holders of its equity securities. If eligible for the classes, the California Law permits corporations to provide for a board of directors divided into as many as three classes by adopting an amendment to their articles of incorporation or bylaws, which amendment must be approved by the shareholders. The size of the classes must be as even as possible, and any change in number of classes must be approved by the shareholders. Neither the Laser Power Bylaws nor the EMI Bylaws provide for a classified board.

     Cumulative Voting. Under the Delaware Law, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. There is no provision for cumulative voting in the Laser Power Certificate. Under the California Law, cumulative voting in the election of directors is mandatory upon notice given by a shareholder at a shareholders' meeting at which directors are to be elected. To cumulate votes, a shareholder must give notice at the meeting, prior to the voting, of the shareholder's intention to vote cumulatively. If any one shareholder gives such a notice, all shareholders may cumulate their votes. The California Law permits a company, by amending its articles of incorporation or bylaws, to eliminate cumulative voting when such company is "listed" (as defined above in the section entitled "Classification of Board of Directors"). The EMI Bylaws permit any person entitled to vote at an election for directors to cumulate the votes to which such person is entitled; provided, however, that no shareholder shall be entitled to cumulate such shareholder's votes unless the candidates for which such shareholder is voting have been placed in nomination prior to the voting and a shareholder has given notice at the meeting, prior to the vote, of an intention to cumulate votes.

     Removal of Directors. Under the Delaware Law, a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. The Laser Power Certificate provides that the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of the majority of the voting power of all the outstanding stock entitled to vote thereon or without cause by the affirmative vote of the holders of at least 66 2/3% of the outstanding stock entitled to vote thereon. Under the California Law, a director may be removed with or without cause by the affirmative vote of a majority of the outstanding shares, provided that the shares voted against removal would not be sufficient to elect the director by cumulative voting. In addition, when, by the provisions of the articles of incorporation, the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of holders of shares of that class or series.

     Filling Vacancies in the Board of Directors. Under the Delaware Law, vacancies may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. The Delaware Law further provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board (as constituted immediately prior of any such increase), the Delaware Court of Chancery may, upon application of any holder or holders of at least 10% of the total number of the outstanding stock having the right to vote for directors, summarily order a special election be held to fill any such vacancy or to replace directors chosen by the board to fill such vacancies. The Laser Power Certificate holds that any vacancies on the Laser Power Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Laser Power Board determines the vacancies should be filled by the stockholders, be filled only by the affirmative vote of the majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by stockholders.

     Under the California Law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors in office is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a properly noticed meeting or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by a corporation's shareholders. Furthermore, if, after the filling of any vacancy by the directors of a corporation, the directors then in office who have been elected by the corporation's shareholders constitute less than a majority of the directors then in office, then: (i) any holder of more than 5% of the corporation's voting stock may call a special meeting of shareholders, or (ii) the superior court of the appropriate county may order a special meeting of the shareholders to elect the entire board of directors of the corporation. The EMI Bylaws provide that the shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote. Any such election by written consent to fill a vacancy created by removal requires the consent of all of the outstanding shares entitled to vote.

     Payment of Dividends. The Delaware Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the Delaware Law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The Laser Power Bylaws provide for the declaration of dividends in accordance with the Delaware Law. The Laser Power Bylaws also provide that the Laser Power Board may set aside as a reserve any funds the Laser Power Board believes necessary prior to the payment of dividends. Under the California Law, any dividends or other distributions to shareholders, such as redemptions, are limited to the greater of (i) retained earnings or (ii) an amount which would leave the corporation with assets (excluding certain intangible assets) equal to at least 125% of its liabilities (excluding certain deferred items) and current assets equal to at least 100% (or, in certain circumstances, 125%) of its current liabilities.

     Appraisal Rights. Under both the California Law and the Delaware Law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal (or dissenters') rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the Delaware Law, such rights are not available (i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (ii) with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or
(iii) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

     Inspection of Books and Records. Under the Delaware Law, any stockholder may inspect, for any proper purpose, a company's stock ledger, a list of its stockholders and any other books and records. Under the California Law, a shareholder or shareholders holding at least 5% in aggregate of the outstanding voting shares of a corporation or who hold at least 1% of those voting shares and have filed a Schedule 14A with the Commission, shall have the absolute right to do either or both of the following: (i) inspect and copy the record of shareholders' names and addresses and shareholdings during usual business hours upon five days' prior written demand upon the corporation, or (ii) obtain from the transfer agent for the corporation, upon written demand and upon tender of its usual charges for such a list, a list of shareholders' names and addresses, who are entitled to vote for election of directors and their shareholdings, as of the most recent record date for which it has been compiled or as of a date specified by the shareholder subsequent to the date of demand.

     Limitation of Liability of Directors. The laws of both Delaware and California permit corporations to adopt a provision in their certificate of incorporation or articles of incorporation, respectively, eliminating, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty as a director. Under the Delaware Law, Laser Power may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;
(iii) unlawful dividends, stock repurchases or redemptions; or (iv) transactions from which the director received an improper personal benefit. Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission. The Laser Power Certificate eliminates the liability of the Laser Power Board to the fullest extent permissible under the Delaware Law.

     The California Law does not permit the elimination of monetary liability where such liability is based on: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of any improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should have been aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director, in which a director has a material financial interest; or (vii) liability for improper distributions, loans or guarantees. The EMI Articles eliminate the liability of the EMI Board to the fullest extent permissible under California Law.

     Indemnification. The Delaware Law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to the California Law) not opposed to the best interests of the corporation and, with respect to a criminal proceeding, which such person had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable to the corporation. The Delaware Law requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise. The Laser Power Bylaws state that Laser Power shall indemnify the Laser Power Board to the fullest extent provided for by the Delaware Law; provided, however, that the corporation may modify the extent of such indemnification by the individual contracts with its directors and executive officers; and, provided further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Laser Power Board, (iii) such indemnification is provided by Laser Power, in its sole discretion, pursuant to the powers vested in Laser Power under the Delaware General Corporation Law, or
(iv) such indemnification is required to be made under other portions of the Laser Power Bylaws.

     The California Law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (i) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (ii) no indemnification may be made without court approval in respect of amounts paid in settling or otherwise disposing of an action or expenses incurred in defending an action which is settled or otherwise disposed of without court approval.

     Indemnification is permitted by the California Law only for acts taken by the person seeking indemnification in good faith and believed to be in the best interests of the corporation and its shareholders and with respect to a criminal proceeding, which such person had no reasonable cause to believe his conduct was unlawful, as determined by a majority vote of a quorum of disinterested directors, independent legal counsel (if a quorum of disinterested directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action. The California Law requires indemnification when the individual has successfully defended the action on the merits. California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, bylaws or other corporate actions beyond that specifically authorized by law. The EMI Articles include a provision that provides EMI with the authority to indemnify its agents to the fullest extent permitted by the California Law.

     Stockholder Approval of Certain Business Combinations. Section 203 of the Delaware Law prohibits a corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers of the corporation or a subsidiary with or caused by the interested stockholder; sales or other dispositions of the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the number of shares outstanding those shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder. Section 203 does not apply if the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or a 20-day notice required under Section 203 of the proposed transaction which (i) constitutes certain (a) mergers or consolidations, (b) sales or other transfers of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, or (c) proposed tender or exchange offers for 50% or more of the corporation's outstanding voting stock; (ii) is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors; and (iii) is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

     There is no equivalent provision to Section 203 in California. Under
Section 1203 of the California Corporations Code, certain business combinations with certain interested shareholders are subject to specified conditions, including a requirement that a fairness opinion must be obtained and delivered to the corporation's shareholders. The California Law requires that holders of a California corporation's common stock receive nonredeemable common stock in a merger of the corporation with the holder (or an affiliate of the holder) of more than 50% but less than 90% of its common stock, unless all of the holders of its common stock consent to the transaction.

     Stockholder Voting on Mergers and Similar Transactions. The laws of both California and Delaware generally require that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. The Delaware Law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. The California Law contains a similar exception to its voting requirements for reorganization where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting of more than five-sixths of the voting power (assuming the conversion of convertible equity securities) of the surviving or acquiring corporation or its parent entity.

     The laws of both California and Delaware also generally require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

     With certain exceptions, the California Law also requires that mergers, reorganizations, and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, the Delaware Law generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect such class of shares.

     Loans to Directors, Officers and Employees. The Delaware Law and the Laser Power Bylaws permit Laser Power to make loans to, guarantee the obligations of, or otherwise assist its officers or other employees when such action, in the judgment of the directors, may reasonably be expected to benefit Laser Power. The Laser Power Bylaws also provide that such assistance may be with or without interest and may be unsecured, or secured in such manner as the Laser Power Board shall approve, including, without limitation, a pledge of shares of stock of Laser Power.

     Under the California Law, any loan to or guaranty for the benefit of a director or officer, including pursuant to an employee benefit plan, of the corporation requires approval of holders of a majority of the outstanding shares of the corporation. However, the California Law provides that if EMI has 100 or more shareholders of record and has adopted a bylaw allowing the EMI Board to do so, the EMI Board alone may approve loans to or guaranties on behalf of an officer (whether or not such officer is a director) or adopt an employee benefit plan authorizing such loans or guarantees, by a vote sufficient without counting the vote of any interested director or directors, if the EMI Board determines that any such loan, guaranty or plan may reasonably be expected to benefit the corporation.

     Interested Director Transactions. Under the laws of both California and Delaware, contracts or transactions between a corporation and one or more of its directors or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of such interest or because such director is present at a meeting of the board which authorizes or approves the contract or transaction, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under the California Law and the Delaware Law. Under the California Law and the Delaware Law, either (i) the shareholders or the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts (and, in the case of board approval other than for a common directorship, the California Law requires that the contract or transaction must also be "just and reasonable" to the corporation), or (ii) the contract or transaction must have been "fair" (in Delaware) or, in the case of a common directorship (in California), "just and reasonable" as to the corporation at the time it was approved. The California Law explicitly places the burden of proof of the just and reasonable nature of the contract or transaction on the interested director.

     Under the Delaware Law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Under the California Law, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

     Stockholder Derivative Suit. Under the Delaware Law, a person may only bring a derivative action on behalf of the corporation if the person was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The California Law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain criteria are met. The California Law also provides that the corporation or the defendant in a derivative suit may, under certain circumstances, make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

     Dissolution. Under the Delaware Law, if the dissolution is initiated by the board of directors it may be approved by the holders of a majority of the corporation's shares. If the board of directors does not approve the proposal to dissolve, it must be consented to in writing by all stockholders entitled to vote thereon. Under the California Law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors. The board may cause the corporation to dissolve if (i) an order for relief under Chapter 7 of the federal bankruptcy law has been entered, (ii) no shares have been issued or
(iii) the corporation has disposed of all of its assets and has not conducted any business for a period of five years preceding the adopting of a resolution to dissolve.

                                    EXPERTS

     The Consolidated Financial Statements of Laser Power Corporation at August 31, 1996 and 1997 and for each of the three years in the period ended August 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The Consolidated Financial Statements of EMI at December 31, 1995 and 1996 and for the years then ended appearing in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Merger Agreement will be passed upon for Laser Power by its counsel, Cooley Godward LLP, San Diego, California. Certain legal matters in connection with the Merger Agreement will be passed upon for EMI by Dickinson Wright PLLC, Detroit, Michigan.

                         INDEX TO FINANCIAL STATEMENTS

                            LASER POWER CORPORATION

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................   F-2
Consolidated Balance Sheets...........................................................   F-3
Consolidated Statements of Operations.................................................   F-4
Consolidated Statements of Stockholders' Equity.......................................   F-5
Consolidated Statements of Cash Flows.................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                             EMI ACQUISITION CORP.

Report of Independent Auditors........................................................  F-20
Consolidated Balance Sheets...........................................................  F-21
Consolidated Statements of Operations.................................................  F-22
Consolidated Statements of Cash Flows.................................................  F-23
Consolidated Statements of Shareholders' Equity.......................................  F-24
Notes to Consolidated Financial Statements............................................  F-25

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Laser Power Corporation

     We have audited the accompanying consolidated balance sheets of Laser Power Corporation at August 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1997. These financial statements are the responsibility of Laser Power's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Laser Power Corporation at August 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended August 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
October 7, 1997

                            LASER POWER CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              AUGUST 31,
                                                      ---------------------------     DECEMBER 31,
                                                         1996            1997             1997
                                                      -----------     -----------     ------------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $   298,160     $ 6,303,776     $  2,959,715
  Accounts receivable, net..........................    2,992,556       4,280,814        4,254,945
  Inventories, net..................................    2,729,865       3,612,220        4,533,446
  Other current assets..............................      166,445         334,254          296,502
                                                      -----------     -----------      -----------
          Total current assets......................    6,187,026      14,531,064       12,044,608
Property and equipment, net.........................    4,187,387       5,719,665        6,519,487
Intangibles and other assets, net...................      819,286         935,305        1,245,128
                                                      -----------     -----------      -----------
          Total assets..............................  $11,193,699     $21,186,034     $ 19,809,223
                                                      ===========     ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $ 1,339,596     $ 1,933,196     $  2,304,967
  Accrued compensation and related expenses.........      739,385         919,856          580,943
  Other current liabilities.........................      781,936         827,239          677,427
  Current portion of long-term debt.................      488,083         374,580          348,850
                                                      -----------     -----------      -----------
          Total current liabilities.................    3,349,000       4,054,871        3,912,187
Deferred rent.......................................      305,247         234,795          211,311
Long-term debt......................................      558,975       1,171,300        1,072,168
Subordinated convertible debentures.................    1,660,000       1,660,000        1,660,000
Stockholders' equity:
  Convertible preferred stock, $.125 par value in
     1996, $.001 par value in 1997:
     Authorized -- 3,000,000 shares
     Issued and outstanding 1,610,891 shares in
       1996.........................................      201,361              --               --
  Common stock, $.001 par value:
     Authorized -- 15,000,000 shares
     Issued and outstanding 3,000,106 shares in
       1996, 6,099,854 shares in 1997 and 6,101,854
       at December 31, 1997.........................        3,000           6,100            6,102
  Additional paid-in capital........................   10,223,305      18,585,905       18,576,468
  Foreign currency translation adjustment...........      123,222         (50,576)         (40,911)
  Accumulated deficit...............................   (5,230,411)     (4,476,361)      (5,588,102)
                                                      -----------     -----------      -----------
          Total stockholders' equity................    5,320,477      14,065,068       12,953,557
                                                      -----------     -----------      -----------
          Total liabilities and stockholders'
            equity..................................  $11,193,699     $21,186,034     $ 19,809,223
                                                      ===========     ===========      ===========

                            See accompanying notes.

                            LASER POWER CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                THREE MONTHS ENDED
                                     YEARS ENDED AUGUST 31,                -----------------------------
                           -------------------------------------------     NOVEMBER 30,     DECEMBER 31,
                              1995            1996            1997             1996             1997
                           -----------     -----------     -----------     ------------     ------------
                                                                                    (UNAUDITED)
Revenues:
  Product sales..........  $11,858,713     $15,194,472     $17,197,346      $4,059,738       $4,333,461
  Contract research and
     development.........    2,714,208       3,712,967       6,155,794       1,562,681        1,399,343
                           -----------     -----------     -----------       ---------        ---------
          Total
            revenues.....   14,572,921      18,907,439      23,353,140       5,622,419        5,732,804
Costs and expenses:
  Cost of product
     sales...............    7,994,255       9,887,809      11,882,343       2,730,106        3,334,815
  Contract research and
     development.........    2,058,873       2,941,947       4,849,183       1,315,329        1,104,864
  Internal research and
     development.........    2,857,452       2,689,182       1,027,160         200,159          628,172
  Selling, general and
     administrative......    3,582,773       4,306,329       4,525,914       1,168,707        1,437,990
                           -----------     -----------     -----------       ---------        ---------
          Total costs and
            expenses.....   16,493,353      19,825,267      22,284,600       5,414,301        6,505,841
                           -----------     -----------     -----------       ---------        ---------
Income (loss) from
  operations.............   (1,920,432)       (917,828)      1,068,540         208,118         (773,037)
Interest expense, net....      325,928         299,832         274,532          66,935           28,469
                           -----------     -----------     -----------       ---------        ---------
Income (loss) before
  income taxes...........   (2,246,360)     (1,217,660)        794,008         141,183         (801,506)
Income taxes.............       22,523          13,281          39,958          11,746            7,928
                           -----------     -----------     -----------       ---------        ---------
Net income (loss)........  $(2,268,883)    $(1,230,941)    $   754,050      $  129,437       $ (809,434)
                           ===========     ===========     ===========       =========        =========
Net income (loss) per
  share..................  $     (0.59)    $     (0.29)    $      0.15      $     0.03       $    (0.13)
                           ===========     ===========     ===========       =========        =========
Shares used in per share
  computations...........    3,856,000       4,310,000       5,143,000       4,644,000        6,101,000
                           ===========     ===========     ===========       =========        =========

                            See accompanying notes.

                            LASER POWER CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED AUGUST 31, 1995, 1996 AND 1997
                    AND THREE MONTHS ENDED DECEMBER 31, 1997

                                                               CONVERTIBLE                                              FOREIGN
                                                             PREFERRED STOCK          COMMON STOCK      ADDITIONAL     CURRENCY
                                                          ----------------------   ------------------     PAID IN     TRANSLATION
                                                            SHARES      AMOUNT      SHARES     AMOUNT     CAPITAL     ADJUSTMENT
                                                          ----------   ---------   ---------   ------   -----------   -----------
Balance at August 31, 1994..............................     382,172   $  47,771   2,987,153   $2,988   $ 5,422,314    $  44,257
  Issuance of preferred stock...........................     761,024      95,128          --      --      2,948,968           --
  Issuance of common stock..............................          --          --      13,322      13         39,955           --
  Foreign currency translation adjustment...............          --          --          --      --             --       68,433
  Net loss..............................................          --          --          --      --             --           --
                                                                                               -------
                                                                                                   -
                                                           ---------   ---------   ---------            -----------     --------
Balance at August 31, 1995..............................   1,143,196     142,899   3,000,475   3,001      8,411,237      112,690
  Issuance of preferred stock...........................     467,695      58,462          --      --      1,812,318           --
  Repurchase of common stock............................          --          --        (369)     (1)          (250)          --
  Foreign currency translation adjustment...............          --          --          --      --             --       10,532
    Net loss............................................          --          --          --      --             --           --
                                                                                               -------
                                                                                                   -
                                                           ---------   ---------   ---------            -----------     --------
Balance at August 31, 1996..............................   1,610,891     201,361   3,000,106   3,000     10,223,305      123,222
  Issuance of common stock for services performed.......          --          --       8,996       9         40,564           --
  Issuance of common stock in conjunction with the
    initial public offering at $5.50 per share..........          --          --   1,897,500   1,898      8,121,868           --
  Conversion of preferred stock in conjunction with the
    initial public offering.............................  (1,610,891)   (201,361)  1,193,252   1,193        200,168           --
  Foreign currency translation adjustment...............          --          --          --      --             --     (173,798)
  Net income............................................          --          --          --      --             --           --
                                                                                               -------
                                                                                                   -
                                                           ---------   ---------   ---------            -----------     --------
Balance at August 31, 1997..............................          --          --   6,099,854   6,100     18,585,905      (50,576)
  Net loss for the month of September 1997
    (unaudited).........................................          --          --          --      --             --           --
  Issuance of common stock for exercisable options
    (unaudited).........................................          --          --       2,000       2          8,998           --
  Initial public offering costs (unaudited).............          --          --          --      --        (18,435)          --
  Foreign currency translation adjustment (unaudited)...          --          --          --      --             --        9,665
  Net loss for the three months ended December 31, 1997
    (unaudited).........................................          --          --          --      --             --           --
                                                                                               -------
                                                                                                   -
                                                           ---------   ---------   ---------            -----------     --------
Balance at December 31, 1997 (unaudited)................          --   $      --   6,101,854   $6,102   $18,576,468    $ (40,911)
                                                           =========   =========   =========   ======== ===========     ========


                                                          ACCUMULATED
                                                            DEFICIT        TOTAL
                                                          -----------   -----------
Balance at August 31, 1994..............................  $(1,730,587)  $ 3,786,743
  Issuance of preferred stock...........................           --     3,044,096
  Issuance of common stock..............................           --        39,968
  Foreign currency translation adjustment...............           --        68,433
  Net loss..............................................   (2,268,883)   (2,268,883)

                                                          -----------   -----------
Balance at August 31, 1995..............................   (3,999,470)    4,670,357
  Issuance of preferred stock...........................           --     1,870,780
  Repurchase of common stock............................           --          (251)
  Foreign currency translation adjustment...............           --        10,532
    Net loss............................................   (1,230,941)   (1,230,941)

                                                          -----------   -----------
Balance at August 31, 1996..............................   (5,230,411)    5,320,477
  Issuance of common stock for services performed.......           --        40,573
  Issuance of common stock in conjunction with the
    initial public offering at $5.50 per share..........           --     8,123,766
  Conversion of preferred stock in conjunction with the
    initial public offering.............................           --            --
  Foreign currency translation adjustment...............           --      (173,798)
  Net income............................................      754,050       754,050

                                                          -----------   -----------
Balance at August 31, 1997..............................   (4,476,361)   14,065,068
  Net loss for the month of September 1997
    (unaudited).........................................     (302,307)     (302,307)
  Issuance of common stock for exercisable options
    (unaudited).........................................           --         9,000
  Initial public offering costs (unaudited).............           --       (18,435)
  Foreign currency translation adjustment (unaudited)...           --         9,665
  Net loss for the three months ended December 31, 1997
    (unaudited).........................................     (809,434)     (809,434)

                                                          -----------   -----------
Balance at December 31, 1997 (unaudited)................  $(5,588,102)  $12,953,557
                                                          ===========   ===========

                            See accompanying notes.

                            LASER POWER CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          THREE MONTHS ENDED
                                                                    YEARS ENDED AUGUST 31,            ---------------------------
                                                            ---------------------------------------   NOVEMBER 30,   DECEMBER 31,
                                                               1995          1996          1997           1996           1997
                                                            -----------   -----------   -----------   ------------   ------------
                                                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss) from operations.........................  $(2,268,883)  $(1,230,941)  $   754,050    $  129,437    $  (809,434)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization...........................      997,168     1,037,941     1,166,723       245,173        339,409
  Loss on disposal of property and equipment..............           --        84,936            --            --             --
  Deferred rent...........................................      (70,452)      (70,452)      (70,452)      (17,613)       (17,613)
  Provision for losses on accounts receivable.............        6,000         9,847        12,096         3,162         (1,794)
  Changes in operating assets and liabilities:
    Accounts receivable...................................     (358,550)     (548,800)   (1,300,354)     (213,342)      (436,767)
    Inventories...........................................     (518,900)     (581,244)     (882,355)      (37,387)      (652,601)
    Other current assets..................................      (52,414)      (14,578)      (57,809)     (211,837)        52,992
    Accounts payable......................................      294,144        69,720       592,854       178,042        283,858
    Accrued compensation and related expenses.............       17,526       315,026       180,471        (7,637)      (393,998)
    Other current liabilities.............................      135,445       214,994        45,303       253,363       (191,403)
                                                            -----------   -----------   -----------     ---------    -----------
    Net cash provided by (used in) operating activities...   (1,818,916)     (713,551)      440,527       321,361     (1,827,351)
INVESTING ACTIVITIES
Additions to property and equipment.......................     (917,125)     (813,089)   (2,785,561)     (340,410)    (1,028,100)
(Increase) decrease in intangibles and other assets.......       11,648      (109,889)     (313,257)     (132,366)      (345,224)
                                                            -----------   -----------   -----------     ---------    -----------
    Net cash used in investing activities.................     (905,477)     (922,978)   (3,098,818)     (472,776)    (1,373,324)
FINANCING ACTIVITIES
Proceeds from borrowings..................................           --       251,046     1,158,632            --             --
Payments on borrowings....................................     (496,622)     (444,195)     (659,064)      (69,473)       (94,017)
Net proceeds from issuance of stock in conjunction with
  initial public offering.................................           --            --     8,123,766            --         (5,219)
Net proceeds from issuance and repurchase of stock........    3,084,064     1,870,529        40,573           (20)         9,000
                                                            -----------   -----------   -----------     ---------    -----------
    Net cash provided by (used in) financing activities...    2,587,442     1,677,380     8,663,907       (69,493)       (90,236)
                                                            -----------   -----------   -----------     ---------    -----------
Net increase (decrease) in cash and cash equivalents......     (136,951)       40,851     6,005,616      (220,908)    (3,290,911)
Cash and cash equivalents at beginning of the period......      394,260       257,309       298,160       298,160      6,250,626
                                                            -----------   -----------   -----------     ---------    -----------
Cash and cash equivalents at end of the period............  $   257,309   $   298,160   $ 6,303,776    $   77,252    $ 2,959,715
                                                            ===========   ===========   ===========     =========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest..................  $   305,000   $   313,000   $   267,000    $  109,000    $   122,000
                                                            ===========   ===========   ===========     =========    ===========

                            See accompanying notes.

                            LASER POWER CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1997

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Basis of Presentation

     Laser Power Corporation ("Laser Power" or the "Company") operates in one business segment and designs, manufactures and markets high performance lasers and laser optics for industrial, medical and military applications. Laser Power's optics products are sold to laser system OEMs and end users as original and replacement components in high power CO2 and other lasers. Such lasers are used in a variety of industrial processing applications, such as sheet metal cutting, automobile body welding, surface-hardening for engine cylinder walls, scribing and drilling delicate ceramic circuits, and in certain therapeutic and cosmetic procedures, including heart surgery and skin wrinkle removal. Laser Power's proprietary miniature solid state lasers are designed for use in certain medical, telecommunication, projection display and other applications. The Company also conducts contract research in the development and applications of advanced solid state lasers. Substantially all of Laser Power's product revenues to date are attributable to the sale of laser optics products for the industrial processing and medical industries.

     The accompanying consolidated financial statements present the financial position, results of operations and cash flows of Laser Power and its subsidiaries, Laser Power Optics de Mexico S.A. de C.V. ("Laser Power Mexico") and Radius Engineering N.V. ("Radius"). The Company operates through three divisions: Laser Power Optics, which manufactures and sells laser optics; Laser Power Research, which performs funded contract research for commercial applications and for various agencies and laboratories of the U.S. federal government; and Laser Power Microlasers, which manufactures and markets the Company's microlasers. Laser Power Mexico performs a portion of the manufacturing of Laser Power Optics division and does not sell products to unaffiliated customers. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Interim Financial Information (Unaudited)

     The financial statements at August 31, 1997 and for the three-month periods ended November 30, 1996 and December 31, 1997 include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.

  Revenues

     Product sales are recorded upon shipment. Revenues from contract research and development involve both commercial and governmental contracts and are recognized using the percentage-of-completion method based on the ratio of costs incurred to date to total estimated costs. Total revenues from government contracts were $2,254,000, $3,397,000, $3,337,000, $949,000, and $767,000 in
1995, 1996, and 1997, and the three months ended November 30, 1996 and December 31, 1997, respectively. Provisions are made to recognize any anticipated losses on contracts when losses become evident.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less when purchased.

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

  Inventories

     Inventories are stated at lower of cost (first-in, first-out) or market. Market is based upon estimated net realizable value.

  Depreciation and Amortization

     Machinery, equipment and office furniture are depreciated over their estimated useful lives (3 to 15 years) on the straight-line method and leasehold improvements are amortized over the useful life of the asset or the lease term, whichever is less.

     Intangible assets consist primarily of goodwill, patents and licenses. Goodwill is amortized over 20 years and patents and licenses (which are primarily related to microlaser technology) are amortized over the shorter of the estimated useful life or the legal life. Amortization of patents is initiated when the related technology is ready for commercial release.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk

     Laser Power primarily sells its products to commercial, military and medical companies. Financial instruments that potentially subject Laser Power to credit risk consist principally of cash equivalents and trade receivables. Laser Power invests in a variety of financial instruments and limits exposure with any one issuer. Laser Power performs periodic credit evaluations of its customers and has not experienced significant losses with respect to its accounts receivable. As of December 31, 1997, the cost of cash equivalents and trade receivables approximated estimated fair value.

  Impairment of Long-Lived Assets

     Effective September 1, 1996, Laser Power adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS 121 did not have a material effect on Laser Power's financial position or results of operations.

  Stock Options

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", effective for fiscal years beginning after December 15, 1995. SFAS 123 established the fair value-based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of the stock option at the grant date and the number of options vested, and is recognized over the periods in which the related services are rendered as

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

allowed by SFAS 123. Laser Power has elected to continue with the current intrinsic value-based method, under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

  Earnings (Loss) Per Share

     Net income (loss) per share is computed using the weighted average number of common shares and common equivalent shares outstanding during the periods presented. Common equivalent shares result from stock options and warrants and subordinated convertible debentures. For loss periods, common equivalent shares are excluded from the computation as their effect would be antidilutive, except that the Securities and Exchange Commission (SEC) requires common and common share equivalents issued during the twelve-month period prior to the initial filing of a proposed public offering, to be included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the initial public offering price).

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," which supersedes APB Opinion No. 15. SFAS 128 replaces the presentation of primary earnings per share (EPS) with "Basic EPS" which includes no dilution and is based on weighted-average common shares outstanding for the period. Companies with complex capital structures, including Laser Power, will also be required to present "Diluted EPS" that reflects the potential dilution of securities such as stock options and warrants and subordinated convertible debentures. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997. On February 3, 1998, the SEC issued Staff Accounting Bulletin (SAB) No. 98 which revised the previous instructions for determining the dilutive effects in earnings per share computations of common stock and common stock equivalents issued at prices below the IPO price prior to the effectiveness of the IPO.

     Earnings (loss) per share computed under SFAS No. 128 and SAB 98 would be as follows:

                                                                              THREE MONTHS ENDED
                                           YEARS ENDED AUGUST 31,        -----------------------------
                                        ----------------------------     NOVEMBER 30,     DECEMBER 31,
                                         1995       1996       1997          1996             1997
                                        ------     ------     ------     ------------     ------------
                                                (UNAUDITED)                       (UNAUDITED)
Earnings (loss) per share:
  Basic...............................  $(0.64)    $(0.31)    $ 0.17        $ 0.03           $(0.13)
  Diluted.............................  $(0.64)    $(0.31)    $ 0.15        $ 0.03           $(0.13)
Average shares outstanding:
  Basic (in thousands)................   3,525      4,011      4,551         4,193            6,101
  Diluted (in thousands)..............   3,525      4,011      5,129         4,644            6,101

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and Statement of Financial Accounting Standards No. 131, "Segment Information" ("SFAS 131"). Both of these standards are effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustment, minimum pension accrual, and unrealized gains and losses

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

on investments shall be reported, net of their related tax effect, to arrive at comprehensive income. Laser Power intends to adopt SFAS 130 in fiscal 1999 and operating results of prior periods will be reclassified.

     Historically, Laser Power has operated in one business segment; however, SFAS 131 redefines segments and in the future, Laser Power may also be required to disclose certain financial information about operating segments, products and services. Laser Power has not determined how operating segments will be defined for disclosure purposes or which segments will meet the quantitative requirements for disclosure. The adoption of the standard will have no impact on Laser Power's future results of operations or financial position.

2.  SELECTED BALANCE SHEET DETAILS

                                                       AUGUST 31,              DECEMBER
                                                -------------------------         31,
                                                   1996          1997            1997
                                                -----------   -----------     -----------
                                                                              (UNAUDITED)
        Accounts receivable:
          Trade...............................  $ 2,895,292   $ 3,881,801     $ 3,762,830
          Revenue in excess of billings.......      326,654       640,499         749,353
                                                 ----------    ----------      ----------
                                                  3,221,946     4,522,300       4,512,183
          Reserves............................      229,390       241,486         257,238
                                                 ----------    ----------      ----------
                                                $ 2,992,556   $ 4,280,814     $ 4,254,945
                                                 ==========    ==========      ==========
        Inventories:
          Raw materials.......................  $   909,563   $ 1,338,353     $ 2,127,423
          Work in progress....................    1,148,439     1,594,513       1,715,675
          Finished goods......................      671,863       679,354         690,348
                                                 ----------    ----------      ----------
                                                $ 2,729,865   $ 3,612,220     $ 4,533,446
                                                 ==========    ==========      ==========
        Property and equipment, at cost:
          Machinery and equipment.............  $ 8,375,250   $10,493,445     $11,603,555
          Leasehold improvements..............    1,012,629     1,284,093       1,370,542
          Office furniture and equipment......      861,952       923,926         949,379
                                                 ----------    ----------      ----------
                                                 10,249,831    12,701,464      13,923,476
        Less accumulated depreciation and
          amortization........................   (6,062,444)   (6,981,799)     (7,403,989)
                                                 ----------    ----------      ----------
                                                $ 4,187,387   $ 5,719,665     $ 6,519,487
                                                 ==========    ==========      ==========
        Intangible and other assets:
          Goodwill in foreign subsidiary......  $   549,100   $   549,100     $   549,100
          Patents and licenses................      302,513       507,462         560,582
          Deferred merger costs...............           --            --         200,000
          Other...............................      274,048       272,356         366,698
                                                 ----------    ----------      ----------
                                                  1,125,661     1,328,918       1,676,380
          Less accumulated amortization.......     (306,375)     (393,613)       (431,252)
                                                 ----------    ----------      ----------
                                                $   819,286   $   935,305     $ 1,245,128
                                                 ==========    ==========      ==========

     Upon the consummation or termination of the proposed merger with EMI (See
Note 10), the deferred merger costs will be charged to the results of operations.

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

2.  SELECTED BALANCE SHEET DETAILS (CONTINUED)

                                                       AUGUST 31,              DECEMBER
                                                -------------------------         31,
                                                   1996          1997            1997
                                                -----------   -----------     -----------
                                                                              (UNAUDITED)
        Accrued compensation and related
          expenses:
          Accrued bonuses.....................  $   240,000   $   262,004     $    34,000
          Other...............................      499,385       657,852         546,943
                                                 ----------    ----------      ----------
                                                $   739,385   $   919,856     $   580,943
                                                 ==========    ==========      ==========
        Other current liabilities:
          Customer advances...................  $   326,562   $    46,344     $   123,729
          Other...............................      455,374       780,895         553,698
                                                 ----------    ----------      ----------
                                                $   781,936   $   827,239     $   677,427
                                                 ==========    ==========      ==========

3.  LONG-TERM DEBT AND OTHER FINANCING AGREEMENTS

     In January 1997, Laser Power renewed a line of credit with a bank, subject to maximum advances of $2,000,000 and at an annual interest rate of 1% above the bank's prime rate (9.5% at August 31, 1997). The line of credit expires on March 1, 1998, and there were no amounts outstanding under the line of credit at December 31, 1997.

     Long-term debt consists of the following:

                                                 AUGUST 31,
                                          -------------------------   DECEMBER 31,
                                             1996           1997          1997
                                          ----------     ----------   ------------
                                                                      (UNAUDITED)
                Promissory note.........  $   90,203     $   75,000        69,649
                Term note payable to
                  bank..................     277,779      1,319,626     1,231,626
                Equipment line of credit
                  from bank.............     172,166             --            --
                Equipment financing from
                  Proxima...............     273,936             --            --
                Other equipment
                  financing.............     225,534        135,488       104,730
                Other...................       7,440         15,766        15,013
                                          ----------     ----------    ----------
                                           1,047,058      1,545,880     1,421,018
                Less current portion....     488,083        374,580       348,850
                                          ----------     ----------    ----------
                                          $  558,975     $1,171,300     1,072,168
                                          ==========     ==========    ==========

     The promissory note is payable in monthly installments of principal and interest of $1,840 through September 2001. Borrowings under the promissory note are secured by equipment and bear interest at 8.25% per annum.

     In July 1997, Laser Power fully paid off the prior term note payable to the bank using proceeds from the initial public offering. In August 1997, Laser Power converted its equipment line draws to a five-year term note payable to the bank.

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

     The current term note payable to the bank is due in monthly principal payments of $22,000 plus interest, with the final installment consisting of all remaining unpaid principal due and payable in full no later than August 1, 2002. The term note bears interest at 1.25% above the bank's prime rate (9.75% at December 31, 1997.)

     All bank borrowings are secured by accounts receivable, inventory, intangibles, and property and equipment, and contain restrictive covenants. Restrictive covenants include the maintenance of minimum tangible net worth, debt to equity and cash flow ratios, as well as restrictions on capital and lease expenditures, investment levels in Laser Power's Belgian subsidiary, additional borrowings and payment of dividends. At December 31, 1997, the Company was not in compliance with one of the covenants; a waiver has been obtained from the bank.

     Other equipment financing agreements are payable in monthly installments of principal and interest through March 2001. Borrowings under these financing agreements are secured by specific equipment, with interest at rates ranging from 9.0% to 10.7% at December 31, 1997.

     Laser Power entered into an equipment line of credit agreement with Proxima Corporation on June 30, 1994, which provided for maximum borrowings of $500,000. In May 1995, the outstanding borrowings were converted to a four-year term loan bearing interest at 1.5% above the bank's prime rate. The loan was paid off in full in July 1997 with proceeds from the initial public offering.

     In November 1987, Laser Power obtained debt and equity financing from Union Miniere ("Union"). Laser Power issued 483,333 shares of common stock for $1,053,000 cash (net of stock issuance costs of $107,000) and subordinated convertible debentures amounting to $1,340,000. In December 1988, Laser Power issued an additional $320,000 of subordinated convertible debentures to Union Miniere. In March 1997, the maturity date of the debentures was extended to November 2, 2000 and the conversion rate for which the debentures are convertible into common stock was set at $4.625 per share (358,918 shares). The debentures are subordinated to all bank borrowings and interest is payable semi-annually at an annual rate equal to 1% above a bank's prime rate (9.50% at December 31, 1997) subject to a minimum rate of 5 -1/2% and a maximum rate of the lesser of 11.5% or the maximum rate permitted by law. The debentures provide for restrictive covenants similar to those of the bank borrowings.

     Principal maturities on the subordinated convertible debentures and long-term debt for each of the years ending subsequent to August 31, 1997 are as follows:

                1998...........................................    $  375,000
                1999...........................................       311,000
                2000...........................................       301,000
                2001...........................................     1,955,000
                2002...........................................       264,000
                Thereafter.....................................            --
                                                                   ----------
                                                                   $3,206,000
                                                                   ==========

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

4.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of Laser Power's deferred tax liabilities and assets are as follows:

                                                                        AUGUST 31,
                                                                ---------------------------
                                                                   1996            1997
                                                                -----------     -----------
    Deferred tax assets:
      Tax basis operating loss and credit carryforwards.......  $ 2,504,000     $ 2,303,000
      Other...................................................      273,000         301,000
                                                                -----------     -----------
    Total deferred tax assets.................................    2,777,000       2,604,000
                                                                -----------     -----------
    Deferred tax liability:
      Depreciation............................................     (535,000)       (549,000)
      Intangibles.............................................     (110,000)       (191,000)
                                                                -----------     -----------
    Total deferred tax liabilities............................     (645,000)       (740,000)
                                                                -----------     -----------
    Net deferred tax assets...................................    2,132,000       1,864,000
    Valuation allowance.......................................   (2,132,000)     (1,864,000)
                                                                -----------     -----------
    Net deferred tax accounts.................................  $        --     $        --
                                                                ===========     ===========

     For financial reporting purposes, income (loss) before income taxes includes the following components:

                                                             YEARS ENDED AUGUST 31,
                                                    ----------------------------------------
                                                       1995            1996           1997
                                                    -----------     -----------     --------
    Pretax income (loss):
      United States...............................  $(2,050,894)    $(1,323,591)    $623,357
      Foreign.....................................     (195,466)        105,931      170,651
                                                    -----------     -----------     --------
                                                    $(2,246,360)    $(1,217,660)    $794,008
                                                    ===========     ===========     ========

     Significant components of the provision for income taxes are as follows:

                                                                YEARS ENDED AUGUST 31,
                                                            -------------------------------
                                                             1995        1996        1997
                                                            -------     -------     -------
    Current:
      Federal.............................................  $    --     $    --     $18,000
      Foreign.............................................       --          --      12,836
      State...............................................   22,523      13,281       9,122
                                                            -------     -------     -------
      Total income tax provision..........................  $22,523     $13,281     $39,958
                                                            =======     =======     =======

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

     A reconciliation of the effective tax rates and the statutory federal income tax rate is as follows:

                                                                   YEARS ENDED AUGUST 31,
                                                                   -----------------------
                                                                   1995      1996     1997
                                                                   -----     ----     ----
    Tax at U.S. statutory rate...................................    (35)%    (35)%     35%
    State income taxes, net of federal benefit...................    1.1      1.0      1.0
    Higher effective income taxes of other countries.............     --       --      1.0
    Change in valuation allowance................................   33.7     32.3     (35.3)
    Other, net...................................................    1.2      2.8      4.3
                                                                   -----     ----     ----
                                                                     1.0%     1.1%     6.0%
                                                                   =====     ====     ====

     At August 31, 1997, Laser Power has net operating loss carryforwards for federal and California income tax purposes of approximately $5,156,000 and $1,348,000, respectively, which may be applied against future taxable income. These carryforwards will begin to expire in 2001 and 1998, respectively, unless previously utilized.

     Laser Power also has investment tax credit, research and development credit, targeted jobs tax credit, alternative minimum tax credit and California manufacturers investment credit carryforwards at August 31, 1997 aggregating approximately $483,000. These tax credit carryforwards will expire in 1998 through 2007 unless previously utilized.

     Due to the Tax Reform Act of 1986, Laser Power's ability to use the net operating loss and tax credit carryforwards could be limited in the event of a cumulative change in ownership of more than 50% occurring within a three-year period.

5.  STOCKHOLDERS' EQUITY

  Common Stock

     On March 25, 1997, Laser Power's Board of Directors authorized a 1-for-1.5 reverse split of all outstanding common stock. In addition, the Board also approved a change in the par value of the common stock from $0.125 to $0.001. All share and per share amounts and stock option and warrants data have been restated to retroactively reflect these changes in capitalization.

     During 1997, Laser Power issued 1,897,500 shares of common stock at $5.50 per share in connection with its initial public offering.

  Preferred Stock and Proxima Corporation

     In January 1994, Laser Power executed a Stock Purchase Agreement with Proxima. Under the terms of the agreement, Proxima could invest in Laser Power through purchases of Series A Preferred Stock. Laser Power and Proxima also entered into an agreement providing for technology licenses and cooperative development of new technologies (see Note 9). During 1994, 1995 and 1996, Proxima purchased 382,172, 761,024 and 467,695, shares of Series A Preferred Stock, respectively. In June 1997, all shares were converted into 1,193,252 shares of common stock.

  Common Stock Warrants

     Periodically, Laser Power will issue warrants to purchase common stock to outside directors and affiliates in lieu of stock options. During the three years ended August 31, 1997, 69,996 warrants at exercise prices

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

ranging from $3.00 to $4.50 per share were issued to outside directors and affiliates which are fully exercisable. Warrants to purchase 551,660 and 548,328 shares of common stock at $3.00 to $7.33 per share are outstanding at August 31, 1997, and December 31, 1997, respectively, including 165,000 warrants at $7.15 per share issued to representatives of the underwriters in conjunction with the initial public offering and 20,000 warrants at $7.33 per share issued to financial advisors assisting with the Merger Proposal. The outstanding warrants expire from June 2002 to December 2006.

  Stock Option Plans

     Laser Power's 1981 Stock Option Plan was approved by the Board of Directors and stockholders in 1981, as amended (the "1981 Plan"). Laser Power's 1993 Stock Option Plan (the "1993 Plan") was approved by the Board of Directors and stockholders in September 1993. The exercise price of options granted will be at not less than fair market value of the stock on the date of grant and the options granted vest over a five-year period commencing on the date of grant in annual increments of twenty percent and are exercisable for a period of ten years after the date of grant.

     On March 25, 1997, Laser Power adopted the 1997 Equity Incentive Plan (the "1997 Plan"). The 1997 Plan provides for incentive stock options and stock appreciation rights appurtenant thereto for employees (including officers and employee directors), and nonstatutory stock options, stock appreciation rights appurtenant thereto, stock bonuses and rights to purchase restricted stock for employees (including officers and employee directors) and non-employee directors and consultants. The 1997 Plan is administered by the Board of Directors, or a Committee appointed by the Board, which determines the option awards to be granted, including exercise prices, number of shares subject to the awards and the exercisability thereof, provided that such terms comply with the provisions of the plan under which the option award is granted. Non-employee directors are eligible only for nonstatutory grants. The term of stock options granted under the 1997 Plan may not exceed 10 years. The options granted vest over a four-year period commencing on the date of grant in increments of 25% after one year and one-forty eighth per month thereafter. The exercise price of options granted under the 1997 Plan is determined by the Board of Directors, but in the case of an incentive stock option, cannot be less than 100% of the fair market value of the common stock on the date of grant and in the case of a non-statutory stock option, cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the plans vest at the rate specified in the option agreement. The Board has authorized and secured an aggregate of 1,000,000 shares of common stock for issuance under the Plan. The Board also terminated the 1981 and 1993 Plans and no additional shares will be granted thereunder, but outstanding options remain exercisable and continue to vest in accordance with their terms until they terminate.

     Laser Power has 541,329 non-qualified options issued to certain employees and officers and outstanding as of August 31, 1997 and December 31, 1997, of which 341,329 and 333,331 were issued outside Laser Power's option plans, respectively. These options were issued at exercise prices ranging from $3.00 to $4.50 per share and expire from December 2001 to March 2007.

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

     The following table summarizes stock option and warrant activity:

                                                                                     WEIGHTED
                                                                                     AVERAGE
                                                                                     EXERCISE
                                                                                      PRICE
                                                        NUMBER OF     PRICE PER        PER
                                                         SHARES         SHARE         SHARE
                                                        ---------     ----------     --------
    Outstanding at August 31, 1994..................    1,199,334     $3.00-6.00      $ 3.48
      Granted.......................................      127,333           4.50        4.50
      Exercised.....................................           --             --          --
      Canceled......................................     (148,358)     3.00-6.00        4.85
                                                        ---------     ----------       -----
    Outstanding at August 31, 1995..................    1,178,309      3.00-4.50        3.40
      Granted.......................................      131,325           4.50        4.50
      Exercised.....................................           (6)          4.50        4.50
      Canceled......................................      (81,656)     3.00-4.50        3.46
                                                        ---------     ----------       -----
    Outstanding at August 31, 1996..................    1,227,972      3.00-4.50        3.51
      Granted.......................................      634,305      3.00-7.15        5.21
      Exercised.....................................           --             --          --
      Canceled......................................      (11,997)     3.00-4.50        3.25
                                                        ---------     ----------       -----
    Outstanding at August 31, 1997..................    1,850,280      3.00-7.15        4.09
      Granted.......................................      131,000      6.00-7.33        6.94
      Exercised.....................................       (2,000)          4.50        4.50
      Canceled......................................      (32,996)     3.00-4.50        3.74
                                                        ---------     ----------       -----
    Outstanding at December 31, 1997................    1,946,284     $3.00-7.33      $ 4.29
                                                        =========     ==========       =====

     At December 31, 1997, the weighted-average exercise price of outstanding stock options and warrants is $4.20 and $4.53, respectively, and 1,058,578 combined options and warrants are exercisable.

     Adjusted pro forma information regarding net income (loss) is required by SFAS 123, and has been determined as if Laser Power had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes method for option pricing with the following weighted-average assumptions: volatility of 0.559; risk-free interest rate range from 5.4% to 6.2%; dividend yield of 0%; and a weighted average expected life of the options of 6 years. Laser Power's pro forma information is as follows:

                                                                   YEARS ENDED AUGUST 31,
                                                                  ------------------------
                                                                     1996           1997
                                                                  -----------     --------
    Adjusted pro forma net income(loss).......................    $(1,357,543)    $255,686
    Adjusted pro forma net income(loss) per share.............    $     (0.31)    $   0.05

     The weighted average fair value of stock options granted during 1996 and 1997 was $4.50 and $4.51, respectively. The weighted average remaining life of the options at August 31, 1997 is approximately 6.6 years.

  Employee Stock Purchase Plan

     On March 25, 1997 Laser Power adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 250,000 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

Purchase Plan, the Board has authorized participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan commenced on the closing of Laser Power's initial public offering and will terminate on February 28, 1998. Sequential six-month offerings will occur thereafter. The Purchase Plan permits the purchase of shares of common stock at the end of each offering period at 85% of the lesser of the price of the common stock on the first day of the offering period and the last day of the offering period.

  Shares Reserved for Future Issuance

     The following shares of common stock are reserved for future issuance:

                                                                    AUGUST 31,   DECEMBER 31,
                                                                       1997          1997
                                                                    ----------   -------------
                                                                                  (UNAUDITED)
    Subordinated convertible debentures...........................     358,918       358,918
    Stock options:
      Granted and outstanding.....................................   1,298,620     1,397,956
      Reserved for future grants..................................     987,668       876,668
    Warrants......................................................     551,660       548,328
    Stock Purchase Plan...........................................     250,000       250,000
                                                                     ---------     ---------
                                                                     3,446,866     3,431,870
                                                                     =========     =========

6.  COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     Laser Power leases its operating, office and other facilities as well as certain vehicles and equipment under noncancellable operating leases. The operating and office facilities lease contains escalation clauses and an option for renewal and extends through December 2001. The operating and office facilities lease also provides for deferred payment terms; however, for financial reporting purposes, rent expense is recorded evenly over the term of the lease.

     Deferred rent, as reflected in the accompanying consolidated balance sheet, represents the difference between rent expense accrued and amounts paid under the terms of the lease agreement. Future minimum rental payments (excluding common area maintenance charges) required under the operating leases for each of the remaining fiscal years ending subsequent to August 31, 1997 are as follows:

            1998.....................................................  $  796,000
            1999.....................................................     723,000
            2000.....................................................     691,000
            2001.....................................................     684,000
            2002.....................................................     228,000
            Thereafter...............................................          --
                                                                       ----------
                                                                       $3,122,000
                                                                       ==========

     Rent expense was $844,000, $914,000, 1,063,000, 266,000 and 278,000, for
the years ended August 31, 1995, 1996 and 1997 and the three months ended November 30, 1996 and December 31, 1997, respectively.

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

  Contingency

     Laser Power has a license to certain technology used in its blue microlaser. During 1996, Laser Power received a letter from a third party claiming that Laser Power's license was granted improperly by the licensor. While Laser Power believes that such license was properly granted, there can be no assurance that Laser Power's license would not be voided if subjected to a legal challenge. In such an event, there can be no assurance that Laser Power would be able to obtain a replacement license on favorable terms, if at all. Failure to obtain such a license could result in a material adverse effect to Laser Power's business, financial condition and results of operations.

7.  GEOGRAPHIC INFORMATION

     Laser Power operates in one business segment and designs, manufactures and markets high performance lasers and laser optics for industrial, medical and military applications. No one customer accounted for more than 10% of revenues in 1995, 1996 or 1997. Export sales from U.S. operations to unaffiliated customers located principally in Europe and the Asia Pacific region amounted to 32%, 32%, 37%, 38% and 34% of total revenue in 1995, 1996, 1997 and for the three months ended November 30, 1996 and December 31, 1997, respectively.

     Information with respect to Laser Power's operations by significant geographic area is set forth below. Transfers between geographic areas have been shown at the agreed upon transfer price. All transactions denominated in foreign currency have been translated at the average exchange rates during the period.

     The identifiable assets located in the United States include assets located in Mexico, which are not considered significant.

                                                        YEAR ENDED AUGUST 31, 1995
                                        -----------------------------------------------------------
                                          UNITED                                       CONSOLIDATED
                                          STATES          EUROPE       ELIMINATIONS       TOTAL
                                        -----------     ----------     -----------     ------------
Sales to unaffiliated customers.......  $11,831,280     $2,741,641     $        --     $ 14,572,921
Transfers between geographic areas....      813,461             --        (813,461)              --
                                        -----------     ----------     -----------      -----------
Total revenue.........................  $12,644,741     $2,741,641     $  (813,461)    $ 14,572,921
                                        ===========     ==========     ===========      ===========
Income (loss) before income taxes.....  $(2,062,437)    $ (195,466)    $    11,543     $ (2,246,360)
                                        ===========     ==========     ===========      ===========
Identifiable assets...................  $10,346,281     $1,822,831     $(1,961,672)    $ 10,207,440
                                        ===========     ==========     ===========      ===========

                                                        YEAR ENDED AUGUST 31, 1996
                                        -----------------------------------------------------------
                                          UNITED                                       CONSOLIDATED
                                          STATES          EUROPE       ELIMINATIONS       TOTAL
                                        -----------     ----------     -----------     ------------
Sales to unaffiliated customers.......  $15,462,416     $3,445,023     $        --     $ 18,907,439
Transfers between geographic areas....    1,195,380             --      (1,195,380)              --
                                        -----------     ----------     -----------      -----------
Total revenue.........................  $16,657,796     $3,445,023     $(1,195,380)    $(18,907,439)
                                        ===========     ==========     ===========      ===========
Income (loss) before income taxes.....  $(1,282,844)    $  105,931     $   (40,747)    $ (1,217,660)
                                        ===========     ==========     ===========      ===========
Identifiable assets...................  $11,286,833     $1,994,440     $(2,087,574)    $ 11,193,699
                                        ===========     ==========     ===========      ===========

                            LASER POWER CORPORATION

  (INFORMATION PERTAINING TO DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
             NOVEMBER 30, 1996 AND DECEMBER 31, 1997 IS UNAUDITED)

                                                        YEAR ENDED AUGUST 31, 1997
                                        -----------------------------------------------------------
                                          UNITED                                       CONSOLIDATED
                                          STATES          EUROPE       ELIMINATIONS       TOTAL
                                        -----------     ----------     -----------     ------------
Sales to unaffiliated customers.......  $19,633,617     $3,719,523              --     $ 23,353,140
Transfers between geographic areas....    1,391,125             --      (1,391,125)              --
                                        -----------     ----------     -----------      -----------
Total revenue.........................  $21,024,742     $3,719,523     $(1,391,125)    $ 23,353,140
                                        ===========     ==========     ===========      ===========
Income before income taxes............  $   609,738     $  170,651     $    13,619     $    794,008
                                        ===========     ==========     ===========      ===========
Identifiable assets...................  $20,831,368     $2,009,946     $(1,655,280)    $ 21,186,034
                                        ===========     ==========     ===========      ===========

 8.  EMPLOYEE BENEFIT PLAN

     Laser Power has a defined contribution plan (the "Plan") covering substantially all employees that have been employed for at least 90 days and meet certain age requirements. Employees may contribute up to 16% of their compensation per year (subject to a maximum limit by federal tax law). Laser Power is obligated to make matching contributions equal to 50% of the employee's contribution up to a maximum of 6% of the employee's compensation. At the discretion of the Board of Directors, Laser Power may make additional contributions. Laser Power's contributions charged to operations were $57,000, $79,000, $140,000, $39,000 and $51,000 for the years ended August 31, 1995,
1996, 1997 and the three months ended November 30, 1996 and December 31, 1997, respectively.

 9.  AGREEMENT WITH PROXIMA CORPORATION

     Laser Power and Proxima have entered into a Cooperative Development and License Agreement (the "Agreement") which provides for licensing of existing technology and technologies being developed under the terms of the agreement.

     Included in internal research and development expenses in the accompanying statements of operations are $2,107,000 and $1,630,000 spent in accordance with the Agreement in 1995 and 1996, respectively. No amounts were spent during 1997.

10.  SUBSEQUENT EVENT (UNAUDITED)

     On October 29, 1997, Laser Power announced its intent to merge with EMI Acquisition Corp. Laser Power plans to issue up to 2,805,588 shares of its common stock and will account for the merger as a pooling-of-interests. Among other things, consummation of the transaction is contingent upon approval of the Company's stockholders.

     On December 6, 1997, the Company's Board of Directors approved the change of the Company's fiscal year end from August 31 to September 30. For the month of September, the Company recorded a net loss of $302,000 on revenues of $1,753,000. Total assets of the Company were $21.0 million at September 30, 1997.

             REPORT OF EMI ACQUISITION CORP.'S INDEPENDENT AUDITORS

To the Board of Directors
EMI Acquisition Corp.
Murrieta, California

     We have audited the accompanying consolidated balance sheets of EMI Acquisition Corp. and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of EMI Acquisition Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMI Acquisition Corp. and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                 McGLADREY & PULLEN, LLP

Anaheim, California
November 14, 1997

                     EMI ACQUISITION CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,
                                                        -------------------------     SEPTEMBER 30,
                                                           1995           1996            1997
                                                        ----------     ----------     -------------
                                                                                       (UNAUDITED)
ASSETS
Current Assets:
  Cash & cash equivalents.............................  $  577,010     $1,210,064      $ 1,948,724
  Accounts receivable, less allowance of $2,500 in
     1995, $6,700 in 1996 and $9,850 in 1997..........   1,393,039      2,451,096        2,526,333
  Inventories.........................................   1,460,642      1,444,368        1,862,472
  Prepaid expenses....................................     125,302        157,479          184,007
                                                        ----------     ----------      -----------
          Total Current Assets........................   3,555,993      5,263,007        6,521,536
Machinery & Equipment.................................     933,293      1,291,888        1,702,634
Less accumulated depreciation.........................     (81,257)      (208,566)        (342,470)
                                                        ----------     ----------      -----------
          Net Machinery & Equipment...................     852,036      1,083,322        1,360,164
Other Assets..........................................      23,547         24,996            5,156
                                                        ----------     ----------      -----------
TOTAL ASSETS..........................................  $4,431,576     $6,371,325      $ 7,886,856
                                                        ==========     ==========      ===========

LIABILITIES, DEFERRED CREDIT AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable....................................  $  705,670     $  975,028      $   754,794
  Accrued compensation................................     233,988        480,552          795,847
  Accrued income taxes................................          --          9,000          134,700
  Other accrued liabilities...........................      96,765        109,152          454,128
  Current portion of long-term liabilities............     116,053        109,815           71,720
                                                        ----------     ----------      -----------
          Total Current Liabilities...................   1,152,476      1,683,547        2,211,189
Long-Term Liabilities, less current portion...........   2,120,719      2,081,242        2,058,864
                                                        ----------     ----------      -----------
          Total Liabilities...........................   3,273,195      3,764,789        4,270,053
Deferred Credit.......................................      20,155          5,035               --
Temporary Shareholders' Equity:
  Redeemable common stock, 1,006,457 shares in 1995,
     1,100,675 shares in 1996 and 1,063,332 shares in
     1997.............................................     437,978      1,813,655        2,580,713
  Redeemable common stock options.....................       6,940         31,780           92,760
                                                        ----------     ----------      -----------
          Total Temporary Shareholders' Equity........     444,918      1,845,435        2,673,473
Other Shareholders' Equity:
  Common stock, no stated value, 3,000,000 shares
     authorized, issued and outstanding -- 3,000
     shares...........................................          10             10               10
  Retained earnings...................................     693,298        756,056          943,320
                                                        ----------     ----------      -----------
          Total Other Shareholders' Equity............     693,308        756,066          943,330
                                                        ----------     ----------      -----------
TOTAL LIABILITIES, DEFERRED CREDIT AND SHAREHOLDERS'
  EQUITY..............................................  $4,431,576     $6,371,325      $ 7,886,856
                                                        ==========     ==========      ===========

                 See Notes to Consolidated Financial Statements

                     EMI ACQUISITION CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                           --------------------------     -------------------------
                                              1995           1996            1996           1997
                                           ----------     -----------     ----------     ----------
                                                                                 (UNAUDITED)
Net Sales................................  $7,281,007     $10,594,912     $7,472,547     $9,076,001
Cost of Goods Sold.......................   5,450,054       7,588,119      5,267,965      5,753,238
                                           ----------     -----------     ----------     ----------
GROSS PROFIT.............................   1,830,953       3,006,793      2,204,582      3,322,763
Operating Expenses (Income):
  Engineering, research and
     development.........................     237,890         170,545        116,450        267,077
  Selling, general and administrative....   1,062,164       1,266,979        972,172      1,371,743
  Provision for bonus....................          --         135,310        103,243        314,059
  Amortization of intangibles and
     deferred credit, net................     (14,506)        (14,506)       (10,880)        (4,383)
                                           ----------     -----------     ----------     ----------
  Total Operating Expenses...............   1,285,548       1,558,328      1,180,985      1,948,496
                                           ----------     -----------     ----------     ----------
EARNINGS FROM OPERATIONS.................     545,405       1,448,465      1,023,597      1,374,267
Other Income (Expense):
  Interest and other income..............      86,601          35,612         26,040         53,382
  Interest expense.......................    (199,949)       (189,080)      (142,705)      (149,748)
                                           ----------     -----------     ----------     ----------
EARNINGS BEFORE INCOME TAXES.............     432,057       1,294,997        906,932      1,277,901
Provision for Income Taxes...............          --          (9,000)        (5,200)      (141,000)
                                           ----------     -----------     ----------     ----------
EARNINGS BEFORE EXTRAORDINARY ITEM.......     432,057       1,285,997        901,732      1,136,901
Gain on Early Extinguishment of
  Liability..............................          --         118,679        118,679             --
                                           ----------     -----------     ----------     ----------
NET EARNINGS.............................  $  432,057     $ 1,404,676     $1,020,411     $1,136,901
                                           ==========     ===========     ==========     ==========
PER SHARE DATA:
Net earnings.............................  $  432,057     $ 1,404,676     $1,020,411     $1,136,901
Less net earnings allocated to increase
  in temporary shareholders equity.......     343,518       1,341,918        929,124        949,637
                                           ----------     -----------     ----------     ----------
Net earnings applicable to nonredeemable
  common and common equivalent shares....  $   88,539     $    62,758     $   91,287     $  187,264
                                           ==========     ===========     ==========     ==========
Average common and common equivalent
  shares outstanding.....................   1,057,808       1,125,727      1,119,140      1,134,962
Less average redeemable common and common
  equivalent shares outstanding..........     991,540       1,072,678      1,060,069      1,118,302
                                           ----------     -----------     ----------     ----------
Average nonredeemable common and common
  equivalent shares outstanding..........      66,268          53,049         59,071         16,660
                                           ==========     ===========     ==========     ==========
Per nonredeemable common and common
  equivalent share:
  Earnings (Loss) Before Extraordinary
     Item................................       $1.34          $(1.06)         $(.46)        $11.24
  Extraordinary item.....................          --            2.24           2.01             --
                                                 ----           -----          -----          -----
  Net Earnings...........................       $1.34          $ 1.18         $ 1.55         $11.24
                                                 ====           =====          =====          =====

                 See Notes to Consolidated Financial Statements

                     EMI ACQUISITION CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                             ------------------------    -------------------------
                                               1995          1996           1996           1997
                                             ---------    -----------    -----------    ----------
                                                                                (UNAUDITED)
CASH FLOWS PROVIDED BY (USED IN) OPERATING
  ACTIVITIES:
Net earnings...............................  $ 432,057    $ 1,404,676    $ 1,020,411    $1,136,901
Adjustments to reconcile net earnings to
  net cash provided by (used in) operating
  activities:
  Gain on early extinguishment of
     liability.............................         --       (118,679)      (118,679)           --
  Depreciation.............................     77,304        127,309         90,936       133,904
  Accretion and amortization of
     intangibles...........................    (14,506)       (14,506)       (10,880)       (4,383)
  Changes in operating assets and
     liabilities:
     Accounts receivable...................   (103,556)    (1,058,057)    (1,082,403)      (75,237)
     Inventories...........................   (408,452)        16,274        (63,560)     (418,104)
     Prepaid expenses......................     (8,219)       (32,177)       (58,249)      (26,528)
     Accounts payable......................     33,752        269,358          3,102      (220,234)
     Accrued compensation..................     18,633        111,560        204,404       315,295
     Accrued income taxes..................         --          9,000          5,200       125,700
     Other accrued liabilities.............    (38,653)       147,391        263,927       344,976
  Other adjustments........................         --         (2,063)         7,800        19,188
                                             ---------    -----------    -----------    ----------
Net Cash Provided by (Used In) Operating
  Activities...............................    (11,640)       860,086        262,009     1,331,478
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of machinery & equipment..........   (320,755)      (262,805)       (86,567)     (410,746)
                                             ---------    -----------    -----------    ----------
Net Cash (Used In) Investing Activities....   (320,755)      (262,805)       (86,567)     (410,746)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock.........     20,708         66,606         54,896        65,217
Purchase of common stock...................     (2,660)        (8,007)        (7,993)     (186,816)
Proceeds from issuance of indebtedness.....    179,850        151,408             --        44,796
Payments on long-term indebtedness.........    (72,118)      (174,234)      (119,120)     (105,269)
                                             ---------    -----------    -----------    ----------
Net Cash Provided By (Used In) Financing
  Activities...............................    125,780         35,773        (72,217)     (182,072)
                                             ---------    -----------    -----------    ----------
NET INCREASE (DECREASE) IN CASH & CASH
  EQUIVALENTS..............................   (206,615)       633,054        103,225       738,660
Cash & cash equivalents at January 1.......    783,625        577,010        577,010     1,210,064
                                             ---------    -----------    -----------    ----------
CASH & CASH EQUIVALENTS AT END OF PERIOD...  $ 577,010    $ 1,210,064    $   680,235    $1,948,724
                                             =========    ===========    ===========    ==========
Supplemental Disclosures:
  Cash interest paid.......................  $ 199,949    $   174,185    $     9,331    $  120,052
  Cash income taxes paid...................         --             --             --        15,300
  Equipment acquired under capital lease...         --         95,790         95,790            --

                 See Notes to Consolidated Financial Statements

                     EMI ACQUISITION CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                                     OTHER
                                                               TEMPORARY SHAREHOLDERS' EQUITY                    SHAREHOLDERS'
                                                ------------------------------------------------------------        EQUITY
                                                                                                                ---------------
                                                      REDEEMABLE               REDEEMABLE
                                                     COMMON STOCK             STOCK OPTIONS                      COMMON STOCK
                                                -----------------------    -------------------                  ---------------
                                                 SHARES        VALUE       OPTIONS     VALUE        TOTAL       SHARES    VALUE
                                                ---------    ----------    -------    --------    ----------    ------    -----
Balances at January 1, 1995...................    968,334    $   83,148      5,623    $    204    $   83,352    3,000      $10
Issuances of:
  Common stock for cash.......................     35,600        14,609                               14,609
  Vested stock options........................                              23,599          --            --
  Common stock upon exercise of vested
    options...................................     35,425         8,567    (35,425)     (2,468)        6,099
Purchase and retirement of common stock for
  cash........................................    (32,902)       (2,660)                              (2,660)
Unvested stock options becoming vested........                              28,360       2,929         2,929
Cancellation of vested options................                              (7,057)       (717)         (717)
Increase in redemption value of temporary
  shareholder's equity........................                  334,314                  6,992       341,306
Net earnings..................................                                                            --
                                                ---------    ----------    -------    --------    ----------    -----      ---
Balances at December 31, 1995.................  1,006,457       437,978     15,100       6,940       444,918    3,000       10
Issuances of:
  Common stock for cash.......................     37,299        39,739                               39,739
  Vested stock options........................                              23,538          --            --
  Common stock upon exercise of vested
    options...................................     96,134       101,322    (96,134)    (74,455)       26,867
Purchase and retirement of common stock for
  cash........................................    (39,215)       (8,007)                              (8,007)
Unvested stock options becoming vested........                              84,606      85,386        85,386
Cancellation of vested options................                              (1,669)       (374)         (374)
Increase in redemption value of temporary
  shareholders equity.........................                1,242,623                 14,283     1,256,906
Net earnings..................................                                                            --
                                                ---------    ----------    -------    --------    ----------    -----      ---
Balances at December 31, 1996.................  1,100,675     1,813,655     25,441      31,780     1,845,435    3,000       10
Issuances of:
  Common stock for cash.......................     28,142        58,865                               58,865
  Vested stock options........................                              14,480          --            --
  Common stock upon exercise of vested
    options...................................      8,060        16,655     (8,060)    (10,303)        6,352
Purchase and retirement of common stock for
  cash........................................    (73,545)     (186,816)                            (186,816)
Unvested stock options becoming vested........                              22,486      35,054        35,054
Cancellation of vested options................                                (710)       (425)         (425)
Increase in redemption value of temporary
  shareholders equity.........................                  878,354                 36,654       915,008
Net earnings..................................                                                            --
                                                ---------    ----------    -------    --------    ----------    -----      ---
Balances at September 30, 1997................  1,063,332    $2,580,713     53,637    $ 92,760    $2,673,473    3,000      $10
                                                =========    ==========    =======    ========    ==========    =====      ===


                                                 RETAINED
                                                 EARNINGS         TOTAL
                                                -----------    -----------
                                                <
Balances at January 1, 1995...................  $   604,759    $   604,769
Issuances of:
  Common stock for cash.......................                          --
  Vested stock options........................                          --
  Common stock upon exercise of vested
    options...................................                          --
Purchase and retirement of common stock for
  cash........................................                          --
Unvested stock options becoming vested........       (2,929)        (2,929)
Cancellation of vested options................          717            717
Increase in redemption value of temporary
  shareholder's equity........................     (341,306)      (341,306)
Net earnings..................................      432,057        432,057
                                                -----------    -----------
Balances at December 31, 1995.................      693,298        693,308
Issuances of:
  Common stock for cash.......................                          --
  Vested stock options........................                          --
  Common stock upon exercise of vested
    options...................................                          --
Purchase and retirement of common stock for
  cash........................................                          --
Unvested stock options becoming vested........      (85,386)       (85,386)
Cancellation of vested options................          374            374
Increase in redemption value of temporary
  shareholders equity.........................   (1,256,906)    (1,256,906)
Net earnings..................................    1,404,676      1,404,676
                                                -----------    -----------
Balances at December 31, 1996.................      756,056        756,066
Issuances of:
  Common stock for cash.......................                          --
  Vested stock options........................                          --
  Common stock upon exercise of vested
    options...................................                          --
Purchase and retirement of common stock for
  cash........................................                          --
Unvested stock options becoming vested........      (35,054)       (35,054)
Cancellation of vested options................          425            425
Increase in redemption value of temporary
  shareholders equity.........................     (915,008)      (915,008)
Net earnings..................................    1,136,901      1,136,901
                                                -----------    -----------
Balances at September 30, 1997................  $   943,320    $   943,330
                                                ===========    ===========

 See Notes to Consolidated Financial Statements. Information pertaining to the nine-month period ending September 30, 1997 is unaudited.

                     EMI ACQUISITION CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION PERTAINING TO SEPTEMBER 30, 1997 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE A -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of the Business: EMI Acquisition Corp. ("EMI"), through its subsidiary Exotic Materials, Inc. (doing business as Exotic
Electro-Optics -- "Exotic"), manufactures current and advanced technology based electro-optical products principally for the aerospace and defense markets in the United States.

     Interim Financial Information (Unaudited): The financial statements at September 30, 1997 and for the nine month periods ended September 30, 1996 and 1997 include all adjustments (consisting of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for those periods. Such information does not include all disclosures required by generally accepted accounting principles. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.

     Principles of Consolidation: The financial statements include the accounts of EMI and its wholly-owned subsidiaries Exotic and, effective May 6, 1997, EMI International, Inc. Upon consolidation all significant intercompany accounts and transactions are eliminated.

     Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash & Cash Equivalents: Cash and cash equivalents consists of demand deposits, investments in money market accounts, commercial paper and short-term U.S. government and agency securities which are held to maturity. Such investments are stated at cost plus accrued interest which approximates market value. For purposes of the accompanying Consolidated Statements of Cash Flows, EMI considers all highly liquid investments of three months or less to be cash equivalents.

     Inventories: Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method for raw materials and purchased parts. Work-in-process and parts awaiting shipment are stated at standard costs which approximates FIFO.

     Machinery & Equipment: Properties are stated at cost and include expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation and amortization are computed by the straight line method over the estimated useful lives of the respective assets. The fair market value of the Exotic assets acquired, less the assumed liabilities, exceeded the consideration paid by EMI in 1993. Pursuant to the requirements of Accounting Principles Board Opinion No. 16, the excess of fair market value over cost was used to reduce the recorded value of Exotic's property, plant and equipment and other noncurrent assets to zero value. Accordingly, the consolidated financial statements of EMI exclude all property, plant and equipment of Exotic as of June 9, 1993, and all related depreciation expense on such assets.

     Intangible Assets and Deferred Credit: Intangible assets consist of organization costs which are being amortized by the straight line method over a 60 month period. The deferred credit represents the balance of the excess of the fair market value of Exotic's net assets acquired after reducing the recorded value of Exotic's property, plant and equipment and other noncurrent assets to zero value. The deferred credit is being amortized to operations using the straight line method over a 60 month period.

     Revenue Recognition: Revenue on long-term (generally spanning more than twelve months) fixed price contracts is recognized utilizing the units-of-delivery method of accounting. Under such method, revenues are recognized as units are shipped. The costs attributable to units shipped are based upon the estimated cost of all

                     EMI ACQUISITION CORP. AND SUBSIDIARIES
units expected to be produced under the contracts. Adjustments to cost estimates are made periodically, and losses expected to be incurred on long-term contracts in progress are charged to operations when identified.

     Revenues for contracts which are not long-term fixed price are recognized at the time of delivery of the goods or performance of services. Any unfavorable manufacturing variances experienced in the production of such contracts are expensed as incurred.

     Income Taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of Management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment of such change.

     The difference between the federal income tax basis and the basis recorded for financial statement purposes of the Exotic net assets acquired on June 9, 1993, approximated $4.9 million. To the extent that such amounts are currently deductible for income tax purposes, they are utilized to reduce the federal income and state franchise taxes otherwise payable for financial reporting and income tax purposes.

     Concentrations of Credit Risk: Financial instruments that potentially subject EMI to significant concentrations of credit risk consists principally of cash & cash equivalents and accounts receivable.

     All of EMI's cash and cash equivalents were on deposit with major commercial banks, invested in the highest-rated commercial paper or invested in short-term U.S. government and agency securities.

     EMI sells a significant portion of its products to a limited number of customers, the largest of which represented 62% and 54% of total accounts receivable at December 31, 1995 and 1996, respectively. If the financial condition and operations of this or any other significant customer deteriorated substantially, EMI's operating results could be adversely affected.

     Certain materials and services used in the manufacture of EMI's products are currently obtained from single or limited source suppliers. EMI has long-term supply contracts covering usage of the more significant of these materials or services. The interruption or cessation of supply from these vendors would adversely affect the Company's operating results.

     Fair Value of Financial Instruments: Financial Accounting Standards Board ("FASB") Statement No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Where market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of EMI.

     The method and assumptions used to estimate the fair value of long-term debt, which approximates the carrying value, is based on interest rates that are currently available to EMI for issuance of debt with similar terms and remaining maturities. The fair value of trade accounts receivable and accounts payable approximate carrying value.

     Accounting for Stock-Based Compensation: Effective January 1, 1996, EMI adopted FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement No. 123 established financial accounting and

                     EMI ACQUISITION CORP. AND SUBSIDIARIES
reporting standards for stock-based employee compensation plans, such as stock purchase or option plans. The statement generally suggests, but does not require, stock-based compensation transactions with employees to be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Companies that do not elect to change their accounting for stock-based compensation are required to disclose the effect on net income as if the provisions of Statement No. 123 were followed. EMI has decided not to adopt the accounting provisions of this Statement as it relates to the employee-based stock compensation.

     Earnings Per Share: Earnings per share is computed using the weighted average number of common shares and common equivalent shares outstanding during the periods presented using the two-class method whereby earnings allocated to temporary shareholders' equity is subtracted from net earnings in order to arrive at earnings allocated to other shareholders' equity. Common equivalent shares result from outstanding unvested stock options.

     The FASB has issued Statement No. 128, Earnings Per Share, which supersedes APB Opinion No. 15. Statement No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. All other entities are required to present basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce a loss or increase the income per common share from continuing operations. All entities required to present per-share amounts must initially apply Statement No. 128 for annual and interim periods ending after December 15, 1997. Earlier application is not permitted.

     Because EMI has outstanding unvested stock options to employees, as discussed in Note G, EMI will be required to present basic and diluted earnings per share. If EMI had applied Statement No. 128 in the accompanying consolidated financial statements, the following per-share amounts would have been reported.

                                                         YEAR ENDED         NINE MONTHS ENDED
                                                        DECEMBER 31,          SEPTEMBER 30,
                                                     ------------------     -----------------
                                                      1995       1996        1996       1997
                                                     ------     -------     ------     ------
    Basic Earnings Per Nonredeemable Common Share:
      Earnings (Loss) Before Extraordinary Item....  $29.51     $(18.64)    $(9.13)    $62.42
      Extraordinary Item...........................      --       39.56      39.56         --
                                                     ------     -------     ------     ------
      Net Earnings.................................  $29.51     $ 20.92     $30.43     $62.42
                                                     ======     =======     ======     ======

     For diluted earnings per share there is no change from the per-share amounts currently reported in the accompanying consolidated financial statements.

                     EMI ACQUISITION CORP. AND SUBSIDIARIES

NOTE B -- DETAILS OF SELECTED BALANCE SHEET ACCOUNTS

     At December 31, 1995 and 1996 and September 30, 1997 inventories, accrued compensation, and other accrued liabilities consisted of the following components:

                                                          DECEMBER 31,
                                                    -------------------------     SEPTEMBER 30,
                                                       1995           1996             1997
                                                    ----------     ----------     --------------
    Inventories:
      Raw materials and purchased parts...........  $1,012,543     $1,296,452       $  671,348
      Work-in-process.............................     822,724        984,708        1,651,627
                                                    ----------     ----------       ----------
      Gross inventories...........................   1,835,267      2,281,160        2,322,975
      Less progress billings......................    (374,625)      (836,792)        (460,503)
                                                    ----------     ----------       ----------
      Net Inventories.............................  $1,460,642     $1,444,368       $1,862,472
                                                    ==========     ==========       ==========
    Accrued Compensation:
      Accrued payroll.............................  $   99,516     $  113,485       $   57,942
      Accrued bonuses.............................          --        106,514          384,219
      Accrued vacation pay........................     134,472        138,862          178,085
      Accrued retirement plan contribution........          --        115,000          129,430
      Other.......................................          --          6,691           46,171
                                                    ----------     ----------       ----------
      Total Accrued Compensation..................  $  233,988     $  480,552       $  795,847
                                                    ==========     ==========       ==========
    Other Accrued Liabilities:
      Customer advances...........................  $       --     $       --       $  133,750
      Other.......................................      96,765        109,152          320,378
                                                    ----------     ----------       ----------
      Total Other Accrued Liabilities.............  $   96,765     $  109,152       $  454,128
                                                    ==========     ==========       ==========

NOTE C -- LINE OF CREDIT

     At December 31, 1996, Exotic has a revolving line of credit with a commercial bank. The credit facility provides for borrowings of up to $400,000 on a demand repayment basis. Interest is payable at the rate of the bank's prime rate plus 1.5% (2% prior to April 1, 1997) and requires an annual facility fee of 1.5%. The facility is secured by a lien on Exotic's accounts receivable and is guaranteed by EMI. Among other things, the facility requires the maintenance of certain financial ratios with respect to financial leverage and maintenance of tangible net worth. The facility is subject to annual renewal each April 1. During 1995, 1996 and 1997 there were no borrowings under this facility.

                     EMI ACQUISITION CORP. AND SUBSIDIARIES

NOTE D -- LONG-TERM LIABILITIES

     The components of long-term liabilities at December 31, 1995 and 1996, are as follows:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1996
                                                                  ----------     ----------
    9% unsecured note payable, due 1998.........................  $1,919,000     $       --
    9% unsecured installment note, due 2005.....................          --      1,919,000
    10% unsecured installment note, due 1997....................     131,038         40,478
    10.5% secured equipment loan, due 2001......................          --        145,011
    9.75% capitalized equipment lease, due 2001.................          --         86,568
    Capitalized land lease obligation...........................     186,734             --
                                                                  ----------     ----------
    Total Long-Term Liabilities.................................   2,236,772      2,191,057
    Less amount included in current liabilities.................    (116,053)      (109,815)
                                                                  ----------     ----------
    Amount classified as long-term liabilities..................  $2,120,719     $2,081,242
                                                                  ==========     ==========

     In conjunction with the acquisition of Exotic by EMI, Exotic issued a $2,000,000 unsecured note payable to Vitec Group, plc ("Vitec") in satisfaction of all indebtedness of Exotic to Vitec or any of its affiliates existing on June 9, 1993. The note carried interest at 9% per annum, payable semi-annually on April 30 and October 31 and matured on April 30, 1998. The note required mandatory prepayment of principal on each April 30 in an amount equal to 75% of Exotic's net earnings for the prior calendar year.

     Among other things, the note prohibited the payment of cash dividends, the incurrence of liens (except in certain specific situations), and the merger of Exotic unless Exotic is the surviving corporation. In the event of any substantial disposition of assets or sale of the common stock of Exotic, Vitec has the right, within 30 days of receiving the notice of proposed disposition or sale, to acquire the assets or stock, as the case maybe, on the same terms and conditions. The note also requires that Exotic provide Vitec with quarterly and annual financial statements. By its terms, the note is expressly subordinate to any working capital facility of up to $1 million, and, to the extent that such facility is a secured facility, permits the placing of a lien on Exotic's assets to secure the facility.

     As of October 1, 1996, Exotic retired the outstanding balance of the 9% unsecured note payable, due 1998 (the "Old Note") by issuing a new 9% unsecured installment note, due 2005 (the "New Note"). The New Note requires the payment of principal and interest on April 30 of each year from 1997 to 2005 in increasing installments as follows:

                          YEAR                        INTEREST     PRINCIPAL     TOTAL PAYMENT
    ------------------------------------------------  --------     ---------     -------------
    1997............................................  $ 99,841     $  28,459       $ 128,300
    1998............................................   170,149        19,851         190,000
    1999............................................   168,362        61,638         230,000
    2000............................................   162,815       107,185         270,000
    2001............................................   153,168       156,832         310,000
    2002............................................   139,053       210,947         350,000
    2003............................................   120,068       269,932         390,000
    2004............................................    95,774       334,226         430,000
    2005............................................    65,694       729,930         795,624

     Except for the change in the payment terms and final maturity, all other terms of the New Note are identical to the terms of the Old Note. No gain or loss was recognized on the exchange.

                     EMI ACQUISITION CORP. AND SUBSIDIARIES

     The 10% unsecured installment note, due 1997 requires monthly payments of $8,299. The note was used to finance a portion of a 1995 machine purchase.

     The 10.5% secured equipment loan, due 2001 requires monthly payments of $3,198. The note is secured by the machine that the proceeds were used to purchase.

     The 9.75% capitalized equipment lease requires monthly payments of $2,023 and it matures in August 2001. EMI has the option to purchase the equipment at the end of the lease term for $1. The equipment, which was originally capitalized at $96,140, has a net book value of $93,137 at December 31, 1996.

     EMI leased (at a monthly rental of $3,400) a parcel of land adjacent to its principle manufacturing facility. The lease, which was scheduled to expire in 2001, was originally entered into to provide for any future facility expansion requirements of EMI. EMI subsequently determined that such expansion requirements would not be needed in the foreseeable future. Accordingly, as of June 9, 1993, the remaining lease obligation, discounted at 9%, was recorded as a long-term land lease obligation. Effective as of March 1, 1996, EMI negotiated an early termination of this obligation in exchange for cash payments totaling $61,895. The resulting gain from this early extinguishment has been recorded as an extraordinary item in the consolidated results of operations.

     Aggregate minimum maturities of long-term liabilities for the five years subsequent to December 31, 1996, are as follows: 1997 -- $110,000;
1998 -- $65,000; 1999 -- $112,000; 2000 -- $163,000; 2001 -- $197,000;
thereafter -- $1,545,000.

NOTE E -- INCOME TAXES

     Income tax expense for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997 is lower than expected due to a decrease in the deferred tax asset valuation allowance of $125,000, $525,000 and $250,000, respectively.

     The differences between the U.S. federal statutory income tax rate and EMI's effective tax rate for 1995 and 1996 and for the nine months ended September 30, 1997 are as follows:

                                                        FISCAL YEAR ENDED        NINE MONTHS
                                                          DECEMBER 31,              ENDED
                                                        -----------------       SEPTEMBER 30,
                                                        1995        1996             1997
                                                        -----       -----       --------------
    U.S. federal statutory income tax rate............   35.0%       35.0%            35.0%
    Decrease in deferred tax asset valuation
      allowance.......................................  (28.9)      (40.5)           (19.6)
    All other, net....................................   (6.1)        6.1             (4.4)
                                                         ----        ----             ----
    Company's effective tax rate......................     --          .6%            11.0%
                                                         ====        ====             ====

                     EMI ACQUISITION CORP. AND SUBSIDIARIES

     At December 31, 1995 and 1996 and September 30, 1997 deferred income taxes consists of the following components:

                                                          DECEMBER 31,
                                                     -----------------------     SEPTEMBER 30,
                                                        1995          1996           1997
                                                     ----------     --------     -------------
    Deferred income tax assets:
      Depreciation.................................  $  625,000     $476,000       $ 388,000
      Tax basis operating loss and credit
         carryforwards.............................     487,000      213,000              --
      Asset valuation reserves.....................     135,000      136,000         149,000
      Other........................................     128,000       25,000          63,000
                                                     ----------      -------         -------
      Total deferred income tax assets.............   1,375,000      850,000         600,000
    Less valuation allowance.......................   1,375,000      850,000         600,000
                                                     ----------      -------         -------
    Net deferred income taxes......................  $       --     $     --       $      --
                                                     ==========      =======         =======

     Deductible temporary differences giving rise to deferred income tax assets principally relate to the write-down of property, plant & equipment upon the purchase of Exotic (see Note A) and net operating loss carryforwards for income tax purposes. At December 31, 1995 and 1996 and September 30, 1997, EMI has recorded a valuation allowance to reduce the deferred tax asset to an amount Management believes is more likely than not to be realized. Realization of deferred tax assets is dependent upon EMI generating sufficient future taxable income during the periods that the deductible temporary differences and carryforwards are expected to be available to reduce taxable income and to the extent that these carryforwards are not otherwise limited by applicable income tax laws.

     At September 30, 1997, EMI had utilized all of its available net operating loss carryforwards.

NOTE F -- EMPLOYEE BENEFIT PLANS

     EMI has a bonus plan which covers all employees of EMI. The bonus is equal to 25% of the operating earnings of Exotic computed using the pre-acquisition historical asset basis. The principal variance in the operating earnings used in the bonus calculation and the reported consolidated operating earning of EMI is the deduction of depreciation expense computed on a historical cost basis and the exclusion of the deferred credit amortization. Pursuant to the plan, no provision was recorded for 1995 and a provision of approximately $135,000 was recorded for 1996.

     EMI also sponsors a combined 401(k) and profit sharing plan which covers all employees of EMI. EMI matches employee contributions to the plan at the rate of 1/4% ( 1/2% subsequent to May 8, 1997) for each 1% of employee contributions to a maximum of 1% (2% subsequent to May 8, 1997) of the employee's compensation. The plan also provides for a discretionary annual Company profit sharing contribution. The amount, if any, is determined annually by the Board of Directors after the completion of the calendar year. In 1996, a provision of $115,000 was recorded for the discretionary contribution and none was recorded for 1995.

NOTE G -- SHAREHOLDERS' EQUITY

     In 1993, EMI adopted the EMI Acquisition Corp. Stock Distribution Plan ("Stock Plan"). Pursuant to the Stock Plan, EMI sold 997,000 shares of common stock to its employees for an aggregate purchase price of $997 in February 1994. The stock purchased by the employees under the plan vests at the rate of 20% on each December 31st (commencing in 1993) that they remain an employee of EMI. If the employee leaves EMI prior to the complete vesting of the shares purchased, EMI has the right to repurchase from the employee the unvested shares at the original purchase price of $.001 per share. Pursuant to such provisions, EMI repurchased 25,440 shares in 1995 and 29,893 shares in 1996.

                     EMI ACQUISITION CORP. AND SUBSIDIARIES

     In 1995 EMI adopted a stock purchase plan ("Purchase Plan"), which permits employees to purchase, through payroll deductions, common stock at the market value at the date of purchase. The Board of Directors annually establishes the maximum number of shares that any employee may purchase during the calendar year under the plan. In 1996, the maximum number of shares was set at 1,000 per employee (800 in 1995). In 1996, 37,299 shares (35,600 in 1995) were issued for an aggregate consideration of $39,739 ($14,609 in 1995). At December 31, 1996, 227,101 shares have been reserved for the possible future issuance under the Purchase Plan.

     EMI has a stock option plan ("Option Plan") which provides that options may be granted to officers and employees to purchase common stock. The option exercise price is set at a price equal to the fair market value, as determined by the Board of Directors, on the date that the option is granted. Stock options expire five years from the date of grant and generally vest one-third each year subsequent to the grant date. A summary of the transactions occurring under the Option Plan is as follows:

                                                          1995                     1996
                                                  --------------------     --------------------
                                                              WEIGHTED                 WEIGHTED
                                                  NUMBER      AVERAGE      NUMBER      AVERAGE
                                                    OF        EXERCISE       OF        EXERCISE
                                                  OPTIONS      PRICE       OPTIONS      PRICE
                                                  -------     --------     -------     --------
    Outstanding at January 1....................  110,814       $.11       119,811       $.18
    Granted.....................................   70,809        .31        70,630       1.28
    Canceled....................................  (26,387)       .24        (6,694)      1.17
    Exercised...................................  (35,425)       .17       (96,134)       .28
                                                  -------       ----       -------       ----
    Outstanding at December 31..................  119,811       $.18        87,613       $.89
                                                  =======       ====       =======       ====
    At December 31:
      Reserved for future grant.................  116,328                   52,392
                                                  =======                  =======
      Exercisable options.......................   15,098                   25,441
                                                  =======                  =======

     Additional information concerning the weighted-average remaining contractual life and weighted-average exercise price for stock options outstanding at December 31, 1996, is as follows:

                                                 OUTSTANDING OPTIONS            EXERCISABLE OPTIONS
                                          ---------------------------------     -------------------
                                                     REMAINING     EXERCISE                EXERCISE
          RANGE OF EXERCISE PRICES        SHARES       LIFE         PRICE       SHARES      PRICE
    ------------------------------------  ------     ---------     --------     ------     --------
    $.10 to $.40........................  34,670        3.09        $  .23      15,160      $  .14
    $1.03 to $1.32......................  39,951        4.27          1.14       6,612        1.25
    $1.81 to $1.93......................  12,992        4.70          1.86       3,669        1.87
                                          ------        ----         -----      ------       -----
    Total...............................  87,613        3.87        $  .89      25,441      $  .68
                                          ======        ====         =====      ======       =====

     The weighted average fair value per option granted during the year ended December 31, 1996 was $.09 per option ($.02 per option in 1995). The fair value of each option award is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1996 and 1995: risk-free interest rates of 5.65% and 6.23%, respectively; expected lives of 1.25 years for both years; and no dividends for both years. As permitted under generally accepted accounting principles, grants under the Option Plan are accounted for following the provisions of APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the Option Plan. Had compensation cost for all stock-based compensation plans been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), reported net earnings would have been decreased by $1,600 and $6,000 for the years ended December 31, 1995 and 1996, respectively. Earnings per share would not have changed from the reported amounts.

                     EMI ACQUISITION CORP. AND SUBSIDIARIES

     Any shares of common stock issued under the Stock Plan, Purchase Plan and Option Plan, may not be sold by the shareholder unless the shares are first offered to EMI. Upon receiving a notice of intent to sell, EMI is required to offer to purchase such shares at the then current fair market value as determined by the Board of Directors. The offering shareholder may then elect to either sell the shares to EMI or they may elect to sell the shares to any other qualified purchaser provided that the price the shares are sold at exceeds the price offered by EMI. Pursuant to such provisions, EMI repurchased 7,462 shares in 1995 and 9,322 shares in 1996. Due to the existence of the requirement for EMI to repurchase all shares offered to it, the redemption value of all shares and vested stock options issued pursuant to such plans have been classified as temporary shareholders' equity at the redemption value at each period end. Increases in the redemption value are reclassified from retained earnings to temporary shareholders' equity. Current fair value established by the Board of Directors was $2.86 per share on September 30, 1997.

NOTE H -- LEASES AND COMMITMENTS

     EMI leases its principle office and manufacturing facility under a lease agreement which provides for a basic term expiring in June 2007. In addition to the basic lease term, the lease provides for two additional five-year terms which are exercisable at EMI's option. Monthly rent expense under the lease is approximately $28,800, which is adjusted bi-annually by changes in the Consumer Price Index. Under the terms of the lease, EMI has an option to purchase the facility at its fair market value at the time the option is exercised. It is EMI's present intention to exercise such option with a closing expected to occur in the first quarter of 1998.

     EMI leases other property (principally transportation and storage equipment) under short-term operating leases. Total rent expense was $358,000 in 1995 and $368,000 in 1996.

     Future minimum lease commitments (principally related to the building lease) for each of the next five years and thereafter is as follows:
1997 -- $359,000; 1998 -- $353,000; 1999 -- $346,000; 2000 -- $346,000;
2001 -- $346,000; thereafter -- $1,903,000; total -- $3,653,000.

NOTE I -- MAJOR CUSTOMERS AND FOREIGN SALES

     For each of the two years ended December 31, 1996, EMI had net sales to Lockheed Martin Corporation that individually exceeded 10% of consolidated net sales. Net sales to this customer were $4.01 million in 1995 and $6.00 million in 1996. Accounts receivable from this customer were $858,000 and $1,326,000 at December 31, 1995 and 1996, respectively.

     Sales to foreign customers approximated $150,000 or 2.1% of consolidated net sales in 1995, approximated $1,642,000 or 15.5% of consolidated net sales in 1996 and approximated 1,271,000 or 23.9% of consolidated net sales in 1997.

NOTE J -- SUBSEQUENT EVENT (UNAUDITED)

     On December 4, 1997, the Board of Directors of EMI approved the agreement and plan of reorganization between EMI and Laser Power Corporation ("LPC"), under which EMI will merge with a wholly-owned subsidiary of LPC in exchange for common stock of LPC. Each share of EMI common stock outstanding at the date of merger will be converted into 1.8511 shares of LPC common stock. The Exchange Ratio is subject to adjustment if the price of LPC common stock is less than $6.00 per share.

     Among other things, the merger is subject to a number of closing conditions including completion of due diligence review, registration of the shares of LPC common stock to be issued in the merger and the affirmative vote of both EMI's and LPC's shareholders.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of December 23, 1997 by and among LASER POWER CORPORATION, a Delaware corporation ("Acquiror"), LPC ACQUISITION SUBSIDIARY, INC., a California corporation ("Acquiror Sub"), EMI ACQUISITION CORP., a California corporation ("Target"), Dick Sharman, Robert P. Perkins and Robert N. Haro (each a "Principal Shareholder" and collectively the "Principal Shareholders").

                                    RECITALS

     A. Acquiror has formed Acquiror Sub as a wholly owned subsidiary to effect the merger of Acquiror Sub with and into Target (the "Merger") in accordance with the laws of the State of California and the State of Delaware and in accordance with this Agreement, so that upon consummation of the Merger, Acquiror Sub will cease to exist and Target will become a wholly owned subsidiary of Acquiror.

     B. This Agreement has been approved by the Boards of Directors of Acquiror, Acquiror Sub and Target and by Acquiror in its capacity as the sole shareholder of Acquiror Sub and will be submitted for approval by the stockholders of Acquiror and the shareholders of Target; and

     C. The Merger is intended to qualify as a reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and to be accounted for as a pooling-of-interests.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of their mutual covenants, promises and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound hereby, agree as follows:

                                   ARTICLE 1

                           DESCRIPTION OF TRANSACTION

     1.1 MERGER OF ACQUIROR SUB INTO TARGET. Subject to the terms and conditions of this Agreement, on the Closing Date Acquiror Sub shall be merged with and into Target and the separate existence of Acquiror Sub shall cease. Target shall be the surviving corporation in the Merger under the corporate name it possesses immediately prior to the Merger, and Acquiror shall own all of the issued and outstanding shares of capital stock of Target. Target, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation."

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in the California Corporations Code (the "California Law"). Without limiting the generality of the foregoing, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each of Acquiror Sub and Target (collectively, the "Constituent Corporations"). The Surviving Corporation shall be vested with the rights, privileges, powers and franchises, all property (real, personal, and mixed) and all debts due on whatever account and all other things in action or belonging to, and all and every other interest of, each of the Constituent Corporations. All debts, liabilities and duties of each of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     1.3 CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Cooley Godward LLP, 4365 Executive Drive, San Diego, California 92121 at such time and date as Acquiror and Target may mutually select (the "Closing Date"), which shall be as soon as practicable following satisfaction or waiver of the closing conditions contained in Articles 6 and 7 hereof, but in any event not later than February 27, 1998. At the Closing, Acquiror Sub and Target will each carry out the procedures specified under the applicable provisions of the California Law, including duly executing and filing an Agreement of Merger, together with the required related certificates, with the California Secretary of State (the "California Agreement of Merger") to the end that the Merger shall become effective. The Merger shall become effective at the time the California Agreement of Merger is duly filed with the California Secretary of State or such later time as may be specified in the California Agreement of Merger (the "Effective Time").

     1.4 SURVIVING CORPORATION ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS; EXECUTIVE OFFICES. The Articles of Incorporation of Acquiror Sub shall be the Articles of Incorporation of the Surviving Corporation immediately after the Effective Time. The Bylaws of Acquiror Sub shall be the Bylaws of the Surviving Corporation immediately after the Effective Time. The directors and officers of the Surviving Corporation immediately after the Effective Time will be those persons listed on Schedule 1.4 attached hereto. The executive offices of Target shall be the executive offices of the Surviving Corporation immediately after the Effective Time.

     1.5 EXCHANGE OF TARGET STOCK; SUBSTITUTION OF TARGET OPTIONS.

     (a) At the Effective Time, each then outstanding share of common stock, without par value, of Target (collectively, the "Target Common Shares"), other than Target Common Shares to be canceled pursuant to Section 1.5(b) and Dissenting Shares (as defined in Section 1.15), shall cease to be an existing and issued Target Common Share and shall become and be converted into, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub, Target or the holder thereof, into 1.8511 duly authorized, validly issued, fully paid and nonassessable shares (the "Common Exchange Ratio") of common stock, $.001 par value per share, of Acquiror (the "Acquiror Common Stock").

     (b) Each Target Common Share issued and outstanding immediately prior to the Effective Time owned by Acquiror, Acquiror Sub or any subsidiary thereof shall automatically be canceled at the Effective Time, and no conversion shall be made in respect thereof.

     (c) At the Effective Time, all rights with respect to options to purchase Target Common Stock (each a "Target Option") then outstanding shall be converted into and become rights with respect to Acquiror Common Stock, and Acquiror shall substitute an option to purchase Acquiror Common Stock (the "Substitute Option") for each such Target Option in accordance with the terms (as in effect as of the date of this Agreement) of Target's Amended and Restated Stock Option Plan, the stock option agreement by which it is evidenced and this Section 1.5(c). From and after the Effective Time, (i) each Target Option shall be substituted by a Substitute Option that may be exercised solely for shares of Acquiror Common Stock, (ii) the number of shares of Acquiror Common Stock subject to each such Substitute Option shall be equal to the number of shares of Target Common Stock subject to such Target Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Substitute Option shall be equal to the per share exercise price of such Target Option immediately prior to the Effective Time divided by the Common Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of such Target Option shall continue in full force and effect in such Substitute Option and the term, exercisability and vesting schedule of such Target Option shall otherwise remain unchanged in the Substitute Option. Target and Acquiror shall take all action that may be necessary (under Target's Amended and Restated Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.5(c). Following the Closing and upon surrender of the option agreement representing the Target Option, Acquiror will send to each holder of a Target Option a new option agreement setting forth (i) the number of shares of Acquiror Common Stock subject to such Substitute Option and (ii) the exercise price per share of Acquiror Common Stock issuable upon exercise of such Substitute Option. Acquiror shall file with the Securities and Exchange Commission (the "SEC"), within 30 days after the Closing Date, a registration statement on Form S-8 registering the exercise of the Substitute Options.

     1.6 CONVERSION OF ACQUIROR SUB COMMON STOCK. Each share of Acquiror Sub's common stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become

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one validly issued, fully paid and nonassessable share of common stock of the
Surviving Corporation and the aggregate of such shares issuable upon such conversion shall constitute the only outstanding capital shares of the Surviving Corporation.

     1.7 CLOSING OF TARGET TRANSFER BOOKS. At and after the Effective Time, holders of certificates representing Target Common Shares shall cease to have any rights as shareholders of Target (except rights, if any, under Chapter 13 of the California Law) and the share transfer books of Target shall be closed with respect to Target Common Shares issued and outstanding immediately prior to the Effective Time, and no further transfer of such shares shall thereafter be made on such share transfer books. If, after the Effective Time, valid certificates previously representing such shares ("Target Stock Certificates") are presented to the Surviving Corporation they shall be exchanged as provided in Section 1.8.

     1.8 EXCHANGE OF CERTIFICATES. At or as soon as practicable after the Effective Time, Acquiror or its transfer agent will send to the holders of Target Stock Certificates (a) a letter of transmittal in customary form and containing such provisions as Acquiror may reasonably specify, and (b) instructions for use in effecting the surrender of Target Stock Certificates in exchange for certificates representing Acquiror Common Stock. Upon surrender of a Target Stock Certificate to Acquiror for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Acquiror, the holder of such Target Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (less the number of such shares to be retained in escrow as security for the indemnification obligations of the Shareholders contained herein, as set forth in Section 8.7 below), and the Target Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Target Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Acquiror Common Stock (and cash in lieu of any fractional share of Acquiror Common Stock) or to perfect the holder's right to receive payment for such shares pursuant to Chapter 13 of the California Law and Section 1.15 hereof. If any Target Stock Certificate shall have been lost, stolen or destroyed, Acquiror may, in its discretion and as a condition precedent to the issuance of any certificate representing Acquiror Common Stock, require the owner of such lost, stolen or destroyed Target Stock Certificate to provide an appropriate affidavit as indemnity against any claim that may be made against Acquiror of the Surviving Corporation with respect to such Target Stock Certificate. No dividends or other distributions declared or made with respect to Acquiror's Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Target Stock Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Target Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

     1.9 NO FRACTIONAL SHARES. No fractional shares of Acquiror Common Stock will be issued in connection with the Merger and no certificate therefor will be issued. In lieu of such fractional shares, any holder of Target Common Shares who would otherwise receive a fractional share of Acquiror Common Stock shall, upon surrender of his certificate or certificates representing Target Common Shares, be paid an amount in cash (without interest) determined by multiplying such fraction by the closing price of Acquiror Common Stock as reported on the Nasdaq National Market on the last trading date immediately preceding the Closing Date. Acquiror will, subject to any applicable statute of limitation or abandoned property or similar law, pay to such holders, upon surrender of their Target Stock Certificates, the cash value of such fractions so determined, without interest.

     1.10 ADJUSTMENT OF COMMON EXCHANGE RATIO. If, between the date of this Agreement and the Effective Time, the outstanding Acquiror Common Stock shall have been changed into a greater or lesser number of shares of Acquiror Common Stock or into a different security by reason of a reclassification, stock split, stock combination, stock dividend or other recapitalization or similar transaction, the Common Exchange Ratio shall be correspondingly adjusted.

     1.11 ACCOUNTING TREATMENT. The parties intend that the Merger will be treated as a pooling-of-interests for accounting purposes.

     1.12 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

     1.13 STOCK SUBJECT TO CONDITIONS OF FORFEITURE. Subject to the provisions of Section 6.26, all shares of Acquiror Common Stock which are received in the Merger in exchange for Target Common Shares which, under applicable stock purchase or restriction agreements, as amended, with Target, are unvested or subject to a repurchase option or other condition of forfeiture which by its terms does not terminate due to the Merger, will also be unvested or subject to the same repurchase option or other condition, as the case may be, and the certificates evidencing such shares will be marked with appropriate legends; provided, however, that this Section 1.13 shall not preclude modification of the existing agreements between Target and its shareholders consistent with pooling-of-interests accounting.

     1.14 FURTHER ACTION. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action at Acquiror's expense.

     1.15 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Target Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted such shares in favor of the Merger and who have delivered a written notice of intention to demand payment for such shares in the manner provided in Section 1301 of the California Law ("Dissenting Shares") shall not be canceled and converted into shares of Acquiror Common Stock in accordance with the provisions of Section 1.5(a) unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment under the California Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's Target Common Shares shall thereupon be deemed to have been canceled and converted as described in Section 1.5 at the Effective Time, and each such share shall represent solely the right to receive shares of Acquiror Common Stock in accordance with the provisions of Section 1.5(a). Target shall give Acquiror prompt notice of any demands received by Target for purchase of its shares, and, prior to the Effective Time, Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Target shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Time, no shareholder who has exercised dissenters' rights as provided in Chapter 13 of the California Law shall be entitled to vote such holder's shares for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to shareholders of record at a date which is prior to the Effective Time).

     1.16 SHAREHOLDERS' AGREEMENTS.

     (a) Concurrently with the execution of this Agreement, each of the persons listed on Schedule 1.16 shall enter into a Shareholder Agreement with Acquiror in substantially the form attached hereto as Exhibit 1.16(a).

     (b) Prior to the Closing, each Principal Shareholder shall execute and deliver to Acquiror, and Target and each of the Principal Shareholders will use its or his reasonable best efforts to cause each other person set forth on
Schedule 2.1(c) under the heading Shareholders (the "Shareholders") to execute and deliver to Acquiror a Continuity-of-Interest Certificate in substantially the form attached hereto as Exhibit 1.16(b) (a "Continuity-of-Interest Certificate").

     (c) Each Principal Shareholder shall execute and deliver to Acquiror, and Target and each of the Principal Shareholders will use its or his best efforts to cause each other "affiliate" of Target for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), to execute and deliver to

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

Acquiror, as promptly as practicable after execution of this Agreement, an Affiliate Agreement in substantially the form attached hereto as Exhibit 1.16(c) (an "Affiliate Agreement").

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF TARGET

     Target represents and warrants to Acquiror and Acquiror Sub as of the date of this Agreement as follows:

     2.1 ORGANIZATION.

     (a) Each of Target and Exotic Materials, Inc., ("Exotic") is a corporation duly organized, validly existing and in good standing, under the laws of the State of California, and EMI International, Inc., ("EMII" and together with Exotic, the "Target Subs") is a corporation duly and validly existing and in good standing under the laws of the U.S. Virgin Islands. Each of Target and the Target Subs has all necessary power and authority under applicable corporate law and its charter and Bylaws to own or lease its properties and to carry on its business as presently conducted. Target has provided Acquiror with true and correct copies of the charter and Bylaws of each of Target and the Target Subs. Except for the Target Subs, Target has no subsidiaries, and, except as set forth on Schedule 2.1(a), Target does not own or hold, directly or indirectly, any debt or equity securities of, nor has any other interest in, any corporation, partnership, joint venture or other entity.

     (b) Each of Target and the Target Subs is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a "Material Adverse Effect." For the purposes of this Agreement, "Material Adverse Effect" as it applies to Target or Acquiror means an adverse effect on the business, operations, condition (financial or otherwise), assets or present prospects of Target and the Target Subs, taken as a whole, or Acquiror and its subsidiaries, taken as a whole, respectively, which is material. For purposes of this Agreement, documents, objects, effects, conditions, events or occurrences shall be deemed "material" as they relate to Target or the Target Subs if they involve amounts, or result in Damages (as hereinafter defined), in excess of $100,000. For purposes of this Agreement, documents, objects, effects, conditions, events or occurrences shall be deemed "material" as they relate to Acquiror if they involve amounts in excess of $500,000.

     (c) The authorized capital stock of Target consists, and on the Closing Date will consist, of 3,000,000 shares of common stock, without par value, of which 1,082,965 shares are issued and outstanding. Target has reserved (i) 408,170 shares of common stock for issuance under its Amended and Restated Stock Option Plan, of which options to purchase 53,760 Target Common Shares are issued and outstanding and (ii) 198,688 Target Common Shares for issuance under its Stock Purchase Plan. The authorized capital stock of Exotic consists, and on the Closing Date will consist, of 3,000,000 shares of common stock, without par value, of which 235,680 shares are issued and outstanding. The authorized capital stock of EMII consists, and on the Closing Date will consist of, 1,000 shares of common stock, without par value, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of Target and the Target Subs are validly issued, fully paid and nonassessable and the issuance of such issued and outstanding shares were not subject to any preemptive rights which have not been effectively waived. Schedule 2.1(c) sets forth a list of the holders of all outstanding shares of capital stock of Target, and the Target Subs including their names and addresses and the number of Target Common Shares that they hold. Schedule 2.1(c) accurately sets forth, with respect to each Target Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Target Option; (ii) the total number of Target Common Shares that are subject to such Target Option and the number of Target Common Shares with respect to which such Target Option is immediately exercisable;
(iii) the date on which such Target Option was granted and the terms of such Target Option; (iv) the vesting schedule for such Target Option; (v) the exercise price per Target Common Share purchasable under such Target Option; and
(vi) whether such Target Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth on Schedule 2.1(c), no holder of Target Common Shares possesses shares that are subject to vesting. Except as set forth above and on Schedule 2.1(c), there

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

are not as of the date hereof, and on the Closing Date there will not be, any shares of capital stock of Target or either of the Target Subs authorized, issued or outstanding or any authorized or outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued shares of capital stock or other securities of Target or either of the Target Subs, or otherwise obligating Target or either of the Target Subs to issue, transfer or sell any shares of capital stock of Target or either of the Target Subs, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Target or either of the Target Subs. Except as set forth above or on Schedule 2.1(c), following the Closing, none of Target or the Target Subs will have any obligation to issue, transfer or sell any of its capital shares or other securities of Target or the Target Subs, as the case may be, pursuant to any currently existing employee benefit plan or otherwise. Except as set forth on Schedule 2.1(c), none of Target or the Target Subs has any liability to any current or former shareholder of Target or the Target Subs, as the case may be, arising from or relating to the offer and sale of any of its securities, whether under federal or state securities law, or otherwise.

     (d) Target has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Target, and no other corporate proceedings on the part of Target are necessary for Target to authorize this Agreement or to consummate the transactions contemplated hereby other than approval by the Shareholders. This Agreement has been duly executed and delivered by duly authorized officers of Target. This Agreement constitutes a legal, valid and binding obligation of Target enforceable against it in accordance with its terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

     (e) Except as may be required by the Securities Act, state securities laws or the California Law, there is no requirement applicable to Target or either of the Target Subs to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Target of the transactions contemplated by this Agreement. Target does not know of any reason why any required permit, authorization, consent or approval will not be obtained. Except as set forth on
Schedule 2.1(e), neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the charter or bylaws of Target or either of the Target Subs, (ii) result in a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other evidence of indebtedness of Target or either of the Target Subs or any license agreement, lease or other contract, instrument or obligation to which Target or either of the Target Subs is a party or by which Target or either of the Target Subs or any of their assets may be bound,
(iii) violate any statute, rule, regulation, order, writ, injunction, decree or arbitration award applicable to Target or either of the Target Subs or any of their assets, which violation would have a Material Adverse Effect on Target or either of the Target Subs, or (iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of Target or the Target Subs.

     (f) Target has delivered to Acquiror complete and accurate copies of the minutes of all its directors and shareholders meetings, and all actions by written consent of the directors and shareholders, of Target and EMII since inception and of Exotic since January 1, 1990, and will deliver to Acquiror at or prior to the Closing complete and accurate copies of all minutes of such meetings and such actions that occur between the date hereof and the Closing Date.

     2.2 FINANCIAL.

     (a) The audited consolidated balance sheet of Target as of December 31, 1996 and the audited consolidated statement of operations, consolidated statement of cash flows and consolidated statement of changes in shareholders' equity of Target for the fiscal years ended December 31, 1995 and 1996, together with the notes thereto and the unqualified report of McGladrey & Pullen LLP, and the unaudited consolidated balance sheet of Target as of September 30, 1997 (the "September 30, 1997 Balance Sheet") and the unaudited consolidated statement of operations and consolidated statement of cash flows of Target for the nine-month period ending September 30, 1997, copies of which have been provided to Acquiror, have been prepared in accordance with the books and records of Target, which books and records are complete, maintained on a consistent basis, and present fairly the financial position of Target as of the date of said balance sheets and the results of operations of Target for the periods covered by said statements of operations, in accordance with generally accepted accounting principles ("GAAP") consistently applied, except as otherwise disclosed therein and except, in the case of unaudited statements, for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate, and the absence of notes required by GAAP. The financial statements described in this Section 2.2(a) are referred to in this Agreement as the "Financial Statements."

     (b) None of Target or the Target Subs has any material Liability, except for any Liability which (i) is accrued or fully reserved against in the September 30, 1997 Balance Sheet or disclosed in the notes included in the Financial Statements; or (ii) is of a normally recurring nature and was incurred after September 30, 1997 in the ordinary course of business consistent with past practice. As used herein, "Liability" shall mean any liability or obligation of any kind or nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

     (c) The accounts receivable of each of Target and the Target Subs on September 30, 1997, and those existing on the Closing Date:

          (i) have arisen and will have arisen out of sales in the ordinary course of business and represent bona fide indebtedness of the applicable account debtor;

          (ii) are and will be collectible in full, net of the reserves therefor set forth on the books of Target, which reserves were calculated consistent with past practices and with GAAP applied consistently with the Financial Statements; and

          (iii) are and will be subject to no claim of offset, counterclaim, recoupment or setoff and, to the best knowledge of Target, there are no facts or circumstances (whether asserted or unasserted) that could give rise to such a claim.

Schedule 2.2(c) sets forth complete and accurate accounts receivable aging report as of September 30, 1997.

     (d) The inventories of each of Target and the Target Subs on September 30, 1997 and those existing on the Closing Date are and will be usable in all material respects in the ordinary course of business at a value which is not less than the value at which such inventory is carried on the books of Target or either of the Target Subs, respectively. The inventory is adequate for the conduct of the business of Target and inventory levels are not in excess of the normal operating requirements of Target and the Target Subs. Schedule 2.2(d) sets forth all inventories as of the date hereof that Target in good faith believes to be in excess of the reasonable requirements of each of Target and the Target Subs for the next three months, except for germanium, and for other materials, the cost of which is recoverable under existing purchase orders in the event such purchase orders are canceled.

     2.3 TAX MATTERS. With respect to Taxes (as defined below):

     (a) Target and each of the Target Subs have filed or will file or cause to be filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements, schedules, notices, forms or other documents, including information returns and reports ("Returns") required to be filed under federal, state, local or any foreign laws by Target or either of the Target Subs relating to the determination, assessment, collection or payment of Taxes for all taxable periods ending on or prior to the Closing Date; all Returns so filed complied in all material respects with the laws, rules and regulations applicable to such Returns.

     (b) Each of Target and the Target Subs have within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes that are due and payable prior to the Closing, and any difference between the amount of the book basis and the tax basis of assets (net of liabilities) are either accounted for in the Financial Statements or fully disclosed in the notes thereto (and, except for changes set forth on Schedule 2.3(b), until the Closing there shall not be any material change in any such difference).

     (c) All Taxes payable by Target or either of the Target Subs as of September 30, 1997 or which will become payable as a result of activities of Target or either of the Target Subs on or before September 30, 1997 are reflected on the September 30, 1997 Balance Sheet as accrued liabilities in accordance with GAAP. No Taxes will become payable by Target or either of the Target Subs as a result of activities of Target or either of the Target Subs between September 30, 1997 and the Closing Date other than Taxes of a normally recurring nature incurred by Target or the Target Subs after September 30, 1997 in the ordinary course of business consistent with past practice.

     (d) Target has established (and until the Closing will establish) on its books and records reserves that are adequate for the payment of all Taxes whether or not yet due and payable.

     (e) There are no liens for unpaid Taxes filed against the assets of Target, or either of the Target Subs except liens for Taxes not yet due.

     (f) None of Target or the Target Subs has filed (nor will file prior to the Closing Date) any consent agreement under Section 341(f) of the Code nor agreed to have Section 341(f)(2) of the Code apply to any disposition of the subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Target or the Target Subs.

     (g) No deficiency or adjustment for any Taxes has been proposed or asserted or assessed against Target or either of the Target Subs and, to the best knowledge of Target, no foreign, federal, state or local audits, examination or other administrative proceedings or court proceedings are presently pending with regard to any Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of) Target or either of the Target Subs nor are any requests for such waiver or consent pending.

     (h) None of Target or the Target Subs is a party to any tax-sharing or allocation agreement, nor does Target or either of the Target Subs owe any amount under any tax-sharing or allocation agreement.

     (i) The acquisition of Target by Acquiror will not result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, and there is no agreement, plan or arrangement covering any employee or independent contractor of Target or either of the Target Subs that would give rise to any payment that would not be deductible pursuant to Section 280G or
Section 162 of the Code.

     (j) None of Target or the Target Subs has made any election under Section 338(g) of the Code with respect to any acquisition, and no outstanding debt obligation of Target or the Target Subs is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

     (k) None of Target or the Target Subs is a United States Real Property Holding Corporation as defined under Section 897(c)(2) of the Code.

     (l) There have been no audits of Taxes based on income of Target or either of the Target Subs since December 31, 1991.

     (m) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by Target or Target Sub.

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

     2.4 CONDUCT OF BUSINESS. Except as set forth in Schedule 2.4, since September 30, 1997, none of Target or the Target Subs has:

     (a) sold, leased, optioned or transferred any material portion of the assets of Target or either of the Target Subs or any material portion of the interests in such portion, except for sales of inventory in the ordinary course of business;

     (b) suffered any material loss, or material interruption in use, of any material asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

     (c) made any material change in the conduct or nature of its business or operations;

     (d) waived any material rights arising out of the conduct of, or with respect to, its business or operations;

     (e) made or committed to make any capital expenditures in an amount in excess of $100,000 in the aggregate;

     (f) declared or paid any dividend or other distribution with respect to its capital shares or redeemed, repurchased or otherwise acquired any of its own capital shares;

     (g) made any material increase in the rate or terms of compensation payable by Target or either of the Target Subs to, or any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan on behalf of any director, officer or key employee of Target or either of the Target Subs;

     (h) made any change in accounting methods, principles or practices except as required by GAAP;

     (i) suffered any creation, occurrence or assumption of any material indebtedness for money borrowed other than in the form of accounts payable for goods and services in the ordinary course of business;

     (j) assumed, guaranteed, or incurred any liability for the obligations of any other person or suffered the subjecting of any property or assets of Target or either of the Target Subs to mortgage, lien, pledge or other encumbrance other than purchase money security interests or liens for taxes not yet due and payable in the ordinary course of business;

     (k) suffered any termination or, to the best knowledge of Target, threatened termination, or substantial adverse modification, of the relationship of Target or either of the Target Subs with a customer or supplier or the occurrence of any event affecting any product or process used by any of Target or the Target Subs having, in any such case or in the aggregate, a Material Adverse Effect;

     (l) without limitation by the enumeration of any of the foregoing, entered into any material transaction (including any borrowing, leasing or capital financing or any lease of real property) other than in the ordinary course of business;

     (m) incurred any material Liability other than in the ordinary course of business;

     (n) suffered or, to the best knowledge of Target, been threatened with any adverse change which has had or could have a Material Adverse Effect; or

     (o) agreed to do any of the foregoing.

     2.5 CONTRACTS.

     (a) Except as set forth in Schedule 2.5(a), none of Target or the Target Subs is a party to, or bound by, any undischarged written or oral:

          (i) contract for the employment for any period of time whatsoever, or restricting the employment, of any employee;

          (ii) consulting agreement;

          (iii) collective bargaining agreement;

          (iv) contract or agreement restricting in any manner the right of Target or either of the Target Subs to compete with any other person or restricting the right of Target or either of the Target Subs to sell to or purchase from any other person;

          (v) agreement with any affiliate of Target or either of the Target Subs or person controlled by an affiliate of Target or either of the Target Subs for or with respect to the purchase or sale of goods or the performance of services;

          (vi) contract for the payment or receipt of license fees or royalties to or from any person, firm or corporation;

          (vii) contract of agency, representation, distribution or franchise which cannot be canceled without payment or penalty upon notice of 30 days or less;

          (viii) service contract in an annual amount in excess of $100,000;

          (ix) guaranty, performance, bid or completion bond, or surety or indemnification agreement;

          (x) contract relating to the purchase, sale, ownership, use or license of technology except licenses for third party software generally available to the public;

          (xi) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles;

          (xii) contracts relating to the purchase, sale or margining of securities;

          (xiii) warranty or product service contracts;

          (xiv) joint venture, partnership or other contracts involving a sharing of profits, losses, costs or liabilities; or

          (xv) any other contract that provides for the receipt or expenditure by Target or either of the Target Subs of more than $100,000.

All contracts, leases, subleases and other instruments of the type referred to in this Section 2.5(a) and described in Schedule 2.5(a) (collectively, "Contracts") are in full force and effect and are binding upon Target or one or more of Target Subs, as the case may be, and, to the best knowledge of Target, are binding on the other parties thereto. Except as set forth on Schedule 2.5(a), no material default by Target or either of the Target Subs, as the case may be, has occurred thereunder and, to the best knowledge of Target, no material default by the other contracting parties has occurred thereunder, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by Target or either of the Target Subs, as the case may be. Target has delivered to Acquiror true and complete copies of each contract, lease, sublease, or other instrument described in
Schedule 2.5(a).

     (b) Except as set forth in Schedule 2.5(b), none of Target or the Target Subs is a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Target or the Target Subs according to the terms of this Agreement will be a default or an event of acceleration, or would otherwise require consent or whereby timely performance by Target, according to the terms of this Agreement, may be prohibited, prevented or delayed.

     (c) Except as set forth in Schedule 2.5(c), none of Target or the Target Subs is a party to, or bound by, any contract, agreement, indenture, mortgage, debenture, note or other instrument requiring Target or either of the Target Subs to perform design or engineering services, which services have not been fully performed, delivered and unconditionally accepted by the party contracting for such services or any third party beneficiary thereof.

     (d) Schedules 2.5(d) and 2.8(b) contains a list of every material license, permit or governmental approval, order, directive and agreement applied for, pending, issued, rejected or given to Target or either of the Target Subs with respect to the conduct of its business or operations. Each of Target and the Target Subs

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possesses all licenses, permits, and governmental approvals and authorizations which are required to operate its business as presently conducted, and each of Target and the Target Subs is in compliance with all such licenses, permits, approvals and authorizations.

     (e) Schedule 2.5(e) contains a list of all pending or, to the best of Target's knowledge, threatened claims against Target or either of the Target Subs under each Contract (including, without limitation, claims for back charges, rebates, price reductions, breaches of product or service warranties or for product or service liability for products manufactured or sold), excluding requests for service in the ordinary course of business which Target or either of the Target Subs is required to perform pursuant to the terms of standard warranties and which are covered by warranty reserves, to the extent such claims, individually or in the aggregate, could have a Material Adverse Effect.

     2.6 EMPLOYEES.

     (a) With respect to the employees of Target and the Target Subs:

          (i) Schedule 2.6(a) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement (collectively, the "Plans") currently sponsored, maintained or contributed to or required to be contributed to by Target or either of the Target Subs for the benefit of any employee of any of Target or the Target Subs (an "Employee" and collectively, the "Employees").

          (ii) Except as set forth on Schedule 2.6(a), none of Target or the Target Subs has now or since January 1994 maintained, sponsored or contributed to any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (iii) Except as set forth on Schedule 2.6(a), none of Target or the Target Subs maintains, sponsors or contributes to any welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (the "Welfare Plans").

          (iv) With respect to each of the Plans, Target has heretofore delivered to Acquiror true and complete copies of each of the following documents:

             (1) a copy of each such Plan (including all amendments thereto);

             (2) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last two years;

             (3) a copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to each such Plan, and all material employee communications relating to such Plan since December 1, 1993;

             (4) if such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

             (5) all current contracts relating to the Plans, including, without limitation, service provider agreements, insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

             (6) the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each such Plan that is intended to be qualified under Section 401 of the Code.

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

          (v) None of Target or the Target Subs has, is or has ever been required to be treated as a single employer with any other person under
     Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of Target or the Target Subs has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of Target or the Target Subs has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in
     Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA), and no Plan is a multiemployer plan.

          (vi) None of Target or the Target Subs has any plan or commitment, whether legally binding or not, to create any Welfare Plan or Pension Plan, or any plan or commitment to modify or change any existing Welfare Plan or Pension Plan, other than changes to comply with applicable law, that would affect any Employee.

          (vii) No Plan provides death, medical or health benefits (whether or not insured) with respect to current or former Employees after any such Employee's retirement or other termination of service (other than (A) benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code, (B) deferred compensation benefits accrued as liabilities on the books of Target or the Target Subs, or (C) benefits the full cost of which is borne by the current or former Employee (or the Employee's beneficiary)).

          (viii) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
     Section 4980B of the Code ("COBRA") have been complied with in all material respects. Schedule 2.6(a)(viii) describes all obligations of Target or the Target Subs as of the date of this Agreement under COBRA.

          (ix) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

          (x) Each of the Plans intended to be qualified under Section 401 of the Code has received a favorable determination from the IRS, and nothing has occurred since each such determination to adversely affect it.

          (xi) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, any bonus, golden parachute or severance payment) to any director of Target or the Target Subs or Employee under any Plan, or materially increase the benefits payable under any Plan, or result in the acceleration of the time of payment or vesting of such benefits.

     (b) Schedule 2.6(b) contains a list of all Employees. Said list correctly reflects, in all material respects, their salaries, other compensation including compensation payable pursuant to bonus, deferred compensation or commission arrangements, dates of employment, positions, social security numbers and birth dates.

     (c) Each of Target and the Target Subs has complied and is currently complying with all applicable laws relating to employment and employment practices, including, without limitation, wages, workplace safety, equal employment opportunity and nondiscrimination, employee compensation and worker compensation ("Labor Laws"). Other than as set forth on Schedule 2.6(c), none of Target or the Target Subs has received any notice of noncompliance or violation of any Labor Law that is pending or unresolved; no action is pending or, to the best knowledge of Target, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the U.S. Department of Labor, the IRS or any other foreign, federal, state or local governmental authority or court relating to employment matters or any Labor Law; and there is no pending or, to the best knowledge of Target, threatened arbitration, suit, litigation or proceeding, against Target or the Target Subs or any current or former director, major shareholder, officer or supervisory employee of Target and the Target Subs, alleging wrongful termination, racial, religious, sexual or age discrimination, improper post-termination conduct, or breach of contract or covenant of employment.

     (d) Schedule 2.6(d) identifies all Employees who are not available fully to perform work because of disability, layoff, leave or similar status and sets forth the basis of such leave and the anticipated date of return to full service.

     (e) To the best knowledge of Target, all individuals who are performing or have performed services for Target or the Target Subs within the last two years and are or were classified as "independent contractors" for tax purposes qualify for such classification.

     (f) None of Target or the Target Subs is subject to any collective bargaining agreement with respect to any of its employees, has any current labor problems or disputes, or, to the best knowledge of Target, has been subject to any effort to organize any of its employees during the last 24 months.

     2.7 LITIGATION AND CLAIMS; COMPLIANCE WITH LAW.

     (a) Except for litigation or proceedings relating to the environment (which are exclusively provided for in Section 2.8 below), there is no arbitration, suit, litigation or proceeding, in law or in equity, pending, or, to the best knowledge of Target, threatened before any court, tribunal, master or governmental agency, authority or body in which Target or the Target Subs is a party or to which its business or property is subject. To the best knowledge of Target there are no preliminary proceedings or governmental investigations before any commission or other administrative authority pending or threatened against Target or the Target Subs, and, to the best of Target's knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may serve as the basis for or give rise to any such arbitration, suit, litigation or proceeding.

     (b) Except for wage garnishment orders relating to employees of Target or Target Subs, none of Target or the Target Subs is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities.

     (c) Except as disclosed in Schedule 2.6(c) and except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 2.8 below), none of Target or the Target Subs is in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of, or agreement with, or any license or permit from, any federal, state, local and foreign governmental authority to which its properties, assets, personnel or business activities are subject or to which Target or the Target Subs is subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination.

     2.8 ENVIRONMENTAL PROVISIONS.

     (a) For the purposes of this Section 2.8:

          (i) "Environmental Claim" means any material claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Target or either of the Target Subs, or (B) circumstances forming the basis for any violation, or alleged violation, of any Environmental Law.

          (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

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

          (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or any other substance now regulated by Environmental Laws or that is otherwise a danger to health, reproduction or the environment.

     (b) Each of Target and the Target Subs is in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Target and each of the Target Subs of all material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof. None of Target or the Target Subs has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that it is not in such full compliance, and, to the best knowledge of Target, there are no circumstances that may prevent or interfere with such material compliance in the future. To the best knowledge of Target, no current or prior owner of any property owned or leased by Target or either of the Target Subs has received any communication (written or oral), whether from a government authority, citizens group, employee or otherwise, that alleges that it, or Target or the Target Subs, is not in such full compliance. All permits and other governmental authorizations currently held by Target or either of the Target Subs pursuant to the Environmental Laws are identified in
Schedule 2.8(b).

     (c) There is no Environmental Claim pending or, to the best knowledge of Target, threatened against Target or the Target Subs or against any person or entity whose liability for any either of Environmental Claim, Target or either of the Target Subs has or may have retained or assumed either contractually or by operation of law.

     (d) Except as disclosed in Schedule 2.8(b), there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form a reasonable basis for any Environmental Claim against Target or either of the Target Subs or, to the best knowledge of Target, against any person or entity whose liability for any Environmental Claim Target or either of the Target Subs has or may have retained or assumed either contractually or by operation of law.

     (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Target or either of the Target Subs has stored, disposed of or arranged for the disposal of, Materials of Environmental Concern are identified in Schedule 2.8(e), (ii) to the best knowledge of Target, all underground storage tanks (whether or not in use by Target or the Target
Subs), and the capacity and contents of such tanks, located on property owned or leased by Target or either of the Target Subs, are identified in Schedule 2.8(e), (iii) to the best knowledge of Target, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Target or either of the Target Subs, and (iv) to the best knowledge of Target, no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by Target or either of the Target Subs.

     2.9 PROPERTIES.

     (a) Target has previously delivered to Acquiror true and correct copies of all leases pursuant to which Target or either of the Target Subs leases real or personal property (the "Leases"). Each of the Leases is valid, binding and enforceable against Target or the Target Subs and, to the best knowledge of Target, against each of the lessors thereunder in accordance with its terms and is in full force and effect. Except as described in Schedule 2.9(a), none of Target or the Target Subs is in default under any term of any Lease nor, to the best knowledge of Target, is any other party thereto in default thereunder, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by Target or the Target Subs. The transactions contemplated by this Agreement will not constitute a breach of any Lease. The properties subject to the Leases and the conditions of the Leases are suitable in all material respects for the business currently being conducted thereon by Target or the Target Subs, as the case may be. There are no condemnation proceedings pending or, to the best knowledge of Target, threatened with respect to any portion of the property subject to the Leases.

     (b) Except as set forth on Schedule 2.9(b), each of Target and the Target Subs has good and valid title to its assets reflected as owned in the September 30, 1997 Balance Sheet (as well as all of its properties and

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

assets which have been fully depreciated and are not reflected therein) or acquired after September 30, 1997. Except as set forth in Schedule 2.9(b), as of September 30, 1997 and as of the Closing, each of Target and the Target Subs shall have good and valid title to its assets, free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances or charges of any kind (collectively, "Liens"), other than (i) Liens shown on the September 30, 1997 Balance Sheet as securing specified liabilities (with respect to which no default exists), (ii) Liens for current taxes not yet due, (iii) purchase money security interests and (iv) all minor imperfections of title and encumbrances, if any, which do not impair the operations of Target and either of the Target Subs in any material respect. All of the assets of Target and the Target Subs are in all material respects fit for the purposes for which intended and in good operating condition and repair, except for ordinary wear and tear, are currently used by Target and the Target Subs in the ordinary course of its business, and are sufficient for the operation of Target's or the Target Subs' business, as the case may be. As of the Closing, the assets of Target and the Target Subs shall constitute all of the properties, rights and assets (other than insurance policies) necessary for the conduct of the business of Target and the Target Subs as currently conducted and as conducted at Closing. Except as set forth in Schedule 2.9(b), all material tangible assets of Target and the Target Subs are located in Murrieta, California. Except as set forth on Schedule 2.9(b), no tangible personal property has been loaned or otherwise made available to Target or either of the Target Subs for development or other purposes.

     (c) Each of Target and the Target Subs has fire and casualty insurance policies, with extended coverage (subject to reasonable deductibles and policy exclusions), sufficient to allow it to replace any of its material properties that might be damaged or destroyed, and has liability insurance reasonably adequate to protect it and its financial condition against the risks involved in the business conducted by it. Schedule 2.9(c) lists all such policies. Target and the Target Subs have paid all premiums when due and have not done anything by way of action or inaction which could be reasonably likely to invalidate any of such policies, in whole or in part. There are no outstanding requirements or recommendations of any insurance company that has issued a policy to Target or either of the Target Subs which require or recommend any changes to the conduct of the business of Target and the Target Subs, or any repair or other work with respect to any of its properties, and no insurance company providing coverage to Target or either of the Target Subs has refused to cover any claim or given any notice of defense subject to reservation of rights or provided any notice of cancellation of any coverage.

     (d) Each of Target and the Target Subs has good, marketable and insurable title to each piece of real property owned by it (collectively, "Property"), free and clear of all material liens, encumbrances, covenants, conditions, restrictions, rights of way, easements and other matters affecting title. True and complete copies of any title report relating to the Property have been delivered to Acquiror.

     (e) To the best knowledge of Target, (i) no action, suit, proceeding or investigation is pending or threatened (including without limitation environmental litigation and eminent domain, condemnation or similar proceedings) materially affecting the Property or against Target or either of the Target Subs and relating to or arising from its interest in any tangible asset owned by Target or either of the Target Subs, and (ii) none of Target or the Target Subs has received any notice of or has any knowledge that any such proceedings are contemplated. To the best knowledge of Target, (A) the uses presently being made of the Property conform to existing zoning laws, (B) except as set forth on Schedule 2.9(e), all material permits and licenses necessary for the use, occupancy and operation of the Property have been obtained, (C) each of Target and the Target Subs have complied in all material respects with all laws, ordinances, rules and regulations of any governmental agency or body having or asserting jurisdiction over the Property, and (D) the Property complies in all material respects with all building, fire and life safety codes and requirements.

     (f) None of Target or the Target Subs is a "foreign person" as that term is defined in the Code and in applicable regulations.

     2.10 INTELLECTUAL PROPERTY.

     (a) Schedule 2.10(a) lists all domestic and foreign patents and patent applications owned or licensed by Target or either of the Target Subs (the "Patents") and all material agreements relating thereto. Except where such Patents are indicated to be licensed, Target (or one of the Target Subs, as the case may be) owns

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

the Patents and all related patent rights free and clear of all liens, claims or encumbrances and may assign or license them free and clear of any liens, claims or encumbrances. There are no proceedings, and to the best knowledge of Target, there are no claims, threats or other communications, which challenge the validity of any claim of any Patent. All such Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and Target has no reason to believe that any of the Patents is not, or upon issuance will not be, valid and enforceable. No Patent has been or is now involved in any interference proceeding or has been challenged in any way, and Target is not aware of any interfering patent or patent application. Target is not aware of any relevant information that is material to the examination of an application for any Patent that has not been disclosed to the U.S. Patent and Trademark Office pursuant to the disclosure requirements of 37 C.F.R. 1.56. Target has delivered to Acquiror copies of all opinions and memoranda of counsel received by it or either of the Target Subs relating to (i) the validity and patentability of the Patents, (ii) infringement by third parties of the Patents and (iii) Target's and the Target Subs' freedom to operate. Schedule 2.10(a) lists all existing agreements, including licenses, relating to the Patents granted to third parties by Target or either of the Target Subs. Subject to any right of Target (or one of the Target Subs, as the case may be) to conduct an audit of its licensees, all royalties and other payments due under said agreements have been paid, and no party to those agreements is in material default in any manner respecting its obligations under those agreements. Except for the agreements listed in Schedule 2.10(a) and except for any license implied by the sale of a product, no other license, covenant or agreement has been granted or entered into by Target or the Target Subs with respect to the Patents.

     (b) Schedule 2.10(b) lists all domestic and foreign registered copyrights, trademarks and trademark applications owned by Target or either of the Target Subs and/or licensed by Target or either of the Target Subs from (other than pursuant to standard end-user licenses) or to third parties (the "Trademarks" and "Copyrights"), indicating in each case whether the Trademark or Copyright is owned or licensed, and a listing and summary description of all agreements relating to the Trademarks and Copyrights. Other than as set forth on Schedule 2.10(b), each of Target and the Target Subs owns free and clear of all liens, claims or encumbrances the Trademarks and Copyrights which are so designated as owned by it, and all agreements with respect to Trademarks and Copyrights are valid and binding, are in full force and effect, and neither Target nor, to the best knowledge of Target, any other party thereto is in material default, or with the giving of notice or lapse of time or both, would be in material default under the terms of such agreement. All registered Trademarks and Copyrights are in compliance with all formal legal requirements (including, in the case of Trademarks, the timely post registration filing of affidavits of use and incontestability and of renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 180 days after the Closing Date. There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the best knowledge of Target, threatened with respect to any of the Trademarks or Copyrights. Target has not been advised or has no reason to believe that Target or either of the Target Subs is infringing a trademark or copyright held by another person.

     (c) Each of Target and the Target Subs owns or has in its possession certain information, know-how and show-how (including, without limitation, data, documents, drawings, designs, software, procedures, customer lists and other proprietary materials) relating to, without limitation, the specification, examination, simulation, design, implementation, manufacture, procurement of materials and the like from suppliers or subcontractors, quality control and testing, use and delivery of its products ("Trade Secrets"). Each of Target and the Target Subs has taken reasonable precautions to maintain its Trade Secrets in confidence and to prevent their disclosure to unauthorized persons, including having each of its employees execute and deliver its standard proprietary information protection and assignment agreement (a copy of which has been delivered to Acquiror). To the best knowledge of Target, Target (or one of the Target Subs, as the case may be) has good title and an absolute right to use all of its Trade Secrets, and the use of its Trade Secrets does not infringe the rights of any third party. Schedule 2.10(c) sets forth a list of all agreements relating to the Trade Secrets of Target and the Target Subs. To the extent that any Trade Secrets of Target and the Target Subs are not available in documentary or fixed form, disclosure shall be made to Acquiror prior to Closing to permit Acquiror to make full use of the Trade Secrets to operate the business of Target and the Target Subs.

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

     (d) All personnel, including Employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the design and manufacture processes, technical documentation or other intellectual property of Target or either of the Target Subs either (i) have been party to a "work-for-hire" arrangement or agreement with Target or one of the Target Subs, as applicable, in accordance with applicable federal and state law, that has accorded Target (or one of the Target Subs, as applicable) full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Target (or one of the Target Subs, as the case may be) as assignee that have conveyed to Target (or one of the Target Subs, as the case may be) full, effective and exclusive ownership of all tangible and intangible property thereby arising.

     (e) To the best knowledge of Target, no person is infringing upon any Patent, Trademark or Copyright or is misappropriating any Trade Secret. To the best knowledge of Target, none of the products sold by, nor any processes or know-how used by, Target or either of the Target Subs, infringes any patent, trademark or copyright of any third party. To the best knowledge of Target, there is no intellectual property, in any form, whether patent, trademark, tradename, trade secret, copyright or otherwise, necessary for the operation of Target's and the Target Subs' businesses as conducted which Target (or one of the Target Subs, as the case may be) does not currently own or license on commercially reasonable terms.

     2.11 DISCLOSURE.

     (a) The copies of all documents furnished by Target pursuant to the terms of this Agreement are complete and accurate.

     (b) For purposes of this Agreement and the transactions contemplated hereby, none of (i) the representations and warranties made by Target in this Agreement, (ii) the disclosure schedules delivered to Acquiror pursuant hereto (the "Target Disclosure Schedules") or (iii) any statement by Target or, to the best knowledge of Target, any other person, contained in any document, certificate or other writing furnished by Target to Acquiror in connection with this Agreement, the Merger or the transactions contemplated hereby (when read together), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

     2.12 FINDERS. None of Target or the Target Subs has dealt with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Target or either of the Target Subs for arranging the transaction contemplated hereby or introducing the parties to each other.

     2.13 TRANSACTIONS WITH AFFILIATES. Except for compensation of employees, every material transaction between Target and any of its "affiliates" or their "associates" (as such terms are defined in the rules and regulations of the SEC) other than Acquiror, which is currently in effect or was consummated in the last three years, is set forth on Schedule 2.13.

     2.14 NO CONTEMPLATED TRANSACTIONS INCONSISTENT WITH POOLING-OF-INTERESTS ACCOUNTING. Neither Target nor, to the best of Target's knowledge, any Shareholder is contemplating any transaction that would result in the Merger not qualifying for pooling-of-interests accounting.

                                   ARTICLE 3

          REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB

     Acquiror and Acquiror Sub represent and warrant to Target as of the date of this Agreement and as of the Closing Date as follows:

     3.1 ORGANIZATION.

     (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror Sub is a corporation duly organized, existing and in good standing under the laws of the State of California. Each of Acquiror and Acquiror Sub has all necessary power and authority under

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applicable corporate law and its organizational documents to own or lease its properties and to carry on its business as presently conducted.

     (b) Each of Acquiror and Acquiror Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect.

     (c) The authorized capital stock of Acquiror consists of 15,000,000 shares of common stock, par value $.001 per share, of which, as of August 31, 1997, 6,099,854 shares were issued and outstanding, and 3,000,000 shares of preferred stock, par value $.001 per share, of which, as of the date hereof, no shares were issued and outstanding. All the issued and outstanding shares of Acquiror are validly issued, fully paid and nonassessable and free of preemptive rights. As of August 31, 1997, Acquiror has outstanding options to purchase 1,298,620 shares of Acquiror Common Stock and an aggregate of 1,217,668 additional shares of Acquiror Common Stock reserved for issuance under its 1993 Stock Option Plan, 1997 Equity Incentive Plan and Employee Stock Purchase Plan. As of August 31, 1997, Acquiror has outstanding (i) warrants to purchase 551,660 shares of Acquiror Common Stock and (ii) debentures convertible into 358,918 shares of Acquiror Common Stock. Except as set forth above or pursuant to the exercise of the foregoing options, there are not as of the date hereof any shares of capital stock of Acquiror authorized, issued or outstanding or any outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to unissued shares of capital stock of Acquiror, or otherwise obligating Acquiror to issue, transfer or sell any shares of capital stock of Acquiror, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of Acquiror. The authorized capital of Acquiror Sub consists of 100 shares of Common Stock, without par value, all of which are issued and outstanding.

     (d) Each of Acquiror and Acquiror Sub has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of each of Acquiror and Acquiror Sub, and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary for Acquiror and Acquiror Sub to authorize this Agreement or to consummate the transactions contemplated hereby other than approval by the stockholders of Acquiror. This Agreement has been duly executed and delivered by duly authorized officers of Acquiror and Acquiror Sub. This Agreement constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub, enforceable against each of them in accordance with its terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, insolvency, reorganization and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

     (e) Except as may be required by the Securities Act, state securities laws, the California Law or the Delaware General Corporation Law (the "DGCL"), there is no requirement applicable to Acquiror or Acquiror Sub to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Acquiror and Acquiror Sub of the transactions contemplated by this Agreement. Neither Acquiror nor Acquiror Sub knows of any reason why any required permit, authorization, consent or approval will not be obtained. Neither the execution and delivery of this Agreement by Acquiror and Acquiror Sub nor the consummation by Acquiror and Acquiror Sub of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Acquiror or the Articles of Incorporation or Bylaws of Acquiror Sub, (ii) result in a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other evidence of indebtedness of Acquiror or Acquiror Sub or any license agreement, lease or other contract, instrument or obligation to which Acquiror or Acquiror Sub is a party or by which Acquiror or Acquiror Sub or any of their respective assets may be bound, (iii) violate any statute, rule, regulation, order, writ, injunction, decree or arbitration award applicable to Acquiror or Acquiror Sub or any of their respective assets which violation would have a Material Adverse Effect on Acquiror or (iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of Acquiror or Acquiror Sub.

     (f) Acquiror has delivered to Target complete and accurate copies of Acquiror's Certificate of Incorporation and Bylaws, and Acquiror Sub's Articles of Incorporation and Bylaws, each as amended.

     3.2 COMMON STOCK TO BE ISSUED. The Acquiror Common Stock to be issued to the Shareholders hereunder, when issued by Acquiror to the Shareholders pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with applicable federal and state securities laws, will have the rights and preferences set forth in the Certificate of Incorporation of Acquiror previously delivered to Target, and will be free and clear of all liens, encumbrances and adverse claims; provided that the Acquiror Common Stock to be issued to the Shareholders may be subject to restrictions on transfer under federal securities laws as set forth in this Agreement.

     3.3 FINANCIAL. The audited consolidated balance sheet of Acquiror as of August 31, 1997 and the audited consolidated statement of operations and statement of cash flows of Acquiror for the fiscal year ended August 31, 1997, each certified by Ernst & Young LLP, independent certified public accountants, whose report thereon is included therein, have been prepared in accordance with the books and records of Acquiror, which books and records are complete, maintained on a consistent basis, and present fairly the financial position of Acquiror as of the date of said balance sheets and the results of operations of Acquiror for the periods covered by said statements of operations, in accordance with GAAP consistently applied, except as otherwise disclosed therein. The financial statements described in this Section 3.3 are referred to in this Agreement as the "Acquiror Financial Statements."

     3.4 CONDUCT OF BUSINESS. Except as previously disclosed to Target, since August 31, 1997, Acquiror has not suffered or, to the best of the Acquiror's knowledge, been threatened with any adverse change that has had or could have a Material Adverse Effect.

     3.5 DISCLOSURE.

          (a) Acquiror has previously delivered to Target copies of Acquiror's Prospectus dated June 19, 1997, Quarterly Report on Form 10-Q for the periods ended May 31, 1997, Annual Report on Form 10-K for the year ended August 31, 1997 and Current Report on Form 8-K dated December 6, 1997.

          (b) The copies of all documents furnished by Acquiror pursuant to the terms of this Agreement are complete and accurate.

          (c) For purposes of this Agreement and the transactions contemplated thereby, none of (i) the representations and warranties made by Acquiror or Acquiror Sub in this Agreement or (ii) any statement by Acquiror or, to the best of Acquiror's knowledge, any other person, contained in any document, certificate or other writing furnished by Acquiror to Target in connection with this Agreement, the Merger or the transactions contemplated hereby (when read together), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

     3.6 FINDERS. Acquiror has not dealt with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.

                                   ARTICLE 4

               COVENANTS OF TARGET AND THE PRINCIPAL SHAREHOLDERS

     Target and each of the Principal Shareholders hereby jointly and severally covenant and agree as follows:

     4.1 NEGATIVE COVENANTS. Between the date of this Agreement and the Effective Time, unless Acquiror shall otherwise consent in writing, except as provided hereunder, Target will not do, or commit to do, and will not take any action, or omit to take any action to cause either of the Target Subs to do, and none of the

Principal Shareholders shall take any action, or omit to take any action, to cause Target or either of the Target Subs to do or commit to do, any of the following:

     (a) make any purchase, sale or disposition of any asset or property, other than in the ordinary course of business consistent with past practices or the disposition of immaterial assets, or mortgage, pledge, subject to a lien or otherwise encumber any of the properties or assets of Target (or of either of the Target Subs, as the case may be);

     (b) incur any material contingent liability as a guarantor or otherwise with respect to the obligations of any person or entity;

     (c) take any action, or permit any action within the control of Target, either of the Target Subs or any of the Principal Shareholders, which would prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from being eligible for pooling-of-interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the SEC, and Target and the Principal Shareholders will use their respective reasonable best efforts to prevent any of the Shareholders or any of the officers or directors of Target or the Target Subs from taking or permitting any such action;

     (d) amend any charter documents as previously delivered to Acquiror;

     (e) issue any of its capital shares or grant any options, warrants or rights to acquire any capital shares other than upon exercise of currently outstanding vested options, or, except as set forth in Section 6.26, modify the terms or waive any rights under any options, warrants or other securities currently outstanding or accelerate vesting with respect to any unvested options or capital shares; or declare, set aside or pay any dividend or make any other distribution in respect of its capital shares, or make any direct or indirect redemption, purchase or other acquisition of its capital shares other than pursuant to the exercise of Target's rights under any existing repurchase option or similar right with respect to currently outstanding Target Common Shares;

     (f) make any material change in the compensation payable or to become payable to any of its officers or employees or enter into, amend or terminate any employment or consulting agreements or waive any rights thereunder other than enter into an employment agreement with Thomas J. Brawley in accordance with the terms previously disclosed to Acquiror;

     (g) engage in transactions with any shareholder, officer, director or Employee of Target or either of the Target Subs other than in the ordinary course of business;

     (h) enter into, amend, renew, extend, modify or terminate (prior to its scheduled termination date) any sales, agency or distribution agreement, any management or employment or consulting agreement, any lease, license or royalty agreement, or any other material agreement or Contract or waive any material rights thereunder;

     (i) undertake any stock split, recapitalization or reorganization;

     (j) release any person from any standstill or confidentiality agreement;

     (k) solicit, encourage, negotiate, provide information for, or otherwise cooperate in any way with, assist, or facilitate and use its reasonable best efforts to prevent any of its officers and directors, employees, representatives and agents from soliciting, encouraging or negotiating or providing information for or otherwise cooperating in any way with, assisting or facilitating any of the following (an "Acquisition Proposal"):

          (i) any merger or consolidation of Target or either of the Target Subs with any person other than Acquiror or Acquiror Sub,

          (ii) any sale of assets of Target or either of the Target Subs to any person other than Acquiror or Acquiror Sub (other than sales of inventory in the ordinary course of business);

          (iii) any equity or debt investment (other than on terms approved by Acquiror) in Target either of or the Target Subs by any person; or

          (iv) any purchase of outstanding securities of Target or either of the Target Subs by any person;

     (l) undertake a course of action inconsistent with this Agreement or which, would cause any representation or warranty in this Agreement to become untrue in any material respect or which would prevent any condition precedent to Target's obligations under this Agreement from being satisfied at or prior to the Effective Time;

     (m) provide or publish to Target's shareholders any material which might constitute an unauthorized "prospectus" within the meaning of the Securities Act, or any impermissible solicitation under the applicable state law;

     (n) incur any material obligation other than in the ordinary course of business;

     (o) borrow money or incur new or additional indebtedness (other than accounts payable or trade payables incurred in the ordinary course of business) or loan money to any person (other than to either of the Target Subs or for travel and similar advances to Employees in the ordinary course of business);

     (p) incur liabilities in connection with the leasing of property or assets;

     (q) issue any press release or public disclosure, either written or oral, of the transactions contemplated by this Agreement without the prior knowledge and written consent of Acquiror, provided that, if such disclosure is required by law, such written consent shall not be required;

     (r) make any investment in any other business or entity through purchase of stock or securities, contribution to capital, property transfer, purchase of property or assets or otherwise;

     (s) alter the manner of keeping its books and accounts or its accounting practices and procedures other than as required by GAAP;

     (t) revalue any of its assets, including without limitation writing down the value of inventory or accounts receivable other than in the ordinary course of business consistent with past practice;

     (u) make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

     (v) commence any lawsuit except for routine collection of bills or for a breach of this Agreement;

     (w) impair any of its Patents, Copyrights, Trademarks or other intellectual property rights; or

     (x) fail to maintain its qualifications to do business in any state in which Target or either of the Target Subs is qualified, or fail to maintain any other permit, license, authorization or approval material to the operations of its business;

provided, however, that notwithstanding any other provisions of this Section 4.1, Target may purchase its facility in Murrieta, California (and finance such purchase) in accordance with the terms previously disclosed to Acquiror without Acquiror's consent.

     4.2 AFFIRMATIVE COVENANTS. Prior to the Effective Time, Target will do, and Target and each of the Principal Shareholders will take such action as is necessary or appropriate to cause Target and each of the Target Subs to do, each of the following:

     (a) use its reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out, provided, however, that in no event shall this covenant be deemed to impose any obligations on Target to waive any of the conditions set forth in
Article 7;

     (b) subject to Section 4.1, use its reasonable best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Target of the transactions contemplated by this

Agreement and the continuation of Target's and the Target Subs' business after the consummation of the Merger, including without limitation, using its reasonable best efforts to obtain the approval of the Shareholders of the Merger;

     (c) promptly advise Acquiror in writing of (i) any change that has or had a Material Adverse Effect on Target or the Target Subs taken as a whole; (ii) the occurrence of any event which causes the representations and warranties made by Target in this Agreement or the information included in the Target Disclosure Schedules to be incomplete or inaccurate in any material respect; and (iii) the receipt of a legitimate inquiry relating to an Acquisition Proposal from a third party, including the identity of the third party and, if written, a copy of the inquiry;

     (d) cooperate with Acquiror to the best of Target's ability in the preparation of (i) the Proxy Statement (as defined in Section 5.2(k) below) and
(ii) the Registration Statement (as defined in Section 5.2(k) below). In this regard, Target from time to time will furnish to Acquiror, and be responsible for, all information regarding Target and the Target Subs required for the proper preparation of the Proxy Statement and Registration Statement. None of the information relating to Target and the Target Subs (or, to the best of Target's knowledge, any other person, contained in any document, certificate or other writing furnished or to be furnished by Target or the Target Subs) included in (x) the Proxy Statement at the time the Proxy Statement is mailed and, at the time of the meeting of the Shareholders to vote on the Merger or at the Effective Time, as then amended or supplemented, or (y) the Registration Statement at the time the Registration Statement becomes effective or at the Effective Time, as then amended or supplemented, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of proxies for the Target shareholder and Acquiror stockholder meetings. To that end, Target shall promptly furnish Acquiror with information with respect to any event as a result of which the Registration Statement, if such information were not disclosed therein, would include an untrue statement of a material fact relating to Target or the Target Subs or omit a material fact required to be included therein or necessary to make the statements therein relating to Target and the Target Subs not misleading; and will not at any time make any filing with the SEC which shall not have been previously submitted to Acquiror a reasonable time prior to the filing or as to which Acquiror shall reasonably object or which is not in compliance with the Securities Act and the rules and regulations thereunder. The Proxy Statement as it relates to Target and the Target Subs will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder in effect at the time the Proxy Statement is mailed;

     (e) conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

     (f) use reasonable best efforts to keep intact Target's and each of the Target Subs' business organizations, to keep available Target's and each of the Target Subs' present officers and key employees and to preserve the goodwill of all suppliers, customers and others having business relations with Target or either of the Target Subs;

     (g) permit Acquiror and its authorized representatives to have full access during normal business hours to all of Target's and the Target Subs' properties, assets, records, tax returns, contracts and documents and furnish to Acquiror and its authorized representatives such financial and other information with respect to Target's and the Target Subs' business and properties of Target and the Target Subs as Acquiror may from time to time reasonably request for purposes of making a review of the business of Target and the Target Subs; provided, however, that such access shall be subject to the terms of Target's contract with Defense Investigation Services;

     (h) as promptly as reasonably practicable after the date of this Agreement, file with any governmental agencies or departments all notices, reports and other documents required by law with respect to this Agreement and the Merger and promptly submit any additional information or documentary material properly requested by any such governmental agency or department;

     (i) in the event that between the date hereof and the Effective Time, any federal, state, local or foreign governmental authority shall commence any examination, review, investigation, action, suit or proceeding against Target with respect to the Merger, give prompt notice thereof to Acquiror, keep Acquiror informed as to the status thereof, and (except as may be prohibited by such governmental authority or by any court order or decree in an action or suit instituted by a person other than Target or an affiliate of Target) permit Acquiror to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding;

     (j) use its reasonable best efforts to deliver to Acquiror a Continuity-of-Interest Certificate executed by each Shareholder;

     (k) deliver to Acquiror at the Closing the resignations of the Chief Financial Officer and the Secretary of Target, and of the directors of each of Target and the Target Subs;

     (l) promptly provide Acquiror with (i) copies of all written materials and written communications furnished by Target to its shareholders after the date of this Agreement, and (ii) copies of all notices, reports or other documents filed with any government agency or department pursuant to Section 4.2(h) hereof;

     (m) promptly provide Acquiror copies of all material operating and financial reports prepared by Target, including copies of Target's consolidated balance sheet and related consolidated statements of operations and consolidated statements of cash flows for each month commencing October 1997 through the Closing Date; such monthly financial statements shall be prepared in conformity with GAAP applied on a consistent basis and shall fairly present (subject to immaterial year-end audit adjustments) the financial condition, results of operations and cash flows of Target as of the dates and for the periods covered by such statements and shall be delivered promptly after preparation, but in no event later than 30 days after the end of the month; provided, however, that such statements for the month of October 1997 shall be delivered no later than the date of this Agreement;

     (n) use its reasonable best efforts to deliver to Acquiror, or to cause its counsel to deliver to Acquiror, the closing documents referred to in this Agreement;

     (o) with respect to the Notification letter described in Section 6.16, provide the notification to the IRS required pursuant to Treasury Regulations
Section 1.897-2(h)(2);

     (p) provide to Acquiror, and use its reasonable best efforts to cause McGladrey & Pullen LLP to provide to Acquiror, such financial statements and information and such accountant's consents as may be required to be provided by Acquiror in any filing required by the Securities Act, the Exchange Act, or any state securities law;

     (q) deliver to Acquiror an Affiliate Agreement executed by each person who could reasonably be deemed to be an "affiliate" of Target for purposes of Rule 145(c) under the Securities Act;

     (r) provide to tax counsel for both Acquiror and Target appropriate representation certificates as described in Sections 6.17 and 7.9;

     (s) take all steps necessary in accordance with its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders (the "Target Shareholder Meeting") as soon as practicable after the effectiveness of the Registration Statement, for the purpose of approving this Agreement, the California Agreement of Merger, the Merger and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, the Board of Directors of Target will (i) recommend to its shareholders the approval of this Agreement, the transactions contemplated hereby and any other matters to be submitted to its shareholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable, good faith efforts to obtain the approval by its shareholders of this Agreement, the California Agreement of Merger, the Merger and the transactions contemplated hereby, provided, however, that nothing in this Section 4.2(s) shall prevent the Board of Directors of Target from withdrawing, amending or modifying its recommendation in favor of this Agreement and the Merger at any time prior to the approval of this Agreement by the required Shareholder vote if (i) an unsolicited, bona fide written offer made by a third party to purchase more than 50% of outstanding Target Common Stock on terms that the Board of Directors of Target determines in its reasonable judgment, based upon the written advice of its financial advisor, to be more favorable to the Shareholders than the terms of the Merger (a "Superior Offer"), provided, that any such offer shall not be deemed to be a "Superior Offer" if (A) any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party within a reasonable period of time, or (B) such offer is withdrawn; (ii) neither Target nor either of the Target Subs or any of their respective officers, directors, employees, shareholders, agents, attorney, accountants, auditors, advisors or representatives shall have violated any of the restrictions set forth in Section 4.1(k), and (iii) the Board of Directors of Target concludes in good faith, based upon the advice of its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Target to comply with its fiduciary obligations to Target's shareholders under applicable law. Nothing contained in this Section 4.2(s) shall limit Target's obligation to call, give notice of, convene and hold the Target Shareholder Meeting (regardless of whether the recommendation of the Board of Directors of Target shall have been withdrawn, amended or modified). In the event that (I) the Board of Directors of Target withdraws, amends or modifies its recommendation in favor of this Agreement and the Merger prior to the approval of this Agreement by the required Shareholder vote in accordance with subsections (i)-(iii) of the proviso to this
Section 4.2(s) and (II) this Agreement is not approved by the required Shareholder vote, then Target shall pay to Acquiror an amount equal to $400,000.

     (t) shall deliver to Acquiror a comfort letter, dated a date not more than two business days before the date upon which the Registration Statement becomes effective, from McGladrey & Pullen LLP, in form and substance reasonably satisfactory to Acquiror and Acquiror's counsel and accountants, covering such matters as are normally covered in a comfort letter delivered in connection with a Registration Statement on Form S-4 covering transactions of the type contemplated by this Agreement.

     (u) prior to the record date for determining those Shareholders entitled to vote at the Target Shareholder Meeting, distribute all Target Common Shares held of record by the EMI Acquisition Corp. Employee Stock Purchase Plan to the beneficial owners of such Target Common Shares and register such distribution in the stock books of Target such that the beneficial owners of such Target Common Shares shall be entitled to vote those Target Common Shares at the Target Shareholder Meeting.

     (v) use its reasonable best efforts and cooperate with Acquiror to have each Employee execute Acquiror's standard form proprietary information and inventions agreement.

                                   ARTICLE 5

                     COVENANTS OF ACQUIROR AND ACQUIROR SUB

     Acquiror and Acquiror Sub covenant and agree as follows:

     5.1 NEGATIVE COVENANTS. From the date of this Agreement until the Effective Time, Acquiror and Acquiror Sub will not, unless Target shall otherwise consent in writing:

     (a) undertake a course of action inconsistent with this Agreement or which would cause any representation or warranty of Acquiror in this Agreement to become untrue in any material respect or which would prevent any condition precedent to its obligations under this Agreement from being satisfied at or prior to the Effective Time;

     (b) take or permit any action which would prevent the Merger from qualifying as a reorganization under Section 368 of the Code or from being eligible for pooling-of-interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the SEC, and Acquiror will use its reasonable best efforts to prevent any of its officers or directors from taking or permitting any such action;

     (c) amend its Certificate of Incorporation in any manner which would adversely affect the Merger;

     (d) issue any of its capital shares or grant any options, warrants or rights to acquire any capital shares other than (i) upon exercise of currently outstanding options (ii) issuances pursuant to Acquiror's Employee Stock Purchase Plan and (iii) option grants under Acquiror's 1997 Equity Incentive Plan consistent with Acquiror's past practice, or modify the terms or waive any rights under any options, warrants or other securities currently outstanding or accelerate vesting with respect to any unvested options or capital shares; or declare, set aside or pay any dividend or make any other distribution in respect of its capital shares, or make any direct or indirect redemption, purchase or other acquisition of its capital shares;

     (e) change the number of votes to which each share of Acquiror's capital stock is entitled; or

     (f) undertake any stock split, recapitalization or reorganization.

     5.2 AFFIRMATIVE COVENANTS. Prior to the Effective Time, Acquiror and/or Acquiror Sub will do the following:

     (a) use its reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out, provided, however, that in no event shall this covenant be deemed to impose any obligation on Acquiror or Acquiror Sub to waive any of the conditions set forth in Article 6;

     (b) use its reasonable best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Acquiror and Acquiror Sub of the transactions contemplated by this Agreement;

     (c) use its reasonable best efforts to qualify the Acquiror Common Stock to be issued pursuant to the Merger under the securities laws of every jurisdiction of the United States in which a Shareholder has an address on Target's stock records on the record date for determining the Target shareholders entitled to notice of and to vote on the Merger, except any such jurisdiction with respect to which counsel for Acquiror has determined that such qualification is not required under the securities laws of such jurisdiction;

     (d) as promptly as reasonably practicable after the date of this Agreement, file with any governmental agencies or departments of all notices, reports and other documents required by law with respect to this Agreement and the Merger and promptly submit any additional information or documentary material properly requested by any such governmental agency or department;

     (e) use its reasonable best efforts to cause the Acquiror Common Stock to be issued pursuant to the Merger to be listed on the Nasdaq National Market, free of restrictions on transfer other than (i) restrictions pursuant to Rule 144 and Rule 145 promulgated under the Securities Act and (ii) restrictions related to the Continuity-of-Interest Certificate referred to in Section 4.2(j);

     (f) cause Acquiror Sub to perform all of its agreements contained herein;

     (g) promptly advise Target in writing of (i) any change that has or had a Material Adverse Effect on Acquiror; and (ii) the occurrence of any event which causes the representations or warranties made by Acquiror or Acquiror Sub in this Agreement to be incomplete or inaccurate in any material respect;

     (h) in the event that between the date hereof and the Effective Time, any federal, state, local or foreign governmental authority shall commence any examination, review, investigation, action, suit or proceeding against Acquiror with respect to the Merger, give prompt notice thereof to Target, keep Target informed as to the status thereof, and (except as may be prohibited by such governmental authority or by any court order or decree in an action or suit instituted by a person other than Acquiror or an affiliate of Acquiror) permit Target to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding;

     (i) provide to tax counsel for both Acquiror and Target appropriate representation certificates as described in Sections 6.17 and 7.9;

     (j) take all steps necessary in accordance with its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of stockholders (the "Acquiror Stockholder Meeting" and, together

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with the Target Shareholder Meeting, the "Meetings") as soon as practicable after the effectiveness of the Registration Statement, for the purpose of approving this Agreement, the California Agreement of Merger, the Merger and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, the Board of Directors of Acquiror (subject to any fiduciary duties it may have under applicable law to do otherwise) will (i) recommend to its stockholders the approval of this Agreement, the transactions contemplated hereby and any other matters to be submitted to its stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and
(ii) use its efforts to obtain the approval by its stockholders of this Agreement, the California Agreement of Merger, the Merger and the transactions contemplated hereby;

     (k) prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of Acquiror Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act, including Rule 145 thereunder. Such Registration Statement shall contain a joint proxy statement of Acquiror and Target containing the information required by the Exchange Act (the "Proxy Statement"). Acquiror shall take all reasonable steps to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares covered thereby have been distributed. Acquiror shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading. Acquiror shall use its reasonable, good faith efforts to have the Proxy Statement approved by the SEC under the provisions of the Exchange Act. Acquiror shall provide Target with copies of all filings made pursuant to this Section 5.2(k) and shall consult with Target on responses to any comments made by the Staff of the SEC with respect thereto; and

     (l) the information relating to Acquiror or Acquiror Sub (or, to the best of Acquiror's knowledge, any other person, contained in any document, certificate or other writing furnished or to be furnished by Acquiror or Acquiror Sub) for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of Target Common Shares and holders of Acquiror Common Stock, at the time of the Meetings and the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by Acquiror (or to the best of Acquiror's knowledge, any other person, contained in document, certificate or other writing furnished or to be furnished by Acquiror or Acquiror Sub) for inclusion in the Proxy Statement to be sent to the holders of Target Common Shares in connection with the Target Shareholder Meeting and to the holders of Acquiror Common Stock in connection with the Acquiror Stockholder Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Target Common Shares and holders of Acquiror Common Stock, at the time of the Meetings or the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Acquiror or its officers of directors, should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror shall promptly inform Target and shall promptly file such amendment to the Registration Statement. All documents that Acquiror is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE 6

        CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND ACQUIROR SUB

     The obligations of Acquiror and Acquiror Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

     6.1 SATISFACTORY COMPLETION OF PRE-MERGER REVIEW. Acquiror shall have satisfactorily completed its pre-merger investigation and review of Target's and the Target Subs' business, condition, assets, liabilities,

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

operations, financial performance, net income and present prospects and shall be satisfied with the results of that investigation and review; provided, that, unless Acquiror notifies Target in writing of Acquiror's dissatisfaction with such investigation and review, no later than the date on which Acquiror distributes the Proxy Statement to its stockholders, the conditions contained in this Section 6.1 shall be deemed to be satisfied.

     6.2 COMPLIANCE WITH COVENANTS; REPRESENTATIONS AND WARRANTIES
CORRECT. Target and the Principal Shareholders shall have complied with and performed in all material respects each covenant contained in this Agreement to be performed by it or them at or prior to the Closing Date; the representations and warranties of Target contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date except to the extent that information in Target Disclosure Schedules as of the date hereof changes as of the Closing Date (and such changes are contained in the certificate referred to below in this Section 6.2) and each such change does not violate Section 4.1 or 4.2 hereof or any other provision in this Article 6; and Target shall have delivered to Acquiror a certificate of the Chief Executive Officer and the Chief Financial Officer of Target evidencing compliance with the conditions set forth in this Section 6.2.

     6.3 NO MATERIAL ADVERSE CHANGE. After the date hereof, there shall have been no change that had a Material Adverse Effect on the business, operations, condition (financial or otherwise), assets or prospects of Target and the Target Subs, taken as a whole.

     6.4 CONSENTS OF OTHERS. The consent to the Merger of each third party whose consent is required for Target to consummate the transactions completed hereby shall have been received except for consents which, if not obtained, in the aggregate would not have a Material Adverse Effect on Target.

     6.5 LEGAL OPINION. Acquiror shall have received an opinion of Dickinson Wright PLLC, counsel to Target, dated the Closing Date, substantially to the effect of Exhibit 6.5 hereto.

     6.6 DISSENTERS' RIGHTS. Holders of no more than 5% of the outstanding Target Common Shares shall be, or shall have the right to become, entitled to dissenters rights pursuant to Chapter 13 of the California Law.

     6.7 CONTINUITY OF INTEREST CERTIFICATES AND AFFILIATE AGREEMENTS. Acquiror shall have received prior to the Closing Date executed copies of the Continuity-of-Interest Certificate and Affiliate Agreement as provided in Sections 4.2(j) and 4.2(q), respectively.

     6.8 ABSENCE OF RESTRAINT. No action shall be pending or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of, or which questions the validity or legality of, this Agreement or the transactions contemplated hereby, and no order, statute, rule, regulation, executive order, decree, judgment, injunction or court order shall have been enacted, entered, issued or promulgated by any court or governmental authority which prohibits or materially restricts the consummation of this Agreement and the transactions contemplated hereby, and no such action shall be threatened.

     6.9 NO LITIGATION. No litigation shall have commenced against Target or either of the Target Subs which would, if adversely determined, have a Material Adverse Effect on the business, operations, condition (financial or otherwise), assets or present prospects of Target and the Target Subs, taken as a whole.

     6.10 REQUIRED APPROVALS. Acquiror, Acquiror Sub and Target shall have received all such governmental approvals, consents, authorizations or modifications as may be required to permit the performance by Acquiror, Acquiror Sub and Target, of their respective obligations under this Agreement and the consummation of the transactions herein contemplated.

     6.11 STATE SECURITIES LAW REQUIREMENTS. The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been issued in transactions qualified or exempt from registration under the securities laws of every jurisdiction required under Section 5.2(c) hereof.

     6.12 TARGET SHAREHOLDERS' APPROVAL. The approval and adoption of this Agreement by the requisite vote of the outstanding Target Common Shares entitled to vote, in accordance with Section 4.2(s) hereof and the applicable provisions of the California Law, shall have occurred and remain in full force and effect.

     6.13 ACQUIROR STOCKHOLDERS' APPROVAL. The approval and adoption of this Agreement by the requisite vote of the outstanding shares of Acquiror Common Stock entitled to vote, in accordance with Section 5.2(j) hereof and the applicable provisions of the DGCL, shall have occurred and remain in full force and effect.

     6.14 NONCOMPETITION AGREEMENTS. Each of Dick Sharman and Robert N. Haro shall have executed a noncompetition agreement substantially in the form attached hereto as Exhibit 6.14.

     6.15 RESIGNATIONS. Acquiror shall have received the written resignation, effective as of the Closing, of each of the officers and directors of Target, each of the directors of each of the Target Subs (except for the resident director of EMII), and the Chief Financial Officer and Secretary of each of the Target Subs.

     6.16 FIRPTA. Acquiror, as agent for the Shareholders, shall have received a properly executed "FIRPTA" Notification Letter, in form and substance reasonably acceptable to Acquiror, which states that shares of Target do not constitute "United States Real Property Interests" under Section 897(c) of the Code for purposes of satisfying Acquiror's obligations under Treasury Regulations Section 1.1445-2(c)(3).

     6.17 TAX OPINION. Each of Acquiror and Target shall have received a written opinion from its respective counsel, dated the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code, which opinions will be substantially identical in form and substance. Such counsel shall, in rendering such opinions, be entitled to rely on, and to the extent reasonably required the parties shall make, reasonable representations related thereto.

     6.18 POOLING-OF-INTEREST LETTERS. Acquiror shall have received, if it so requests, a reaffirmation from its independent public accountants and from Target's independent public accountants, dated the Closing Date, of letters in form and substance satisfactory to Acquiror, to the effect that the Merger will qualify for pooling-of-interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the SEC.

     6.19 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

     6.20 FAIRNESS OPINION. The Board of Directors of Acquiror shall have received the written opinion of Fredericks, Shields & Co., LLC, financial advisor to Acquiror, to the effect that the consideration to be received by the Shareholders is fair to the stockholders of Acquiror from a financial point of view, which fairness opinion shall be in customary form, without any unusual limitations or qualifications.

     6.21 COMFORT LETTER. Acquiror shall have received the comfort letter required under Section 4.2(t) and, in addition, a bring-down letter, in form and substance reasonably satisfactory to Acquiror, dated the Closing Date.

     6.22 ESCROW AGREEMENT. Acquiror shall have received a full executed copy of the Escrow Agreement, as contemplated by Section 8.7.

     6.23 STOCK PRICE. The closing per share price of Acquiror Common Stock as reported on the Nasdaq National Market on the last trading date immediately preceding the Closing Date, shall be less than $9.00.

     6.24 LANDLORD CONSENT. In the event that the proposed purchase by Target of its facility in Murrieta, California is not consummated prior to the Closing, Target shall have received the consent required by that certain Lease Agreement dated October 25, 1991, between Exotic and Reisung Enterprises, Inc., as amended by that certain First Amendment to Lease and Consent to Assignment of Lease dated October 3, 1994, between Exotic and Reisung Enterprises, Inc. and by that certain Assignment and Assumption of Lease dated October 3, 1994 between Target and Exotic.

     6.25 TERMINATION OF PUT RIGHTS. Target shall have entered into with each Shareholder an amendment terminating the rights of such Shareholder to put his Target Common Shares to Target in form and substance satisfactory to Acquiror and its counsel.

                                   ARTICLE 7

                  CONDITIONS PRECEDENT TO TARGET'S OBLIGATIONS

     The obligation of Target to consummate the transactions contemplated herein is subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

     7.1 COMPLIANCE WITH COVENANTS; REPRESENTATIONS AND WARRANTIES
CORRECT. Acquiror and Acquiror Sub shall have complied with and performed in all material respects each covenant contained in this Agreement to be performed by them at or prior to the Closing Date; the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date; and Acquiror shall have delivered to Target a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror evidencing compliance with the conditions set forth in this Section 7.1.

     7.2 NO MATERIAL ADVERSE CHANGE. After the date hereof, there shall have been no change that had a Material Adverse Effect on Acquiror.

     7.3 LEGAL OPINION. Target shall have received an opinion of Cooley Godward LLP, dated the Closing Date, substantially to the effect of Exhibit 7.3 hereto.

     7.4 REQUIRED APPROVALS. Acquiror, Acquiror Sub and Target shall have received all such governmental approvals, consents, authorizations or modifications as may be required to permit the performance by Acquiror, Acquiror Sub and Target, of their respective obligations under this Agreement and the consummation of the transactions herein and therein contemplated.

     7.5 SECURITIES LAW REQUIREMENTS. All permits, licenses, consents and approvals necessary under any laws relating to the issuance and sale of the Acquiror Common Stock to the Shareholders shall have been issued or given, and no such permit, license, consent or approval, shall have been revoked, canceled, terminated, suspended or made the subject of any stop order or proceeding therefor.

     7.6 TARGET SHAREHOLDERS' APPROVAL. The approval and adoption of this Agreement by the requisite vote of the outstanding Target Common Shares entitled to vote, as required by and in accordance with 4.2(s) hereof the applicable provisions of the California Law, shall have occurred and remain in full force and effect.

     7.7 ACQUIROR STOCKHOLDERS' APPROVAL. The approval and adoption of this Agreement by the requisite vote of the outstanding shares of Acquiror Common Stock entitled to vote, in accordance with Section 5.2(j) hereof and the applicable provisions of the DGCL, shall have occurred and remain in full force and effect.

     7.8 ABSENCE OF RESTRAINT. No action shall be pending or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of, or which questions the validity or legality of, this Agreement or the transactions contemplated hereby, and no order, statute, rule, regulation, executive order, decree, judgment, injunction or court order shall have been enacted, entered, issued or promulgated by any court or governmental authority which prohibits or materially restricts the consummation of this Agreement and the transactions contemplated hereby, and no such action shall be threatened.

     7.9 TAX OPINION. Each of Acquiror and Target shall have received a written opinion from its respective counsel, dated the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code, which opinions will be substantially identical in form and substance. Such counsel shall, in rendering such opinions, be entitled to rely on, and to the extent reasonably required the parties shall make, reasonable representations related thereto.

     7.10 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

     7.11 BOARD OF DIRECTORS. Dick Sharman shall have been elected to serve on Acquiror's Board of Directors.

     7.12 ESCROW AGREEMENT. Target shall have received the Escrow Agreement, as contemplated by Section 8.7, executed by Acquiror.

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

     7.13 STOCK PRICE. The per share closing price of Acquiror Common Stock as reported on the Nasdaq National Market on the last trading date preceding the Closing Date, shall be greater than $6.00.

     7.14 SATISFACTORY COMPLETION OF PRE-ACQUISITION REVIEW. Target shall have satisfactorily completed its pre-acquisition investigation and review of Acquiror's business, condition, assets, liabilities, operations, financial performance, net income and present prospects and shall be satisfied with the results of that investigation and review, provided, that, unless Target notifies Acquiror in writing of Target's dissatisfaction with such investigation and review no later than the date on which Acquiror distributes the Proxy Statement to its stockholders, the conditions contained in this Section 7.14 shall be deemed to be satisfied.

     7.15 CONSENTS OF OTHERS. The consent to the Merger of each third party whose consent is required for Acquiror to consummate the transactions completed hereby shall have been received except for consents which, if not obtained, in the aggregate would not have a Material Adverse Effect on Acquiror.

     7.16 NO LITIGATION. No litigation shall have commenced against Acquiror or Acquiror Sub which would, if adversely determined, have a Material Adverse Effect on the business, operations, condition (financial or otherwise), assets or present prospects of Acquiror or Acquiror Sub, taken as a whole.

                                   ARTICLE 8

                           INDEMNITY BY SHAREHOLDERS

     8.1 INDEMNITY. From and after the Effective Time, in connection with the Merger, each Shareholder shall, on a pro rata basis based on the number of Target Common Shares (other than Dissenting Shares) owned by each Shareholder immediately prior to the Effective Time, indemnify Acquiror, Surviving Corporation and their respective officers, directors, employees and agents (collectively, the "Indemnitees") against any loss, expense, liability, or other damages, including the reasonable costs of investigation, interest, penalties and attorney's and accountant's fees ("Damages"), incurred in connection with or arising from or attributable to any breach or inaccuracy of any representation or warranty made by Target, herein or any breach or failure to perform any agreement or covenant of Target or the Principal Shareholders herein.

     8.2 LIMITS ON INDEMNIFICATION. The Shareholders shall not be required to make any indemnification payment pursuant to Section 8.1 for any Damages until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject exceeds $250,000 in the aggregate (the "Basket"). At such time as the total amount of such Damages exceeds $250,000 in the aggregate, Indemnitees shall be entitled to be indemnified only for the amount of such Damages in excess of the Basket. In addition, the maximum liability of each Shareholder under Section 8.1 shall be limited to 10% of the aggregate number of shares of Acquiror Common Stock to be received by each Shareholder pursuant to the provisions of Section
1.5 above, which shares shall be subject to the terms and provisions of the Escrow Agreement (as that term is defined below).

     8.3 EXPIRATION OF INDEMNITY. Indemnitees may make no claim for indemnification for Damages after October 15, 1998 (the "Claim Deadline"). The expiration of the period within which claims may be made shall not affect any rights of Indemnitees with respect to claims made prior to the Claim Deadline.

     8.4 FRAUD. Notwithstanding any provision in this Agreement to the contrary, the liability of a Shareholder for fraud shall be subject only to applicable statutes of limitations, and any claim against any Shareholder alleging fraud need not be presented by the Claim Deadline.

     8.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Other than disclosures set forth in the Schedules hereto or in the compliance certificate to be delivered at the Closing pursuant to Section 6.2 hereof, no disclosure by Target nor any investigation by or on behalf of Acquiror or Acquiror Sub with respect to Target or the Target Subs shall be deemed to affect Acquiror's or Acquiror Sub's reliance on the representations, warranties, covenants or agreements contained herein or to waive any Indemnitees' rights to indemnity as provided herein for the breach or inaccuracy or failure to perform or comply with any representation, warranty, covenant or agreement of Target or the Principal Shareholders. The indemnity obligations of the Shareholders

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under this Article 8 (and the representations, warranties, covenants and agreements of Target and the Principal Shareholders) shall survive the Closing until the Claim Deadline.

     8.6 MERGER CONSIDERATION ADJUSTMENTS. Any amount paid by the Shareholders to Indemnitees pursuant to this Article 8 shall be an adjustment to the consideration paid to the Shareholders in connection with the Merger.

     8.7 SHAREHOLDERS' AGENTS.

     (a) Each of the Shareholders hereby constitutes and appoints Dick Sharman, Robert N. Haro and Robert P. Perkins as the Shareholders' agents and attorneys-in-fact to take such action on behalf of the non-dissenting Shareholders, and to exercise such rights, power and authority as are authorized, delegated and granted to the Shareholders' agents under this Agreement in connection with the transactions contemplated hereby, to give and receive notices and communications, and to take all actions necessary or appropriate in the judgment of the Shareholders' agents, under such instructions as the Shareholders' agents determine are necessary or appropriate, to accomplish the foregoing, including without limitation the right to resolve any disagreement or disputes, to exercise such rights, power and authority as are incidental thereto and to execute on behalf of the Shareholders an Escrow Agreement (the "Escrow Agreement") in the form of Exhibit 8.7 hereto under which the parties shall instruct the escrow agent to retain 10% of the aggregate number of shares of Acquiror Common Stock to be received by each Shareholder pursuant to the provisions of Section 1.5 above as security for the indemnification obligations of the Shareholders contained herein. A decision, act, consent, instruction or determination of a majority of the Shareholders' agents shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each of the Shareholders. The Shareholders' agents shall not be liable for any act done or omitted hereunder as Shareholders' agents unless resulting from gross negligence or willful misconduct. The Shareholders shall jointly and severally indemnify the Shareholders' agents and hold them harmless against any loss, liability or expense incurred without negligence or bad faith on the part of such Shareholders' agents and arising out of or in connection with the acceptance or administration of their duties hereunder, including without limitation any legal or other professional fees and expenses incurred by the Shareholders' agents hereunder. No bond shall be required of the Shareholders' agents, and the Shareholders' agents shall receive no compensation for their services.

     (b) The provisions set forth in this Section 8.7 shall have no effect on the obligations of either the Shareholders' agents or the Shareholders to Indemnitees, and such provisions are solely for the purposes of determining the rights and obligations of the Shareholders, on the one hand, and the Shareholders' agents, on the other, vis-a-vis each other and shall in no way impose any obligations on Indemnitees other than those explicitly set forth in this Agreement. In particular, notwithstanding in any case any notice received by any Indemnitee to the contrary, each Indemnitee shall be fully protected in relying upon and shall be entitled (i) to rely upon actions, decisions, consents, instructions and determinations of the Shareholders' agents in their capacity as the Shareholders' agents, and (ii) to assume that all actions, decisions, consents, instructions and determinations of the Shareholders' agents are fully authorized by the Shareholders, and all such actions, decisions, consents, instructions and determinations shall be binding and conclusive upon each Shareholder.

     (c) In the event that any of the Shareholders' agents is unavailable to act in such capacity, or becomes incapable (through death or legal incapacity) of acting, then the remaining Shareholders' agents shall select a replacement or replacements.

                                   ARTICLE 9

                            TERMINATION OF AGREEMENT

     9.1 TERMINATION. At any time prior to the Closing Date, this Agreement may be terminated:

     (a) by mutual consent of all the parties;

     (b) by Acquiror if (i) there has been a material breach by Target of any covenant, representation or warranty contained in this Agreement, (ii) Acquiror has notified Target in writing of the existence of such breach, and (iii) Target has failed to cure such breach within ten days after receiving such notice;

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

     (c) by Target if (i) there has been a material breach by Acquiror of a covenant, representation or warranty contained in this Agreement, (ii) Target has notified Acquiror in writing of the existence of such breach, and (iii) Acquiror has failed to cure such breach within ten days after receiving such notice;

     (d) by Acquiror if a majority of the members of the Board of Directors of Acquiror does not approve the results of Acquiror's pre-acquisition investigation and review as required in Section 6.1;

     (e) by Target if a majority of the members of the Board of Directors of Target does not approve the results of Target's pre-acquisition investigation and review as required in Section 7.14;

     (f) by either Acquiror or Target if (i) there shall be a non-appealable order of a federal or state court in effect preventing consummation of the Merger, (ii) there shall be any action taken, or any statute, rule, regulations or order enacted, promulgated, issued or deemed applicable to the Merger, by any governmental entity that would make consummation of the Merger illegal, (iii) upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of Target Common Shares or the holders of Acquiror Common Stock shall not have been obtained, or (iv) it shall be after February 27, 1998; or

     (g) by Acquiror (at any time prior to the approval of this Agreement and the Merger by the required vote of the Shareholders) if any of the following shall have occurred: (i) the Board of Directors of Target shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Acquiror, its unanimous recommendation in favor of the Merger or approval of this Agreement; (ii) Target shall have failed to include in the Proxy Statement the unanimous recommendation of the Board of Directors of Target in favor of approval of this Agreement and the Merger; (iii) the Board of Directors of Target fails to reaffirm its unanimous recommendation in favor of approval of this Agreement and the Merger within five business days after Acquiror requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Target shall have approved, endorsed or recommended any Acquisition Proposal; (v) Target shall have entered into any letter of intent or similar document or any contract relating to any Acquisition Proposal;
(vi) Target shall have failed to hold the Target Shareholders' Meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of Target shall have been commenced and Target shall not have sent to its securityholders, within five business days after the commencement of such tender or exchange offer, a statement disclosing that Target recommends rejection of such tender or exchange offer; or (viii) an Acquisition Proposal is publicly announced, and Target (A) fails to issues a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal. In the event Acquiror terminates this Agreement pursuant to this Section 9.1(g), Target shall pay to Acquiror an amount equal to $400,000.

     9.2 EFFECT OF TERMINATION. If this Agreement shall be terminated as provided in Section 9.1, this Agreement shall forthwith become void and except as provided in Section 9.1 there shall be no liability on the part of any party hereto to any other party except for (a) if appropriate, payment of legal fees pursuant to Section 10.3 and (b) any damages for a material breach of this Agreement.

     9.3 COSTS AND EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such expense; provided, however, that if the Merger is consummated, the Shareholders shall indemnify and hold harmless Acquiror, Acquiror Sub and Target from any costs or expenses incurred by any Shareholder and for all costs and expenses of Target in excess of $275,000, which amount may be increased only with the prior written approval of Acquiror.

     9.4 EXTENSION OF TIME; WAIVERS. At any time prior to the Closing Date:

     (a) Acquiror and Acquiror Sub may (i) extend the time for the performance of any of the obligations or other acts of Target, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by Target. Any agreement on the part of Acquiror and Acquiror Sub to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Acquiror and Acquiror Sub; and

     (b) Target may (i) extend the time for the performance of any of the obligations or other acts of Acquiror and/or Acquiror Sub, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by Acquiror and/or Acquiror Sub. Any agreement on the part of Target to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Target.

                                   ARTICLE 10

                                 MISCELLANEOUS

     10.1 AMENDMENT. This Agreement may be amended with the approval of the Boards of Directors of Acquiror, of Acquiror Sub and of Target at any time before or after approval hereof by the shareholders of Target or by the stockholders of Acquiror, but, after any such shareholder or stockholder approval, no amendment shall be made which would change the principal terms of this Agreement without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.2 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement and the agreements contemplated by the exhibits hereto (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California as applied to contracts entered into and to be performed entirely within California.

     10.3 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     10.4 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other parties, and any attempted assignment in violation of this Section 10.4 shall be void and of no effect.

     10.5 NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail:

    To Target or Target Sub:                         with a copy to:

    EMI Acquisition Corp.                            Dickinson Wright PLLC
    36570 Briggs Road                                500 Woodward Avenue, Suite 4000
    Murrieta, CA 92563-2347                          Detroit, MI 48226-3425
    Attn: Dick Sharman                               Attn: Mark R. High, Esq.

     To a Shareholder:

     To such person's address as set forth on Schedule 2.1(c) hereof.

    To Acquiror or Acquiror Sub:                    with a copy to:

    Laser Power Corporation                         Cooley Godward LLP
    12777 High Bluff Drive                          4365 Executive Drive, Suite 1100
    San Diego, CA 92130                             San Diego, CA 92121-2128
    Attn: Glenn H. Sherman                          Attn: D. Bradley Peck, Esq.

or to such other address at which any party may be registered mail notify the other party, and shall be deemed given on the date on which hand-delivered or on the third business day following the date on which mailed.

     10.6 TITLES. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

     10.7 COOPERATION. Acquiror, Acquiror Sub and Target each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate expeditiously or implement the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first written above.

                                          LASER POWER CORPORATION


                                          By:     /s/ GLENN H. SHERMAN


                                            ------------------------------------
                                            Glenn H. Sherman
                                            Chairman of the Board and
                                            Chief Executive Officer

                                          LPC ACQUISITION SUBSIDIARY, INC.


                                          By:     /s/ GLENN H. SHERMAN


                                            ------------------------------------
                                            Glenn H. Sherman
                                            President

                                          EMI ACQUISITION CORP.


                                          By:       /s/ DICK SHARMAN


                                            ------------------------------------
                                            Dick Sharman
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                                          PRINCIPAL SHAREHOLDERS SOLELY FOR THE
                                          PURPOSES OF SECTIONS 4 AND 8 HEREOF
                                          AND EXPRESSLY NOT FOR PURPOSES OF
                                          SECTION 2 HEREOF.


                                                   /s/ DICK SHARMAN


                                          --------------------------------------
                                          DICK SHARMAN


                                                 /s/ ROBERT P. PERKINS


                                          --------------------------------------
                                          ROBERT P. PERKINS


                                                  /s/ ROBERT N. HARO


                                          --------------------------------------
                                          ROBERT N. HARO

                         EXHIBIT 1.16(a) TO APPENDIX A

                             SHAREHOLDER AGREEMENT

     This Shareholder Agreement (the "Agreement") is entered into as of December 23, 1997, between LASER POWER CORPORATION, a Delaware corporation ("Acquiror"), and the undersigned shareholder ("Shareholder") of EMI ACQUISITION CORP., a California corporation ("Target").

                                    RECITALS

     A. Acquiror, LPC Acquisition Subsidiary, Inc., a California corporation ("Acquiror Sub"), Target, and certain shareholders of Target have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Merger Agreement"), providing for the merger of Acquiror Sub with and into Target pursuant to the terms and conditions of the Merger Agreement (the "Merger") and setting forth certain representations, warranties, covenants and agreements which each of the parties thereto is making in connection with the Merger.

     B. The Merger Agreement contemplates that Shareholder will agree to vote its Target Common Shares (as defined in the Merger Agreement) in favor of the Merger and to take no action inconsistent with the Merger.

     C. To comply with the Merger Agreement and to induce Acquiror to proceed to consummate the Merger, Shareholder has agreed to enter into this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereby agree as follows:

     1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

     2. REPRESENTATIONS OF SHAREHOLDER. Shareholder represents that he (i) is the holder and beneficial owner of that number of Target Common Shares set forth under his signature below, (ii) has full power and authority to make, enter into and carry out the terms of this Agreement, (iii) is not a party to or bound by any contract, commitment, agreement, understanding, arrangement or restriction of any kind with respect to which the execution of the Merger Agreement or this Agreement, or the consummation by Shareholder of the transactions contemplated thereby or hereby, will constitute a violation, or cause a default or a conflict, and (iv) is not contemplating any transaction that would result in the Merger not qualifying for pooling of interests accounting.

     3. AGREEMENT TO SUPPORT MERGER. Shareholder agrees to approve the Merger Agreement and the Merger, and further agrees to take no action, whether at a meeting of shareholders or in an action without a meeting, or otherwise, to modify or rescind his approval of the Merger Agreement and the Merger; however, the foregoing does not affect Target's right to terminate or refuse to close in accordance with the Merger Agreement.

     4. NO-SHOP. Shareholder agrees that during the period commencing on the date of this Agreement and ending on the earlier of (i) the Closing Date and
(ii) the date the Merger Agreement is validly terminated, he shall not, directly or indirectly, through any officer, director, partner, agent or representative or otherwise, solicit, encourage, negotiate, provide information for, or otherwise cooperate in any way with, assist, or facilitate any Acquisition Proposal other than with Acquiror or Acquiror Sub.

     5. NO ACTIONS INCONSISTENT WITH MERGER AGREEMENT. Shareholder agrees not to knowingly take any action inconsistent with the Merger Agreement or that would prevent any condition precedent to the Merger from being satisfied at or prior to the Closing Date.

     6. TRANSFER AND ENCUMBRANCE. Prior to the earlier of (i) the Closing Date or (ii) the date the Merger Agreement shall have been terminated in accordance with its terms, shareholder agrees not to sell, contract to sell, pledge, grant any option to purchase, or otherwise dispose of or transfer any of his Target Common Shares (a "Transfer") unless and until the other party to such Transfer shall have: (i) executed a counterpart to this Agreement and (ii) agreed to hold such Target Common Shares or interest in such Target Common Shares subject to the terms and conditions of this Agreement without the prior written consent of Acquiror.

     7. SPECIFIC PERFORMANCE. Each party hereto acknowledges that (i) it will be impossible to measure in money the damage to Acquiror if Shareholder fails to comply with any of the obligations imposed by this Agreement, (ii) every such obligation is material and (iii) in the event of any such failure, Acquiror will not have an adequate remedy at law or in damages and, accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure.

     8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of the other party hereto.

     9. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement and the other agreements delivered pursuant thereto, contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified and no provisions hereof may be modified or waived, except expressly by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver by any such party, and no such waiver shall be deemed a continuing waiver of any provision hereof by such party.

     10. MISCELLANEOUS.

          (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California.

          (b) If any provisions of this Agreement or the application of such provisions to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

          (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d) This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement or (ii) the Closing Date, and all of the provisions hereof shall terminate at such time. The termination of this Agreement shall not relieve Shareholder of his obligations under Sections 2, 7, 8, 9 and 10 of this Agreement, and the provisions of Section 4 shall survive the termination of this Agreement for a period of 30 days from the date of termination of the Merger Agreement.

     All Section headings herein are for convenience of reference only and are not part of this Agreement and no construction or reference shall be derived therefrom.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                          LASER POWER CORPORATION

                                          By:

                                          --------------------------------------

                                          SHAREHOLDER

                                          Address:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          Target Common Shares Beneficially
                                          Owned:

                                          Address:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          Target Common Shares Beneficially
                                          Owned:

               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

     This Amendment to the Agreement and Plan of Reorganization (the "Amendment") is made and entered into as of February 9, 1998, by and among Laser Power Corporation, a Delaware corporation ("Acquiror"), LPC Acquisition Subsidiary, Inc., a California corporation ("Acquiror Sub"), EMI Acquisition Corp., a California corporation ("Target"), Dick Sharman, Robert P. Perkins and Robert N. Haro (each a "Principal Shareholder" and collectively the "Principal Shareholders").

     WHEREAS, Acquiror, Acquiror Sub, Target and the Principal Shareholders entered into that certain Agreement and Plan of Reorganization (the "Merger Agreement"), dated December 23, 1997, and desire to amend the Merger Agreement as provided herein. Capitalized terms used herein and not defined shall have the meanings set forth in the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

     1. ADJUSTMENT TO COMMON EXCHANGE RATIO.

          (a) Section 1.5(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

             "(a) At the Effective Time, each then outstanding share of common stock, without par value, of Target (collectively, the "Target Common Shares"), other than Target Common Shares to be canceled pursuant to
        Section 1.5(b) and Dissenting Shares (as defined in Section 1.15), shall cease to be an existing and issued Target Common Share and shall become and be converted into, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub, Target or the holder thereof, 1.8511 duly authorized, validly issued, fully paid and nonassessable shares (the "Common Exchange Ratio") of common stock, $.001 par value per share, of Acquiror (the "Acquiror Common Stock"); provided that such Common Exchange Ratio shall be subject to adjustment as provided in
        Section 1.10."

          (b) Section 1.10 of the Merger Agreement is hereby amended in its entirety to read as follows:

           "1.10 ADJUSTMENT OF COMMON EXCHANGE RATIO.

             (a) If the Average Price Per Share (as defined below) is below $6.00, then the Common Exchange Ratio shall become the product of 1.8511 (subject to any prior adjustment pursuant to subsection 1.10(b) below) multiplied by a fraction the numerator of which shall be $6.00 and the denominator of which shall be the Average Price Per Share. The "Average Price Per Share" shall be equal to the sum of the closing prices of Acquiror Common Stock as reported on the Nasdaq National Market for each of the three trading days immediately preceding the two trading days immediately preceding the Acquiror Stockholder Meeting, divided by three.

             (b) If, between the date of this Agreement and the Effective Time, the outstanding Acquiror Common Stock shall have been changed into a greater or lesser number of shares of Acquiror Common Stock or into a different security by reason of a reclassification, stock split, stock combination, stock dividend or other recapitalization or similar transaction, the Common Exchange Ratio shall be correspondingly adjusted."

     2. ESCROW AND INDEMNITY.

          (a) Section 1.8 of the Merger Agreement is hereby amended in its entirety to read:

             "1.8 EXCHANGE OF CERTIFICATES. At or as soon as practicable after the Effective Time, Acquiror or its transfer agent will send to the holders of Target Stock Certificates (a) a letter of transmittal in customary form and containing such provisions as Acquiror may reasonably specify, and (b) instructions for use in effecting the surrender of Target Stock Certificates in exchange for certificates representing Acquiror Common Stock. Upon surrender of a Target Stock Certificate to Acquiror for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Acquiror, the holder of such Target Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a), and the Target Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
        Section 1.8, each Target Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Acquiror Common Stock (and cash in lieu of any fractional share of Acquiror Common Stock) or to perfect the holder's right to receive payment for such shares pursuant to Chapter 13 of the California Law and Section 1.15 hereof. If any Target Stock Certificate shall have been lost, stolen or destroyed, Acquiror may, in its discretion and as a condition precedent to the issuance of any certificate representing Acquiror Common Stock, require the owner of such lost, stolen or destroyed Target Stock Certificate to provide an appropriate affidavit as indemnity against any claim that may be made against Acquiror of the Surviving Corporation with respect to such Target Stock Certificate. No dividends or other distributions declared or made with respect to Acquiror's Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Target Stock Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Target Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment)."

          (b) Section 6.22 and 7.12 and Article 8 of the Merger Agreement are hereby deleted in their entireties, and all references in the Merger Agreement to "Shareholder Indemnity" or "Principal Shareholder Indemnity" or to the "Escrow" are hereby deleted and shall no longer have any force or effect.

     3. CONDITIONS TO CLOSING AND TERMINATION.

          (a) Sections 6.23 and 7.13 of the Merger Agreement are hereby deleted in their entireties.

          (b) Section 7.11 to the Merger Agreement is hereby amended in its entirety to read as follows:

             "7.11 BOARD OF DIRECTORS. Dick Sharman and Robert P. Perkins shall have been elected to serve on Acquiror's Board of Directors."

          (c) Section 9.1 is hereby amended to add the following subsection:

             "(h) by Acquiror, at any time prior to the Acquiror Stockholder Meeting, if the Average Price Per Share is less than $6.00; provided that in such event, notwithstanding the provisions of Section 9.3, Acquiror shall reimburse Target for its reasonable out-of-pocket expenses not to exceed $275,000; provided further that such reimbursement shall be refunded to Acquiror in the event Target shall have entered into a letter of intent or similar document or into any contract, oral or written, relating to an Acquisition Proposal within six months of termination pursuant to this subsection 9.1(h)."

     4. SCHEDULE. The following Sections to the Merger Agreement are hereby amended as follows:

          (a) Section 1.3 of the Merger Agreement is hereby amended in its entirety to read as follows:

             "1.3 CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Cooley Godward LLP, 4365 Executive Drive, San Diego, California 92121 at such time and date as Acquiror and Target may mutually select (the "Closing Date"), which shall be as soon as practicable following satisfaction or waiver of the closing conditions contained in Articles 6 and 7 hereof, but in any event not later than March 31, 1998. At the Closing, Acquiror Sub and Target will each carry out the procedures specified under the applicable provisions of the California Law, including duly executing and filing an Agreement of Merger, together with the required related certificates, with the California Secretary of State (the "California Agreement of Merger") to the end that the Merger shall become effective. The Merger shall become effective at the time the California Agreement of Merger is duly filed with the California Secretary of State or such later time as may be specified in the California Agreement of Merger (the "Effective Time")."

          (b) Section 9.1(f) of the Merger Agreement is hereby amended in its entirety to read as follows:

             "(f) by either Acquiror or Target if (i) there shall be a non-appealable order of a federal or state court in effect preventing consummation of the Merger, (ii) there shall be any action taken, or any statute, rule, regulations or order enacted, promulgated, issued or deemed applicable to the Merger, by any governmental entity that would make consummation of the Merger illegal, (iii) upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of Target Common Shares or the holders of Acquiror Common Stock shall not have been obtained, or (iv) it shall be after March 31, 1998; or"

     5. VITEK NOTE PAYOFF. Acquiror shall, within a reasonable time, but in no event later than 180 days following the Closing, pay in full all principal and interest outstanding on that certain Unsecured Subordinated Installment Note dated October 31, 1996 executed by Target Sub in favor of Vitek Group U.S. Holdings, Inc.

     6. SEVERABILITY. If any provision of this Amendment is deemed to be or becomes invalid, illegal or unenforceable in any respect in any jurisdiction,
(a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or if it cannot be so amended without materially altering the intention of the parties, it will be stricken and the parties shall within 30 days negotiate a revised provision which conforms to such jurisdiction's applicable laws; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remaining provisions of this Agreement shall continue in force without being impaired or invalidated in any way.

     7. FULL FORCE AND EFFECT. Except as specifically amended by this Amendment, the terms and conditions of the Amendment shall remain in full force and effect.

     8. SECTION HEADINGS. The descriptive section headings herein have been inserted for convenience of reference only and shall not be deemed to be a part of this Amendment.

     9. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement and Plan of Reorganization as of the date first written above.

                                          LASER POWER CORPORATION

                                          By:     /s/ GLENN H. SHERMAN
                                            ------------------------------------
                                                      Glenn H. Sherman
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                                          LPC ACQUISITION SUBSIDIARY, INC.

                                          By:     /s/ GLENN H. SHERMAN
                                            ------------------------------------
                                                      Glenn H. Sherman
                                                         President

                                          EMI ACQUISITION CORP.

                                          By:       /s/ DICK SHARMAN
                                            ------------------------------------
                                                        Dick Sharman
                                            Chairman of the Board, President and
                                                  Chief Executive Officer

                                          PRINCIPAL SHAREHOLDERS Solely for the
                                          purposes of amendments to Sections 8.


                                                   /s/ DICK SHARMAN


                                          --------------------------------------
                                          Dick Sharman


                                                 /s/ ROBERT P. PERKINS




                                          --------------------------------------
                                          Robert P. Perkins


                                                  /s/ ROBERT N. HARO


                                          --------------------------------------
                                          Robert N. Haro

                                   APPENDIX B



                   OPINION OF FREDERICKS, SHIELDS & CO., LLC



                 [LETTERHEAD OF FREDERICKS, SHIELDS & CO., LLC]



February 9, 1998



Board of Directors


Laser Power Corporation


12777 High Bluff Drive


San Diego, CA 92130



Attn: Dr. Glenn Sherman, Ph.D.



Gentlemen:



     Laser Power Corporation ("LPC") has requested that Fredericks, Shields & Co., LLC ("FSC") issue an amendment to our opinion dated December 6, 1997, as to the fairness, from a financial point of view, to the stockholders of LPC of the consideration to be paid to EMI Acquisition Corp. ("EMI") for all the outstanding shares of EMI. Although the amended Agreement and Plan of Reorganization (the "Agreement") specifies that LPC will issue a number of shares that will not be fixed until closing of the transaction, LPC has asked FSC to render its amended opinion based on LPC issuing a maximum number of 2,694,905 shares of LPC common stock at closing in exchange for all of the outstanding shares of EMI, and the substitution of options to purchase a maximum number of 110,683 shares of LPC common stock for all outstanding options to purchase EMI common stock.



     FSC, as an integral part of our business, is continually engaged in the valuation of both privately held and publicly traded businesses and their securities in connection with mergers and acquisitions, divestitures, equity and debt capital formation, recapitalizations, and other objectives.



     In conducting our investigation and arriving at our opinion, we have relied on the information and analyses that were performed in rendering the opinion dated December 6, 1997 as well as the update to such analyses as set forth below. In rendering that opinion, we reviewed the Agreement and took into account such accepted financial procedures and considerations as we deemed relevant. We have reviewed audited financial statements of LPC for the periods ending August 31, 1995 through August 31, 1997; as well as the unaudited financial statements of LPC dated December 31, 1997; unaudited condensed financial summaries of EMI for the periods ending December 31, 1994 through December 31, 1996; and nine-month unaudited financial statements of EMI for the quarter ending September 30, 1997. We have analyzed revised projections for EMI and have reviewed EMI's most recent Confidential Memorandum describing its business and forecasts dated August 13, 1997. We have visited EMI's facilities and met with EMI management as well as LPC's management and discussed the current business and future prospects of EMI and LPC. We have analyzed financial information regarding comparable public companies, and updated this information as of February 9, 1998, and consideration paid in other merger and acquisition transactions that we consider to be comparable. We have reviewed material discussing the economic outlook and the outlook for the laser industry, and other material as we deemed appropriate.



     In rendering our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations which have been provided to us by EMI and LPC or which are publicly available.



     Based on our analysis of the factors deemed relevant, it is our opinion that the amended offer of a maximum of 2,694,905 common shares of LPC for all of EMI's outstanding shares, and the substitution of options to purchase a maximum number of 110,683 shares of LPC common stock for all of EMI's outstanding options to purchase EMI stock, is fair, from a financial point of view, to the shareholders of LPC.



Very truly yours,



/s/ GARY SHIELDS


FREDERICKS, SHIELDS & CO., LLC

                                   APPENDIX B

                   OPINION OF FREDERICKS, SHIELDS & CO., LLC

                 [LETTERHEAD OF FREDERICKS, SHIELDS & CO., LLC]

December 6, 1997

Board of Directors
Laser Power Corporation
12777 High Bluff Drive
San Diego, CA 92130

Attn: Dr. Glenn Sherman, Ph.D.

Gentlemen:


     Laser Power Corporation ("LPC") retained Fredericks, Shields & Co. ("FSC") to express our opinion as to the fairness, from a financial point of view, to the shareholders of LPC of the consideration to be paid to EMI Acquisition Corp. ("EMI") for all the outstanding shares of EMI. The Agreement and Plan of Reorganization (the "Agreement") calls for LPC to issue 2,004,676 shares of its common stock at closing in exchange for all of the outstanding shares of common stock of EMI, and the substitution of options to purchase 99,498 shares of LPC common stock for all outstanding options to purchase EMI common stock.


     FSC, as an integral part of our business, is continually engaged in the valuation of both privately held and publicly traded businesses and their securities in connection with mergers and acquisitions, divestitures, equity and debt capital formation, recapitalizations, and other objectives.

     In conducting our investigation and arriving at our opinion, we have reviewed the Agreement and taken into account such accepted financial procedures and considerations as we have deemed relevant. We have reviewed audited financial statements of LPC for the periods ending August 31, 1995 through August 31, 1997; unaudited condensed financial summaries of EMI for the periods ending December 31, 1994 through December 31, 1996; and nine-month unaudited financial statements of EMI for the period ending September 30, 1997. We have analyzed revised projections for EMI and have reviewed EMI's most recent Confidential Memorandum describing its business and forecasts dated August 13, 1997. We have visited EMI's facilities and met with EMI management as well as LPC's management and discussed the current business and future prospects of EMI and LPC. We have analyzed financial information regarding comparable public companies and consideration paid in other merger and acquisition transactions that we consider to be comparable. We have reviewed material discussing the economic outlook and the outlook for the laser industry, and other material as we deemed appropriate.

     In rendering our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations which have been provided to us by EMI and LPC or which are publicly available.


     Based on our analysis of the factors deemed relevant, it is our opinion that the proposed offer of 2,004,676 shares and the substitution of options to purchase 99,498 shares of LPC common stock for all of EMI's outstanding shares and options to purchase common stock, is fair, from a financial point of view, to the shareholders of LPC.


Very truly yours,


  /s/ GARY SHIELDS

FREDERICKS, SHIELDS & CO., LLC

                                   APPENDIX C

              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

     1300. SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER -- (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and b) or subdivision (e) or (f) of
Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) or paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case were the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     1301.  DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF
SHARES -- (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivisions (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivisions
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares describe in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or shortform merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     1302. DISSENTING SHARES, STAMPING OR ENDORSING -- Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     1303. DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT -- (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     1304. DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS -- (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     1305. APPRAISERS DUTY AND REPORT; COURT JUDGMENT; PAYMENT; APPEAL; COSTS OF ACTION -- (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market vale of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to undercertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Section 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     1306. DISSENTING SHAREHOLDERS; EFFECT OF PREVENTION OF PAYMENT OF FAIRMARKET VALUE. -- To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     1307. DISSENTING SHARES, DISPOSITION OF DIVIDENDS. -- Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     1308. DISSENTING SHARES, RIGHTS AND PRIVILEGES. -- Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     1309. DISSENTING SHARES, LOSS OF STATUS. -- Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivisions (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310. SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING. -- If litigation is instituted to test the sufficiency of regularity of the votes of the shareholder in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

     1311. CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES. -- This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     1312. VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF. -- (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right or law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Amended and Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its Directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its Directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Registrant has entered into similar indemnity agreements with certain of its key employees.

     At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

     The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


    EXHIBIT      EXHIBIT
    FOOTNOTE     NUMBER                                 DESCRIPTION
    --------     ------     --------------------------------------------------------------------
                  2.1*      Agreement and Plan of Reorganization, as amended. Reference is made to Appendix A.
    (1)           3.1       Registrant's Amended and Restated Certificate of Incorporation
    (1)           3.2       Registrant's Amended and Restated Bylaws
    (1)           4.4       Form of Common Stock Certificate of Registrant
                  5.1*      Opinion of Cooley Godward LLP
                  8.1*      Tax opinion of Cooley Godward LLP
                  8.2*      Tax opinion of Dickinson Wright PLLC
    (1)           10.1      Form of Indemnity Agreement entered into between Registrant and its directors and executive officers
    (1)           10.2      Registrant's Second Amended and Restated 1981 Stock Option Plan (the
                            "1981 Plan")
    (1)           10.3      Incentive Stock Option Agreement Under Registrant's 1981 Plan
    (1)           10.4      Registrant's 1993 Stock Option Plan (the "1993 Plan")
    (1)           10.5      Form of Incentive Stock Option Agreement under the 1993 Plan
    (1)           10.6      Form of Nonstatutory Stock Option Agreement under the 1993 Plan
    (1)           10.7      Registrant's 1997 Equity Incentive Plan (the "1997 Plan")
    (1)           10.8      Form of Incentive Stock Option Agreement under the 1997 Plan
    (1)           10.9      Form of Nonstatutory Stock Option Agreement under the 1997 Plan
    (1)           10.10     Registrant's Employee Stock Purchase Plan
    (1)           10.11     Form of Warrant issued by Registrant in favor of certain directors of Registrant and attached schedule
    (1)(2)        10.12     Cooperative Development and License Agreement between Proxima
                            Corporation and Registrant dated January 11, 1994
    (1)           10.13     Registration Rights Agreement between Registrant, Union Miniere Inc.
                            and Proxima Corporation dated June 9, 1997
    (1)(2)        10.14     Assignment Agreement between Registrant and ATx Telecom Systems,
                            Inc. dated September 30, 1996
    (1)           10.15     Credit Agreement between Registrant and Wells Fargo dated January
                            29, 1997
    (1)           10.16     Registrant's Form of Employment Agreement and attached schedule
    (1)           10.17     Consulting Agreement dated December 1, 1996 between Registrant and
                            Arthur P. Minich
    (1)           10.18     Lease dated August 30, 1984 between the Registrant and Highlands
                            Park Partnership and amendments thereto
    (1)(2)        10.19     Development and Manufacturing Agreement for RGB Lasers between
                            Registrant and LDT GmbH & Co. dated July 1, 1996
                            Building Lease dated October 25, 1991, as amended, between Exotic
                 10.20*     Materials, Inc. and Reisung Enterprises, Inc.
                            Unsecured Subordinated Installment Note dated October 31, 1996
                 10.21*     between Exotic Materials, Inc. and Vitec Group US Holdings, Inc.
                            Employment Agreement between Exotic Materials, Inc. and Dick Sharman
                 10.22*     dated December 5, 1997

    EXHIBIT      EXHIBIT
    FOOTNOTE     NUMBER                                 DESCRIPTION
    --------     ------     --------------------------------------------------------------------
                            Employment Agreement between Exotic Materials, Inc. and Robert N.
                 10.23*     Haro dated December 5, 1997
                            Employment Agreement between Exotic Materials, Inc. and Thomas J.
                 10.24*     Brawley dated December 24, 1997.
                  10.25     Employment Agreement between Registrant and Glenn H. Sherman dated
                            April 1, 1997.
                  10.26     Employment Agreement between Registrant and Douglas H. Tanimoto dated April 1, 1997.
                  10.27     Employment Agreement between Registrant and Dean T. Hodges dated
                            April 1, 1997.
                  10.28     Employment Agreement between Registrant and Paul P. Wickman, Jr.
                            dated April 1, 1997.
                  11.1*     Statement re: computation of per share earnings
    (1)           21.1      Subsidiaries of the Registrant
                  23.1      Consent of Ernst & Young LLP, Independent Auditors
                  23.2      Consent of McGladrey & Pullen, LLP
                  23.3      Consent of Fredericks, Shields & Co., LLC
                  23.4      Consent of Cooley Godward LLP. Reference is made to exhibits 5.1 and
                            8.1.
                  23.5      Consent of Dickinson Wright PLLC. Reference is made to exhibit 8.2.
                  24.1*     Power of Attorney. Reference is made to page II-5
                  27.1*     Financial Data Schedule
                  99.1*     Laser Power Proxy Card
                  99.2*     EMI Proxy Card


---------------
(1) Filed as an exhibit to the Registrant's Registration Statement on Form SB-2 (No. 333-24421) or amendments thereto and incorporated herein by reference.

(2) Certain confidential portions deleted pursuant to Order Granting Application Under the Securities Act of 1933, as amended, and Rule 406 thereunder respecting Confidential Treatment dated June 12, 1997.

 *  Previously filed.

ITEM 22.  UNDERTAKING

     (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference to the Prospectus/Joint Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and EMI being acquired involved therein, that was not the subject of an included in the Registration Statement when it became effective.

     (5) Insofar as indemnification for liabilities arising under the Act, as may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Certificate of Incorporation and the Bylaws of the Registrant and the Delaware General Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, such or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of approximate jurisdiction the question of whether such indemnification by it is against public policy, as expressed in the Act, and will be governed by the final adjudication of such issue.

     (6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (that is incorporated by reference in the Registration Statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, Laser Power has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the City of San Diego, County of San Diego, State of California, on the 12th day of February, 1998.


                                          By:     /s/ GLENN H. SHERMAN
                                            ------------------------------------
                                                      Glenn H. Sherman
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  ------------------

           /s/ GLENN H. SHERMAN             Chairman of the Board and        February 12, 1998
------------------------------------------    Chief Executive Officer
         Glenn H. Sherman, Ph.D.              (Principal Executive
                                              Officer)
        /s/ *PAUL P. WICKMAN, JR.           Senior Vice President, Chief     February 12, 1998
------------------------------------------    Financial Officer and
           Paul P. Wickman, Jr.               Secretary (Principal
                                              Financial and Accounting
                                              Officer)

         /s/ *DOUGLAS H. TANIMOTO           Director                         February 12, 1998
------------------------------------------
        Douglas H. Tanimoto, Ph.D.

         /s/ *WILLIAM G. FREDRICK           Director                         February 12, 1998
------------------------------------------
           William G. Fredrick

        /s/ *ROBERT G. KLIMASEWSKI          Director                         February 12, 1998
------------------------------------------
          Robert G. Klimasewski

          /s/ *RICHARD C. LAIRD             Director                         February 12, 1998
------------------------------------------
             Richard C. Laird

          /s/ *KENNETH E. OLSON             Director                         February 12, 1998
------------------------------------------
             Kenneth E. Olson

           /s/ *JOHN C. STISKA              Director                         February 12, 1998
------------------------------------------
              John C. Stiska

        *By: /s/ GLENN H. SHERMAN
------------------------------------------
         Glenn H. Sherman, Ph.D.
             Attorney-in-fact

                                 EXHIBIT INDEX


    EXHIBIT      EXHIBIT
    FOOTNOTE     NUMBER                                 DESCRIPTION
    --------     ------     --------------------------------------------------------------------
                  2.1*      Agreement and Plan of Reorganization, as amended. Reference is made to Appendix A.
    (1)           3.1       Registrant's Amended and Restated Certificate of Incorporation
    (1)           3.2       Registrant's Amended and Restated Bylaws
    (1)           4.4       Form of Common Stock Certificate of Registrant
                  5.1*      Opinion of Cooley Godward LLP
                  8.1*      Tax opinion of Cooley Godward LLP
                  8.2*      Tax opinion of Dickinson Wright PLLC
    (1)           10.1      Form of Indemnity Agreement entered into between Registrant and its directors and executive officers
    (1)           10.2      Registrant's Second Amended and Restated 1981 Stock Option Plan (the
                            "1981 Plan")
    (1)           10.3      Incentive Stock Option Agreement Under Registrant's 1981 Plan
    (1)           10.4      Registrant's 1993 Stock Option Plan (the "1993 Plan")
    (1)           10.5      Form of Incentive Stock Option Agreement under the 1993 Plan
    (1)           10.6      Form of Nonstatutory Stock Option Agreement under the 1993 Plan
    (1)           10.7      Registrant's 1997 Equity Incentive Plan (the "1997 Plan")
    (1)           10.8      Form of Incentive Stock Option Agreement under the 1997 Plan
    (1)           10.9      Form of Nonstatutory Stock Option Agreement under the 1997 Plan
    (1)           10.10     Registrant's Employee Stock Purchase Plan
    (1)           10.11     Form of Warrant issued by Registrant in favor of certain directors of Registrant and attached schedule
    (1)(2)        10.12     Cooperative Development and License Agreement between Proxima
                            Corporation and Registrant dated January 11, 1994
    (1)           10.13     Registration Rights Agreement between Registrant, Union Miniere Inc.
                            and Proxima Corporation dated June 9, 1997
    (1)(2)        10.14     Assignment Agreement between Registrant and ATx Telecom Systems,
                            Inc. dated September 30, 1996
    (1)           10.15     Credit Agreement between Registrant and Wells Fargo dated January
                            29, 1997
    (1)           10.16     Registrant's Form of Employment Agreement and attached schedule
    (1)           10.17     Consulting Agreement dated December 1, 1996 between Registrant and
                            Arthur P. Minich
    (1)           10.18     Lease dated August 30, 1984 between the Registrant and Highlands
                            Park Partnership and amendments thereto
    (1)(2)        10.19     Development and Manufacturing Agreement for RGB Lasers between
                            Registrant and LDT GmbH & Co. dated July 1, 1996
                            Building Lease dated October 25, 1991, as amended, between Exotic
                 10.20*     Materials, Inc. and Reisung Enterprises, Inc.
                            Unsecured Subordinated Installment Note dated October 31, 1996
                 10.21*     between Exotic Materials, Inc. and Vitec Group US Holdings, Inc.
                            Employment Agreement between Exotic Materials, Inc. and Dick Sharman
                 10.22*     dated December 5, 1997
                            Employment Agreement between Exotic Materials, Inc. and Robert N.
                 10.23*     Haro dated December 5, 1997
                            Employment Agreement between Exotic Materials, Inc. and Thomas J.
                 10.24*     Brawley dated December 24, 1997.
                  10.25     Employment Agreement between Registrant and Glenn H. Sherman dated
                            April 1, 1997.
                  10.26     Employment Agreement between Registrant and Douglas H. Tanimoto dated April 1, 1997.

    EXHIBIT      EXHIBIT
    FOOTNOTE     NUMBER                                 DESCRIPTION
    --------     ------     --------------------------------------------------------------------
                  10.27     Employment Agreement between Registrant and Dean T. Hodges dated
                            April 1, 1997.
                  10.28     Employment Agreement between Registrant and Paul P. Wickman, Jr.
                            dated April 1, 1997.
                  11.1*     Statement re: computation of per share earnings
    (1)           21.1      Subsidiaries of the Registrant
                  23.1      Consent of Ernst & Young LLP, Independent Auditors
                  23.2      Consent of McGladrey & Pullen, LLP
                  23.3      Consent of Fredericks, Shields & Co., LLC
                  23.4      Consent of Cooley Godward LLP. Reference is made to exhibits 5.1 and
                            8.1.
                  23.5      Consent of Dickinson Wright PLLC. Reference is made to exhibit 8.2.
                  24.1*     Power of Attorney. Reference is made to page II-5
                  27.1*     Financial Data Schedule
                  99.1*     Laser Power Proxy Card
                  99.2*     EMI Proxy Card


---------------
(1) Filed as an exhibit to the Registrant's Registration Statement on Form SB-2 (No. 333-24421) or amendments thereto and incorporated herein by reference.

(2) Certain confidential portions deleted pursuant to Order Granting Application Under the Securities Act of 1933, as amended, and Rule 406 thereunder respecting Confidential Treatment dated June 12, 1997.

* Previously Filed.